AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 12, 2001
                                                       REGISTRATION NO. 333-
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                               ------------------
                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                          8062                    75-2749762
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER    IDENTIFICATION NO.)


                                                       DONALD E. STEEN
                                                           CHAIRMAN
                                           UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
        17103 PRESTON ROAD                            17103 PRESTON ROAD
         SUITE 200 NORTH                               SUITE 200 NORTH
       DALLAS, TEXAS 75248                           DALLAS, TEXAS 75248
         (972) 713-3500                                 (972) 713-3500
 (ADDRESS, INCLUDING ZIP CODE, AND          (NAME, ADDRESS, INCLUDING ZIP CODE, AND
    TELEPHONE NUMBER, INCLUDING                        TELEPHONE NUMBER,
AREA CODE, OF REGISTRANTS PRINCIPAL        INCLUDING AREA CODE, OF AGENT FOR SERVICE)
        EXECUTIVE OFFICES)

                        COPIES OF ALL COMMUNICATIONS TO:

                                        ROBERT D. MOSHER                    SETH R. MOLAY, P.C.
   JEFFREY A. CHAPMAN               NOSSAMAN, GUTHNER, KNOX &           AKIN, GUMP, STRAUSS, HAUER &
  VINSON & ELKINS L.L.P.                   ELLIOTT, LLP                         FELD, L.L.P.
    2001 ROSS AVENUE                   THIRTY-FIRST FLOOR                  1700 PACIFIC AVENUE
        SUITE 3700                  445 SOUTH FIGUEROA STREET                    SUITE 4100
   DALLAS, TEXAS 75201            LOS ANGELES, CALIFORNIA 90071             DALLAS, TEXAS 75201
TELEPHONE: (214) 220-7700           TELEPHONE: (213) 612-7800            TELEPHONE: (214) 969-2800
FACSIMILE: (214) 220-7716           FACSIMILE: (213) 612-7801            FACSIMILE: (214) 969-4343

                               ------------------
        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after this Registration Statement becomes effective.
                               ------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               ------------------

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                                             PROPOSED
                                                              MAXIMUM                         AMOUNT OF
       TITLE OF EACH CLASS OF SECURITIES                AGGREGATE OFFERING                  REGISTRATION
                TO BE REGISTERED                             PRICE(1)                            FEE
------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share..........           $138,000,000                        $34,500
==================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

                               ------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 12, 2001

                                              Shares
                                     [LOGO]
                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                  Common Stock

                               ------------------

     Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be
between $      and $      per share. We have applied to list our common stock on
The Nasdaq Stock Market's National Market under the symbol "SURG".

     The underwriters have an option to purchase a maximum of additional shares to cover over-allotments of shares.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON
PAGE 7.

                                                          UNDERWRITING     PROCEEDS TO UNITED
                                           PRICE TO       DISCOUNTS AND     SURGICAL PARTNERS
                                            PUBLIC         COMMISSIONS     INTERNATIONAL, INC.
                                         -------------    -------------    -------------------
Per Share............................    $                $                $
Total................................    $                $                $

     Delivery of the shares of common stock will be made on or about
             , 2001.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ------------------

CREDIT SUISSE FIRST BOSTON                                       UBS WARBURG LLC

                                         LEHMAN BROTHERS

                                                                        SG COWEN

                 The date of this prospectus is              , 2001.

         [Photographs of surgery centers and private surgical hospitals]

                               TABLE OF CONTENTS

                                      PAGE
Prospectus Summary...................   1
Risk Factors.........................   7
Special Note Regarding Forward
  Looking Statements.................  19
Use of Proceeds......................  20
Dividend Policy......................  21
Dilution.............................  22
Capitalization.......................  24
Selected Consolidated Financial and
  Other Data.........................  26
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................  27
Business.............................  33
Management...........................  52


                                       PAGE
Certain Relationships and Related
  Transactions.......................   60
Security Ownership of Principal
  Stockholders and Management........   64
Description of Capital Stock.........   66
Shares Eligible for Future Sale......   73
Material United States Federal Tax
  Consequences to Non-United States
  Holders of Common Stock............   75
Underwriting.........................   78
Notice to Canadian Residents.........   81
Legal Matters........................   82
Experts..............................   82
Where You Can Find More
  Information........................   82
Summary Pro Forma Financial
  Statements.........................  P-1
Index to Financial Statements........  F-1

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL                               , 2001 (25 DAYS AFTER THE COMMENCEMENT
OF THE OFFERING), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS BUT DOES NOT CONTAIN ALL INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISK FACTORS AND THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED IN THIS PROSPECTUS, BEFORE YOU DECIDE WHETHER TO INVEST IN OUR COMMON STOCK. REFERENCES TO "WE," "OUR" OR "US" REFER TO UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

OUR BUSINESS

     We own and operate surgery centers and private surgical hospitals in the United States, Spain and the United Kingdom. We generally seek to acquire and develop our facilities through the formation of strategic relationships with physicians and healthcare systems to access and serve better the communities in our markets. Our efficient, scalable and portable operating model allows us to focus on meeting the needs of patients, physicians and payors. Our operating model is designed to (1) provide an enhanced quality of care and overall healthcare experience to patients, (2) attract physicians by providing significant administrative, clinical and economic benefits and (3) offer an efficient, low cost alternative to payors.

     Since surgeons and other physicians provide and influence the direction of healthcare worldwide, we have developed our operating model to encourage surgeons and physicians to affiliate with us and to use our facilities. We have designed our facilities, structured our strategic relationships and adopted staffing, scheduling and clinical systems and protocols to increase physician productivity. We believe that our focus on physician satisfaction, combined with our model of providing high quality healthcare in a friendly and convenient environment for patients, will continue to increase the number of procedures performed at our facilities each year.

     We have ownership interests in 28 surgery centers and one private surgical hospital, and manage five additional surgery centers in the United States. Also in the United States, we own interests in and will operate five surgery centers and one private surgical hospital that are currently under construction and have identified five additional markets for possible acquisition or development projects. In Spain, we own and operate six private surgical hospitals, two surgery centers and one diagnostic facility. In the United Kingdom, we own and operate two private surgical hospitals and are developing a cancer center.

     Our revenues increased 105% to $98.8 million for the nine months ended September 30, 2000 from $48.2 million for the nine months ended September 30, 1999. Our EBITDA less minority interest increased 504% to $15.1 million for the nine months ended September 30, 2000 from $2.5 million for the nine months ended September 30, 1999. Pro forma revenues and EBITDA less minority interest for the nine months ended September 30, 2000 were $135.1 million and $27.4 million, respectively.

     We expect to continue to grow internally, through increasing patient volumes and reimbursement rates, and through the acquisition and development of surgical facilities in existing and selected new markets. We believe our acquisition strategy and operating model position us to capitalize on the increasing demand for our services in each of our markets. The demand for outpatient surgery has grown rapidly in the United States. Outpatient surgeries performed in freestanding surgery centers in the United States increased 191% from 2.3 million in 1990 to 6.7 million in 2000. Outpatient surgical procedures represented approximately 15% of all surgical procedures performed in the United States in 1980 compared to approximately 70% in 2000. In addition, private healthcare and private health insurance are also emerging in many Western European countries, including those with government funded public healthcare systems. We believe the waiting lists for many surgeries and procedures and restrictions on elective surgeries have created opportunities to establish successful local networks of private healthcare facilities in selected national markets in Western Europe.

OUR BUSINESS STRATEGY

     We believe our business strategy will help us maintain growth and increase market share in each of our markets. The key elements of our strategy are to:

        o  ATTRACT AND RETAIN TOP QUALITY SURGEONS AND OTHER
           PHYSICIANS. Recognizing the importance of physician satisfaction, we have designed our facilities and our operating model to encourage physicians to choose our facilities. We have identified and seek to accommodate the key factors in a physician's decision-making process, which we believe include quality of care, patient comfort, streamlined administrative processes, efficient operations and overall opportunity for increased physician productivity.

        o GROW THROUGH SELECTIVE ACQUISITIONS AND DEVELOPMENT OF SURGICAL FACILITIES. We typically target the acquisition or development of multi-specialty centers that perform high volume, non-emergency, lower risk procedures requiring lower capital and operating costs than hospitals. In addition, we will also consider the acquisition of multi-facility companies that fit our overall acquisition profile.

        o PURSUE STRATEGIC RELATIONSHIPS WITH HEALTHCARE SYSTEMS. We believe that developing strategic relationships with nonprofit healthcare systems benefits both the healthcare system and us. Our freestanding surgical facilities provide healthcare systems with a way to accommodate the needs of their doctors and patients without requiring significant amounts of their capital or administrative resources. In return, we receive the access to and credibility in new local markets that we need to appeal to physicians, patients and payors and to further our access to potential acquisitions.

        o EXPAND SELECTIVELY IN WESTERN EUROPE. We intend to leverage our presence in Spain and the United Kingdom to expand selectively in these countries and to enter one or two additional national markets in Western Europe. We intend to continue to acquire and develop private surgical hospitals and surgery centers to meet the growing demand for private healthcare in that region.

        o ENHANCE OPERATING EFFICIENCIES. We use systems and protocols including our proprietary measurement and monitoring system, USPI's EDGE, to enhance operating efficiencies at both existing and newly acquired or developed facilities. We believe that this focus on efficient operations increases our own profitability and encourages physicians to use our facilities by increasing their productivity. In addition, efficient operations are critical to our lower cost model and our competitive advantage in attracting and negotiating with payors.

     We were incorporated under the laws of the State of Delaware and began operations on February 27, 1998. Our executive offices are located at 17103 Preston Road, Suite 200 North, Dallas, Texas 75248, and our telephone number is
(972) 713-3500. Our website address is WWW.UNITEDSURGICAL.COM. Information contained on our website does not constitute part of this prospectus.

                                  THE OFFERING

Common stock offered by us...........................    shares

Common stock to be outstanding after this offering...    shares

Use of proceeds......................................    We estimate that our net proceeds from
                                                         this offering will be approximately
                                                         $110.1 million. We intend to:

                                                          o use a portion of these net proceeds to
                                                            redeem for $32.2 million, all
                                                            outstanding shares of our Series A
                                                            redeemable preferred stock, plus
                                                            accrued and unpaid dividends; and

                                                          o use the remaining proceeds to repay a
                                                            portion of our outstanding
                                                            indebtedness.

Proposed Nasdaq Stock Market National Market
  symbol.............................................    "SURG"

Unless we indicate otherwise, all information in this prospectus:

     o assumes no exercise of the over-allotment option granted to the underwriters;

     o assumes the conversion into our common stock of each outstanding share of our Class A and Class B common stock and Series C convertible preferred stock and of our convertible subordinated note with Baylor Health Care System Foundation; and

     o  does not give effect to a one-for-     reverse stock split of our
        outstanding shares of common stock to be effected prior to the completion of this offering.

Unless we indicate otherwise, all information in this prospectus excludes:

     o 5,920,242 shares of common stock issuable upon the exercise of outstanding stock options granted by us with exercise prices ranging from $0.85 to $8.47 per share and a weighted average exercise price of $3.56 per share;

     o 900,000 shares of common stock issuable upon the exercise of outstanding warrants issued by us with exercise prices ranging from $0.01 to $4.00 per share and a weighted average exercise price of $0.45 per share; and

     o 6,000,000 shares reserved for issuance under our stock option plans and employee stock purchase plan.

If the over-allotment option is exercised in full, we will sell an additional shares in this offering.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

     The following table summarizes the consolidated statement of operations and consolidated balance sheet data for our business. The historical results presented below are not necessarily indicative of the results to be expected for any future period. The comparability of the financial and other data included in the table is affected by the acquisition of Aspen Healthcare Holdings Limited on April 1, 2000 and other acquisitions completed since our inception. For a more detailed explanation of this financial data, see "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Summary Pro Forma Financial Statements" and the consolidated financial statements and related notes included elsewhere in this prospectus.

     The unaudited pro forma consolidated statement of operations data and the unaudited pro forma consolidated balance sheet data give effect to:

          o our acquisitions of OrthoLink Physicians Corporation, completed on February 12, 2001, and Aspen Healthcare Holdings Limited completed on April 1, 2000, as if these events had occurred on January 1, 1999, for the statement of operations data and, as if our acquisition of OrthoLink had occurred on September 30, 2000 for the balance sheet data;

          o the conversion of all of our Series C convertible preferred stock and of our convertible subordinated note with Baylor into shares of our common stock; and

          o  the sale of          shares of common stock in this offering at an
             assumed initial public offering price of $     per share, the
             midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discount and our estimated offering expenses and the application of a portion of the net proceeds to repay outstanding indebtedness and to redeem each outstanding share of our Series A redeemable preferred stock.

See "Summary Pro Forma Financial Statements." For an explanation of the number of shares used to compute basic and diluted net income (loss) per share, see note 12 of the notes to our consolidated financial statements included in this prospectus.

     When we use the term "EBITDA," we are referring to earnings before interest, taxes, depreciation and amortization. EBITDA should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or any other measure of operating performance calculated in accordance with generally accepted accounting principles. EBITDA is widely used by financial analysts as a measure of financial performance. Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

                                          PERIOD
                                           FROM
                                       FEBRUARY 27,
                                           1998
                                       (INCEPTION)                       NINE MONTHS ENDED SEPTEMBER 30,
                                         THROUGH       YEAR ENDED    ----------------------------------------
                                       DECEMBER 31,   DECEMBER 31,                                PRO FORMA
                                           1998           1999          1999          2000           2000
                                       ------------   ------------   -----------   -----------   ------------
                                                                     (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Total revenues.........................       $20,572        $ 70,413       $48,233       $98,770       $135,117
Operating expenses excluding depreciation
  and amortization.....................        22,788          65,634        45,587        82,392        106,458
Depreciation and amortization..........         2,015           7,875         5,532         9,295         14,391
                                              -------        --------       -------       -------       --------
Operating income (loss)................        (4,231)         (3,097)       (2,886)        7,083         14,268
Other income (expense):
    Interest income....................           722             329           252           496            595
    Interest expense...................          (497)         (3,144)       (1,772)       (8,267)        (9,256)
    Other expense......................          (246)           (362)         (123)          (50)           (50)
                                              -------        --------       -------       -------       --------
Income (loss) before minority interest...      (4,252)         (6,275)       (4,529)         (737)         5,557
Minority interest in (income) loss of
  consolidated subsidiaries............            23            (118)         (137)       (1,232)        (1,223)
Net income (loss)......................       $(3,928)       $ (6,844)      $(4,965)      $(3,028)      $  1,260
Net income (loss) attributable to common
  shareholders(a)......................        (4,356)         (8,540)       (6,237)       (8,046)         1,260
Net income (loss) per share attributable
  to common shareholders:
    Basic..............................       $ (0.43)       $  (0.39)      $ (0.28)      $ (0.35)
    Diluted............................         (0.43)          (0.39)        (0.28)        (0.35)
Weighted average number of common shares
  outstanding and common equivalent
  shares:
    Basic..............................        10,099          21,924        21,942        23,109
    Diluted............................        10,999          21,924        21,942        23,109
OTHER DATA:
EBITDA.................................       $(2,216)       $  4,778       $ 2,646       $16,378       $ 28,659
EBITDA as a % of revenue...............         (10.8)%           6.8%          5.5%         16.6%          21.2%
EBITDA less minority interest..........       $(2,193)       $  4,660       $ 2,509       $15,146       $ 27,436
EBITDA less minority interest as a % of
  revenue..............................         (10.7)%           6.6%          5.2%         15.3%          20.3%
Number of facilities operated as of the
  end of period........................            17              28            28            33             42

------------
(a) Includes preferred stock dividends of $428,050, $1,695,803, $1,271,850 and $5,018,265 for the period from February 27, 1998 (inception) through December 31, 1998, the year ended December 31, 1999 and the nine months ended September 30, 1999 and September 30, 2000.

                                            AS OF SEPTEMBER 30, 2000
                                         -------------------------------
                                          ACTUAL            PRO FORMA
                                         --------         --------------
                                         (UNAUDITED)      (UNAUDITED)
                                                 (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Working capital......................    $  3,201            $ 33,068
Total assets.........................     292,755             414,230
Total long-term debt.................     162,860             133,835
Redeemable preferred stock...........      32,175             --
Total stockholders' equity...........      48,637             210,169

                                  RISK FACTORS

     THE VALUE OF AN INVESTMENT IN UNITED SURGICAL PARTNERS INTERNATIONAL, INC. WILL BE SUBJECT TO THE SIGNIFICANT RISKS INHERENT IN OUR BUSINESS. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK. IF ANY OF THE EVENTS DESCRIBED BELOW OCCUR, OUR BUSINESS AND FINANCIAL RESULTS COULD BE ADVERSELY AFFECTED IN A MATERIAL WAY. THIS COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE, PERHAPS SIGNIFICANTLY. ADDITIONAL RISKS AND UNCERTAINTIES, INCLUDING THOSE THAT ARE NOT YET IDENTIFIED OR THAT WE CURRENTLY BELIEVE ARE IMMATERIAL, MAY ALSO ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

RISKS RELATING TO OUR BUSINESS

WE DEPEND ON PAYMENTS FROM THIRD-PARTY PAYORS, INCLUDING GOVERNMENT HEALTHCARE PROGRAMS, AND THESE PAYMENTS MAY BE REDUCED WHILE OUR COSTS ARE INCREASING.

     We are dependent upon private and governmental third-party sources of payment for the services provided to patients in our surgery centers and private surgical hospitals. The amount of payment a surgery center or private surgical hospital receives for its services may be adversely affected by market and cost factors as well as other factors over which we have no control, including Medicare and Medicaid regulations and the cost containment and utilization decisions of third-party payors. We derived approximately 19% and 18% of our domestic revenues in 1999 and the nine months ended September 30, 2000, respectively, from U.S. government healthcare programs, including Medicare and Medicaid. For the nine months ended September 30, 2000, we derived approximately 2% and 12% of our revenues from governmental payors in the United Kingdom and Spain, respectively. This revenue is a result of referrals of patients to our hospitals by the national health system. We have no control over the number of patients that are referred to the private sector annually. We can give you no assurances that fixed fee schedules, capitation payment arrangements, exclusion from participation in managed care programs or other factors affecting payments for healthcare services over which we have no control will not have a material adverse effect on us.

IF WE ARE UNABLE TO ACQUIRE AND DEVELOP ADDITIONAL SURGERY CENTERS OR PRIVATE SURGICAL HOSPITALS ON FAVORABLE TERMS, WE MAY BE UNABLE TO EXECUTE OUR ACQUISITION AND DEVELOPMENT STRATEGY.

     Our strategy is to increase our revenues and earnings by continuing to acquire surgical facility companies, groups of surgical facilities and individual surgical facilities and to develop additional surgical facilities. Our efforts to execute our acquisition and development strategy may be affected by our ability to identify suitable candidates and negotiate and close acquisition and development transactions. We are currently evaluating potential acquisitions and development projects and expect to continue to evaluate acquisitions and development projects in the foreseeable future. The surgical facilities we develop typically incur losses during the initial months of operation and, unless and until their case loads grow, they generally experience lower total revenues and operating margins than established surgical facilities. Further, while we seek indemnification from prospective sellers covering unknown or contingent liabilities, we may nevertheless acquire companies and surgical facilities that have material liabilities for failure to comply with healthcare laws and regulations or other past activities. We can give you no assurances that we will be successful in acquiring other companies or additional surgical facilities, developing surgical facilities or achieving satisfactory operating results at acquired or newly developed facilities. We can give you no assurances that the companies or assets we acquire in the future will ultimately produce returns that justify our related investment.

IF WE DO NOT HAVE SUFFICIENT CAPITAL RESOURCES FOR OUR ACQUISITION AND DEVELOPMENT STRATEGY, OUR GROWTH COULD BE LIMITED.

     We will need capital to acquire other companies and to acquire, develop, integrate, operate and expand surgery centers and private surgical hospitals. We may finance future acquisition and development projects through debt or equity financings and may use shares of our capital stock for all or a portion of the consideration to be paid in acquisitions. To the extent that we undertake these financings or use capital stock as consideration, our stockholders may experience future ownership dilution. In the event that our common stock does not maintain a sufficient valuation, or potential acquisition candidates are unwilling to accept our common stock as all or part of the consideration, we may be required to use more of our cash resources, if available, or to rely solely on additional financing arrangements to pursue our acquisition and development strategy. In such an instance, if we do not have sufficient capital resources, our growth could be limited and our operations impaired. We can give you no assurances that we will be able to obtain financing necessary for our acquisition and development strategy or that, if available, the financing will be on terms acceptable to us.

IF WE ARE UNABLE TO MANAGE GROWTH, WE MAY BE UNABLE TO ACHIEVE OUR GROWTH STRATEGY.

     Our rapid growth has placed, and will continue to place, increased demands on our management, operational and financial information systems and other resources. Further expansion of our operations will require substantial financial resources and management attention. To accommodate our past and anticipated future growth, and to compete effectively, we will need to continue to implement and improve our management, operational and financial information systems and to expand, train, manage and motivate our workforce. We can give you no assurances that our personnel, systems, procedures or controls will be adequate to support our operations in the future or that focusing our financial resources and management attention on the expansion of our operations will not adversely affect our financial results. Any failure to implement and improve our management, operational and financial information systems, or to expand, train, manage or motivate our workforce, could have a material adverse effect on us.

WE DEPEND ON OUR RELATIONSHIPS WITH THE HEALTHCARE SYSTEMS WITH WHICH WE HAVE STRATEGIC ALLIANCES.

     Our domestic business depends upon the efforts and success of the healthcare systems with which we have strategic alliances and the strength of our alliances with these healthcare systems. Our business could be adversely affected by the impairment of our relationships with these healthcare systems or any damage to the reputation of these healthcare systems. We can give you no assurances that we will be able to maintain or renew our existing alliance agreements with these healthcare systems on terms and conditions favorable to us. We also cannot assure you that we will be able to enter into alliances with additional healthcare systems. If we are unable to maintain and renew our existing alliance agreements on terms favorable to us or enter into alliances with additional healthcare systems, we may be unable to implement our business strategies successfully and our business could be adversely affected.

WE DEPEND ON OUR RELATIONSHIPS WITH THE PHYSICIANS WHO USE OUR FACILITIES.

     Our business depends upon the efforts and success of the physicians who provide medical services at our domestic and Western European facilities and the strength of our relationships with these physicians. Our business could be adversely affected by:

     o the loss of our relationship with, or a reduction in use of our facilities by, a key physician or group of physicians;

     o any failure of these physicians to maintain the quality of medical care provided or to otherwise adhere to professional guidelines at our surgical facilities; or

     o  any damage to the reputation of a key physician or group of physicians.

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OUR EUROPEAN OPERATIONS, WHICH WE PLAN TO EXPAND, ARE SUBJECT TO UNIQUE RISKS.
IF ANY OF THESE EVENTS ACTUALLY OCCUR, OUR FINANCIAL RESULTS COULD BE ADVERSELY AFFECTED.

     Our international operations are located in Spain and the United Kingdom. For the nine months ended September 30, 2000, approximately 43% of our revenues were generated from operations in Spain, 39% from the United States and 18% from the United Kingdom. For 1999 and 1998, respectively, these percentages were 67% and 91% for Spain and 33% and 9% for the United States. We did not have operations in the United Kingdom before April 1, 2000. We expect that revenue from European operations will continue to account for a significant percentage of our total revenue, and we may pursue additional acquisitions in Spain, the United Kingdom and other countries in Western Europe. Expansion of our European operations will require substantial financial resources and management attention. This focus of financial resources and management attention could have an adverse effect on our financial results. Our European operations are subject, and as they continue to develop may become increasingly subject, to risks such as:

     o  competition with government-sponsored healthcare systems;

     o unforeseen changes in foreign regulatory requirements or domestic regulatory requirements affecting our foreign operations;

     o identifying, attracting, retaining and working successfully with qualified local management;

     o difficulties in staffing and managing geographically and culturally diverse, multinational operations;

     o  currency fluctuations;

     o  potentially adverse tax consequences; and

     o the possibility of an economic downturn in the Western European countries in which we operate, which could adversely affect the ability or willingness of employers and individuals in these countries to purchase private health insurance.

We can give you no assurances that these or other factors will not have a material adverse effect on our ability to successfully operate in Europe.

WE MAY ENCOUNTER DIFFICULTIES IN OUR INTEGRATION OF ORTHOLINK.

     Our recent acquisition of OrthoLink requires the integration of two companies that previously operated independently. We can give you no assurances that we will not encounter difficulties in integrating the operations of OrthoLink with our own or that the expected benefits of the acquisition will be realized. If we are not able to integrate the two companies' operations and personnel in a timely and efficient manner, then the potential benefits of the transaction may not be achieved. Further, any delays or unexpected costs incurred in connection with the integration could have a material adverse effect on us. In particular, if the operations and personnel of the two companies are not compatible, if we experience the loss of key personnel or if the effort devoted to the integration of the two companies diverts significant management or other resources from other operational activities, our business may be adversely affected.

OUR SIGNIFICANT INDEBTEDNESS COULD LIMIT OUR FLEXIBILITY.

     We are substantially leveraged and will continue to have significant indebtedness following this offering. As of September 30, 2000, on a pro forma basis after giving effect to the OrthoLink acquisition and the use of the estimated net proceeds of this offering, we would have had total long term debt of approximately $133.8 million, or approximately 39% of our total capitalization. Our acquisition and development program requires substantial capital resources, and the operation of our existing surgical facilities requires ongoing capital expenditures. We may need to incur additional indebtedness to fund these acquisitions, developments and operational expenditures. However, we may be unable to obtain sufficient financing on terms satisfactory to us, or at all. As a result, our acquisition and development activities would have to be curtailed or eliminated and our financial results would be adversely affected.

     The degree to which we are leveraged could have other important consequences to you, including the following:

     o we must dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness, reducing the funds available for our operations;

     o a portion of our borrowings are at variable rates of interest, making us vulnerable to increases in interest rates;

     o we may be more highly leveraged than some of our competitors, which could place us at a competitive disadvantage;

     o our degree of leverage may make us more vulnerable to a downturn in our business or the economy generally; and

     o the terms of our credit arrangements contain numerous financial and other restrictive covenants, including restrictions on paying dividends, incurring additional indebtedness and selling assets.

OUR REVENUES MAY BE ADVERSELY AFFECTED BY PENDING CHANGES IN THE SYSTEM OF PAYING FOR OUTPATIENT SURGICAL PROCEDURES UNDER THE MEDICARE PROGRAM.

     Medicare's system of paying for covered procedures performed in a surgery center is scheduled to change in the near future. On June 12, 1998, The Department of Health and Human Services, or DHHS, proposed major revisions to the surgery center payment methodology. The proposed rule would increase the number of surgical procedure payment groups from eight to 105 and the number of procedures covered by the Medicare program from 2,280 to 2,499. All of the procedures that are paid at a particular rate would constitute a payment group. Therefore, each of the 2,499 procedures would be paid at one of the 105 prospectively determined payment rates. The recently enacted Medicare, Medicaid and SCHIP Benefits and Improvement and Protection Act of 2000 prohibits DHHS from implementing the proposed surgery center methodology before January 1, 2002.

     Under the proposed revisions to the payment methodology, the payment rate for virtually every covered procedure performed in a surgery center would change, with some procedures receiving a lower rate and others receiving a higher rate than they do currently. This change could affect the Medicare revenues of our surgery centers, depending on such factors as patient volume, case mix and the types of procedures performed. For that reason, the potential impact of this new classification system cannot be predicted with certainty. We can give you no assurances that our revenues will not be adversely affected under the proposed payment system.

IF WE ARE UNABLE TO NEGOTIATE CONTRACTS AND MAINTAIN SATISFACTORY RELATIONSHIPS WITH MANAGED CARE ORGANIZATIONS OR OTHER THIRD-PARTY PAYORS, OUR REVENUES MAY DECREASE.

     Our competitive position has been, and will continue to be, affected by initiatives undertaken during the past several years by major domestic purchasers of healthcare services, including federal and state governments, insurance companies and employers, to revise payment methods and monitor healthcare expenditures in an effort to contain healthcare costs. As a result of these initiatives, managed care companies such as health maintenance and preferred provider organizations, which offer prepaid and discounted medical service packages, represent a growing segment of healthcare payors, the effect of which has been to reduce domestic healthcare facility revenue growth. Similarly, in the United Kingdom, most patients at private surgical hospitals have private healthcare insurance, either paid for by the patient or received as part of their employment compensation. The majority of our

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
revenues in the United Kingdom are attributable to patients with private insurance. Our private surgical hospitals in the United Kingdom contract with healthcare insurers on an annual basis to provide services to insured patients.

     In Spain, the majority of our revenues are attributable to patients with private insurance. Our private surgical hospitals in Spain contract with healthcare insurers on an annual basis to provide services to insured patients. In addition, our Spanish hospitals contract with the Spanish Public Healthcare System, which awards contracts based on a hospital's satisfaction of specified criteria. The Spanish Public Healthcare System has the right to give priority to hospitals owned by nonprofit entities if the efficiency, quality and cost conditions of these entities are comparable to those of for profit hospitals. Our contracts with the Spanish Public Healthcare System are short-term and renewable at the sole discretion of the Spanish Public Healthcare System. As the majority of our revenues in Spain are derived from private insurance companies, the annual negotiation of price increases is very important to the profitability of our hospitals. Any termination of an existing third-party contract could result in a significant loss of revenues and could have a material adverse effect on us.

     As an increasing percentage of domestic patients become subject to healthcare coverage arrangements with managed care payors, we believe that our success will continue to depend upon our ability to negotiate favorable contracts on behalf of our facilities with managed care organizations, employer groups and other private third-party payors. If we are unable to enter into these arrangements on satisfactory terms in the future we could be adversely affected. Many of these payors already have existing provider structures in place and may not be able or willing to change their provider networks. We can give you no assurances that we will be able to maintain existing relationships or establish or maintain satisfactory new relationships with managed care organizations or other third-party payors. Similarly, if we fail to negotiate contracts with healthcare insurers in the United Kingdom and Spain on favorable terms, or if we fail to remain on insurers' networks of approved hospitals, it could have a material adverse effect on us. Any significant loss of revenue as a result of the termination of existing third-party payor contracts or otherwise could have a material adverse effect on us.

EFFORTS TO REGULATE THE CONSTRUCTION, ACQUISITION OR EXPANSION OF HEALTHCARE FACILITIES COULD PREVENT US FROM ACQUIRING ADDITIONAL SURGERY CENTERS OR PRIVATE SURGICAL HOSPITALS, RENOVATING OUR EXISTING FACILITIES OR EXPANDING THE BREADTH OF SERVICES WE OFFER.

     Some states in the United States require prior approval for the construction, acquisition or expansion of healthcare facilities or expansion of the services they offer. In giving approval, these states consider the need for additional or expanded healthcare facilities or services. In some states in which we operate, we are required to obtain certificates of need, known as CONs, for capital expenditures exceeding a prescribed amount, changes in bed capacity or services offered and various other matters. Other states in which we now or may in the future operate may adopt similar legislation. Spain also requires prior approval of the construction or expansion of healthcare facilities. In addition, private surgical hospitals in Spain must obtain a number of licenses, including a license to operate a pharmacy or to perform tests using radioactive materials. We may not be able to obtain the CONs or other required approvals for additional or expanded facilities or services in the future. In addition, at the time we acquire a facility, we may agree to replace or expand the acquired facility. If we are unable to obtain required approvals, we may not be able to acquire additional surgery centers or private surgical hospitals, expand healthcare services we provide at these facilities or replace or expand acquired facilities.

NEW FEDERAL AND STATE LEGISLATIVE AND REGULATORY INITIATIVES RELATING TO PATIENT PRIVACY COULD REQUIRE US TO EXPEND SUBSTANTIAL SUMS ACQUIRING AND IMPLEMENTING NEW INFORMATION SYSTEMS, WHICH COULD NEGATIVELY IMPACT OUR FINANCIAL RESULTS.

     There are currently numerous legislative and regulatory initiatives at the U.S. state and federal levels addressing patient privacy concerns. In particular, the Health Insurance Portability and Accountability Act of 1996 contains provisions that may require us to acquire and implement expensive new computer systems and to adopt business procedures designed to protect the privacy of each of our patient's individual health information. On December 28, 2000, DHHS released the final health privacy regulations, which generally require compliance within two years. These regulations are expected to have a financial impact on the health care industry because they impose extensive new requirements and restrictions on the use and disclosure of identifiable patient information. Although we cannot predict the total financial or other impact of these regulations on our business, compliance with these regulations could require us to spend substantial sums, which could negatively impact our financial results. Additionally, if we fail to comply with these regulations, we could suffer civil penalties up to $25,000 per calendar year for each violation and criminal penalties with fines up to $250,000.

IF WE FAIL TO COMPLY WITH APPLICABLE LAWS AND REGULATIONS, WE COULD SUFFER PENALTIES OR BE REQUIRED TO MAKE SIGNIFICANT CHANGES TO OUR OPERATIONS.

     We are subject to many laws and regulations at the federal, state and local government levels in the domestic and European jurisdictions in which we operate. These laws and regulations require that our healthcare facilities meet various licensing, certification and other requirements, including those relating to:

     o  physician ownership of our domestic facilities;

     o the adequacy of medical care, equipment, personnel, operating policies and procedures;

     o  maintenance and protection of records; and

     o  environmental protection.

     If we fail to comply with applicable laws and regulations, we could suffer civil or criminal penalties, including the loss of our licenses to operate and our ability to participate in Medicare, Medicaid and other government sponsored and other healthcare programs. A number of initiatives have been proposed during the past several years to reform various aspects of the healthcare system, both domestically and in the European jurisdictions in which we operate. In the future, different interpretations or enforcement of existing or new laws and regulations could subject our current practices to allegations of impropriety or illegality, or could require us to make changes in our facilities, equipment, personnel, services, capital expenditure programs and operating expenses. We can give you no assurances that current or future legislative initiatives or government regulation will not have a material adverse effect on us or reduce the demand for our services.

     In pursuing our growth strategy, we may expand our presence into new geographic markets, including additional foreign countries. In entering a new geographic market, we will be required to comply with laws and regulations of jurisdictions that may differ from those applicable to our current operations. We can give you no assurances that we will be able to comply with these legal requirements in a cost-effective manner.

IF A FEDERAL OR STATE AGENCY ASSERTS A DIFFERENT POSITION OR ENACTS NEW LAWS OR REGULATIONS REGARDING ILLEGAL REMUNERATION UNDER THE MEDICARE OR MEDICAID PROGRAMS, WE MAY BE ADVERSELY AFFECTED.

     The federal Anti-Kickback Statute prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for referring items or services payable by Medicare, Medicaid, or any other federal healthcare program. Additionally, the Anti-Kickback Statute prohibits any form of remuneration in return for purchasing, leasing, or ordering or arranging for or recommending the purchasing, leasing or ordering of items or services payable by Medicare, Medicaid or any other federal healthcare program. The Anti-Kickback Statute is very broad in scope and many of its provisions have not been uniformly or definitively interpreted by existing case law or regulations. Violations of the Anti-Kickback Statute may result in substantial civil or criminal penalties, including criminal fines of up to $25,000 and civil penalties of up to $50,000 for each violation, plus three times the amount claimed and exclusion from participation in the Medicare and Medicaid programs. The exclusion, if applied to

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
our surgery centers or private surgical hospitals, could result in significant reductions in revenue and could have a material adverse effect on our business.

     In July 1991, DHHS issued final regulations defining various "safe harbors." Two of the safe harbors issued in 1991 apply to business arrangements similar to those used in connection with our surgery centers and private surgical hospitals, the "investment interest" safe harbor and the "personal services and management contracts" safe harbor. However, the structure of the limited partnerships and limited liability companies operating our surgery centers and private surgical hospitals, as well as our various business arrangements involving physician group practices, do not satisfy all of the requirements of either safe harbor. Therefore, our business arrangements with our surgery centers, private surgical hospitals and physician groups do not qualify for "safe harbor" protection from government review or prosecution under the Anti-Kickback Statute. Since there is no legal requirement that transactions with referral sources fit within a safe harbor, a business arrangement that does not substantially comply with the relevant safe harbor is not necessarily illegal under the Anti-Kickback Statute.

     On November 19, 1999, DHHS promulgated final regulations creating additional safe harbor provisions, including a safe harbor that applies to physician ownership of or investment interests in surgery centers. The surgery center safe harbor protects four types of investment arrangements: (1) surgeon-owned surgery centers; (2) single-specialty surgery centers; (3) multi-specialty surgery centers; and (4) hospital/physician surgery centers. Each category has its own requirements with regard to what type of physician may be an investor in the surgery center. In addition to the physician investor, the categories permit an "unrelated" investor, who is a person or entity that is not in a position to provide items or services related to the surgery center or its investors. Our business arrangements with our surgery centers typically consist of one of our subsidiaries being an investor in each limited partnership or limited liability company that owns the surgery center, in addition to providing management and other services to the surgery center. As a result, these business arrangements do not comply with all the requirements of the surgery center safe harbor, and, therefore, are not immune from government review or prosecution.

     Although we believe that our business arrangements do not violate the Anti-Kickback Statute, we can give you no assurances that a government agency or a private party will not assert a contrary position. Additionally, we can give you no assurances that new domestic federal or state laws will not be enacted that would cause our relationships with the physician investors to become illegal or result in the imposition of penalties against us or our facilities. If any of our business arrangements with physician investors were deemed to violate the Anti-Kickback Statute or similar laws, or if new domestic federal or state laws were enacted rendering these arrangements illegal, our business could be adversely affected.

IF PHYSICIAN SELF-REFERRAL LAWS ARE INTERPRETED DIFFERENTLY OR IF OTHER LEGISLATIVE RESTRICTIONS ARE ISSUED, WE COULD INCUR A SIGNIFICANT LOSS OF REIMBURSEMENT.

     The U.S. federal physician self-referral law, commonly referred to as the Stark Law, prohibits a physician from making a referral for a designated health service to an entity if the physician or a member of the physician's immediate family has a financial relationship with the entity. The original Stark Law only addressed referrals involving clinical laboratory services. However, in 1995 additional legislation, commonly known as Stark II, expanded the ban on self-referrals by adding the following services to the definition of "designated health services": physical therapy services; occupational therapy services; radiology services; radiation therapy services and supplies; durable medical equipment and supplies; parenteral and enteral nutrients, equipment and supplies; prosthetics, orthotics, and prosthetic devices and supplies; home health services; outpatient prescription drugs; and inpatient and outpatient hospital services.

     DHHS issued a final rule on January 4, 2001, which was divided into Phase I and Phase II, with Phase I regulations taking effect on January 4, 2002. Phase II of the final rule, which DHHS says that it intends to publish "shortly," will address services furnished in a surgery center. Under Phase I, services that would otherwise constitute a designated health service, but that are paid by Medicare as part of the surgery center payment rate, are not a designated health service for the purposes of the Stark Law. Therefore, we believe the Stark Law generally does not prohibit physician ownership or investment interests in surgery centers to which they refer patients.

     In addition, we believe that physician ownership of surgery centers is not prohibited by similar self-referral statutes enacted at the state level. However, the Stark Law and similar state statutes are subject to different interpretations with respect to many important provisions. Violations of these self-referral laws may result in substantial civil or criminal penalties, including large civil monetary penalties and exclusion from participation in the Medicare and Medicaid programs. Exclusion of our surgery centers or private surgical hospitals from these programs could result in significant loss of revenues and could have a material adverse effect on us. We can give you no assurances that further judicial or agency interpretation of existing laws or further legislative restrictions on physician ownership or investment in health care entities will not be issued that could have a material adverse effect on us.

     In Spain, there is legislation which prohibits physicians who have contracted with the Spanish Public Healthcare System on an exclusive basis from rendering services in a private hospital. Spanish legislation also prohibits physicians rendering services within the Public Healthcare System on a non-exclusive basis from rendering services to Spanish Public Healthcare System patients in private hospitals such as ours that have alliances with the Spanish Public Healthcare System. Violations of these laws could result in administrative fines or termination of the alliance with the Spanish Public Healthcare System. If the physicians who use our Spanish facilites violate these regulations and their or our contracts are terminated with the Spanish Public Healthcare System, preventing them from continuing to use our facilities, our business in Spain could be materially adversely affected.

IF LAWS GOVERNING THE CORPORATE PRACTICE OF MEDICINE CHANGE, WE MAY BE REQUIRED TO RESTRUCTURE SOME OF OUR DOMESTIC RELATIONSHIPS.

     The laws of various domestic jurisdictions in which we operate or may operate in the future do not permit business corporations to practice medicine, exercise control over physicians who practice medicine or engage in various business practices, such as fee-splitting with physicians. The interpretation and enforcement of these laws vary significantly from state to state. We are not required to obtain a license to practice medicine in any jurisdiction in which we own or operate a surgery center or private surgical hospital because our facilities are not engaged in the practice of medicine. The physicians who utilize our facilities are individually licensed to practice medicine. In most instances, the physicians and physician group practices are not affiliated with us other than through the physicians ownership interests in the partnerships or limited liability companies that own and operate our facilities and the service agreements we have with some physicians.

     As a result of our acquisition of OrthoLink, we provide management services to a number of physicians and physician group practices affiliated with OrthoLink. Although we believe that our arrangements with these and other physicians and physician group practices comply with applicable laws, we can give you no assurances that a government agency charged with enforcement of these laws, or a private party, might not assert a contrary position. If our arrangements with these physicians and physician group practices were deemed to violate state corporate practice of medicine, fee-splitting or similar laws, or if new laws were enacted rendering these arrangements illegal, our business could be materially adversely affected.

NEW YORK LAW RESTRICTS OUR OWNERSHIP OF FACILITIES IN NEW YORK.

     Under New York law, only individuals approved by the New York Department of Health can own licensed healthcare facilities. Accordingly, we may not be able to own interests in a partnership or limited liability company that owns an interest in a New York healthcare facility unless our designees are approved by the New York Department of Health. New York law also prohibits any unauthorized delegation of management authority by a licensed healthcare facility. The law does permit a licensed facility to obtain various services from non-licensed entities; however, it is not clear what types of delegation constitute a violation. Although we believe that our operations or relationships in New York are in compliance with these New York laws, we can give you no assurance that a third party will not assert a contrary position.

IF DOMESTIC REGULATIONS CHANGE, WE MAY BE OBLIGATED TO PURCHASE SOME OR ALL OF THE OWNERSHIP INTERESTS OF THE PHYSICIANS ASSOCIATED WITH US.

     Upon the occurrence of various fundamental domestic regulatory changes, we will be obligated to purchase some or all of the ownership interests of the physicians affiliated with us in the limited partnerships or limited liability companies that own and operate our surgery centers and private surgical hospitals. The regulatory changes that could create this obligation include changes that:

     o make illegal the referral of Medicare or other patients to our surgical facilities by physicians affiliated with us;

     o create the substantial likelihood that cash distributions from the limited partnerships or limited liability companies through which we operate our surgical facilities to physicians affiliated with us will be illegal; or

     o make illegal the ownership by the physicians affiliated with us of interests in the partnerships or limited liability companies through which we own and operate our surgical facilities.

Typically, our limited partnership and limited liability company agreements allow us to use shares of our common stock as consideration for the purchase of a physicians ownership interest. The use of shares of our common stock for that purpose would dilute your ownership. In the event that we are required to purchase a physicians ownership interest and our common stock does not maintain a sufficient valuation, we could be required to use our cash resources for the acquisition. We can give you no assurances that our existing capital resources would be sufficient for us to meet this obligation. The creation of these obligations and the possible termination of our affiliation with these physicians could have a material adverse effect on us.

IF WE BECOME SUBJECT TO SIGNIFICANT LEGAL ACTIONS, WE COULD BE SUBJECT TO SUBSTANTIAL UNINSURED LIABILITIES.

     In recent years, physicians, hospitals and other healthcare providers have become subject to an increasing number of legal actions alleging malpractice, product liability or related legal theories. Many of these actions involve large monetary claims and significant defense costs. To protect us from the cost of these claims, we maintain professional malpractice liability insurance and general liability insurance coverage in amounts and with deductibles that we believe to be appropriate for our operations. However, our insurance coverage may not cover all claims against us or continue to be available at a cost allowing us to maintain adequate levels of insurance. If one or more successful claims against us were not covered by or exceeded the coverage of our insurance, we could be adversely affected.

IF WE ARE UNABLE TO EFFECTIVELY COMPETE FOR PHYSICIANS, STRATEGIC RELATIONSHIPS, ACQUISITIONS AND MANAGED CARE CONTRACTS, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

     The healthcare business is highly competitive. We compete with other healthcare providers, primarily hospitals, in recruiting physicians and contracting with managed care payors in each of our markets. In Spain and the United Kingdom, we also compete with these countries' national health systems in our recruitment of healthcare professionals. There are major unaffiliated hospitals in each market in which we operate. These hospitals have established relationships with physicians and payors.

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In addition, other companies either are currently in the same or similar business of developing, acquiring and operating surgery centers and private surgical hospitals or may decide to enter our business. Many of these companies have greater financial, research, marketing and staff resources than we do. We may also compete with some of these companies for entry into strategic relationships with healthcare systems and healthcare professionals. We can give you no assurances that we can compete effectively with any of these entities.

WE ARE HIGHLY DEPENDENT ON OUR KEY MANAGEMENT PERSONNEL.

     We are highly dependent on our senior management, including Donald E. Steen, our chairman and chief executive officer, William H. Wilcox, our president and chief operating officer, and Gabriel Masfurroll, president of our Spanish operations. We do not maintain "key man" life insurance policies on any of our officers. The loss of key management personnel or our inability to attract, retain and motivate sufficient numbers of qualified management personnel could have a material adverse effect on us.

WE MAY OWE FIDUCIARY DUTIES TO THE HOLDERS OF OWNERSHIP INTERESTS IN THE ENTITIES THROUGH WHICH WE OWN SURGICAL FACILITIES, AND THOSE DUTIES MAY PREVENT US FROM ACTING SOLELY IN OUR OWN BEST INTERESTS.

     Our ownership interests in surgery centers and private surgical hospitals generally are held through limited partnerships or limited liability companies. We typically maintain an interest in a limited partnership or limited liability company in which physicians or physician practice groups hold limited partnership or membership interests. As general partner, manager or owner of the majority interest in these entities, we may owe fiduciary duties to the other interest holders and may encounter conflicts between our interests and those of such holders. In these cases, we are obligated to exercise reasonable, good faith judgment to resolve the conflicts and may not be free to act solely in our own best interests. Disputes may arise between us and our affiliated physicians with respect to a particular business decision or regarding the interpretation of the provisions of the applicable limited partnership agreement or limited liability company agreement. We can give you no assurances that any dispute will be resolved or that any dispute resolution will be on terms favorable or satisfactory to us.

WE DO NOT HAVE EXCLUSIVE CONTROL OVER THE DISTRIBUTION OF REVENUES FROM SOME OF OUR OPERATING ENTITIES AND MAY BE UNABLE TO CAUSE ALL OR A PORTION OF THE REVENUES OF THESE ENTITIES TO BE DISTRIBUTED.

     Our limited partnership and limited liability company agreements typically provide for the quarterly distribution of net revenues from operations, less amounts used for expenses and working capital. We generally control the entities that function as the general partner of the limited partnerships or the managing member of the limited liability companies through which we conduct operations. In some instances, we share control of these general partner or managing member entities with one of the healthcare systems with which we have a strategic alliance. As a result, we do not have exclusive control in these instances over the amount of net revenues distributed from some of our operating entities. If we are unable to cause sufficient revenues to be distributed from one or more of these entities, our relationships with the physicians who have an interest in these entities may be damaged and we could be adversely affected. We may not be able to resolve favorably any dispute regarding revenue distribution or other matters with a healthcare system with which we share control of one of these entities. Further, the failure to resolve a dispute with these healthcare systems could cause the entity we jointly control to be dissolved. In addition, our credit agreements in Europe prohibit the distribution of revenues out of the country in which they were generated.

RISKS RELATING TO THIS OFFERING

BECAUSE WELSH, CARSON, ANDERSON & STOWE AND OUR MANAGEMENT CONTROL US, THEY WILL TOGETHER BE ABLE TO DETERMINE THE OUTCOME OF ALL MATTERS SUBMITTED TO OUR STOCKHOLDERS FOR APPROVAL, REGARDLESS OF THE PREFERENCES OF OUR OTHER STOCKHOLDERS.

     Following the offering, Welsh, Carson, Anderson & Stowe and our management
will own       % of our outstanding common stock. Accordingly they will together be able to:

     o  elect our entire board of directors;

     o  control our management and policies; and

     o determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets.

Welsh, Carson, Anderson & Stowe and our management will also be able to prevent or cause a change in control of our company and will be able to amend our certificate of incorporation and bylaws at any time. Their interests may conflict with the interests of other holders of common stock and they may take action affecting us with which you disagree.

OUR STOCK PRICE MAY FLUCTUATE AFTER THIS OFFERING. AS A RESULT, INVESTORS IN OUR COMMON STOCK MAY NOT BE ABLE TO RESELL THEIR SHARES AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE.

     Prior to this offering, there has been no public market for shares of our common stock. An active market may not develop following completion of this offering or, if developed, may not be maintained. We will negotiate the initial public offering price with the underwriters. The initial public offering price may not be indicative of the price at which our common stock will trade following completion of this offering. Healthcare provider companies with a limited operating history like ours have been especially subject to sharp fluctuations in the market price of their publicly traded securities. The market price of our common stock may also be influenced by other factors, some of which are beyond our control, including:

     o  changes in prevailing reimbursement rates;

     o  changes in governmental regulations or their interpretations;

     o  variations in quarterly operating results;

     o  changes in financial estimates by securities analysts;

     o announcements by us or our competitors of significant contracts, acquisitions, strategic relationships, joint ventures or capital commitments;

     o  future sales of our common stock;

     o  investor perceptions of us and the healthcare industry; and

     o  general economic conditions.

     As a result, investors in our common stock may not be able to resell their shares at or above the initial public offering price. In addition, the stock market in general, and the Nasdaq National Market in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of healthcare provider companies. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

     After this offering, we will have outstanding        shares of common stock
of which        shares are held by existing officers, directors and existing stockholders. Sales of a substantial number of these shares of common stock in the public market following this offering, or the perception that these sales may occur, could substantially decrease the market price of our common stock. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional common or preferred stock. All of the shares sold in this offering will be freely tradeable, other than those shares sold in this
offering to any of our affiliates. Of the        shares held by existing holders
of our common stock,        shares are subject to the lockup agreements
described in "Underwriting."

     In addition, Welsh, Carson, Anderson & Stowe and other of our stockholders have the right to require us to register their shares for resale. All of our stockholders with registration rights have agreed not to exercise their registration rights during the 180-day period following the date of this prospectus without the consent of Credit Suisse First Boston Corporation.

INVESTORS IN THIS OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

     The initial public offering price will be substantially higher than the pro forma book value per share of our common stock. Purchasers of common stock in this offering will experience immediate and substantial dilution in the pro
forma net tangible book value of their stock of $       per share, assuming an
initial public offering price for our common stock of $       per share. This
dilution is due in large part to the fact that prior investors paid an average
price of $       per share when they purchased their shares of common stock, which is substantially less than the assumed initial public offering price of
$       per share.

WE HAVE NOT PAID DIVIDENDS AND DO NOT ANTICIPATE PAYING DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE.

     We currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors. Under the terms of our credit agreements, we are restricted from paying cash dividends and making other distributions to our stockholders.

PROVISIONS OF OUR CHARTER DOCUMENTS, OUR STOCKHOLDER RIGHTS PLAN AND DELAWARE LAW COULD DISCOURAGE A TAKEOVER YOU MAY CONSIDER FAVORABLE.

     Some provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that you may consider favorable. These provisions:

     o  authorize the issuance of "blank check" preferred stock;

     o provide for a classified board of directors with staggered, three-year terms;

     o  prohibit cumulative voting in the election of directors;

     o prohibit our stockholders, at any time after Welsh, Carson, Anderson & Stowe and its affiliates own less than 25.0% of our common stock, from acting by written consent without the approval of our board of directors;

     o  limit the persons who may call special meetings of stockholders; and

     o establish advance notice requirements for nominations for election to the board of directors or for proposing matters to be approved by stockholders at stockholder meetings.

     In addition, our certificate of incorporation prohibits the amendment of many of these provisions in our certificate of incorporation by our stockholders unless the amendment is approved by the holders of at least 80% of our shares of common stock.

     Delaware law may also discourage, delay or prevent someone from acquiring or merging with us. In addition, purchase rights distributed under our stockholder rights plan will cause substantial dilution to any person or group attempting to acquire us without conditioning the offer on our redemption of the rights. As a result, our stock price may decrease and you might not receive a change of control premium over the then-current market price of the common stock.

                             SPECIAL NOTE REGARDING
                           FORWARD-LOOKING STATEMENTS

     Our disclosure and analysis in this prospectus include some forward-looking statements. Forward-looking statements give our current expectations of forecasts of future events. All statements other than statements of current or historical fact contained in this prospectus, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. The words "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "plan," "will," and similar expressions, as they relate to us, are intended to identify forward-looking statements. In particular, these include, among other things, statements relating to:

      o  our ability to attract and retain top quality physicians;

      o  our ability to grow through selective acquisitions and development;

      o  our ability to pursue strategic relationships with healthcare systems;

      o  our ability to expand selectively in Western Europe;

      o  our ability to enhance operating efficiencies; and

      o  changes in healthcare regulation that adversely affect our business.

     Any or all of our forward-looking statements in this prospectus may turn out to be wrong. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. They can be affected by inaccurate assumptions we might make or by known or unknown risks, uncertainties and assumptions, including the risks, uncertainties and assumptions described in "Risk Factors." In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this prospectus.

     Our forward-looking statements speak only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

     We expect to receive approximately $110.1 million in net proceeds from the sale of shares of common stock in this offering at an assumed initial public
offering price of $     per share, or approximately $126.7 if the underwriters'
over-allotment option is exercised in full, after deducting underwriting discounts and commissions and estimated offering expenses, which we expect to be approximately $9.9 million, or approximately $11.3 million if the underwriters' over-allotment option is exercised in full.

     We intend to:

     o use a portion of the net proceeds of this offering to redeem in full, for an estimated cash payment of $32.2 million, all outstanding shares of our Series A redeemable preferred stock, plus accrued and unpaid dividends; and

     o use the balance of the proceeds to repay a portion of the outstanding principal balance, plus accrued and unpaid interest, of our domestic credit facilities with Bank of America, N.A., and Chase Bank of Texas, N.A.

     Our certificate of incorporation establishes the terms of the Series A redeemable preferred stock and provides for mandatory redemption of the Series A redeemable preferred stock upon the consummation of this offering at a redemption price equal to $1,000 per share, plus all accrued and unpaid dividends from the date of issuance of the shares of Series A redeemable preferred stock to the redemption date. Dividends on the Series A redeemable preferred stock are payable at an annual rate of 7.50%.

     Welsh, Carson, Anderson & Stowe and its affiliates collectively own 30,000 of the 31,200 outstanding shares of Series A redeemable preferred stock as well as some of our other securities. Upon completion of the offering, Welsh, Carson,
Anderson & Stowe and its affiliates will collectively own      % of our
outstanding common stock.

     Our credit agreement with Bank of America was originally entered into by OrthoLink, which we acquired on February 12, 2001. It is a $45.0 million revolving line of credit bearing interest at fluctuating rates ranging from 1.00% to 2.25% above the London Interbank Offering Rate, or LIBOR, with a maturity date of December 28, 2001. As of February 8, 2001, the interest rate under this credit agreement was 7.15%.

     Our revolving credit agreement with Chase is a $35.0 million revolving line of credit bearing interest at fluctuating rates equal to 1.00% above LIBOR, with a maturity date of June 30, 2002. As of February 8, 2001, the interest rate under this revolving credit agreement was 6.65%.

     We are in negotiations with lenders to enter into a $75.0 million credit facility to replace our Chase and Bank of America credit facilities. To the extent that our net proceeds from this offering are not sufficient to repay all such debt described above, we intend to borrow the additional amounts needed under our new domestic credit facility to repay in full our Bank of America and Chase credit facilities. Based on our assumed initial offering price of $ per share, we would be required to borrow approximately $ million under this new facility.

                                DIVIDEND POLICY

     We have never declared or paid any dividends on our common stock, and we do not anticipate declaring or paying any dividends on our common stock in the foreseeable future. We currently intend to retain all future earnings to fund the development and growth of our business. The payment of any future dividends will be at the discretion of our board of directors and will depend on:

      o any applicable contractual restrictions limiting our ability to pay dividends;

      o  our results of operations;

      o  our then current and anticipated cash needs;

      o  our financial condition;

      o  our plans for expansion;

      o  our ability to fund our capital requirements;

      o  regulatory considerations; and

      o  other factors our board deems relevant.

     Our existing credit agreements prohibit our payment of dividends, and we expect that our new credit facility will also prohibit our payment of dividends.

                                    DILUTION

     If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering.

     Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the pro forma number of shares of common stock then outstanding. Our pro forma net tangible book value
at September 30, 2000, would have been $(87.8) million, or $      per share of
common stock, after giving effect to the conversion of our shares of Class A common stock and Series C convertible preferred stock and of our convertible subordinated note with Baylor into shares of common stock upon completion of
this offering. After giving further effect to the sale of the        shares of
common stock in this offering at an assumed initial public offering price of
$           per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book
value at September 30, 2000, would have been $22.3 million, or $      per share.
This represents an immediate increase in pro forma net tangible book value of
$           per share to existing stockholders and an immediate dilution of
$           per share to new investors purchasing common stock in this offering.
The following table illustrates this per share dilution:

                                         PER SHARE
                                         ---------
Assumed initial public offering price.................................   $
     Actual net tangible book value at September 30, 2000.............
     Decrease attributable to common and preferred stock conversion...
     Pro forma net tangible book value before this offering...........
     Increase attributable to new investors...........................
Pro forma net tangible book value after this offering.................
                                                                         -------
Dilution in pro forma net tangible book value to new investors (1)....   $
------------
(1) If the underwriters' over-allotment option is exercised in full, dilution
    per share to new investors will be $       .

     If the acquisition of OrthoLink Physicians Corporation had occurred as of September 30, 2000, our pro forma net tangible book value at that date would
have been $(73.5) million, or $               per share. After giving effect to
the receipt of the estimated net proceeds of this offering, our pro forma net
tangible book value would be approximately $36.6 million, or $      per share.
This would represent an immediate increase in pro forma net tangible book value
of $      per share to existing stockholders and an immediate dilution in net
tangible book value of $           per share to new investors.

     The following table summarizes as of September 30, 2000, on the pro forma basis described above, the total number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid by existing stockholders and by new investors purchasing shares of common stock from us in this offering at an assumed initial public offering price of $ per share and before deducting underwriting discounts and commissions and estimated offering expenses:

                                          SHARES PURCHASED        TOTAL CONSIDERATION
                                         -------------------      -------------------      AVERAGE PRICE
                                          NUMBER     PERCENT       AMOUNT     PERCENT        PER SHARE
                                         --------    -------      --------    -------      -------------
                                               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Existing common stockholders.........                      %      $                 %
Existing stockholders --                                                                     $
     conversion of preferred stock...
New investors (1)....................
                                         --------     -----       --------     -----
Total................................                 100.0%      $            100.0%
                                         ========     =====       ========     =====

------------
(1) If the underwriters' over-allotment option is exercised in full, we will
    sell an additional        shares.

     The foregoing discussion and tables assume no exercise of outstanding stock options or warrants. As of September 30, 2000, there were options outstanding to purchase a total of 3,008,300 shares of our common stock at a weighted average exercise price of $3.21 per share, warrants outstanding to purchase a total of 900,000 shares of our common stock at a weighted average exercise price of $0.45 per share and 6,000,000 shares reserved for future grants under our stock option plans and employee stock purchase plan. Subsequent to September 30, 2000 and through January 31, 2001, we

       o granted options to purchase 1,016,000 shares of our common stock under our 1998 stock option and restricted stock purchase plan, referred to as our 1998 stock option plan, at a weighted average exercise price of $4.50 per share, and

       o cancelled 35,000 options to purchase shares of our common stock under our 1998 stock option plan.

     In February 2001, in connection with our acquisition of OrthoLink Physicians Corporation, we issued 9,961,737 shares of our common stock for all of the outstanding capital stock of OrthoLink in a transaction accounted for as a purchase. In addition, we assumed options to purchase shares of OrthoLink common stock that we converted into options to purchase 1,895,942 shares of our common stock. To the extent that any of these stock options or warrants are exercised, there will be further dilution to new investors. See "Capitalization," "Management -- Stock Option and Restricted Stock Purchase Plan," "Management -- 2001 Equity-Based Compensation Plan," "Management -- Employee Stock Purchase Plan" and notes 11 and 16 to our consolidated financial statements included elsewhere in this prospectus.

                                 CAPITALIZATION

     The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2000:

     o  on an actual basis; and

     o  on a pro forma basis to give effect to:

          o the issuance of 9,961,737 shares of our common stock in connection with our acquisition of OrthoLink Physicians Corporation in February 2001;

          o the conversion of all of our Class A common stock and Series C convertible preferred stock and of our convertible subordinated note with Baylor into shares of common stock upon the completion of this offering;

          o  the sale of             shares of common stock in this offering at
             an assumed initial public offering price of $     per share; and

          o the application of the net proceeds to repay a portion of our outstanding indebtedness and to redeem all outstanding shares of our Series A redeemable preferred stock as set forth under "Use of Proceeds."

     You should read this table together with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

                                                        AS OF SEPTEMBER 30, 2000
                                                         ----------------------
                                                          ACTUAL      PRO FORMA
                                                         ---------    ---------
                                                             (IN THOUSANDS)
Cash and cash equivalents .............................  $   6,422    $  10,764
                                                         =========    =========
Current portion of long-term debt .....................  $   5,514    $   7,814
Long-term debt:
  Senior debt .........................................     91,410       53,658
  Subordinated debt ...................................     54,420       51,133
  Other long-term debt ................................     11,515       21,229
                                                         ---------    ---------
       Total long-term debt ...........................    157,346      126,021
                                                         ---------    ---------
Series A redeemable preferred stock $.01 par value;
  31,200 shares authorized, issued and outstanding,
  actual; no shares authorized, issued or
  outstanding, pro forma ..............................     32,175         --
Stockholders' equity:
  Series C convertible preferred stock $.01 par value;
     18,750 shares authorized, issued and outstanding,
     actual; no shares authorized, issued or
     outstanding, pro forma ...........................     19,421         --
  Class A common stock $.01 par value; 30,000,000
     shares authorized, 23,519,534 shares issued and
     outstanding, actual; no shares authorized, issued
     or outstanding, pro forma ........................        235
  Class B common stock $.01 par value; 3,000,000 shares
     authorized, no shares issued and outstanding,
     actual; no shares authorized, issued or
     outstanding, pro forma ...........................       --
  Common stock $.01 par value; 40,000,000 shares
     authorized, 510,140 shares issued and outstanding,
     actual; shares authorized, shares issued and
     outstanding, pro forma ...........................          5
  Additional paid-in capital ..........................     60,422
  Treasury stock ......................................       (344)
  Receivables from sales of common stock ..............     (2,179)
  Accumulated other comprehensive loss, net of tax ....    (15,123)
  Accumulated deficit .................................    (13,800)
                                                         ---------    ---------
     Total stockholders' equity .......................     48,637      210,169
                                                         ---------    ---------
       Total capitalization ...........................  $ 243,672    $ 344,003
                                                         =========    =========

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The selected consolidated statement of operations data set forth below for the period from February 27, 1998 (inception) through December 31, 1998 and the year ended December 31, 1999, and the consolidated balance sheet data at December 31, 1998 and 1999, are derived from our consolidated financial statements. These financial statements, which have been audited by KPMG LLP, are included elsewhere in this prospectus, and are qualified by this reference to them. The selected consolidated statement of operations data for the nine months ended September 30, 1999 and 2000, and the consolidated balance sheet data at September 30, 2000, are derived from unaudited financial statements included elsewhere in this prospectus. We have prepared the unaudited information on the same basis as the audited consolidated financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our consolidated financial position at that date and our consolidated operating results for this period.

     The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read the selected financial information set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

     When we use the term "EBITDA," we are referring to earnings before interest, taxes, depreciation and amortization. EBITDA should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or any other measure of operating performance calculated in accordance with generally accepted accounting principles. EBITDA is widely used by financial analysts as a measure of financial performance. Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

                                            PERIOD FROM
                                           FEBRUARY 27,
                                         1998 (INCEPTION)                            NINE MONTHS ENDED
                                              THROUGH          YEAR ENDED              SEPTEMBER 30,
                                           DECEMBER 31,       DECEMBER 31,    --------------------------------
                                               1998               1999             1999              2000
                                         -----------------    ------------    --------------    --------------
                                                                              (UNAUDITED)       (UNAUDITED)
                                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Total revenues.........................            $20,572           $70,413          $48,233           $98,770
Operating expenses excluding depreciation
  and amortization.....................             22,788            65,634           45,587            82,392
Depreciation and amortization..........              2,015             7,875            5,532             9,295
                                                   -------           -------          -------           -------
Operating income (loss)................             (4,231)           (3,097)          (2,886)            7,083
Other income (expense):
    Interest income....................                722               329              252               496
    Interest expense...................               (497)           (3,144)          (1,772)           (8,267)
    Other expense......................               (246)             (362)            (123)              (50)
                                                   -------           -------          -------           -------
Loss before minority interest..........             (4,252)           (6,275)          (4,529)             (737)
Minority interest in (income) loss of
  consolidated subsidiaries............                 23              (118)            (137)           (1,232)
Net loss...............................            $(3,928)          $(6,844)         $(4,965)          $(3,028)
Net loss attributable to common
  shareholders(a)......................             (4,356)           (8,540)          (6,237)           (8,046)
Net loss per share attributable to common
  shareholders:
    Basic..............................            $ (0.43)          $ (0.39)         $ (0.28)          $ (0.35)
    Diluted............................              (0.43)            (0.39)           (0.28)            (0.35)
Weighted average number of common shares
  outstanding and common equivalent
  shares:
    Basic..............................             10,099            21,924           21,942            23,109
    Diluted............................             10,099            21,924           21,942            23,109
OTHER DATA:
EBITDA.................................            $(2,216)          $ 4,778          $ 2,646           $16,378
EBITDA as a % of revenue...............              (10.8)%             6.8%             5.5%             16.6%
EBITDA less minority interest..........            $(2,193)          $ 4,660          $ 2,509           $15,146
EBITDA less minority interest as a % of
  revenue..............................              (10.7)%             6.6%             5.2%             15.3%

(a) Includes preferred stock dividends of $428,050, $1,695,803, $1,271,850 and $5,018,265 for the period from February 27, 1998 (inception) through December 31, 1998, the year ended December 31, 1999 and the nine months ended September 30, 1999 and 2000.

                                          AS OF DECEMBER 31,         AS OF
                                         --------------------    SEPTEMBER 30,
                                           1998        1999           2000
                                         --------    --------    --------------
                                                                 (UNAUDITED)
                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital......................    $ 18,490    $ 10,461       $  3,201
Total assets.........................     124,792     176,703        292,755
Total long-term debt.................      11,675      72,684        162,860
Redeemable preferred stock...........      34,344      36,040         32,175
Total stockholders' equity...........      52,103      36,571         48,637

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Consolidated Financial and Other Data" and our consolidated financial statements and related notes included elsewhere in this prospectus.

OVERVIEW

     We were organized in February 1998 and we operate surgery centers and private surgical hospitals in the United States, Spain and the United Kingdom. We began operations on February 27, 1998, and our first acquisition was one hospital and a group of clinics located in Barcelona, Spain in April 1998. We have grown through the acquisition of additional facilities in Spain, the United States and the United Kingdom as well as the development of new facilities in the United States. We have ownership interests in 28 surgery centers and one private surgical hospital and manage five additional surgery centers in the United States. Also in the United States, we own interests in and will operate five surgery centers and one private surgical hospital that are currently under construction and have identified five additional markets for possible acquisition or development projects. In Spain, we own and operate six private surgical hospitals, two surgery centers and a diagnostic facility. In the United Kingdom, we own and operate two private surgical hospitals and are developing a cancer center. For the year ended December 31, 1999, our first full year in operation, we generated $70.4 million of revenues and $4.7 million of EBITDA less minority interest. For the nine months ended September 30, 2000, our revenues had grown to $98.8 million and our EBITDA less minority interest had grown to $15.1 million.

ACQUISITIONS, EQUITY INVESTMENTS AND DEVELOPMENT PROJECTS

     On February 12, 2001, we completed a merger with OrthoLink Physicians Corporation effective February 1, 2001. The transaction was funded through the issuance of 9,961,737 shares of our common stock to OrthoLink stockholders. OrthoLink was incorporated in 1996 and, as of February 1, 2001, held a direct or indirect ownership interest in eight surgery centers, one of which we also held an ownership interest in and managed. OrthoLink managed six of the eight surgery centers in which it held an ownership interest and managed two additional surgery centers in which it had no ownership interest. OrthoLink also provides specialized management services for hospitals. In addition. OrthoLink has service agreements with 14 physician groups in six states. For the nine months ended September 30, 2000, OrthoLink had pro forma revenues of $26.3 million.

     During the first quarter of 2000, we acquired a majority interest in a hospital and a radiology center in Madrid, Spain through two separate transactions. We paid approximately $19.2 million for these two acquisitions, which we borrowed under a credit agreement denominated in Euros with a commercial lender. Also, during the first quarter of 2000, we opened two newly developed surgery centers in the United States. We have management contracts with and a minority ownership interest in each of these two centers. In April 2000, we acquired 100% of the outstanding common stock of a holding company incorporated in England and Wales that owns and operates two private surgical hospitals in England. We paid approximately $89.2 million in cash for that acquisition, approximately $54.0 million of which we borrowed under a credit agreement denominated in British pounds with a commercial lender.

     During 1999, we acquired interests in seven surgery centers in the United States and opened three additional newly developed surgery centers. We have management agreements with all of these centers and have ownership interests in nine of the ten, ranging from 10% to 100%. Our total investment related to these centers was approximately $42.1 million, $3.3 million of which we financed through convertible subordinated notes issued to a seller and the remaining $38.8 million of which we paid in cash. Additionally during 1999, we acquired a majority interest in a surgery center in Spain for approximately $1.6 million in cash.

     During 1998, we acquired four hospitals and a diagnostic center in Spain for total consideration of approximately $46.3 million. Also during 1998, we acquired ownership interests, ranging from 30% to 100%, in nine existing surgery centers in the United States and a project then under development of a surgery center in the United States, which opened during 1999. We entered into management contracts for these ten centers as well as management contracts with two additional surgery centers in the United States during 1998. Our investment in these United States centers totaled approximately $36.6 million in 1998, $4.5 million of which we funded with our capital stock and the remaining $32.1 million of which we paid in cash.

SOURCES OF REVENUE

     Revenues include:

     o net patient services revenues for the facilities that we consolidate for financial reporting purposes, which are typically those in which we have ownership interests of greater than 50%, and

     o management fees earned from, and our share of net income of, the non-consolidated facilities that we account for under the equity method of accounting. These amounts are included in revenues as these operations are central to our business strategy.

For the nine months ended September 30, 2000, revenue from net patient services represented approximately 96% of our total revenues and management fees from, and our share of net income of, the non-consolidated facilities accounted for under the equity method of accounting together with other income represented approximately 4% of our total revenues. For 1999, revenue from net patient services represented approximately 91% of our total revenues and management fees from, and our share of net income of, the non-consolidated facilities accounted for under the equity method of accounting together with other income represented approximately 9% of our total revenues. For the 1998 fiscal period, revenue from net patient services represented approximately 93% of our total revenues and management fees from, and our share of net income of, the non-consolidated facilities accounted for under the equity method of accounting together with other income represented approximately 7% of our total revenues.

     For the nine months ended September 30, 2000, approximately 43% of our revenues were generated from operations in Spain, 39% from the United States and 18% from the United Kingdom. For 1999 and 1998, respectively, these percentages were 67% and 91% for Spain and 33% and 9% for the United States. We did not operate in the United Kingdom before April 1, 2000.

RESULTS OF OPERATIONS

     The following table summarizes certain statements of operations items expressed as a percentage of revenues for the periods indicated:

                                                                                       NINE MONTHS
                                                                                          ENDED
                                          FEBRUARY 27, 1998                           SEPTEMBER 30,
                                         (INCEPTION) THROUGH       YEAR ENDED        ----------------
                                          DECEMBER 31, 1998     DECEMBER 31, 1999    1999       2000
                                         -------------------    -----------------    -----      -----
Total revenues.......................           100.0%                100.0%         100.0%     100.0%
Total operating expenses, excluding
  depreciation and amortization......           110.8                  93.2           94.5       83.4
                                                -----                 -----          -----      -----
EBITDA...............................           (10.8)                  6.8            5.5       16.6
Minority interest in (income) loss of
  consolidated subsidiaries..........            (0.1)                  0.2            0.3        1.2
                                                -----                 -----          -----      -----
EBITDA less minority interest........           (10.7)                  6.6            5.2       15.3
Depreciation and amortization........             9.8                  11.2           11.5        9.4
Interest and other expense (income),
  net................................            (0.1)                  4.5            3.4        7.9
                                                -----                 -----          -----      -----
Loss before income taxes.............           (20.6)                 (9.1)          (9.7)      (2.0)
Income tax (expense) benefit.........            (1.5)                  0.6            0.6        1.1
                                                -----                 -----          -----      -----
Net loss.............................           (19.1)%                (9.7)%        (10.3)%     (3.1)%
                                                =====                 =====          =====      =====

NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1999

     Revenues increased by $50.5 million, or 105%, to $98.8 million for the nine months ended September 30, 2000 from $48.2 million for the nine months ended September 30, 1999. Of this increase in revenues, $25.9 million was contributed by facilities we acquired during 2000, of which $17.3 million was generated by the two hospitals we acquired in the United Kingdom on April 1, 2000 and $7.5 million was generated by two facilities we acquired in Spain in March 2000 and November 2000. The exchange rate of the Euro to the U.S. dollar declined during the first nine months of 2000, resulting in a negative impact of $4.4 million on same store revenues for the facilities in Spain relative to 1999. Excluding this foreign exchange impact, same store facilities in Spain contributed $39.6 million to consolidated revenues in the first nine months of 2000, an increase of $4.4 million over the same period in 1999. The remaining increase in revenues was contributed by same store U.S. facilities, which increased 188% to $38.7 million for the nine months ended September 30, 2000 versus $13.4 million for the nine months ended September 30, 1999.

     Operating expenses, excluding depreciation and amortization, increased by $36.8 million, or 81%, to $82.4 million for the nine months ended September 30, 2000 from $45.6 million for the nine months ended September 30, 1999. Operating expenses as a percentage of revenues decreased to 83.4% for the nine months ended September 30, 2000 from 94.5% for the nine months ended September 30, 1999, primarily as a result of leveraging our corporate overhead expenses over the increased revenue contributed by our facilities.

     EBITDA less minority interest increased $12.6 million, or 504%, to $15.1 million for the nine months ended September 30, 2000 from $2.5 million for the nine months ended September 30, 1999. EBITDA less minority interest, as a percentage of revenues, increased to 15.3% for the nine months ended
September 30, 2000 from 5.2% for the nine months ended September 30, 1999, primarily as a result of leveraging our corporate overhead expenses over the increased revenue contributed by our facilities.

     Depreciation and amortization increased to $9.3 million, or 68%, for the nine months ended September 30, 2000 from $5.5 million for the nine months ended September 30, 1999. The $3.8 million increase resulted from the amortization of goodwill and the depreciation of property and equipment we acquired during 1999 and 2000.

     Interest expense, net of interest income, increased 411% to $7.8 million for the nine months ended September 30, 2000 from $1.5 million for the nine months ended September 30, 1999. Of the $6.3 million increase, approximately $2.1 million related to borrowings to finance acquisitions in Spain and the United Kingdom and the remainder of the increase was incurred in the U.S. as a result of the additional subordinated and commercial long-term debt incurred to finance acquisitions.

     Provision for income taxes increased 254% to $1.1 million for the nine months ended September 30, 2000 from $0.3 million for the nine months ended September 30, 1999. The $0.8 million increase resulted from taxable income in certain of our subsidiaries. Income tax regulations in Spain do not allow pretax losses from one legal entity to offset pretax income in other entities until common ownership at certain levels exists for a specified period of time. Additionally, in some instances, state income tax regulations in the U.S. prevent this type of offsetting for state income tax purposes. Accordingly, we have incurred income tax expense in spite of our consolidated operating losses.

     Net loss decreased by $1.9 million, or 39%, to $3.0 million for the nine months ended September 30, 2000 from $5.0 million for the nine months ended September 30, 1999 primarily as a result of the factors discussed above.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE PERIOD FROM FEBRUARY 27, 1998 (INCEPTION) THROUGH DECEMBER 31, 1998

     We do not believe that our results for the year ended December 31, 1999 are comparable to the period from February 27, 1998 through December 31, 1998, which we refer to as the "1998 fiscal period," because in the 1998 fiscal period we had fifty-seven fewer days of operations than we did in 1999.

     Revenues increased by $49.8 million, or 242%, to $70.4 million for the year ended December 31, 1999 from $20.6 million for the 1998 fiscal period. Our Spanish facilities contributed $28.3 million of this increase in revenues and our U.S. facilities contributed the remaining $21.5 million. We completed our initial acquisition of an operating entity, which owned a hospital and a group of clinics in Barcelona, Spain, in April 1998. We completed our acquisition of our initial U.S. operating entity in July 1998. Accordingly, all of our facilities contributing to our 1999 revenue were not owned or were not operational (in the case of development projects that opened during 1999) for a significant portion of the 1998 fiscal period.

     Operating expenses, excluding depreciation and amortization, increased by $42.8 million, or 188%, to $65.6 million in 1999 from $22.8 million in the 1998 fiscal period. This increase was primarily the result of our acquisitions and the development of facilities in 1998 and 1999 that we did not own or operate for a significant portion of the 1998 fiscal period. Operating expenses as a percentage of revenues decreased to 93.2% in 1999 from 110.8% for the 1998 fiscal period.

     EBITDA less minority interest increased $6.9 million to $4.7 million for the year ended December 31, 1999 from $(2.2) million for the 1998 fiscal period. EBITDA less minority interest, as a percentage of revenues, increased to 6.6% for the year ended December 31, 1999 from (10.7)% for the 1998 fiscal period, as a result of our leveraging of expenses.

     Depreciation and amortization increased 291% to $7.9 million for the year ended December 31, 1999 from $2.0 million for the 1998 fiscal period. The
$5.9 million increase was a result of amortization of the goodwill and depreciation of the property and equipment associated with the acquisitions completed during these periods.

     For the year ended December 31, 1999, interest expense, net of interest income was $2.8 million, as we borrowed funds from commercial lenders and issued subordinated notes to finance acquisitions. Interest income, net of interest expense, was $0.2 million for the 1998 fiscal period as a result of investing proceeds from our initial equity fundings prior to use of those funds for acquisitions.

     Provision for income taxes increased to $0.5 million for the year ended December 31, 1999 from an income tax benefit of $0.3 million for the 1998 fiscal period. The increase was a result of tax regulations restricting the offsetting of taxable income of legal entities with taxable losses at other legal entities. The income tax benefit of $0.3 million recognized for the 1998 fiscal period was a result of net operating loss carryforwards for some of our Spanish subsidiaries that were deemed realizable under U.S. generally accepted accounting principles.

     Net loss increased by $2.9 million, or 74%, to $6.8 million for the year ended December 31, 1999 from $3.9 million for the 1998 fiscal period primarily as a result of the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

     We have used capital principally to acquire and develop surgery centers and private surgical hospitals. Our cash flows from operations decreased by $1.5 million to $2.1 million for the nine months ended September 30, 2000 from flows from operations of $3.6 million for the nine months ended September 30, 1999. Our cash flows from operations increased by $3.6 million, or 575%, for the year ended December 31, 1999 to $4.2 million from $0.6 million for the 1998 fiscal period. For the period from inception, February 27, 1998, through September 30, 2000, our cash requirements for acquisitions and purchases of property and equipment totaled $185.8 million, which we funded with a combination of $105.3 million we raised from the issuance of capital stock, $6.9 million of cash flows from operations and net borrowings of $79.1 million.

     At September 30, 2000, we had working capital of $3.2 million. We have credit agreements with commercial lenders in each of the three countries in which we operate. Our credit agreement in Spain provides for total borrowings of up to 100 million Euros (approximately
$88.0 million as of September 30, 2000) with borrowing availability calculated quarterly based on trailing EBITDA, including historical EBITDA of acquired entities. Borrowings under this agreement may be used for acquisitions of healthcare facilities in Spain or Portugal and working capital purposes, bear interest at rates ranging from 0.75% to 1.75% over Euribor and mature on December 31, 2007. At September 30, 2000, approximately $19.7 million was outstanding under this agreement, representing the entire amount available for borrowing at that date.

     The credit agreement in the United Kingdom provides for total borrowings of Pounds 42.0 million (approximately $62.0 million as of September 30, 2000) under three separate facilities. In April 2000, we borrowed approximately $54.0 million under the term facility of this agreement to fund a portion of the purchase price of the acquisition of two hospitals in London. At September 30, 2000, total outstanding borrowings under this term facility were approximately $50.0 million. Of the remaining approximately $12.0 million available for borrowings under this agreement, we intend to use approximately $10.0 million to fund a portion of the estimated $13.0 million cost of constructing a cancer center near Parkside Hospital in southwest London and the remaining $2.0 million for working capital purposes in the United Kingdom. See "Business -- Operations in United Kingdom." Borrowings under this agreement bear interest at rates of 1.50% to 2.00% over LIBOR and mature in April 2010. We were not in compliance with the cash flow and loan to EBITDA covenants under our term facility at December 31, 2000 and the lender has waived our compliance with such covenants. Following the completion of this offering, we believe we will be in compliance with all of our covenants under this facility. In the event this offering is not consummated the Company will seek additional financing from Welsh, Carson, Anderson & Stowe.

     Our revolving credit agreement with Chase provides for borrowings of up to $35.0 million to be utilized for general corporate purposes. Borrowings under this agreement bear interest at a rate of 1.00% over LIBOR and mature on June 30, 2001. At September 30, 2000, $20.0 million was outstanding under this agreement.

     Our Bank of America credit agreement provides for borrowing of up to $45.0 million to be utilized for general corporate purposes. Borrowings under this agreement bear interest at rates of 1.75% to 3.25% over LIBOR and mature on December 28, 2001.

     We intend to use the net proceeds of this offering together with the proceeds of a new credit facility to repay in full the outstanding principal balance under our Chase and Bank of America credit facilities, plus accrued and unpaid interest.

     We are in negotiations with lenders to enter into a $75.0 million credit facility to replace our Chase and Bank of America credit facilities. To the extent that our net proceeds from this offering are not sufficient to repay in full all outstanding debt under the revolving credit agreement with Chase and the revolving credit agreement with Bank of America, we intend to borrow the additional amounts needed under our new domestic credit facility. Based on our
assumed initial offering price of $      per share, we would be required to
borrow approximately $      million under this new facility.

     Currently, we have (1) five surgery centers and one private surgical hospital that are under construction in the United States, (2) one cancer center under development in the United Kingdom and (3) a non-binding letter of intent to purchase an additional center in the United States. A typical surgery center costs five to six million dollars to construct and fit out with equipment. These costs vary depending on the range of specialties that will be undertaken at the facility. We typically fund development costs with approximately 50% debt at the facility level with the remainder provided as equity from the owners of the facility. Our ownership interests range from 10% to 100%, although we anticipate that our ownership interest in future facilities will range from 30% to 60%.

     We expect that cash flows from operations, existing funds and borrowings under our credit facilities will be sufficient to fund our operations and our identified capital requirements for the year following this offering. However, we may need to increase our borrowings or obtain additional capital, possibly by issuing additional equity or debt securities, to complete future acquisitions after that year. We may also use our securities to complete acquisitions. We cannot assure you that needed capital will be available on terms acceptable to us, if at all. If we are unable to obtain funds when needed or on terms acceptable to us, we will be required to curtail our acquisition and development programs.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We have exposure to interest rate risk related to our financing, investing and cash management activities. Our financing arrangements with banks are based on the spread over LIBOR or Euribor. Our financing arrangements with private equity firms are based on fixed rates. Inflation and changing prices have not significantly affected our operating results or the markets in which we perform services.

     We currently have an interest rate swap transaction agreement for a notional amount of $4.0 million under which we pay a fixed rate of interest hedging against the variable interest rates charged under our financing arrangements with banks. The interest rate swap expires in the year 2009 which coincides with the maturity date on the related loan.

     Our international revenues are a growing portion of our total revenues; we are exposed to risks associated with operating internationally, including the following:

      o  foreign currency exchange risk; and

      o  taxes and regulatory changes.

     Historically, we have not held or issued derivative financial instruments. We do not use derivative financial instruments for speculative purposes. Our international operations in some instances operate in a natural hedge because both operating expenses and revenues are denominated in local currency.

NEW ACCOUNTING PRONOUNCEMENTS

     In 2001, we plan to adopt Statement of Financial Accounting Standards
No. 133, "Accounting for Derivatives Instruments and Hedging Activities," as amended by SFAS 137. This standard will require us to recognize all derivative financial instruments on our balance sheet at fair value with changes in fair value recorded to the statement of operations or comprehensive income, depending on the nature of the investment. Because our interest rate swap agreement is our only derivative financial instrument, we do not expect the adoption of the standard to have a material effect on our consolidated financial statements.

                                    BUSINESS

OVERVIEW

     We own and operate surgery centers and private surgical hospitals in the United States, Spain and the United Kingdom. We focus on providing high quality surgical facilities that meet the needs of patients, physicians and payors better than hospital-based and other outpatient surgical facilities. We believe that our facilities (1) enhance the quality of care and the healthcare experience of patients, (2) offer significant administrative, clinical and economic benefits to physicians and (3) offer an efficient and low cost alternative to payors. We acquire and develop our facilities through the formation of strategic relationships with physicians and healthcare systems to better access and serve the communities in our markets. Our operating model is efficient, scalable and portable and we have adapted it to each of our national markets. We believe that our acquisition and development strategy and operating model enable us to continue to grow by taking advantage of highly-fragmented markets and an increasing demand for outpatient surgery.

     Since physicians provide and influence the direction of healthcare worldwide, we have developed our operating model to encourage physicians to affiliate with us and to use our facilities. We have designed our facilities, structured our strategic relationships and adopted staffing, scheduling and clinical systems and protocols to increase physician productivity. We believe that our focus on physician satisfaction, combined with providing high quality healthcare in a friendly and convenient environment for patients, will continue to increase the number of procedures performed at our facilities each year.

     Donald E. Steen, our chairman and chief executive officer, and Welsh, Carson, Anderson & Stowe formed United Surgical Partners International in February 1998. We have ownership interests in 28 surgery centers and one private surgical hospital and manage five additional surgery centers in the United States. Also in the United States, we own interests in and will operate five surgery centers and one private surgical hospital that are currently under construction and have identified five additional markets for possible acquisition or development projects. In Spain, we own and operate six private surgical hospitals, two surgery centers and a diagnostic facility. In the United Kingdom, we own and operate two private surgical hospitals and are developing a cancer center. Our revenues increased 105% to $98.8 million in the first nine months of 2000 from $48.2 million in the first nine months of 1999. Our EBITDA less minority interest increased 504% to $15.1 million in the first nine months of 2000 from $2.5 million in the first nine months of 1999. Pro forma revenues and EBITDA less minority interest for the first nine months of 2000 were $135.1 million and $27.4 million, respectively.

INDUSTRY BACKGROUND

     We believe many physicians prefer surgery centers and private surgical hospitals to general acute care hospitals because surgery centers and private surgical hospitals enhance physicians' productivity, which increases the number of surgeries they can perform in a given amount of time. In addition, these facilities usually provide physicians with greater scheduling flexibility, more consistent nurse staffing and faster turnaround time between cases. While surgery centers and private surgical hospitals generally perform scheduled surgeries, private acute care hospitals and national health service facilities generally provide a broad range of services, including high priority and emergency procedures. Medical emergencies often demand the unplanned use of operating rooms and result in the postponement or delay of scheduled surgeries, disrupting physicians' practices and inconveniencing patients. Surgery centers and private surgical hospitals in both the United States and Western Europe are designed to improve physician work environments and improve physician efficiency. In Western Europe, our surgery centers are also designed to provide an opportunity to physicians to supplement their incomes. In addition, many physicians choose to perform surgery in facilities like ours because their patients prefer the comfort of a less institutional atmosphere, and the convenience of simplified admissions and discharge procedures.

     UNITED STATES

     According to SMG Marketing Group Inc.'s Freestanding Outpatient Surgery Center Directory, the number of outpatient surgery cases performed in freestanding surgery centers increased 191% from

2.3 million in 1990 to 6.7 million in 2000. Outpatient surgical procedures represented approximately 15% of all surgical procedures performed in the United States in 1980 compared to approximately 70% in 2000. New surgical techniques and technology, as well as advances in anesthesia, have significantly expanded the types of surgical procedures that are being performed in surgery centers and have helped drive the growth in outpatient surgery. Lasers, arthroscopy, enhanced endoscopic techniques and fiber optics have reduced the trauma and recovery time associated with many surgical procedures. Improved anesthesia has shortened recovery time by minimizing post-operative side effects such as nausea and drowsiness, thereby avoiding the need for overnight hospitalization in many cases. In addition, some states in the United States now permit surgery centers to keep a patient for up to 23 hours. This allows more complex surgeries, previously only performed in an inpatient setting, to be performed in a surgery center.

     In addition to these technological and other clinical advancements, a changing payor environment has contributed to the rapid growth in outpatient surgery in recent years. Government programs, private insurance companies, managed care organizations and self-insured employers have implemented cost containment measures to limit increases in healthcare expenditures, including procedure reimbursement. These cost containment measures have greatly contributed to the significant shift in the delivery of healthcare services away from traditional inpatient hospitals to more cost-effective alternate sites, including surgery centers. We believe that surgery performed at a surgery center is generally less expensive than hospital-based outpatient surgery because of lower facility development costs, more efficient staffing and space utilization and a specialized operating environment focused on cost containment.

     Today, large healthcare systems in the United States generally offer both inpatient and outpatient surgery on site. In addition, a number of nonprofit healthcare systems have begun to expand their portfolios of facilities and services by entering into strategic relationships with specialty operators of surgery centers. These strategic relationships enable nonprofit healthcare systems to offer patients, physicians and payors the cost advantages, convenience and other benefits of outpatient surgery in a freestanding facility. Further, these relationships allow the nonprofit healthcare systems to focus their attention and resources on their core business without the challenge of acquiring, developing and operating these facilities. According to SMG Marketing Group, as of June 30, 2000, there were 3,191 freestanding surgery centers in the United States, of which 3% were owned by healthcare systems and 27% were owned by corporate entities. The remaining 70% were independently owned, primarily by physicians.

     WESTERN EUROPE

     Most countries in Western Europe provide their populations with some level of government funded healthcare. Despite the success of these public programs, the practical limitations of these systems have resulted in delays or rationing of elective surgeries and certain other procedures. In many of these countries, funding and capacity constraints of public healthcare systems have created an opportunity for private healthcare systems to develop.

     While Spain's national health service covers substantially all of the country's population, a private healthcare industry has emerged that currently serves the 17.2% of Spain's population that maintains private insurance and another growing portion of the population that pays for elective procedures from personal funds. Total healthcare expenditures in Spain grew from 5.9% of gross domestic product, or GDP, in 1997 to 7.6% in 1998. In addition, Spain's GDP and wages have experienced compound annual growth of 1.9% and 2.6%, respectively, from 1975 to 1998. We believe that these increases support our view that the number of privately insured citizens, the amount of private healthcare expenditures and the resulting demand for private networks such as ours will continue to grow. We also believe that the growth in Spain's private healthcare industry has been driven in large part by an increase in the number of employers offering private insurance as a benefit to their employees. Like their U.S. counterparts, private insurance companies in Spain typically offer comprehensive health coverage. Since only 57 of the 347 private surgical hospitals in Spain are owned by multi-facility systems, we believe an opportunity exists to build a private hospital network that will enable us to negotiate more effectively with the country's large health insurance companies. Our facilities also supplement the national health service as public hospitals sometimes refer overload cases to our facilities.

We are able to accept or reject these cases based on the available capacity of our facilities and the profitability of the cases. As of September 30, 2000, we derived approximately 65.0% of our revenues in Spain from private insurance and approximately 22.0% of our revenues in Spain from private pay.

     The United Kingdom also provides government funded healthcare to all of its residents through a national health service. It, however, is also subject to funding and capacity limitations. Since the demand for healthcare services exceeds the public system's capacity, U.K. residents may encounter waiting lists for elective surgery of up to 18 months as well as delays in obtaining cancer biopsies and other diagnostic procedures. The World Health Organization reports that 25,000 people die unnecessarily of cancer in Britain each year due to underfinanced and poorly managed cancer programs. In response to these shortfalls, private healthcare networks and private insurance companies have developed in the United Kingdom. Approximately 11.0% of the U.K. population has private insurance to cover elective surgical procedures, and another rapidly growing segment of the population pays for elective procedures from personal funds. As of September 30, 2000, in the United Kingdom, we derived approximately 58.0% of our revenues from private insurance and approximately 31.0% of our revenues from private pay patients.

OUR BUSINESS STRATEGY

     Our goal is to steadily increase our revenues and cash flows by becoming a leading operator of surgery centers and private surgical hospitals in the United States and selected nations in Western Europe. The key elements of our business strategy are to:

     o  attract and retain top quality surgeons and other physicians,

     o grow through selective acquisitions and development of surgery centers and private surgical hospitals,

     o  pursue strategic relationships with healthcare systems,

     o  expand selectively in Western Europe, and

     o  enhance operating efficiencies.

     ATTRACT AND RETAIN TOP QUALITY SURGEONS AND OTHER PHYSICIANS

     Since physicians provide and influence the direction of healthcare worldwide, we have developed our operating model to encourage physicians to affiliate with us and to use our facilities. We believe we attract physicians because we design our facilities, structure our strategic relationships and adopt staffing, scheduling and clinical systems and protocols to increase physician productivity and promote their professional and financial success. We believe this focus on physicians, combined with providing high quality healthcare in a friendly and convenient environment for patients, will continue to increase case volumes at our facilities. In addition, in the United States, we generally offer physicians the opportunity to purchase equity interests in the facilities they use. We believe this opportunity attracts quality physicians to our facilities and ownership increases the physicians' involvement in facility operations, enhancing quality of patient care, increasing productivity and reducing costs. In addition, we believe our recent acquisition of OrthoLink will strengthen our ability to attract leading physicians in the profitable field of orthopedics.

     GROW THROUGH SELECTIVE ACQUISITIONS AND DEVELOPMENT

     We intend to continue to enter targeted markets by acquiring and developing surgical facilities. In the United States, we expect to do this primarily in conjunction with a local healthcare system or hospital. We typically target the acquisition or development of multi-specialty centers that perform high volume, non-emergency, lower risk procedures requiring lower capital and operating costs than hospitals. In addition, we will also consider the acquisition of multi-facility companies. Since inception, we have successfully acquired and integrated facilities, generating average EBITDA less minority interest growth of 19.0% over the twelve months following acquisition.

     In determining whether to enter a new market, we examine numerous criteria, including:

     o  the potential to achieve strong increases in revenues and cash flows;

     o  the size of the market;

     o  the number of surgical facilities in the market;

     o the number and nature of outpatient surgical procedures performed in the market;

     o  the case mix of the facilities to be acquired;

     o whether the physicians, healthcare systems and payors in the market are receptive to surgery centers;

     o whether the facility is well-positioned to negotiate agreements with insurers, other payors and suppliers; and

     o  licensing and other regulatory considerations.

     Upon identifying a target facility, we conduct financial, legal, engineering, operational, technology and systems audits of the facility and conduct interviews with the facility's management, affiliated physicians and staff. Once we acquire or develop a facility, we focus on upgrading systems and protocols, including implementing USPI's EDGE, to increase case volume and improve operating efficiencies.

     PURSUE STRATEGIC RELATIONSHIPS WITH HEALTHCARE SYSTEMS

     Through strategic relationships with us, healthcare systems can leverage our operating expertise and create a new cash flow opportunity with limited capital expenditures. We believe that these relationships also allow nonprofit healthcare systems in particular to attract and retain physicians and improve their hospital operations by focusing on their core business. We also believe that strategic relationships with these healthcare systems help us to develop more quickly relationships with physicians, communities, suppliers and payors. Generally, the healthcare systems with which we develop relationships have strong local market positions and excellent reputations that we use in branding our facilities. In addition, our relationships with healthcare systems enhance our acquisition and development efforts by (1) providing opportunities to acquire facilities the systems may own, (2) providing access to physicians already affiliated with the systems, (3) attracting additional physicians to affiliate with newly developed facilities and (4) encouraging physicians who own facilities to consider a strategic relationship with us.

     EXPAND SELECTIVELY IN WESTERN EUROPE

     We are well-positioned in Western Europe to take advantage of the demand for privately provided surgery and cancer treatment. To this end, we intend to continue to acquire private surgical hospitals in existing markets and selected new countries. We own two private surgical hospitals in the United Kingdom and six private surgical hospitals, two surgery centers and a diagnostic facility in Spain. We enter new national markets through the acquisition of anchor hospitals in or near major cities. In accordance with this acquisition strategy, we established our presence in the United Kingdom and Spain through the acquisitions of Parkside Hospital outside London and Instituto Universitario Dexeus in Barcelona. We intend to continue to execute our acquisition strategy in Western Europe by continuing to develop local networks of private healthcare facilities in major population centers of the United Kingdom and Spain and by entering one or two additional national markets. As we enter a new country, we intend to establish a local management team with in-depth knowledge of the culture and complexities of that country's delivery system. While our operating model is designed to be applied consistently in different countries, it is flexible enough to allow local management to help us capitalize on country-specific opportunities, work more efficiently with local physicians, surgeons, patients and payors and adapt more effectively to local customs. We also seek to establish a brand name in selected markets to heighten awareness of our facilities.

     ENHANCE OPERATING EFFICIENCIES

     Once we acquire a new facility, we integrate it into our existing network by implementing a specific action plan to support the local management team, and incorporate the new facility into our group purchasing contracts. We also implement our systems and protocols to improve operating efficiencies and contain costs. Our most important operational tool is USPI's EDGE. This proprietary measurement system allows us to track our clinical, service and financial performance, best practices and key indicators in each of our facilities. Our goal is to use USPI's EDGE to ensure that we provide each of the patients using our facilities with high quality healthcare, offer physicians a superior work environment and eliminate inefficiencies. Using USPI's EDGE, we track and monitor our performance in clinical care areas such as: (1) providing surgeons the equipment, supplies and surgical support they need; (2) starting cases on time; (3) minimizing turnover time between cases; and (4) providing efficient schedules. USPI's EDGE compiles and organizes the specified information on a daily basis and is easily accessed over the Internet by our facilities on a secure basis. The information provided by USPI's EDGE enables our employees, facility administrators and management to analyze trends over time and share processes and best practices among our facilities. In addition, the information is used as an evaluative tool by our administrators and a budgeting and planning tool by our management. USPI's EDGE is now fully deployed in all our U.S. facilities, except for the facilities we acquired in the OrthoLink transaction. We have begun deployment of USPI's EDGE in the United Kingdom and anticipate introducing it in Spain in the fourth quarter of 2001.

OPERATIONS

     OPERATIONS IN THE UNITED STATES

     Our operations in the United States consist primarily of our ownership and management of surgery centers. We have ownership interests in 28 surgery centers and one private surgical hospital and manage five additional surgery centers. In addition, we own interests in and will operate five surgery centers and one private surgical hospital that are currently under construction and have identified five additional markets for possible acquisition or development projects. Over 2,000 physicians have access privileges to use our facilities. Our surgery centers are licensed outpatient surgery centers and are generally equipped and staffed for multiple surgical specialties and located in freestanding buildings or medical office buildings. Our average surgery center has approximately 15,000 square feet of space with four or five operating rooms, as well as ancillary areas for preparation, recovery, reception and administration. Our surgery center facilities range from a 6,700 square foot, two operating room facility to a 17,000 square foot, six operating room facility. Our surgery centers are normally open weekdays from 7:00 a.m. to approximately 5:00 p.m. or until the last patient is discharged. We estimate that a surgery center with four operating rooms can accommodate up to 6,000 procedures per year.

     Our surgery center support staff typically consists of registered nurses, operating room technicians, an administrator who supervises the day-to-day activities of the surgery center, a receptionist and a small number of office staff. Each center also has a medical director, who is typically an anesthesiologist and responsible for and supervises the quality of medical care provided at the center. Use of our surgery centers is limited to licensed physicians, podiatrists and oral surgeons who are also on the medical staff of a local accredited hospital. Each center maintains a peer review committee consisting of physicians who use our facilities and who review the professional credentials of physicians applying for surgical privileges.

     All of our surgery centers eligible for accreditation are accredited by the Joint Commission on Accreditation of Healthcare Organizations or by the Accreditation Association for Ambulatory Healthcare. We believe that accreditation is the quality benchmark for managed care organizations. Many managed care organizations will not contract with a facility until it is accredited. We believe that our historical performance in the accreditation process reflects our commitment to providing high quality care in our surgery centers.

     Our ownership interests in surgery centers are generally held through limited partnerships or limited liability companies in which ownership interests are also held by local physicians who are on the medical staff of the centers. Our ownership interests in the centers range from 10% to 100%. Our partnership and limited liability company agreements typically provide for the quarterly pro rata distribution of net revenues from operations, less amounts held in reserve for expenses and working capital. We also have a management agreement with each of the centers under which we provide day-to-day management services for a management fee that is a percentage of the net revenues of the center.

     Our partnership and limited liability company agreements typically provide that if various regulatory changes take place we will be obligated to purchase some or all of the ownership interests of the physicians in the partnerships or limited liability companies that own and operate the applicable surgery centers. The regulatory changes that could trigger such an obligation include changes that:

     o make the referral of Medicare and other patients to our surgery centers by physicians affiliated with us illegal;

     o create the substantial likelihood that cash distributions from the partnership or limited liability company to the physicians associated therewith will be illegal; or

     o cause physician ownership interests in the partnerships or limited liability companies to be illegal.

Typically, our partnership and limited liability company agreements allow us to use shares of our common stock as consideration for the purchase of a physician's interest should we be required to purchase these interests. In the event we are required to purchase these interests and our common stock does not maintain a sufficient valuation, we may be required to use cash for the acquisition of a physician's interest. As a result, the triggering of these obligations and the possible termination of our affiliation with these physicians could have a material adverse effect on us. See "Risk Factors" and " -- Government Regulation."

     STRATEGIC RELATIONSHIPS

     We have entered into strategic relationships with established healthcare systems and hospitals in the United States. Our largest joint venture is with the Baylor Health Care System in Dallas, Texas. This venture owns an outpatient surgery network that serves the approximately four million persons located in the Dallas/Fort Worth area. The Baylor joint venture currently has ownership interests, or management agreements with options to purchase an ownership interest, in ten operational surgery centers. The Baylor joint venture is developing two private surgical hospitals and two surgery centers. We also have a joint venture with the Meridian Health System in Wall, New Jersey. This joint venture currently operates one surgery center and is developing two additional surgery centers.

     A key element of our business strategy is to pursue additional strategic relationships with healthcare providers in selected markets. To this end, we have signed an agreement for a strategic relationship with Mt. Sinai Health System in New York City through which we would develop a surgery center in Manhattan. However, this transaction is subject to approval from New York regulatory authorities. We can give no assurance that this transaction will be consummated. In addition, we have also entered into preliminary discussions and a non-binding letter of intent with St. Thomas Health System in Nashville, Tennessee. We intend to structure our future joint ventures with service providers in a manner similar to our joint venture with Baylor.

     OPERATIONS IN SPAIN

     We believe our operations in Spain comprise one of the largest private hospital networks in this highly fragmented market. We own and operate six private surgical hospitals, two surgery centers and a diagnostic facility in Spain and over 700 physicians use our facilities. These facilities, located primarily in Barcelona, Madrid and Seville, range in size from 19 beds to 133 beds with an average of 92 beds. In this market, we focus primarily on five specialties: obstetrics/gynecology, orthopedic surgery, general surgery, internal medicine and plastic surgery.

     In addition, we are developing our brand name, "USPE," in all of our markets in Spain in an effort to attract top quality physicians and a greater number of patients. We are developing this brand by leveraging the reputation of our more prominent physicians and facilities, particularly Instituto Universitario Dexeus in Barcelona. Dexeus is one of only two private teaching hospitals in Spain. We believe Dexeus' affiliation with the University of Barcelona, which has nationally renowned physicians, makes it one of Spain's most respected private hospitals and that it greatly enhances the USPE brand image.

     OPERATIONS IN UNITED KINGDOM

     We acquired Parkside Hospital in Wimbledon, a suburb southwest of London, and Holly House Hospital in a suburb northeast of London near Essex in April 2000. Parkside Hospital is our flagship hospital due to its strong market position and its proximity to several other leading hospitals. Parkside has 69 registered acute care beds, including four high dependency beds, on three floors. The hospital has four operating theatres, including a dedicated endoscopy suite that opened in 1998. Parkside also has its own on-site pathology laboratory, pharmacy and a diagnostic suite with an MRI scanner, two X-ray screening rooms and a color Doppler ultrasound machine. Approximately 270 surgeons and physicians, all of whom have or have held consulting positions in NHS hospitals, have admitting privileges to the hospital. Parkside has established practices including orthopedics, gynecology and general surgery, as well as neurosurgery and endoscopic procedures. Parkside also intends to expand its outpatient department from 12 to 15 physicians' offices, which are referred to as consulting rooms.

     We are in the process of developing a comprehensive cancer center, the Parkside Clinic, near Parkside Hospital. Our development of Parkside Clinic has the support of a number of oncologists at Parkside Hospital and the center has already contracted with the BUPA Group, Britain's largest insurance company. We anticipate that the center will provide superior inpatient and outpatient services. We anticipate that Parkside Clinic will be fully operational in 2002 and will provide radiotherapy, chemotherapy and nuclear medicine facilities on an outpatient basis with inpatient cancer services being provided at Parkside Hospital. Parkside Clinic also will provide additional space for expansion of other specialties and programs at Parkside Hospital.

     Holly House Hospital has been an acute care hospital for 20 years and has 56 registered acute care beds on two floors, including three high dependency beds. The hospital has three operating theatres built in 1988 and its own on-site pathology laboratory and pharmacy with cytotoxic reconstitution facilities to serve its expanding oncology program. A diagnostic suite houses MRI and CT scanners and two X-ray screening rooms together with a color Doppler ultrasound machine. Over 100 surgeons and physicians have admitting privileges at the hospital. The hospital has established orthopedic and general surgery practices and is developing oncology and plastic surgery programs.

     CASE MIX

     The following table sets forth the percentage of our revenues generated in the first nine months of 2000 for our company as a whole and by country from each of the following specialties:

              SPECIALTY         TOTAL         U.S.          SPAIN         U.K.
              ---------        -------       -------       -------       -------
Orthopedic.................     25 %          30 %          18 %          23 %
Obstetrics/gynecology......     14             5 (1)        23 (2)        19 (3)
General surgery............     10             7            10            15
Ear, nose and throat.......      8            12             3             5
Pain management............      8            16            --            --
Gastrointestinal...........      7             9             7             4
Plastic surgery............      6             6             7             4
Ophthalmology..............      5             9             1             4
Other......................     17             6            31            26
                               --- ---       --- ---       --- ---       --- ---
     Total.................    100 %         100 %         100 %         100 %
                               === ===       === ===       === ===       ===
------------
  (1) Includes gynecology only

  (2) Includes obstetrics and gynecology

  (3) Includes gynecology and in vitro fertilization

     PAYOR MIX

     The following table sets forth the percentage of our revenues generated in the first nine months of 2000 for our company as a whole and by country from each of the following payors:

                PAYOR             TOTAL         U.S.         SPAIN         U.K.
                -----             -----         ----         -----         ----
Private insurance.............     67%           72%          65%           58%
Self-pay......................      15             3           22            31
Government....................      13            18           12             2
Other.........................       5             7            1             9
                                  ----          ----         ----          ----
     Total....................    100%          100%         100%          100%
                                  ====          ====         ====          ====

     FACILITIES

     SURGERY CENTERS

     The following table sets forth information relating to the surgery centers that we operate:

                                           DATE OF
                                         ACQUISITION        NUMBER OF        PERCENTAGE
                                              OR            OPERATING         OWNED BY
              FACILITY                   AFFILIATION          ROOMS             USPI
              --------                   ------------       ----------       -----------
UNITED STATES
Decatur Surgery Center, Decatur,
  Alabama (1)........................       7/31/98              2                66%
Decatur GI Center, Decatur,
  Georgia............................       7/31/98              2                34
Warner Park Surgery Center, Chandler,
  Arizona (1)........................        7/1/99              4               100
University Surgical Center, Winter
  Park, Florida......................       10/1/98              3                70
Atlanta East West, Austell,
  Georgia............................        9/1/00 (4)          3               100
Resurgens Surgery Center, Atlanta,
  Georgia............................       10/1/98 (4)          4                15
Creekwood Surgery Center, Kansas
  City, Missouri (1).................       7/31/98              3                75
Parkway Surgery Center, Henderson,
  Nevada.............................       11/1/98              5                50
Shrewsbury Ambulatory Surgery Center,
  Shrewsbury, New Jersey.............        3/1/00              4                35
New Mexico Orthopaedic Surgery
  Center, Albuquerque, New Mexico....        4/1/00 (4)          6                51
Las Cruces Surgery Center, Las
  Cruces, New Mexico (1).............        2/1/01              3                50
Day-Op Center of Long Island,
  Mineola, New York..................       12/1/98              4               100
Eastside Surgery Center, Columbus,
  Ohio (2)...........................       3/20/00 (4)          4                 0
Riverside Outpatient Surgery Center,
  Columbus, Ohio (2).................       3/20/00 (4)          6                 0
Mountain Empire Surgery Center,
  Johnson City, Tennessee............        4/1/00 (4)          3                20
Baptist Ambulatory Surgery Center,
  Nashville, Tennessee...............        3/1/98 (4)          6                19
Centennial, Nashville, Tennessee.....        6/1/98 (4)          6                11
Middle Tennessee Ambulatory Surgery
  Center, Murfreesboro, Tennessee....       7/31/98              4                37
Physicians Pavilion Surgery Center,
  Nashville, Tennessee (1)...........       7/31/98              4                71
Arlington Surgery Center, Arlington,
  Texas (1)..........................        2/1/99              3                10
Baylor Medical Center Garland
  Outpatient Department, Garland,
  Texas (2)..........................
Baylor Surgicare, Dallas, Texas(1)...        6/1/99              6                48
Denton Surgicare, Denton,
  Texas (1)..........................        2/1/99              4                29
Doctors Surgery Center (Houston),
  Pasadena, Texas (1)................        9/1/99              4                91
Irving Surgery Center, Irving,
  Texas (1)(3).......................       12/1/98              4                 0
Medical Centre Surgicare, Fort Worth,
  Texas (1)(3).......................       12/1/98              5                 0
Metroplex Surgery Center, Bedford,
  Texas (1)..........................       12/1/98              4                37
North Texas Surgery Center, Dallas,
  Texas (1)..........................       12/1/98              4                39
Physicians Day Surgery Center,
  Dallas, Texas......................      10/15/00              4                44
Premier Ambulatory Surgery Center of
  Garland, Garland, Texas............        2/1/99              2                15
Texas Surgery Center, Dallas,
  Texas (1)..........................        6/1/99              4                48
United Surgery Center -- Southeast,
  Houston, Texas (1).................        9/1/99              3               100
Valley View Surgery Center, Dallas,
  Texas (1)(3).......................       12/1/98              4                 0
Teton Outpatient Services, Jackson
  Hole, Wyoming......................        8/1/98 (4)          2                39
SPAIN
Centro de Cirugia Ambulatario,
  Barcelona..........................        3/1/99              3               100
USP Dermoestetica, S.L. Madrid.......        4/1/99              2                70

                                                   (FOOTNOTES ON FOLLOWING PAGE)

------------
(1) Licensed and equipped to accommodate 23-hour stays.

(2) Management agreement only.

(3) Management agreement only. We have an option to acquire an ownership interest.

(4) Indicates date of acquisition by OrthoLink. We acquired OrthoLink in February 2001.

     PRIVATE SURGICAL HOSPITALS

     The following table sets forth information relating to the private surgical hospitals that we operate:

                                           DATE OF
                                         ACQUISITION      NUMBER OF                       PERCENTAGE
                                             OR           OPERATING       NUMBER OF        OWNED BY
              FACILITY                   AFFILIATION        ROOMS           BEDS             USPI
              --------                   -----------      ---------      -----------      ----------
UNITED STATES
TOPS Specialty Hospital, Houston,
  Texas (1)..........................       7/1/99            7                2              100%
SPAIN
Instituto Universitario Dexeus,
  Barcelona..........................       4/1/98           12              106               79
Hospital Santa Teresa, La Coruna.....      11/1/98            5              133               95
Hospital Sagrado Corazon, Seville....     10/16/98            9               95              100
Clinica Nuestra Senora de la
  Esperanza, Vitoria.................      10/1/98            3               19              100
Clinica San Camilo, Madrid...........      4/30/00            8              130               96
Clinica San Jose, Madrid.............      11/1/00            7               72              100
Juan XXIII, Madrid (2)...............       2/1/00         --              --                 100
UNITED KINGDOM
Parkside Hospital, Wimbledon.........      4/30/00            4               69              100
Holly House Hospital, Essex..........      4/30/00            3               59              100

------------

  (1) Also licensed and equipped to accommodate stays of up to 72 hours.

  (2) Imaging center only.

     We own the buildings and property of four of our surgery centers and lease all other facilities where our various surgery centers and private surgical hospitals conduct their operations. Our leases have initial terms ranging from one to twenty years and most of the leases contain options to extend the lease period for up to ten additional years.

     Our corporate headquarters are located in Dallas, Texas. We currently lease approximately 11,000 square feet of space at 17103 Preston Road, Suite 200 North, Dallas, Texas. The lease expires in 2001.

     Our office in the United Kingdom is located in London. We currently lease 1,900 square feet. The lease expires in February 2004.

     Our Spanish offices are located in Madrid and Barcelona. We currently lease 2,600 square feet of space in Madrid. The lease expires in December 2001. Additionally, we lease 2,800 square feet of space in Barcelona. The lease expires in December 2002.

     We also have a lease of 13,504 square feet of space in Brentwood, Tennessee. The lease expires in November 2002.

     DEVELOPMENT

     The following table sets forth information relating to facilities that are currently under construction:

                                                                               NUMBER OF
                                                               EXPECTED     OPERATING ROOMS,
                                                                OPENING        PROCEDURE
              FACILITY                          TYPE             DATE        ROOMS OR BEDS
              --------                          ----           ---------    ----------------
Lawrenceville Surgery Center,
  Lawrenceville, Georgia.............    Surgery Center         3Q 2001          2 OR's
Toms River Surgery Center, Toms
  River,
  New Jersey.........................    Surgery Center         1Q 2002          4 OR's
Knoxville Surgery Center, Knoxville,
  Tennessee..........................    Surgery Center         2Q 2001          5 OR's
Frisco Surgical Hospital, Frisco,
  Texas..............................    Surgical Hospital      4Q 2001      6 OR's/8 beds
Grapevine Surgery Center, Grapevine,
  Texas..............................    Surgery Center         4Q 2001          4 OR's
Lewisville Surgicare, Lewisville,
  Texas..............................    Surgery Center         1Q 2002          4 OR's
Cancer Center adjacent to Parkside
  Hospital, Wimbledon, United
  Kingdom............................    Cancer Center          1Q 2002            --

     In addition, we have identified the following markets for possible future acquisition and development projects. Any acquisition or development in these or other markets must meet our acquisition and development criteria. We cannot assure you that we will be successful in developing facilities in any of the following markets:

      o  Vail, Colorado

      o  Brick, New Jersey

      o  Manhattan, New York

      o  Nashville, Tennessee

      o  Fort Worth, Texas

     In February 2001, we acquired OrthoLink Physicians Corporation. In total, we acquired ownership interests in seven additional surgery centers, six of which OrthoLink manages. OrthoLink also manages two additional surgery centers in which it has no ownership interests and provides specialized management services for hospitals. Prior to the transaction, OrthoLink managed the practices of 207 physicians in eight markets working at 64 facilities in Colorado, Georgia, New Mexico, Ohio, Tennessee and Wyoming. We did not acquire all of OrthoLink's historical management services obligations. As a condition to our completing the OrthoLink acquisition, we required that the affiliated physician groups assume from OrthoLink various employment agreements, office leases and other agreements previously held by OrthoLink in connection with the performance of its management services. While we may enter into additional management services agreements with physician groups, we do not intend to purchase the assets of any of these groups.

MARKETING

     Our sales and marketing efforts are directed primarily at physicians, which are principally responsible for referring patients to our facilities. We market our facilities to physicians by emphasizing the higher level of patient satisfaction with our surgery centers compared to hospitals, the quality and responsiveness of our services and the practice efficiencies provided by our facilities. In those U.S. markets in which we have established a strategic alliance with a healthcare system, we coordinate the marketing effort with the healthcare system and generally benefit from this managed care strategy. We also directly negotiate agreements with third-party payors, which generally focus on the pricing, number of facilities in the market and affiliation with physician groups in a particular market. Maintaining access to physicians and patients through third-party payor contracting is essential for the economic viability of most of our facilities.

COMPETITION

     In all of our markets, we compete with other providers, including major acute care hospitals. Hospitals have various competitive advantages over us, including their established managed care contracts, community position, physician loyalty and geographical convenience for physicians' in-patient and out-patient practices. However, we believe that, in comparison to hospitals with which we compete for managed care contracts, our surgery centers and private surgical hospitals compete favorably on the basis of cost, quality, efficiency and responsiveness to physician needs in a more comfortable environment for the patient.

     We compete with other providers in each of our markets for patients and for contracts with insurers or managed care payors. Competition for managed care contracts with other providers is focused on the pricing, number of facilities in the market and affiliation with key physician groups in a particular market. We also encounter competition with other companies for acquisition and development of facilities and in the U.S. for strategic relationships with healthcare systems and physicians.

     There are several large, publicly-held companies, or divisions or subsidiaries of large publicly-held companies, that acquire and develop freestanding multi-specialty surgery centers and private surgical hospitals. Some of these competitors have greater resources than we do. The principal competitive factors that affect our ability and the ability of our competitors to acquire surgery centers and private surgical hospitals are price, experience and reputation and access to capital. Further, in the U.S. some physician groups develop surgery centers without a corporate partner. It is generally difficult, however, for a single practice to create effectively the efficient operations and marketing programs necessary to compete with other provider networks and companies. As a result, and also due to the financial investment necessary to develop surgery centers and private surgical hospitals, many healthcare systems and physician groups are attracted to corporate partners such as us.

     In the United Kingdom, we face competition from both the national health service, or NHS, and other privately operated hospitals. Across the United Kingdom, a large number of private hospitals are owned by the four largest hospital operators. In addition, the two largest payors account for over half of the privately insured market. We believe our hospitals can effectively compete in this market due to location and specialty mix of our facilities. Our hospitals also have a higher portion of self pay business than the overall market. Self pay business is not influenced by the private insurers.

     In Spain, there are several privately held independent hospitals and a few networks of hospitals that are owned by insurance companies. Insurance companies that own hospitals have the benefit of a captured market of their insured. These insurance companies compete with us in acquisitions of strategically placed hospitals in major cities. Other hospital networks are attempting to replicate our model and have begun to compete with us in the acquisition of hospitals. The acquisition of hospitals in Spain is greatly affected by price. In our experience, sellers are typically the physicians that have built the hospitals, and most physicians prefer an independent position in a market rather than becoming a provider for an insurance company. We focus our efforts on partnering with physicians and assisting them in growing their business and medical practices by encouraging group rather than practices.

     Our hospitals compete with other providers in the Spanish market, including other private hospitals and NHS hospitals. The national health coverage makes these NHS hospitals accessible to the entire Spanish population. In contrast, private hospitals such as ours must negotiate agreements with third-party payors, which focus on services available to their members as well as pricing. We plan to leverage our size in Spain with the insurance companies.

EMPLOYEES

     We employ approximately 2,400 persons, 2,100 of whom are full-time employees and 300 of whom are part-time employees. Of these employees, we employ approximately 600 in the United States, 600 in the United Kingdom and 1,200 in Spain, respectively.

LEGAL PROCEEDINGS AND INSURANCE

     From time to time, we may be named a party to legal claims and proceedings in the ordinary course of business. We are not aware of any claims or proceedings against us or our partnerships that might have a material impact on us.

     We maintain professional liability insurance that provides coverage on a claims made basis of $1.0 million per incident and $3.0 million in annual aggregate amount per location. We also maintain general liability insurance coverage of $1.0 million per occurrence and $2.0 million in annual aggregate amount per location, as well as business interruption insurance and property damage insurance. In addition, we maintain umbrella liability insurance in the aggregate amount of $10.0 million.

GOVERNMENT REGULATION

     UNITED STATES

     The healthcare industry is subject to extensive regulation by federal, state and local governments. Government regulation affects our business by controlling growth, requiring licensure or certification of facilities, regulating how facilities are used, and controlling payment for services provided. Further, the regulatory environment in which we operate may not change significantly in the future. While we believe we have structured our agreements and operations in material compliance with applicable law, there can be no assurance that we will be able to successfully address changes in the regulatory environment.

     Every state imposes licensing and other requirements on healthcare facilities. In addition, many states require regulatory approval, including certificates of need, before establishing or expanding various types of healthcare facilities, including surgery centers and private surgical hospitals, offering services or making capital expenditures in excess of statutory thresholds for healthcare equipment, facilities or programs. In connection with expanding existing operations and entering into new markets, we may become subject to additional burdensome regulations.

     In addition to extensive existing government healthcare regulation, there have been numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services. We believe that these healthcare reform initiatives will continue during the foreseeable future. If adopted, some aspects of previously proposed reforms, such as further reductions in Medicare or Medicaid payments, or additional prohibitions on physicians' financial relationships with facilities to which they refer patients, could adversely affect us.

     We believe that our business operations materially comply with applicable law. However, we have not received a legal opinion from counsel or from any federal or state judicial or regulatory authority to this effect, and many aspects of our business operations have not been the subject of state or federal regulatory scrutiny or interpretation. Some of the laws applicable to our company are subject to limited or evolving interpretations; therefore, a review of our operations by a court or law enforcement or regulatory authority might result in a determination that could have a material adverse effect on us. Furthermore, the laws applicable to us may be amended in a manner that could have a material adverse effect on us. Our ability to conduct our business and to operate profitably will depend in part upon obtaining and maintaining all necessary licenses, certificates of need and other approvals, and complying with applicable healthcare regulations.

     LICENSURE AND CERTIFICATE OF NEED REGULATIONS

     Capital expenditures for the construction of new facilities, the addition of beds or the acquisition of existing facilities may be reviewable by state regulators under statutory schemes that are sometimes referred to as certificate of need laws. States with certificate of need laws place limits on the construction and acquisition of healthcare facilities and the expansion of existing facilities and services. In these states, approvals are required for capital expenditures exceeding amounts that involve certain facilities or services, including surgery centers and private surgical hospitals.

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
     State certificate of need laws generally provide that, prior to the addition of new beds, the construction of new facilities or the introduction of new services, a designated state health planning agency must determine that a need exists for those beds, facilities or services. The certificate of need process is intended to promote comprehensive healthcare planning, assist in providing high quality healthcare at the lowest possible cost and avoid unnecessary duplication by ensuring that only those healthcare facilities that are needed will be built.

     Typically, the provider of services submits an application to the appropriate agency with information concerning the area and population to be served, the anticipated demand for the facility or service to be provided, the amount of capital expenditure, the estimated annual operating costs, the relationship of the proposed facility or service to the overall state health plan and the cost per patient day for the type of care contemplated. The issuance of a certificate of need is based upon a finding of need by the agency in accordance with criteria set forth in certificate of need laws and state and regional health facilities plans. If the proposed facility or service is found to be necessary and the applicant to be the appropriate provider, the agency will issue a certificate of need containing a maximum amount of expenditure and a specific time period for the holder of the certificate of need to implement the approved project.

     Our healthcare facilities are also subject to state and local licensing regulations ranging from the adequacy of medical care to compliance with building codes and environmental protection laws. To assure continued compliance with these regulations, governmental and other authorities periodically inspect our facilities. The failure to comply with these regulations could result in the suspension or revocation of a healthcare facility's license.

     Our healthcare facilities receive accreditation from the Joint Commission on Accreditation of Healthcare Organizations or the Accreditation Association for Ambulatory Health Care, Inc., nationwide commissions which establish standards relating to the physical plant, administration, quality of patient care and operation of medical staffs of various types of healthcare facilities. Generally, our healthcare facilities have to be in operation for at least six months before they are eligible for accreditation. As of December 31, 2000, all but our four most recently opened healthcare facilities had been accredited by either the Joint Commission on Accreditation of Healthcare Organizations or the Accreditation Association for Ambulatory Health Care, Inc. Many managed care companies and third-party payors require our facilities to be accredited in order to be considered a participating provider under their health plans.

     MEDICARE PARTICIPATION IN SURGERY CENTERS

     Medicare is a federally funded and administered health insurance program, primarily for individuals entitled to social security benefits who are 65 or older or who are disabled. Medicare payments for procedures performed at surgery centers are not based on costs or reasonable charges. Instead, Medicare prospectively determines fixed payment amounts for procedures performed at surgery centers. These amounts are adjusted for regional wage variations. A portion of our revenues are attributable to payments received from the Medicare and Medicaid programs. 19% and 18% of our total revenues for 1999 and the nine months ended September 30, 2000, respectively, were attributable to Medicare and Medicaid payments.

     To participate in the Medicare program and receive Medicare payment, our facilities must comply with regulations promulgated by the United States Department of Health and Human Services, referred to in this prospectus as "DHHS." Among other things, these regulations, known as "conditions of participation," relate to the type of facility, its equipment, its personnel and its standards of medical care, as well as compliance with state and local laws and regulations. All of our surgery centers and private surgical hospitals in the United States are certified or awaiting certification to participate in the Medicare program. These facilities are subject to annual on-site surveys to maintain their certification. Failure to comply with Medicare's conditions of participation may result in loss of program payment or other governmental sanctions. We have established ongoing quality assurance activities to monitor and ensure our facilities' compliance with these conditions of participation.

     As with most government programs, the Medicare and Medicaid programs are subject to statutory and regulatory changes, possible retroactive and prospective rate adjustments, administrative rulings, freezes and funding reductions, all of which may adversely affect the level of payments to our surgery centers. Reductions or changes in Medicare or Medicaid funding could significantly affect our results of operations. We cannot predict at this time whether additional healthcare reform initiatives will be implemented or whether there will be other changes in the administration of government healthcare programs or the interpretation of government policies that would adversely affect our business.

     FEDERAL ANTI-KICKBACK AND PHYSICIAN SELF-REFERRAL LAWS

     State and federal laws regulate relationships among providers of healthcare services, including employment or service contracts and investment relationships. These restrictions include a federal criminal law, referred to in this prospectus as the Anti-Kickback Statute, that prohibits:

     o offering, paying, soliciting, or receiving any form of remuneration in return for referring patients for services or items payable under a federal healthcare program, including Medicare or Medicaid, or

     o purchasing, leasing, or ordering, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by a federal healthcare program.

A violation of the Anti-Kickback Statute constitutes a felony. Potential sanctions include imprisonment of up to five years, criminal fines of up to $25,000, civil money penalties of up to $50,000 per act plus three times the remuneration offered or three times the amount claimed and/or exclusion from all federally funded healthcare programs, including the Medicare and Medicaid programs. The applicability of these provisions to many business transactions in the healthcare industry has not yet been subject to judicial and regulatory interpretation.

     Pursuant to the Anti-Kickback Statute, and in an effort to reduce potential fraud and abuse relating to federal health care programs, the federal government has announced a policy of increased scrutiny of joint ventures and other transactions among healthcare providers. The Office of the Inspector General of DHHS, referred to in this prospectus as the "OIG," closely scrutinizes healthcare joint ventures involving physicians and other referral sources. In 1989, the OIG published a fraud alert that outlined questionable features of "suspect" joint ventures, and the OIG has continued to rely on fraud alerts in later pronouncements. Our partnerships and limited liability companies that are providers of services under the Medicare program, and their respective limited partners and members, are subject to the Anti-Kickback Statute. A number of the relationships that we have established with physicians and other healthcare providers do not fit within any of the safe harbor regulations promulgated by the DHHS. These safe harbor regulations, if fully complied with, assure participants in particular types of arrangements that the OIG will not treat their participation as a criminal offense under the Anti-Kickback Statute. The safe harbor regulations do not expand the scope of activities that the Anti-Kickback Statute prohibits, nor do they provide that failure to satisfy the terms of a safe harbor constitutes a violation of the Anti-Kickback Statute. However, the OIG has indicated that failure to satisfy the terms of a safe harbor may subject an arrangement to increased scrutiny.

     Our partnerships and limited liability companies that are providers of services under the Medicare program, and their respective limited partners and members, are subject to the Anti-Kickback Statute. A number of the relationships that we have established with physicians and other healthcare providers do not fit within any of the safe harbor regulations issued by the OIG. Of our 33 surgical facilities in the United States, 28 are owned by partnerships or limited liability companies, which include as partners or members physicians who perform surgical or other procedures at the centers and hospitals. Our private surgical hospital in the United States does not have any physician owners.

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
     On November 19, 1999, the OIG promulgated rules setting forth additional safe harbors under the Anti-Kickback Statute. The new safe harbors include a safe harbor applicable to surgery centers, referred to in this prospectus as the "ASC safe harbor." The ASC safe harbor generally protects ownership or investment interests in a center by physicians who are in a position to refer patients directly to the center and perform procedures at the center on referred patients, if certain conditions are met. More specifically, the ASC safe harbor protects any payment that is a return on an ownership or investment interest to an investor if certain standards are met in one of four categories of ambulatory surgery centers: (1) surgeon-owned surgery centers; (2) single-specialty surgery centers; (3) multi-specialty surgery centers; and (4) hospital/physician surgery centers.

     For multi-specialty ambulatory surgery centers, for example, the following standards, among others, apply:

     (1)  All of the investors must be:

          o physicians who are in a position to refer patients directly to the center and perform procedures on such referred patients,

          o  group practices composed exclusively of such physicians, or

          o investors who are not employed by the entity or by any of its investors, are not in a position to provide items or services to the entity or any of its investors, and are not in a position to make or influence referrals directly or indirectly to the entity or any of its investors;

     (2) At least one-third of each physician investor's medical practice income from all sources for the previous fiscal year or twelve-month period must be derived from performing procedures that require a surgery center or private specialty hospital setting in accordance with Medicare reimbursement rules; and

     (3) At least one third of the Medicare-eligible surgery procedures performed by each physician investor for the previous fiscal year or previous twelve-month period must be performed at the surgery center in which the investment is made.

     Similar standards apply to each of the remaining four categories of surgery centers set forth in the regulations. In particular, each of the four categories includes a requirement that no ownership interests be held by a non-physician or non-hospital investor if that investor is employed by the center or another investor, is in a position to provide items or services to the center or any of its other investors, or is in a position to make or influence referrals directly or indirectly to the center or any of its investors.

     Since one of our subsidiaries is an investor in each partnership or limited liability company that owns one of our surgery centers, and since this subsidiary provides management and other services to the surgery center, our arrangements with physician investors do not fit within the specific terms of the 1999 safe harbor or any other safe harbor.

     In addition, because we do not control the medical practices of our physician investors or control where they perform surgical procedures, it is possible that the quantitative tests described above will not be met, or that other conditions of the ASC safe harbor will not be met. Accordingly, while the ASC safe harbor is helpful in establishing that a physician's investment in a surgery center should be considered an extension of the physician's practice and not as a prohibited financial relationship, we can give you no assurances that these ownership interests will not be challenged under the Anti-Kickback Statute. However, we believe, that our arrangements involving physician ownership interests in our surgery centers and private surgical hospital facilities should not fall within the activities prohibited by the Anti-Kickback Statute.

     While several federal court decisions have aggressively applied the restrictions of the Anti-Kickback Statute, they provide little guidance regarding the application of the Anti-Kickback Statute to our partnerships and limited liability companies. We believe that our operations mutually comply with the

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
requirements of federal and state law, but can give you no assurances that a federal or state agency charged with enforcement of the Anti-Kickback Statute or similar laws might not assert a contrary position or that new federal or state laws, or new interpretations of existing laws, might not adversely affect relationships we have established with physicians or other healthcare providers or result in the imposition of penalties on us or some of our facilities. Even the assertion of a violation could have a material adverse effect upon us.

     A federal law known as the Stark Law prohibits a physician (or immediate family member) who has a financial relationship with an entity from making a referral to the entity for the furnishing of designated health services for which payment may be made under the Medicare or Medicaid programs. These prohibitions, contained in the Omnibus Budget Reconciliation Act of 1993, commonly known as "Stark II," amended prior physician self-referral Medicare legislation known as "Stark I" by dramatically enlarging the scope of services to which the referral prohibitions apply. The Stark Law also prohibits Medicare or Medicaid payment for any designated health services resulting from a prohibited referral. Additional penalties for violating the Stark Law include civil penalties of as much as $15,000 for each bill or claim submitted in violation of the Stark Law and $100,000 for participation in a "circumvention scheme" and exclusion from Medicare and Medicaid. Ambulatory surgery is not identified as a "designated health service" under Stark II, and we do not believe the statute is intended to cover ambulatory surgery services. In addition, the Stark Law includes a specific exception for services furnished at surgery center payment rates.

     FALSE AND OTHER IMPROPER CLAIMS

     The federal government is authorized to impose criminal, civil and administrative penalties on any person or entity that files a false claim for payment from Medicare or Medicaid. Claims filed with private insurers can also lead to criminal and civil penalties, including, but not limited to, penalties relating to violations of federal mail and wire fraud statutes. While the criminal statutes are generally reserved for instances of fraudulent intent, the government is applying its criminal, civil, and administrative penalty statutes in an ever-expanding range of circumstances. For example, the government has taken the position that a pattern of claiming reimbursement for unnecessary services violates these statutes if the claimant merely should have known the services were unnecessary, even if the government cannot demonstrate actual knowledge. The government has also taken the position that claiming payment for low-quality services is a violation of these statutes if the claimant should have known that the care was substandard.

     Over the past several years, the government has accused an increasing number of healthcare providers of violating the federal False Claims Act. The False Claims Act prohibits a person from knowingly presenting, or causing to be presented, a false or fraudulent claim to the United States government. The statute defines "knowingly" to include not only actual knowledge of a claims falsity, but also reckless disregard for or intentional ignorance of the truth or falsity of a claim. Because our facilities perform hundreds of similar procedures a year for which they are paid by Medicare, and there is a relatively long statute of limitations, a billing error or cost reporting error could result in significant civil or criminal penalties.

     Under the "qui tam," or whistleblower, provisions of the False Claims Act, private parties may bring actions on behalf of the federal government. Such private parties, often referred to as relators, are entitled to share in any amounts recovered by the government through trial or settlement. Both direct enforcement activity by the government and whistleblower lawsuits have increased significantly in recent years and have increased the risk that a healthcare company, like us, will have to defend a false claims action, pay fines or be excluded from the Medicare and Medicaid programs as a result of an investigation resulting from a whistleblower case. Although we believe that our operations materially comply with federal and state laws, they may nevertheless be the subject of a whistleblower lawsuit, or otherwise challenged or scrutinized by governmental authorities. A determination that we have violated these laws could have a material adverse effect on us.

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
     STATE ANTI-KICKBACK AND PHYSICIAN SELF-REFERRAL LAWS

     Many states, including those in which we do or expect to do business, have laws that prohibit payment of kickbacks or other remuneration in return for the referral of patients. Some of these laws apply only to services reimbursable under state Medicaid programs. However, a number of these laws apply to all healthcare services in the state, regardless of the source of payment for the service. Based on court and administrative interpretations of the federal Anti-Kickback Statute, we believe that the Anti-Kickback Statute prohibits payments only if they are intended to induce referrals. However, the laws in most states regarding kickbacks have been subjected to limited judicial and regulatory interpretation than federal law. Therefore, we can give you no assurances that our activities will be found to be in compliance with these laws. Noncompliance with these laws could subject us to penalties and sanctions and have a material adverse effect upon us.

     A number of states, including those in which we do or expect to do business, have enacted physician self-referral laws that are similar in purpose to the Stark Law but which impose different restrictions. Some states, for example, only prohibit referrals when the physician's financial relationship with a healthcare provider is based upon an investment interest. Other state laws apply only to a limited number of designated health services. Some states do not prohibit referrals, but require that a patient be informed of the financial relationship before the referral is made. We believe that our operations are in material compliance with the physician self-referral laws of the states in which our facilities are located.

     HEALTH INFORMATION PRACTICES

     The Health Insurance Portability and Accountability Act of 1996, commonly referred to as "HIPAA," contains, among other measures, provisions that may require many organizations, including us, to implement very significant, potentially expensive new computer systems and business procedures designed to protect each patients individual healthcare information. HIPAA requires the DHHS to issue rules to define and implement patient privacy standards. Among the standards that the DHHS will adopt pursuant to HIPAA are standards for the following:

     o  electronic transactions and code sets;

     o unique identifiers for providers, employers, health plans and individuals;

     o  security and electronic signatures;

     o  privacy; and

     o  enforcement.

     On August 12, 1998, the Secretary of the DHHS issued a proposed rule that establishes, in part, standards for the security of health information by health plans, healthcare clearinghouses and healthcare providers that maintain or transmit any health information in electronic form, regardless of format. Under the proposed rule we would be an affected entity. These security standards require affected entities to establish and maintain reasonable and appropriate administrative, technical and physical safeguards to ensure integrity, confidentiality and the availability of the information. The security standards were designed to protect the health information against reasonably anticipated threats or hazards to the security or integrity of the information and to protect the information against unauthorized use or disclosure. Although the security standards do not reference or advocate a specific technology, and affected entities have the flexibility to choose their own technical solutions, we expect that the security standards will require us to implement significant systems.

     On November 3, 1999, the Secretary of the DHHS issued a proposed rule establishing standards for the privacy of individually identifiable health information. These privacy standards would apply to all health plans, all healthcare clearinghouses and many healthcare providers, including healthcare providers that transmit health information in an electronic form in connection with certain standard transactions. We would be a covered entity under the proposed rule. The privacy standards apply to protect individually identifiable health information that is or has been electronically transmitted or maintained by a covered entity, including information when it is non-electronic form or discussed orally. As proposed, these standards not only require our compliance with rules governing the use and

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
disclosure of protected health information, but they also require us to impose those rules, by contract, on any business partner to whom such information is disclosed. Under the proposed privacy standards, patients would be required to be made third-party beneficiaries of our contracts with business partners, which would, in many states, entitle them to sue either us or the business partner for improper uses or disclosures of their protected health information.

     The DHHS finalized the new transaction standards on August 17, 2000, and we will be required to comply with them by October 16, 2002. The DHHS finalized the new privacy regulations on December 28, 2000, and we will generally be required to comply with them by February 26, 2003. The security regulations under HIPAA were scheduled to be finalized by the DHHS prior to the end of the year 2000, but have not yet been finalized. Once these security regulations are issued in final form, we will have approximately two years to be fully compliant. Sanctions for failing to comply with HIPAA privacy standards include criminal penalties and civil sanctions.

     We expect that compliance with these standards will require significant commitment and action by us. We have appointed members of our management team to direct our compliance with these standards. Although we and other covered entities generally are not required to be in compliance with these standards until two years following the effective date of the final rules issued or to be issued by the Secretary of the DHHS, implementation will require us to conduct extensive preparation and make significant expenditures. Because the security standards are proposed regulations, we cannot predict the total financial impact of the regulations on our operations.

     SPAIN

     Under the Spanish General Health Act and related regulations, private hospitals must report periodically to the applicable health authorities. These reports, which describe a hospital's activities, provide a method to identify and control epidemics. Private hospitals in Spain must obtain a number of licenses, permits and authorizations, including those required to begin operating the facility and to dispense drugs. In addition, private hospitals are subject to regular inspections by the health and administrative authorities to ensure compliance with applicable regulations. Private hospitals must register their personal databases with the Data Protection Agency. The Law of Personal Data Protection provides specific protection for the health information portion of this personal data. Private hospitals must adopt the necessary measures to ensure the safety of the personal data. Violations of these regulations could subject the hospital to administrative fines and civil and criminal liability. Administrative fines range from 500,000 Pesetas (approximately $3,000) to 100,000,000 Pesetas (approximately $560,000), or five times the value of the products and services that are the subject of the violation, depending on the seriousness of the violation. Health authorities may also close a private hospital for up to five years for serious violations. A violation that endangers the public health is a criminal offense. We believe that our operations in Spain are in material compliance with the laws referred to in this paragraph.

     UNITED KINGDOM

     While there is no specific anti-kickback legislation in the United Kingdom that is unique to the medical profession, general criminal legislation prohibits bribery and corruption. Our private surgical hospitals in the United Kingdom do not pay commissions to or share profits with referring physicians, who invoice patients or insurers directly for fees relating to the provisions of their services. Private surgical hospitals in the United Kingdom are required to register with the local Social Services Authority pursuant to the Registered Homes Act 1984 which provides for regular inspections of the facility by the registering authority. The operation of a private surgical hospital without registration is a criminal offense. Under the Misuse of Drugs Act 1971, the supply, possession or production of controlled drugs without a license from the Secretary of State is a criminal offense. The Data Protection Act 1998 requires private surgical hospitals to register as "data controllers." The processing of personal data, such as patient information and medical records, without prior registration is a criminal offense. We believe that our operations in the United Kingdom are in material compliance with the laws referred to in this paragraph.

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                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information with respect to our executive officers and directors:

NAME                              AGE                    POSITION
------------------------------    --       -------------------------------------
Donald E. Steen...............    54       Chief Executive Officer and Chairman
                                           of the Board
William H. Wilcox.............    49       President and Director
Sue H. Shelley................    46       Executive Vice President
Mark A. Kopser................    36       Senior Vice President and Chief
                                           Financial Officer
Jonathan R. Bond..............    42       Senior Vice President, Operations
Mark Garvin...................    36       Senior Vice President, Operations
Brett Brodnax.................    36       Senior Vice President, Development
Philip J. Parker..............    41       Vice President and Chief Information
                                           Officer
John J. Wellik................    39       Vice President, Controller and
                                           Compliance Officer and Secretary
Gabriel Masfurroll............    47       President of Spanish operations
John M. Wotherspoon...........    58       Managing Director of United Kingdom
                                           operations
Dave A. Alexander, Jr., M.D...    49       President of OrthoLink and Director
Dale L. Stegall...............    54       Chief Administrative Officer of
                                           OrthoLink
John C. Garrett, M.D..........    58       Director
Carlos A. Ferrer(1)...........    47       Director
D. Scott Mackesy(2)...........    32       Director
Thomas L. Mills(1)............    53       Director
Boone Powell, Jr.(1)..........    63       Director
Paul B. Queally(2)............    36       Director
David P. Zarin, M.D...........    52       Director
------------
(1) Member of Audit Committee.

(2) Member of Options and Compensation Committee.

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
     DONALD E. STEEN founded our company in February 1998 and has been our chief executive officer and chairman since that time. Mr. Steen served as president of the International Group of HCA -- The Healthcare Company, formerly known as Columbia/HCA Healthcare Corporation, from 1995 until 1997 and as president of the Western Group of HCA from 1994 until 1995. Mr. Steen founded Medical Care International, Inc., a pioneer in the surgery center business, in 1988. Mr. Steen is also a member of the board of directors of Horizon Health Corporation and Kinetic Concepts, Inc.

     WILLIAM H. WILCOX joined us as our president and a director in September 1998. Mr. Wilcox served as president and chief executive officer of United Dental Care, Inc. from 1996 until joining us. Mr. Wilcox served as president of the Surgery Group of HCA and president and chief executive officer of the Ambulatory Surgery Division of HCA from 1994 until 1996.

     SUE H. SHELLEY is a founder of our company and has been our executive vice president since September 1999. Ms. Shelley served as our senior vice president from February 1998 until September 1999 and as one of our directors from October 1998 until May 1999. Ms. Shelley served as a private healthcare consultant from August 1995 until February 1998. Ms. Shelley also served as vice president, Strategic Operations and Development for the Western Group of HCA from 1994 until 1995.

     MARK A. KOPSER joined us as our senior vice president and chief financial officer in May 2000. Prior to that time, Mr. Kopser served as chief financial officer for the International Division of HCA from 1997 until 2000 and as chief financial officer for the London Division of HCA from 1992 until 1996.

     JONATHAN R. BOND joined us as our senior vice president, operations in April 1999. Prior to that time, Mr. Bond served as senior vice president for the Surgery Division of Physician Resource Group, Inc. from November 1995 until April 1999.

     BRETT BRODNAX is our senior vice president, development. Prior to joining us in December 1999, Mr. Brodnax was an assistant vice president for Baylor Healthcare System from May 1990 until December 1999.

     PHILIP J. PARKER joined us as our vice president and chief information officer in February 1999. Prior to that time, Mr. Parker served as director of information services at United Dental Care, Inc. from March 1997 until January 1999. From March 1996 until March 1997, Mr. Parker was a consultant with Ensemble Systems Consulting. Mr. Parker held various positions with Blue Cross and Blue Shield of Texas, Inc from July 1992 until March 1996.

     JOHN J. WELLIK is our vice president, controller, chief compliance officer and secretary. Prior to joining us in April 1999, Mr. Wellik served as vice president and controller for Dynamex, Inc., a transportation services company, from November 1997 until February 1999. Mr. Wellik also served as an assistant controller for American Pad & Paper Company from May 1997 until November 1997. Mr. Wellik served in various accounting management positions, including director of financial accounting, for Avnet, Inc., an electronics distributor, from July 1993 until February 1997.

     GABRIEL MASFURROLL has been the president of United Surgical Partners Europe, S.L., our wholly owned Spanish subsidiary through which he conducts our operations in Spain, since April 1998. From 1996 to 1998, Mr. Masfurroll was president and chief executive officer of HCA's Spanish subsidiary. From 1994 to 1996, Mr. Masfurroll served as a director of the hospital division of Sanitas, S.A., the second largest Spanish health insurance company and an affiliate of the BUPA Group, Britain's largest insurance company. From 1991 to 1993, Mr. Masfurroll was a healthcare consultant with GESGRUP.

     JOHN M. WOTHERSPOON is the managing director of Aspen Healthcare Holdings Limited in London and manages our facilities in the United Kingdom. We acquired Aspen in April 2000. Mr. Wotherspoon joined Aspen in 1987 as financial director, a post he held until September 1997 when he was promoted to managing director. In April 1998, Mr. Wotherspoon led the management buyout of Aspen backed by Electra Fleming. Mr. Wotherspoon has been qualified as a chartered accountant since 1966.

     DAVE A. ALEXANDER, JR., M.D. joined us as a director and the president of OrthoLink in February 2001. Prior to joining us, Dr. Alexander was the chairman and a director of OrthoLink since it was founded in July 1996. From 1992 to 1996, Dr. Alexander served as president of Tennessee Orthopedic

Alliance. Dr. Alexander has been in private practice of orthopedics in Nashville, Tennessee since 1982. Dr. Alexander is a Fellow of the American Academy of Orthopedic Surgeons and holds a Surgery Certificate of Added Qualification in Surgery of the Hand.

     DALE L. STEGALL joined us as the chief administrative officer of OrthoLink in February 2001. Mr. Stegall is a founder of OrthoLink and has been serving as OrthoLink's senior vice president, general counsel and secretary since its inception in 1996. From 1973 to 1996, Mr. Stegall was in the private practice of law and a healthcare consultant in Nashville, Tennessee.

     MARK GARVIN joined us as our senior vice president, operations, in February 2001. Mr. Garvin joined OrthoLink in 1996, serving in various senior management positions until 1999, when he became OrthoLink's senior vice president, surgical operations. From 1992 to 1996, Mr. Garvin was vice president, operations, with the surgery division of HealthSouth Corporation.

     JOHN C. GARRETT, M.D. joined us as a director in February 2001. Mr. Garrett had been a director of OrthoLink since July 1997. Dr. Garrett founded Resurgens, P.C. in 1986, where he continues his specialized orthopedics practice in arthroscopic and reconstructive knee surgery. He is a Fellow of the American Academy of Orthopedic Surgeons.

     CARLOS A. FERRER has served as one of our directors since October 1998. In 1995 Mr. Ferrer co-founded Ferrer, Freeman, Thompson & Co., which manages private equity funds dedicated exclusively to the healthcare industry and is a member of Ferrer, Freeman & Thompson & Co., LLC, the general partner of both FFT Partners I, L.P. and FFT Executive Partners I, L.P., which are investment partnerships. Previously he was a managing director at Credit Suisse First Boston Corporation.

     D. SCOTT MACKESY has served as one of our directors since our inception in February 1998. Mr. Mackesy has been a principal with Welsh, Carson, Anderson & Stowe since January 1998. Prior to joining Welsh, Carson, Anderson & Stowe, Mr. Mackesy was senior research analyst and vice president in the Investment Research Department at Morgan Stanley Dean Witter from January 1996 to January 1998.

     THOMAS L. MILLS has served as one of our directors since September 1999. Mr. Mills is the chairman of our audit committee. Mr. Mills has been a partner in the law firm of Winston & Strawn since 1995, specializing in health law.

     BOONE POWELL, JR. has served as one of our directors since June 1999. Mr. Powell is the chairman of Baylor Health Care System and served as its president and chief executive officer from 1980 until 2000.

     PAUL B. QUEALLY has served as one of our directors since our inception in February 1998. Mr. Queally has been a general partner at Welsh, Carson, Anderson & Stowe since January 1996. Prior to joining Walsh, Carson, Anderson & Stowe, Mr. Queally was a general partner at The Sprout Group, which was the private equity group of Donaldson, Lufkin & Jenrette Securities Corporation.

     DAVID P. ZARIN, M.D. has served as one of our directors since February 2000. Dr. Zarin has practiced otolaryngology in Houston, Texas since 1979. Dr. Zarin was a founding partner and serves as vice president of Texas ENT Specialists, PA, formed in 1997. Dr. Zarin was also a founding partner and a director of TOPS Surgical Specialty Hospital which we acquired in July 1999. Dr. Zarin has served as chairman and president of the medical staff of TOPS Specialty Hospital since 1999.

BOARD OF DIRECTORS

     Upon completion of this offering, our board of directors will be divided into three classes serving staggered three-year terms. Each year, the directors of one class will stand for election as their terms of office expire. Messrs. Ferrer, Garrett, Mills and Wilcox have been designated as Class I directors with their terms of office expiring in 2002; Messrs. Alexander, Mackesy and Zarin have been designated as Class II directors with their terms of office expiring in 2003; and Messrs. Powell, Queally and Steen have been designated as Class III directors with their terms of office expiring in 2004.

BOARD COMPENSATION

     Directors who are also our officers or employees do not receive compensation for their services as directors. Each non-employee director who has not previously been granted options to purchase our common stock is entitled to an award of stock options to purchase up to 25,000 shares of our common stock when he becomes a non-employee director, at an exercise price equal to the fair market value of our common stock on the date of grant. In each case, the stock options granted to the non-employee directors will have a three-year vesting schedule. Directors are entitled to a $1,000 fee for attendance at board meetings and reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the board of directors or committees thereof.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     We have entered into agreements to indemnify our directors and executive officers. Under these agreements, we are obligated to indemnify our directors and officers to the fullest extent permitted under the Delaware General Corporate Law for expenses, including attorney's fees, judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their services as a director or officer. We believe that these agreements are helpful in attracting and retaining qualified directors and officers.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table contains summary information concerning the total compensation paid to or earned for the fiscal year ended December 31, 2000 by our chief executive officer and by our four other most highly compensated executive officers serving in this capacity as of December 31, 2000, whose total annual salary and bonus exceeded $100,000 for that fiscal year. We refer to these persons as our "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM
                                         ANNUAL COMPENSATION     COMPENSATION
                                         -------------------    --------------
                                                                  SECURITIES
                                                                  UNDERLYING          ALL OTHER
                                          SALARY      BONUS      OPTIONS (1)       COMPENSATION(1)
     NAME AND PRINCIPAL POSITION           ($)         ($)           (#)                 ($)
     ---------------------------         --------    -------    --------------    -----------------
Donald E. Steen......................    300,000       --           --                  1,708
     Chief Executive Officer
       and Chairman of the Board
William H. Wilcox....................    300,000       --           --                  1,500
     President
Sue H. Shelley.......................    155,000       --           --                  1,375
     Executive Vice President
Jonathan R. Bond.....................    158,125       --           50,000            --
     Senior Vice President,
       Operations
Gabriel Masfurroll...................    228,000      52,000        --                  9,600
     President of Spanish Operations

------------
  (1) Consists of contributions to the named executive officer's 401(k) plan account.

     The following table provides information regarding stock options granted to our named executive officers in 2000.

                             OPTION GRANTS IN 2000

                                                                                                     POTENTIAL REALIZABLE
                                                                       INDIVIDUAL GRANTS               VALUES AT ASSUMED
                     ----------------------------------------------------------------------------       ANNUAL RATES OF
                         NUMBER OF                                                                        STOCK PRICE
                        SECURITIES          PERCENT OF TOTAL         EXERCISE                           APPRECIATION FOR
                        UNDERLYING         OPTIONS GRANTED TO          PRICE                              OPTION TERM
                      OPTIONS GRANTED         EMPLOYEES IN         OR BASE PRICE      EXPIRATION     --------------------
       NAME                  (#)               FISCAL YEAR            ($/SHARE)           DATE         5%           10%
       ----          -----------------    --------------------    ---------------    ------------    -------      -------
Donald E. Steen.....      500,000(1)             34.7%                 4.50            12/01/10         --           --
William H. Wilcox...      150,000(1)             10.4%                 4.50            12/01/10         --           --
Sue H. Shelley......      --                   --                    --                  --             --           --
Jonathan R. Bond....       25,000(2)              1.7%                 4.00             8/01/10         --           --
                           25,000(1)              1.7%                 4.50            12/01/10         --           --
Gabriel Masfurroll..      --                   --                    --                  --             --           --

------------
(1) 25% of the stock options become exercisable on December 1 in each of 2001, 2002, 2003 and 2004.

(2) 25% of the stock options become exercisable on August 1 in each of 2001, 2002, 2003 and 2004.

     The following table provides summary information with respect to stock options held by our named executive officers as of December 31, 2000. The value of unexercised in-the-money options is based on an assumed initial public
offering price of $      , less the exercise price payable for the shares.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                      NUMBER OF SECURITIES          VALUE OF THE UNEXERCISED
                                                                       UNDERLYING OPTIONS             IN-THE-MONEY OPTIONS
                                         SHARES                        AT FISCAL YEAR-END              AT FISCAL YEAR-END
                                         ACQUIRED                             (#)                             ($)
                                           ON          VALUE      ----------------------------    ----------------------------
                NAME                     EXERCISE (#)   REALIZED ($)  EXERCISABLE UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
-------------------------------------    --------    ---------    -----------    -------------    -----------    -------------
Donald E. Steen......................      --           --          484,980         873,320
William H. Wilcox....................      --           --          430,000         520,000
Sue H. Shelley.......................      --           --          140,000         110,000
Jonathan R. Bond.....................      --           --           12,500          87,500
Gabriel Masfurroll...................      --           --           --              --

COMMITTEES OF THE BOARD

     Our board of directors has established an audit committee and an options and compensation committee.

     AUDIT COMMITTEE. The audit committee is comprised of Messrs. Ferrer, Mills and Powell. The audit committee reports on its activities to the board of directors and is responsible for reviewing:

     o the recommendation to our board of directors of the appointment of our independent auditors;

     o  the independence of our outside auditors;

     o the scope, timing and results of the audit and non-audit services performed by our independent auditors;

     o  the audit committee charter on an annual basis;

     o  the appropriateness of our accounting policies;

     o  the adequacy of our accounting and financial controls;

     o compliance with our accounting policies and accounting and financial controls;

     o the reliability of the financial information that we report to the public; and

     o  the proxy statement disclosures required by the audit committee.

     OPTIONS AND COMPENSATION COMMITTEE. The options and compensation committee is comprised of Messrs. Mackesy and Queally. The primary functions of the options and compensation committee are to:

     o review and recommend the compensation arrangements for our directors and officers; and

     o  monitor and administer our stock option plans.

EMPLOYMENT AGREEMENTS

     DONALD E. STEEN. On November 1, 2000, we entered into a four-year employment agreement with Donald E. Steen that provides that he will serve as our chairman and chief executive officer. The employment agreement provides for annual base compensation of $400,000. Mr. Steen is also eligible for a performance bonus of up to 100% of his annual base salary. During any time when Mr. Steen is no longer serving as chief executive officer and, therefore, only serving as chairman, his annual base compensation would be reduced by $100,000. The employment agreement provides that, at any time after November 1, 2002, Mr. Steen is entitled to resign and that our board of directors is entitled to remove Mr. Steen from his position as chief executive officer, but not as chairman of the board of directors. In the event that we terminate the employment agreement other than for cause, Mr. Steen would be entitled to receive his annual base salary for the balance of the term of the employment agreement plus the average annual bonus, if any, awarded to Mr. Steen for the prior two calendar years until the later of 12 months following termination or the expiration of the initial four-year term of the agreement. The employment agreement further provides that all of Mr. Steen's stock options automatically become fully vested if we terminate the agreement for any reason other than for cause.

     WILLIAM H. WILCOX. On January 1, 2001, we entered into a two-year employment agreement with William H. Wilcox that provides that he will serve as our president. The employment agreement provides for annual base compensation of $350,000. Mr. Wilcox is also eligible for a performance bonus of up to 100% of his base salary. In the event that we terminate the employment agreement other than for cause, Mr. Wilcox would be entitled to receive his annual base salary for the balance of the term of the employment agreement plus the average annual bonus, if any, awarded to Mr. Wilcox for the prior two calendar years until the later of 12 months following termination or the expiration of the initial two-year term of the agreement. The employment agreement further provides that if we terminate the agreement for any reason other than for cause all of Mr. Wilcox's stock options automatically become fully vested.

STOCK OPTION AND RESTRICTED STOCK PURCHASE PLAN

     We adopted our 1998 stock option plan on April 30, 1998. A total of 6,000,000 shares of common stock are authorized for issuance under the plan. We do not intend to grant any additional stock options under this plan after the completion of this offering. The plan provides for grants of incentive stock options to our employees, including officers and employee-directors, and for grants of non-qualified stock options and the right to purchase restricted stock to our officers, other employees, directors and consultants and other key persons. The purposes of the plan are to:

     o promote our interests and the interests of our stockholders by providing an opportunity to selected employees, officers, directors and other persons to purchase our common stock; and

     o attract, retain and motivate our employees and other persons and to encourage our employees and other persons to devote their best efforts to our business and financial success.

     Our options and compensation committee administers the plan. Our options and compensation committee designates the individuals to receive options or stock purchase awards, the number of shares subject to options or stock purchase awards, and the terms and conditions of each option or stock purchase award granted under the plan.

     While our options and compensation committee determines the terms of options or stock purchase awards granted under the plan, the term of any incentive stock option cannot exceed ten years from the date of the grant and any incentive stock option granted to an employee who possesses more than ten percent of the total combined voting power of all classes of our shares within the meaning of Section 422(b)(6) of the Internal Revenue Code of 1986 cannot be exercisable after the expiration of five years from the date of grant.

     The plan is not subject to the Employee Retirement Income Security Act of 1974; however, the plan is designed to allow for awards that constitute performance-based awards as provided for in Section 162(m) of the Internal Revenue Code of 1986. Therefore, awards may be exempt from the limitations on the deductibility of compensation that exceeds $1 million.

     Our options and compensation committee determines the exercise price of options granted under the plan. Incentive stock options must be granted at the fair market value of the underlying stock at the time the option is granted. Further, the exercise price of any incentive stock option granted to an employee who possesses more than ten percent of the total combined voting power of all classes of our shares within the meaning of Section 422(b)(6) of the Internal Revenue Code of 1986 must be at least 110% of the fair market value of the underlying stock at the time the option is granted. The exercise price of options granted under the plan will be paid in full in a manner prescribed by our options and compensation committee.

     Our options and compensation committee determines the purchase price for shares of our common stock sold pursuant to stock purchase awards. The purchase price need not be equal to the fair market value of our common stock. The purchase price is payable in cash or, at the discretion of the committee, with the grantee's promissory note, secured by the stock subject to the award, or any other consideration approved by the committee.

2001 EQUITY-BASED COMPENSATION PLAN

     We adopted our 2001 Equity-Based Compensation Plan on
                        , 2001. At any given time, the number of shares of common stock issued under the plan plus the number of shares of common stock issuable upon the exercise of all outstanding awards under the plan and our 1998
stock option plan may not exceed the lesser of       shares or 15% of the total
number of shares of common stock then outstanding, assuming the exercise of all outstanding options and warrants. The plan provides for grants of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees, including officers and employee-directors, and for grants of nonstatutory stock options, restricted stock awards, stock appreciation rights, phantom stock awards and annual incentive awards to our employees, consultants and nonemployee directors. The purposes of the plan are:

     o to attract and retain the best available personnel for positions of substantial responsibility;

     o  to provide additional incentives to our employees and consultants; and

     o  to promote the success of our business.

     Our options and compensation committee administers the plan and at all times will be comprised of two or more individuals that constitute "outside directors" for purposes of Section 162 of the Internal Revenue Code of 1986 and "nonemployee directors" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. Our options and compensation committee will designate the individuals to receive awards, the number of shares subject to the awards and the terms and conditions of each award, subject to the terms of the plan.

     While our options and compensation committee determines the terms of awards granted under the plan, the term of any incentive stock option cannot exceed ten years from the date of grant. Further, any incentive stock option granted to an employee who possesses more than ten percent of the total combined voting power of all classes of our shares within the meaning of Section 422(b)(6) of the

Internal Revenue Code of 1986 cannot be exercisable after the expiration of five years from the date of grant.

     While our options and compensation committee determines the exercise price of options granted under the plan, the exercise price of any incentive stock option granted to an employee who possesses more than ten percent of the total combined voting power of all classes of our shares within the meaning of Section 422(b)(6) of the Internal Revenue Code of 1986 must be at least 110% of the fair market value of the underlying share at the time the option is granted. The exercise price of options granted under the plan will be paid in full in a manner prescribed by our options and compensation committee.

     The plan is not subject to the Employee Retirement Income Security Act of 1974; however, the plan is designed to allow for awards that constitute performance-based awards as provided for in Section 162(m) of the Internal Revenue Code of 1986. Therefore, awards may be exempt from the limitations on the deductibility of compensation that exceeds $1 million.

EMPLOYEE STOCK PURCHASE PLAN

     We adopted our Employee Stock Purchase Plan on                         ,
2001. A total of                   shares of common stock are authorized for
issuance under the plan. The plan provides for the grant of stock options to selected eligible employees. The purpose of the plan is to provide eligible employees with an incentive to advance our interests by providing an opportunity to purchase stock of the company at a favorable price. The plan is administered by our options and compensation committee.

     Any eligible employee may elect to participate in the plan by authorizing our options and compensation committee to make payroll deductions to pay the exercise price of an option at the time and in the manner prescribed by our options and compensation committee. This payroll deduction may be a specific amount or a designated percentage to be determined by the employee, but the specific amount may not be less than an amount established by us and the designated percentage may not exceed an amount of eligible compensation established by us from which the deduction is made. In no event will an employee be granted an option under the plan that would permit the purchase of stock with
a fair market value in excess of $          , or to purchase more than
          shares, in a period established by us.

     There are two six-month offering periods in each calendar year. The date of grant and the date of exercise for the first option period is January 1 and June 30, respectively, and the date of grant and date of exercise for the second option period is July 1 and December 31, respectively. The first offering period of the plan will commence on the date we close this offering, and will conclude on June 30, 2001. The exercise price of options granted under the plan will be an amount equal to the lesser of 85% of the fair market value of our common stock on the date of exercise or on the date of grant.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ISSUANCE OF EQUITY SECURITIES

     COMMON STOCK AND CLASS A COMMON STOCK

     From March 1998 to August 2000, we issued 510,140 shares of our common stock in private placements at prices ranging from $2.00 to $4.00 per share and we issued 23,519,534 shares of our Class A common stock in private placements at prices ranging from $2.00 to $4.00 per share. Some of the purchasers of our common stock and our Class A common stock in these private placements are officers, directors and stockholders owning more than 5% of our outstanding common stock and persons and entities associated with our officers, directors and those stockholders. See "Security Ownership of Principal Stockholders and Management." Each share of Class A common stock will convert into one share of common stock upon completion of this offering.

     SERIES A REDEEMABLE PREFERRED STOCK

     From September 28, 1998 to October 9, 1998, we sold to Welsh, Carson, Anderson & Stowe 30,000 shares of our Series A redeemable preferred stock at a purchase price of $1,000 per share. As of September 30, 2000, we had 31,200 shares of Series A redeemable preferred stock outstanding. We intend to use $32.6 million of the net proceeds of this offering to redeem all outstanding shares of our Series A redeemable preferred stock and pay all accrued and unpaid dividends on those shares.

     SERIES C CONVERTIBLE PREFERRED STOCK

     On March 27, 2000, we sold 18,750 shares of our Series C convertible preferred stock, which represent all of our outstanding shares of Series C convertible preferred stock, at a purchase price of $1,000 per share. We sold 15,000 shares to Welsh, Carson, Anderson & Stowe, a stockholder owning more than 5% of our outstanding common stock, and its affiliates. We sold 3,601 shares to FFT Partners I, L.P. and 149 shares to FFT Executive Partners I, L.P., affiliates of Carlos A. Ferrer, a director and a stockholder owning more than 5% of our outstanding common stock. Each share of Series C convertible preferred stock is convertible into the number of shares of our common stock that is equal to the initial purchase price plus accrued dividends divided by $3.50, which as of December 31, 2000 would have been 300 shares.

     The following table sets forth the aggregate number of shares acquired by, and the aggregate consideration paid by, our executive officers, directors and stockholders owning more than 5% of our outstanding common stock in the private placement transactions described above and in connection with our acquisition of OrthoLink. We sold each share of our Series A redeemable and Series C convertible preferred stock for $1,000 per share.

                                                                                                      SERIES A        SERIES C
                                                                                    CLASS A          REDEEMABLE      CONVERTIBLE
                                           COMMON STOCK                           COMMON STOCK     PREFERRED STOCK PREFERRED STOCK
EXECUTIVE OFFICERS,          ---------------------------------- ---------------------------------- --------------- ---------------
DIRECTORS                       NUMBER OF        AGGREGATE         NUMBER OF        AGGREGATE         NUMBER OF       NUMBER OF
AND 5% STOCKHOLDERS          SHARES ACQUIRED CONSIDERATION PAID SHARES ACQUIRED CONSIDERATION PAID SHARES ACQUIRED SHARES ACQUIRED
---------------------------- --------------- ------------------ --------------- ------------------ --------------- ---------------
FFT Partners I, L.P. ........        --                           $--               $ 5,761,620            --            3,601
FFT Executive Partners I, ...         149
L.P. ........................      68,109           238,380              --                --
WCAS Capital Partners III,
L.P. ........................        --                --           1,500,000         5,250,000          28,050         14,017
Welsh, Carson, Anderson & ...        --                --
Stowe VII, L.P. .............   2,193,222                (1)       15,813,272        41,246,782              60           --
Donald E. Steen .............        --                --           1,089,000         2,499,000            --             --
William H. Wilcox ...........        --                --             278,000           943,000            --             --
Sue H. Shelley ..............        --                --             260,000           535,000            --             --
Jonathan R. Bond ............      28,571            99,999              --                --              --             --
John J. Wellik ..............      30,000           105,000              --                --              --             --
Mark A. Kopser ..............     125,000           437,500              --                --                12              6
Brett Brodnax ...............      53,571           199,999              --                --                48             23
D. Scott Mackesy ............        --                --               6,753            17,615            --             --
Paul B. Queally .............       4,720                (1)           25,999            67,816            --             --
Dave A. Alexander, Jr., M.D .      79,125                (1)             --                --              --             --
John C. Garrett, M.D ........     214,844                (1)             --                --
Dale L. Stegall .............      29,500                (1)             --                --

------------
(1) These shares of common stock were issued in connection with our acquisition of OrthoLink in February 2001.

WARRANTS

     We issued a warrant, dated March 27, 2000, to Welsh, Carson, Anderson & Stowe VII, L.P., a stockholder owning more than 5% of our outstanding common stock, to purchase 800,000 shares of our Class A common stock at an exercise price of $.01 per share in connection with its purchase of shares of our Series C convertible preferred stock. The warrants are exercisable to purchase 800,000 shares of our common stock at an exercise price of $.01 per share. The warrant will terminate on June 18, 2009.

7% SENIOR SUBORDINATED NOTES

     In November 1998, March 1999 and June 1999, we issued $16.0 million principal amount of our 7% senior subordinated notes due April 30, 2008 to Welsh, Carson, Anderson & Stowe and its affiliates, $3.8 million principal amount of our 7% senior subordinated notes to FFT Partners I, L.P. and $0.2 million principal amount of our 7% senior subordinated notes to FFT Executive Partners I, L.P. We paid to these entities $91,013 in accrued interest on the notes in 1999 and $1,271,811 in accrued interest on the notes during the nine months ended September 30, 2000. Under the notes, we are required to repay in full the principal balance of the notes and any accrued and unpaid interest on the notes upon completion of this offering. However, Welsh, Carson, Anderson & Stowe, FFT Partners I, L.P. and FFT Executive Partners I, L.P. have advised us that they intend to waive their rights to such mandatory prepayment under the notes.

10% SENIOR SUBORDINATED NOTES

     In March 2000, in connection with the issuance of 1,500,000 shares of our Class A common stock for an aggregate purchase price of $5,250,000, we issued $36,000,000 principal amount of our 10% senior subordinated notes due March 27, 2010, for a purchase price of $30,750,000 to WCAS Capital Partners III, L.P., an affiliate of Welsh, Carson, Anderson & Stowe. We paid no interest on the notes during the nine months ended September 30, 2000. Under the notes, we are required to repay in full the principal balance of the notes and any accrued and unpaid interest on the notes upon completion of this offering. However, WCAS Capital Partners III, L.P. has advised us that it intends to waive its rights to such mandatory prepayment under the notes.

STOCKHOLDERS AGREEMENT

     We are party to a stockholders agreement with:

      o  Donald E. Steen;

      o  Sue H. Shelley;

      o  William H. Wilcox;

      o  FFT Partners I, L.P.;

      o  FFT Executive Partners I, L.P.;

      o  Baylor Health Care System Foundation;

      o  Welsh, Carson, Anderson & Stowe VII, L.P.;

      o  WCAS Capital Partners III, L.P.;

      o  WCAS Healthcare Partners, L.P.; and

      o  some other holders of our capital stock.

     The stockholders agreement contains customary transfer restrictions including co-sale and right of first refusal provisions as well as provisions regarding voting for specified director nominees. This agreement will automatically terminate upon the completion of this offering.

REGISTRATION RIGHTS AGREEMENT

     Donald E. Steen, William H. Wilcox, Sue H. Shelley, Paul B. Queally, D. Scott Mackesy, Dave A. Alexander, Jr., M.D., Dale L. Stegall, Mark Garvin, John
C. Garrett, M.D., Baylor Health Services, Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Healthcare Partners, L.P., WCAS Capital Partners III, L.P., FFT Partners I, L.P. and FFT Executive Partners I, L.P. and other holders of our

Class A common stock and shares of common stock issuable upon the conversion of our Class A common stock are entitled under a registration rights agreement with us to the following registration rights for the shares of Class A common stock and shares of common stock issuable upon conversion of Class A common stock held by them:

     o at any time Welsh, Carson, Anderson & Stowe VII, L.P., on behalf of the holders of registrable securities, may require, on two occasions only, that we use our best efforts to register registrable securities for public resale;

     o holders of registrable securities under the agreement may require us to use our best efforts to register their shares of common stock on a Form S-3 registration statement, provided that we are eligible to use the form and provided further that we shall not be required to effect the registration more than once in any 180 day period; and

     o if we register any common stock at any time, either for our own account or for the account of other security holders, holders of registrable securities under the agreement are entitled to include their shares of common stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering in view of market conditions.

     We will bear all registration expenses other than underwriting discounts and commissions in connection with any registration under the registration rights agreement. All holders of registrable securities have agreed not to exercise their registration rights during the 180-day period following the date of this prospectus without the consent of Credit Suisse First Boston Corporation.

OTHER TRANSACTIONS

     We have loaned money to the following executive officers in exchange for promissory notes given as partial consideration for the purchase by the executive officer of our common stock as set forth below:

                          DATE                                    OUTSTANDING
                           OF        PRINCIPAL                   BALANCE AS OF
  EXECUTIVE OFFICER       NOTE        AMOUNT       INTEREST     FEBRUARY 1, 2001
  -----------------     --------    -----------    ---------    ----------------
Sue H. Shelley........   4/30/98     $250,000          7%           $250,000
William H. Wilcox.....  10/31/98      400,000          7             400,000
Jonathan R. Bond......  11/22/99       75,000          7              75,000
John J. Wellik........  11/22/99       26,250          7              26,250
John J. Wellik........   8/15/00       52,500          7              52,500
Mark A. Kopser........    5/1/00      328,125          7             328,125
Brett Brodnax.........   2/15/00       75,000          7              75,000
Brett Brodnax.........   8/15/00       75,000          7              75,000

     Interest on the outstanding balance of the promissory notes is payable quarterly. The principal amount is due on the fourth anniversary of the note. The maturity date of the notes will be accelerated upon completion of this offering to the six-month anniversary of the completion of this offering. Each promissory note is secured by a pledge of the shares of our common stock or our Class A common stock purchased with such note.

     On June 1, 1999, we issued a convertible subordinated promissory note to Baylor Health Care System Foundation in the principal amount of $3,287,234 in connection with Baylor's contribution of two surgery centers to our joint venture with Baylor. The conversion price of the convertible subordinated promissory note is $3.50 per share of common stock. Our contribution and purchase agreement with Baylor contains an "earn-out" provision under which Baylor could receive additional convertible promissory notes. Under the earn-out provision, if earnings before interest, taxes, depreciation, amortization and management fees of our limited partnership with Baylor exceed stated amounts in the second and third years of the limited partnership, Baylor would be entitled to receive additional convertible subordinated notes in an amount equal to 50% of the excess. The conversion price of any additional convertible promissory notes will be the greater of $3.50 per share or the fair market value of the underlying common stock at the time the additional convertible promissory note is issued. Under the convertible subordinated promissory note, we are required to repay in full the principal balance of the note and any accrued and unpaid interest on the note upon completion of this offering.

However, we believe that Baylor will convert the note into shares of our common stock. Boone Powell, Jr., one of our directors, is the chairman of the board of directors of Baylor and served as president and chief executive officer from 1980 until 2000. For the nine months ended September 30, 2000, we derived approximately 6.7% of our revenues from our joint venture with Baylor. For more information regarding our joint venture with Baylor, see "Business--Operations--Operations in the United States--Strategic Relationships."

     On October 12, 2000, we exchanged 1,000,000 shares of our Class B common stock for the minority interest in our Spanish subsidiary, USPE, and on September 26, 2000 assumed a recourse promissory note in the principal amount of $811,093 from HDT, S.C., the minority interest holder and successor of HMT, S.C. On January 31, 2001, we accepted $45,306 in cash and a recourse promissory note in the principal amount of $244,655 from HDT, S.C., as consideration for the purchase of 82,846 shares of our Class B common stock. HDT is a holding company owned primarily by the management team responsible for our Spanish operations. Gabriel Masfurroll, president of our Spanish operations, beneficially owns approximately 37% of HDT. Both promissory notes bear interest at a rate of 5% per annum, payable at maturity. As of February 1, 2001, the outstanding principal balances of the notes were $811,093 and $244,655, respectively. The notes mature on the earlier of six months following the completion of this offering or September 26, 2004 and January 31, 2005, respectively. The promissory notes are secured by a pledge of the 1,082,846 shares of our Class B common stock and are guaranteed by the stockholders of HDT. Upon completion of the offering, all shares of our Class B common stock will be converted into shares of common stock based on the factors set forth in our certificate of incorporation. As of December 31, 2000, our 1,000,000 shares of outstanding Class B common stock would have converted into 930,000 shares of common stock.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth information with respect to the beneficial ownership of our common stock as of February 12, 2001, after giving effect to the conversion of all outstanding shares of our Class A common stock, Class B common stock and Series C convertible preferred stock into shares of our common stock.

     We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated, the persons included in this table have sole voting and investment power with respect to all the shares of common stock beneficially owned by them, subject to applicable community property laws. The number of shares beneficially owned by a person includes shares of common stock that are subject to stock options or warrants that are either currently exercisable or exercisable within 60 days after February 12, 2001. These shares are also deemed outstanding for the purpose of computing the percentage of outstanding shares owned by the person. These shares are not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person.

                                                                              PERCENT OF COMMON STOCK
                                                                                BENEFICIALLY OWNED
                                             SHARES OF COMMON        -----------------------------------------
      NAME OF BENEFICIAL OWNER           STOCK BENEFICIALLY OWNED    BEFORE THE OFFERING    AFTER THE OFFERING
-------------------------------------    ------------------------    -------------------    ------------------
FFT Partners I, L.P..................            2,739,163(1)                6.72%
  Ferrer Freeman & Thompson
  10 Glenville Street
  Greenwich, CT 06831
WCAS Capital Partners III, L.P.......            1,558,999(2)                3.82%
  320 Park Avenue, Suite 2500
  New York, NY 10022-9500
Welsh, Carson, Anderson & Stowe VII,
  L.P................................           23,060,974(3)               55.49%
  320 Park Avenue, Suite 2500
  New York, NY 10022-9500
HDT, S.C.............................            1,082,846(4)                2.66%
  Paseo de la Castellana, numero 40
  bis, 4a planta
  28046 Madrid, Spain
Donald E. Steen......................            1,573,980(5)                3.82%
William H. Wilcox....................              708,000(6)                1.72%
Mark A. Kopser.......................              125,000                      *
Sue H. Shelley.......................              400,000(7)                   *
Jonathan R. Bond.....................               41,071(8)                   *
Brett Brodnax........................               57,321(9)                   *
Philip J. Parker.....................               17,500(10)                  *
John J. Wellik.......................               40,000(11)                  *
Gabriel Masfurroll...................           --                        --
John Wotherspoon.....................           --                        --
Dave A. Alexander, Jr., M.D..........              198,177(12)                  *
Dale L. Stegall......................               87,202(13)                  *
Mark Garvin..........................               73,750(14)                  *
John C. Garrett, M.D.................              224,284(15)                  *
Carlos A. Ferrer.....................            2,852,497(16)               7.00%
D. Scott Mackesy.....................                8,574(17)                  *
Thomas L. Mills......................                6,250(18)                  *
Boone Powell, Jr.....................           --                        --
Paul B. Queally......................           24,957,761(19)              60.05%
David P. Zarin, M.D..................                6,250(20)                  *
All directors and executive officers
  as a group (20 persons)............           31,378,216(21)              73.10%

------------
 * Less than one percent (1%).

 (1) Consists of (i) 1,646,177 shares issuable upon conversion of our Class A common stock and (ii) 1,092,986 shares issuable upon conversion of our Series C convertible preferred stock.

 (2) Includes 1,500,000 shares issuable upon conversion of our Class A common stock.

 (3) Includes (i) 15,813,272 shares issuable upon conversion of our Class A common stock, (ii) 4,254,480 shares issuable upon conversion of our Series C convertible preferred stock and (iii) 800,000 shares issuable upon exercise of outstanding warrants.

 (4) Consists of 1,082,846 shares issuable upon conversion of our Class B common stock.

 (5) Consists of (i) 1,089,000 shares issuable upon conversion of our Class A common stock and (ii) 484,980 shares issuable upon exercise of stock options that have already vested or will vest within 60 days.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

 (6) Consists of (i) 278,000 shares issuable upon conversion of our Class A common stock and (ii) 430,000 shares issuable upon exercise of stock options that have already vested or will vest within 60 days.

 (7) Consists of (i) 260,000 shares issuable upon conversion of our Class A common stock and (ii) 140,000 shares issuable upon exercise of stock options that have already vested or will vest within 60 days.

 (8) Includes 12,500 shares issuable upon exercise of stock options that have already vested or will vest within 60 days.

 (9) Includes 3,750 shares issuable upon exercise of stock options that have already vested or will vest within 60 days.

(10) Consists of 17,500 shares issuable upon exercise of stock options that have already vested or will vest within 60 days.

(11) Includes 10,000 shares issuable upon exercise of stock options that have already vested or will vest within 60 days.

(12) Includes 119,652 shares issuable upon exercise of stock options that have already vested or will vest within 60 days.

(13) Includes 57,702 shares issuable upon exercise of stock options that have already vested or will vest within 60 days.

(14) Includes 66,670 shares issuable upon exercise of stock options that have already vested or will vest within 60 days.

(15) Includes 9,440 shares issuable upon exercise of stock options that have already vested or will vest within 60 days.

(16) Consists of (i) the shares held by FFT Partners I, L.P. as previously described in Note (1), (ii) 68,109 shares issuable upon conversion of our Class A common stock held of record by FFT Executive Partners I, L.P. and
     (iii) 45,225 shares issuable upon conversion of our Series C convertible preferred stock held of record by FFT Executive Partners I, L.P. Mr. Ferrer is a member of Ferrer, Freeman & Thompson & Co., LLC, the general partner of both FFT Partners I, L.P. and FFT Executive Partners I, L.P.

(17) Consists of (i) 6,753 shares issuable upon conversion of our Class A common stock and (ii) 1,821 shares issuable upon conversion of our Series C convertible preferred stock.

(18) Consists of 6,250 shares issuable upon exercise of stock options that have already vested or will vest within 60 days.

(19) Includes (i) the shares held by WCAS Capital Partners III, L.P. as previously described in Note (2), (ii) the shares held by Welsh, Carson, Anderson & Stowe VII, L.P. as previously described in Note (3),
     (iii) 58,999 shares held of record by WCAS Healthcare Partners, L.P.,
     (iv) 236,347 shares issuable upon conversion of our Class A common stock held of record by WCAS Healthcare Partners, L.P., (v) 63,740 shares issuable upon conversion of our Series C convertible preferred stock held of record by WCAS Healthcare Partners, L.P., (vi) 25,999 shares issuable upon conversion of our Class A common stock and (vii) 6,981 shares issuable upon conversion of our Series C convertible preferred stock. Mr. Queally is a general partner of each of WCAS Capital Partners III, L.P., Welsh, Carson, Anderson & Stowe VII, L.P. and WCAS Healthcare Partners, L.P.

(20) Consists of 6,250 shares issuable upon exercise of stock options that have already vested or will vest within 60 days.

(21) Includes (i) 1,364,694 shares issuable upon exercise of stock options that have already vested or will vest within 60 days and (ii) 800,000 shares issuable upon exercise of outstanding warrants.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 135,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. 87,000,000 shares of our common stock are designated as common stock, 45,000,000 shares of common stock are designated as Class A common stock and 3,000,000 shares of common stock are designated as Class B common stock. 31,200 shares of our preferred stock are designated as Series A redeemable preferred stock and 20,000 shares of preferred stock are designated as Series C convertible preferred stock. As of the date of this prospectus,

     o  10,471,877 shares of common stock were issued and outstanding,

     o  23,519,534 shares of Class A common stock were issued and outstanding,

     o  1,082,846 shares of Class B common stock were issued and outstanding,

     o 31,200 shares of Series A redeemable preferred stock were issued and outstanding, and

     o 18,750 shares of Series C convertible preferred stock were issued and outstanding.

     In addition,

     o 6,000,000 shares of common stock were reserved for issuance under our 1998 stock option plan,

     o shares of common stock were reserved for issuance under our 2001 equity-based compensation plan,

     o shares of common stock were reserved for issuance under our employee stock purchase plan,

     o 900,000 shares of common stock were reserved for issuance upon exercise of outstanding warrants, and

     o 30,008,273 shares of common stock were reserved for issuance upon conversion of our Class A and Class B common stock and our Series C convertible preferred stock.

     All of our outstanding shares of Class A and Class B common stock and Series C convertible preferred stock will be converted automatically into common stock upon completion of this offering.

     The following descriptions of our capital stock and provisions of our certificate of incorporation and bylaws are summaries of all of their material terms and provisions and are qualified by reference to our certificate of incorporation and bylaws, copies of which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur upon the closing of this offering in accordance with the terms of the certificate of incorporation.

COMMON STOCK

     Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends that may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to receive proportionately any of our assets remaining after the payment of liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights.

PREFERRED STOCK

     Upon the closing of this offering, (1) all outstanding shares of our Series A redeemable preferred stock will be redeemed and (2) all outstanding shares of our Series C convertible preferred stock will be converted into shares of common stock. Thereafter, our board of directors will have the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing our change in control without further action by the stockholders. We have no present plans to issue any shares of preferred stock after the completion of this offering.

WARRANTS

     As of the date of this prospectus, there were outstanding warrants to purchase 900,000 shares of our common stock at a weighted average exercise price of $0.45 per share. See "Certain Relationships and Related Transactions."

REGISTRATION RIGHTS

     Some of our stockholders are entitled to registration rights under a registration rights agreement with us for the shares of our common stock held by them. See "Certain Relationships and Related Transactions -- Registration Rights Agreement."

DESCRIPTION OF PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND DELAWARE LAW

     A number of provisions in our certificate of incorporation and bylaws and under the Delaware General Corporation Law may make it more difficult to acquire control of us. These provisions could deprive the stockholders of opportunities to realize a premium on the shares of common stock owned by them. In addition, these provisions may adversely affect the prevailing market price of the common stock. These provisions are intended to:

     o enhance the likelihood of continuity and stability in the composition of our board of directors;

     o discourage some types of transactions that may involve an actual or threatened change in control of us;

     o  discourage various tactics that may be used in proxy fights;

     o ensure that our board of directors will have sufficient time to act in what the board believes to be in the best interest of us and our stockholders; and

     o encourage persons seeking to acquire control of us to consult first with our board to negotiate the terms of any proposed business combination or offer.

     CLASSIFIED BOARD OF DIRECTORS

     Our bylaws provide that the board of directors shall be divided into three classes of directors of the same or nearly the same number, with each class elected for three-year terms expiring in successive years. Section 141 of the Delaware General Corporation Law provides that, in the case of a corporation having a staggered board, holders of a majority of the shares then entitled to vote in an election of directors may remove a director only for cause. Our certificate of incorporation defines "cause" as (i) a final conviction of a felony involving moral turpitude or (ii) willful misconduct that is materially and demonstrably injurious economically to us. No act, or failure to act, by a director will be considered "willful" unless committed in bad faith and without a reasonable belief that the act or failure to act was in the best interest of us or any of our affiliates. "Cause" will not exist unless and until we have delivered to the director a written notice of the act or failure to act that constitutes "cause" and the director has not cured the act or omission within 90 days after the delivery of the notice. The effect of this may be to restrict the ability of stockholders to remove directors from our board of directors. Our certificate of incorporation also allows the board of directors to fix the number of directors in the bylaws.

     STOCKHOLDER MEETINGS AND PROPOSALS

     Our bylaws provide that special meetings of stockholders generally can be called only by the chairman of the board, the chief executive officer, the president or our board of directors. There are advance notice procedures for the nomination, other than by or at the direction of the board of directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual stockholder meetings. In general, notice of intent to nominate a director or raise business at annual meetings must be received by us not less than 90 nor more than 120 days before the meeting. The notice must contain specific information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal. These provisions may preclude a nomination for the election of directors or preclude the conduct of business at a particular annual meeting if the proper procedures are not followed. Furthermore, these provisions may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company, even if the conduct of the solicitation or attempt might be beneficial to us and our stockholders.

     STOCKHOLDER ACTION

     Our certificate of incorporation does not allow stockholders to act by written consent without a meeting. Our certificate of incorporation requires the affirmative vote of the holders of not less than eighty percent of our shares entitled to vote in an election of directors to amend or repeal this prohibition of stockholder action by written consent. The effect of this provision is to restrict stockholders ability to circumvent the notice requirements relating to an annual meeting.

     BUSINESS COMBINATION UNDER DELAWARE LAW

     We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

     o the board of directors approved the transaction in which the stockholder became an interested stockholder prior to the date the interested stockholder attained that status;

     o upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

     o on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the holders of at least two-thirds of our outstanding voting stock which is not owned by the interested stockholder.

     LIMITATION OF LIABILITY OF DIRECTORS

     Our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

     o for any breach of the directors duty of loyalty to us or our stockholders;

     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws;

     o for unlawful payment of a dividend or an unlawful stock purchase or stock redemption; and

     o for any transaction from which the director derived an improper personal benefit.

     The effect of these provisions is to eliminate our rights and the rights of our stockholders, through stockholder derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

     AMENDMENTS TO BYLAWS

     Our certificate of incorporation provides that our bylaws may be amended, altered or repealed by our board of directors or the affirmative vote of the holders of not less than 80% of our shares entitled to vote in an election of directors. This provision makes it more difficult for our stockholders to make changes in our bylaws.

     AMENDMENTS TO CERTIFICATE OF INCORPORATION

     Our certificate of incorporation requires the affirmative vote of the holders of not less than 80% of our shares entitled to vote in an election of directors to amend, alter or repeal the following provisions in our certificate of incorporation:

     o  the classified board provisions;

     o  the prohibition on stockholder actions by written consent;

     o the prohibition on the right of stockholders to call special meetings of stockholders;

     o  the limitation of the power of our stockholders to amend our bylaws; and

     o the provision requiring the affirmative vote of the holders of not less than 80% of our shares to amend the foregoing provisions.

     This requirement makes it more difficult for our stockholders to make changes to the provisions in our certificate of incorporation that could have anti-takeover effects.

STOCKHOLDER RIGHTS PLAN

     We anticipate that, immediately upon completion of this offering, our board of directors will declare, pursuant to a rights agreement, a dividend distribution of one common share purchase right for each outstanding share of our common stock. Each right will entitle the registered holder to purchase from us one thousandth of a share of our Series A junior participating preferred stock, par value $.01 per share, at a price per share to be determined by our board with the advice of our financial advisor about the long-term prospects for our value, subject to adjustment. Each thousandth of a junior preferred share will be economically equivalent to one share of our common stock. The purchase price is expected to be significantly higher than the trading price of our common stock. Therefore, the dividend will have no initial value and no impact on our financial statements. The following summary of the rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement, which is an exhibit to the registration statement of which this prospectus is a part.

     Initially, the rights will be attached to all certificates representing shares of our common stock then outstanding, and no separate certificates representing the rights will be distributed. Subject to extension by a majority of our directors acting on our behalf, the rights will separate from our common stock upon the distribution date, which is defined as the earlier of:

     o ten business days following a public announcement that a person or group of affiliated or associated persons (other than Welsh, Carson, Anderson & Stowe, for so long as it and its affiliates and associates own 15% or more of our outstanding common stock) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock, any of the foregoing persons being an acquiring person; or

     o ten business days following the commencement of, or after the date of the first public announcement of, a tender offer or exchange offer that would result in a person or group (other than Welsh, Carson, Anderson & Stowe, for so long as it and its affiliates and associates own 15% or more of our outstanding common stock) beneficially owning 15% or more of the outstanding shares of our common stock.

     Until the distribution date or earlier redemption or expiration of the rights:

          o with respect to any shares of our common stock outstanding on the date that we issue the rights, the rights will be evidenced (A) with respect to shares of our common stock that are held in certificated form, by the certificates representing the shares with a copy of a summary of rights attached and (B) with respect to shares of our common stock that are held in book-entry form, by a notation in the records of the rights agent and the records of our transfer agent if different from the rights agent;

          o the rights will be transferred with and only with shares of common stock;

          o new common stock certificates issued after the date we issue the rights, upon transfer or new issuance of shares of the common stock, will contain a notation incorporating the rights agreement by reference; and

          o the surrender for transfer (A) of any certificates for common stock outstanding as of the date that we issue the rights, even without the notation or a copy of a summary of rights being attached thereto, and (B) of any shares of our common stock held in book-entry form, will also constitute the transfer of the rights associated with the common stock represented by the certificate.

     As soon as practicable after the distribution date, separate certificates evidencing the rights will be mailed to holders of record of our common stock.

     The rights are not exercisable until the distribution date and will expire ten years after consummation of this offering, unless earlier redeemed by us.

     If a person or group (other than Welsh, Carson, Anderson & Stowe, for so long as it and its affiliates and associates own 15% or more of our outstanding common stock) were to acquire 15% or more of the then outstanding shares of our common stock, each right then outstanding and not owned by an acquiring person would become a right to buy that number of shares of our common stock, or under specified circumstances, the equivalent number of one one-thousandths of a junior preferred share, that at the time of the acquisition would have a market value of two times the purchase price of the right. For example, at an exercise price of $100.00 per right, each right not owned by an acquiring person following an event described above would entitle its holder to purchase from us $200.00 worth of common stock, or in specified circumstances, the equivalent number of one one-thousandths of a junior preferred share, for $100.00. Assuming that our common stock had a current market price per share of $20.00 at that time, the holder of each valid right would be entitled to purchase ten shares of common stock for $100.00. Notwithstanding the foregoing, following the occurrence of any of the events set forth in this paragraph, all rights that are, or, under circumstances specified in the rights agreement were, beneficially owned by an acquiring person will be null and void.

     In the event that, at any time following the date that a person has become an acquiring person, which is referred to as a shares acquisition date,

          o we are acquired in a merger or other combination transaction in which we are not the surviving entity;

          o we consolidate with or merge with or into any other person pursuant to which we are the surviving entity but all or a part of the shares of our common stock are changed into or exchanged for stock of another person or cash or other property; or

          o  50% or more of our assets or earning power is sold or transferred;

each holder of a right, except rights that previously have been voided as described above, shall thereafter have the right to receive, upon exercise, common stock or other securities of the acquiring company having a value equal to two times the exercise price of the right.

     At any time after the acquisition by a person or group of affiliated or associated persons (other than Welsh, Carson, Anderson & Stowe, for so long as it and its affiliates and associates own 15% or more of our outstanding common stock) of beneficial ownership of 15% or more of the then outstanding shares of our common stock for whom a different ownership threshold applies, and before the acquisition by a person or group (other than Welsh, Carson, Anderson & Stowe, for so long as it and its affiliates and associates own 15% or more of our outstanding common stock), of 50% or more of the outstanding shares of our common stock, our board of directors may, at its option, issue shares of common stock in mandatory redemption of, and in exchange for, all or part of the then outstanding and exercisable rights, other than rights owned by an acquiring person. The exchange would be made at an exchange ratio of one share of common stock for each two shares of common stock for which each right is then exercisable.

     The purchase price payable and the number of junior preferred shares or other securities or property issuable upon exercise of the rights are subject to adjustment from time to time if we at any time after the date of the rights agreement:

          o declare a dividend on the junior preferred shares payable in junior preferred shares;

          o  subdivide the outstanding junior preferred shares;

          o combine the outstanding junior preferred shares into a smaller number of junior preferred shares; or

          o issue any shares of our capital stock in a reclassification of the junior preferred shares, including any reclassification in connection with a consolidation or merger in which we are the continuing or surviving corporation.

     With several exceptions, no adjustment to the purchase price will be required until cumulative adjustments require an adjustment of at least one percent to the purchase price. Upon the exercise of a right, we will not be required to issue fractional junior preferred shares or fractional shares of our common stock, other than fractions in multiples of one one-thousandths of a junior preferred share, and, in lieu thereof, an adjustment in cash may be made based on the market price of the junior preferred shares or our common stock on the last trading date prior to the date of exercise.

     At any time prior to the time any person becomes an acquiring person, our board of directors may redeem all but not less than all the then outstanding rights at a price of $0.00001 per right. The redemption of the rights may be made effective at the time, on the basis and with the conditions as our board of directors in its sole discretion may establish. Immediately upon the action of our board of directors ordering redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the $0.00001 redemption price.

     Until a right is exercised, the holder of the right will have no rights as a stockholder of ours, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that any of the rights are exercised for our common stock, or other consideration, or for common stock or other securities of the acquiring company as set forth above.

     The terms of the rights may be amended by our board of directors without the consent of the holders of the rights, including an amendment to extend the expiration date of the rights, and, provided a distribution date has not occurred, to extend the period during which the rights may be redeemed, except that after any person becomes an acquiring person, no amendment may materially and adversely affect the interests of the holders of the rights.

     The rights have several anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire us without conditioning the offer on our redemption of the rights. The rights should not interfere with any merger or other business combination approved by our board of directors because the board of directors may, at its option, at any time prior to the time any person becomes an acquiring person or ten years after the adoption of the rights agreement, redeem all, but not less than all, of the then outstanding rights at $.00001 per right.

LISTING

     We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "SURG".

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is
                           . The transfer agent may act upon the written
directions of any of our officers regarding the issuance of certificates for shares of common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the market price of our common stock. After this offering is completed, the number of shares available for future sale into the public markets will be subject to legal and contractual restrictions, some of which are described below. The lapsing of these restrictions will permit sales of substantial amounts of our common stock in the public market or could create the perception that these sales could occur, which could adversely affect the market price for our common stock. These factors could also make it more difficult to raise funds through future offerings of common stock.

     After this offering,              shares of common stock will be
outstanding, or              shares if the underwriters' exercise their
over-allotment option in full. Of these shares,

          o  the              shares sold in this offering, plus any shares
             issued upon exercise of the underwriters over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act; and

          o  the remaining              shares of common stock that will be
             outstanding after this offering are "restricted securities" within the meaning of Rule 144.

     Upon completion of this offering, we intend to file one or more registration statements under the Securities Act to register the shares of common stock to be issued under our equity-based compensation plan and our stock purchase plan and, as a result, all shares of common stock acquired upon exercise of stock options and other equity-based awards granted under these plans will also be freely tradable under the Securities Act unless purchased by our affiliates.

     Restricted securities generally may be sold only if they are registered under the Securities Act or are sold under an exemption from registration, including the exemptions provided by Rules 144 and 701 under the Securities Act, which are summarized below. Subject to the lock-up agreements described in "Underwriting," shares held by our affiliates that are not restricted securities may be sold subject to compliance with Rule 144 of the Securities Act without regard to the prescribed holding period under Rule 144.

     Our officers, directors and other stockholders who together own shares of our common stock have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

     Following the lock-up period, the number of shares of common stock that will become eligible for sale in the public market under Rule 144 under the Securities Act will be as follows:

               o  Beginning 180 days after the date of this prospectus,
                  approximately           shares will be eligible for sale; and

               o  At various times thereafter upon the expiration of the
                  applicable holding periods, approximately           shares
                  will become eligible for sale.

     Some of our securityholders have the right to require us to register shares of common stock for resale in some circumstances. See "Certain Relationships and Related Transactions -- Registration Rights Agreement."

     In general, under Rule 144 as currently in effect, any person or persons whose shares are aggregated, including an affiliate, who has beneficially owned restricted securities for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

          o  1% of the then outstanding shares of common stock, which will equal
             approximately           shares immediately after this offering; or

          o the average weekly trading volume in the common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which the notice of the sale is filed with the Securities and Exchange Commission.

     Sales under Rule 144 are also subject to provisions relating to notice and manner of sale and the availability of current public information about us.

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares for at least two years, including the holding period of any prior owner other than an "affiliate," is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     Subject to limitations on the aggregate offering price of a transaction and other conditions, Rule 701 under the Securities Act may be relied upon for the resale of our common stock originally issued by us before the date of this prospectus to our employees, directors, officers, consultants or advisers under written compensatory benefit plans, including our stock option plans, or contracts relating to the compensation of these persons. Shares of our common stock issued in reliance on Rule 701 are "restricted securities" and, beginning 90 days after the date of this prospectus, may be sold by non-affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with the one-year holding period, in each case subject to the lock-up agreements described in "Underwriting."

                MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES
                  TO NON-UNITED STATES HOLDERS OF COMMON STOCK

     The following is a general discussion of the material U.S. federal income and estate tax considerations with respect to the ownership and disposition of our common stock applicable to non-U.S. holders. In general, a "Non-U.S. Holder" is any holder of our common stock other than:

     o  a citizen or individual resident of the United States,

     o a corporation or other entity created or organized in the United States or under the laws of the United States or of any state or political subdivision of the United States,

     o an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or

     o a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

     This discussion is based on current provisions of the Internal Revenue Code, Treasury Regulations promulgated under the Internal Revenue Code, judicial opinions, published positions of the Internal Revenue Service, and all other applicable authorities, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation or any aspects of state, local, or non-U.S. taxation, nor does it consider any specific facts or circumstances that may apply to particular Non-U.S. Holders that may be subject to special treatment under the U.S. federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions, brokers, dealers in securities, and U.S. expatriates.

     PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF COMMON STOCK.

DIVIDENDS

     In general, dividends paid to a Non-U.S. Holder will be subject to U.S. withholding tax at a 30% rate of the gross amount, or a lower rate prescribed by an applicable income tax treaty, unless the dividends are effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States. Dividends that are effectively connected with such a U.S. trade or business generally will not be subject to U.S. withholding tax if the Non-U.S. Holder files the required forms, including IRS Form W-8ECI, or any successor form, with the payor of the dividend, and generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A corporate Non-U.S. Holder that receives effectively connected dividends may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty, on the repatriation from the United States of its "effectively connected earnings and profits," subject to adjustments.

     Under Treasury Regulations generally effective for payments made after December 31, 2000, referred to in this prospectus as the "Final Regulations," a Non-U.S. Holder will be required to satisfy certification requirements, directly or through an intermediary, in order to claim a reduced rate of withholding under an applicable income tax treaty. A Non-U.S. Holder generally certifies entitlement to benefits under a treaty by providing an IRS Form W-8BEN. In addition, under the Final Regulations, in the case of dividends paid to a foreign partnership, the certification requirement would generally be applied to the partners of the partnership, unless the partnership agrees to become a "withholding foreign partnership," and the partnership would be required to provide various information, including a United States taxpayer identification number. The Final Regulations also provide "look-through" rules for tiered partnerships.

     A Non-U.S. Holder of our common stock that is eligible for a reduced rate of U.S. federal income tax withholding under a tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

GAIN ON SALE OR OTHER DISPOSITION OF COMMON STOCK

     In general, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of the holders shares of common stock unless:

     o the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States, in which case the branch profits tax discussed above may also apply if the Non-U.S. Holder is a corporation,

     o the Non-U.S. Holder is an individual who holds shares of common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of disposition and various other conditions are met,

     o the Non-U.S. Holder is subject to tax under the provisions of the Internal Revenue Code regarding the taxation of U.S. expatriates, or

     o we are or have been a "U.S. real property holding corporation" within the meaning of Section 897(c)(2) of the Internal Revenue Code at any time within the shorter of the five-year period preceding such disposition or such holders holding period. We do not believe that we are, and do not anticipate becoming, a U.S. real property holding corporation.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the recipient. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced by an applicable income tax treaty. Under tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipients country of residence.

     Payments made to a Non-U.S. Holder that is not an exempt recipient generally will be subject to backup withholding at a rate of 31%, rather than withholding at a 30% rate or lower treaty rate discussed above, unless a Non-U.S. Holder certifies as to its foreign status, which certification may be made on IRS Form W-8 BEN.

     Proceeds from the disposition of common stock by a Non-U.S. Holder effected by or through a United States office of a broker will be subject to information reporting and to backup withholding at a rate of 31% of the gross proceeds unless the Non-U.S. Holder certifies to the payor under penalties of perjury as to, among other things, its address and status as a Non-U.S. Holder or otherwise establishes an exemption. Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds if the transaction is effected outside the United States by or through a non-United States office of a broker. However, if the broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation, a foreign person who derives 50% or more of its gross income for specified periods from the conduct of a United States trade or business, specified U.S. branches of foreign banks or insurance companies, or, a foreign partnership with various connections to the United States, information reporting but not backup withholding will apply unless:

     o the broker has documentary evidence in its files that the holder is a Non-U.S. Holder and other conditions are met; or

     o  the holder otherwise establishes an exemption.

     Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of United States federal income taxes, a refund may be obtained, provided the required documents are filed with the IRS.

ESTATE TAX

     Our common stock owned or treated as owned by an individual who is not a citizen or resident, as defined for U.S. federal estate tax purposes, of the United States at the time of death will be includible in the individuals gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated            , 2001, we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation, UBS Warburg LLC, Lehman Brothers Inc. and SG Cowen Securities Corporation are acting as representatives, the following respective numbers of shares of common stock:

                                                             NUMBER OF
                UNDERWRITER                                   SHARES
                -----------                                 ----------
Credit Suisse First Boston Corporation....................
UBS Warburg LLC...........................................
Lehman Brothers Inc. .....................................
SG Cowen Securities Corporation...........................
                                      ....................
                                      ....................
                                      ....................
                                      ....................
                                      ....................
                                      ....................
                                      ....................
                                      ....................
                                      ....................
                                      ....................
                                      ....................
                                      ....................
                                      ....................
                                                             -------
     Total................................................
                                                             =======

     The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

     We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to        additional shares at the initial public offering price
less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a selling concession of $     per share. The
underwriters and selling group members may allow a discount of $     per share
on sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to brokers/dealers.

     The following table summarizes the compensation and estimated expenses we will pay.

                                                      PER SHARE                                 TOTAL
                                         ------------------------------------    ------------------------------------
                                             WITHOUT               WITH              WITHOUT               WITH
                                          OVER-ALLOTMENT      OVER-ALLOTMENT      OVER-ALLOTMENT      OVER-ALLOTMENT
                                         ----------------    ----------------    ----------------    ----------------
Underwriting Discounts and
  Commissions paid by us.............        $                   $                   $                   $
Expenses payable by us...............        $                   $                   $                   $

     The representatives have informed us that the underwriters do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

     We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except the filing of a registration statement on Form S-8 under the Securities Act, grants of options to purchase shares of common stock under the plans disclosed in this prospectus and existing on the date of this prospectus or issuances of shares of common stock pursuant to the exercise of employee stock options outstanding on the date of this prospectus.

     Our officers, directors and other stockholders who together own shares of our common stock have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

     The underwriters have reserved for sale, at the initial public offering
price up to       shares of the common stock for employees, directors and other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

     We have applied to list the shares of common stock on The Nasdaq Stock Market's National Market under the symbol "SURG".

     We are in discussions with affiliates of Credit Suisse First Boston Corporation, UBS Warburg LLC, Lehman Brothers Inc. and SG Cowen Securities Corporation to provide us with a $75.0 million revolving credit facility to replace our existing domestic credit facilities upon consummation of this offering. If we enter into that credit facility, we will pay them customary fees.

     Prior to this offering, there has been no established market for our common stock. The initial public offering price for the shares of our common stock offered by this prospectus will be determined by negotiation between us and the representatives and may not reflect the market price for our common stock that may prevail following this offering. The principal factors in determining the initial public offering price will include:

     o the information presented in this prospectus and otherwise available to the underwriters;

     o  the history of and the prospects for our industry;

     o  the ability of our management;

     o  our past and present operations;

     o  our historical results of operations;

     o  our prospects for future operational results;

     o the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

     o the general condition of the securities markets at the time of this offering.

     We cannot be sure that the initial public offering price will correspond to the price at which the common stock will trade in the public market following this offering or that an active trading market for the common stock will develop and continue after this offering.

     In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

     o Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     o Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option, purchasing shares in the open market, or both.

     o Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option--a naked short position--the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

     o Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq Stock Market's National Market or otherwise and, if commenced, may be discontinued at any time.

     A prospectus in electronic format will be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Credit Suisse First Boston Corporation may effect an on-line distribution through its affiliate, CSFBDIRECT Inc., an online broker/dealer, as a selling group member.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

     o the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws;

     o where required by law, that the purchaser is purchasing as principal and not as agent; and

     o  the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuers directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the SECURITIES ACT (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser pursuant to this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Dallas, Texas. Akin, Gump, Strauss, Hauer & Feld, L.L.P., has acted as counsel for the underwriters with regard to certain legal matters in connection with the offering.

                                    EXPERTS

     The consolidated financial statements and schedule of United Surgical Partners International, Inc. as of December 31, 1999 and 1998, and for the year ended December 31, 1999 and the period from February 27, 1998 (inception) through December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of OrthoLink Physicians Corporation at December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 as set forth in their report. The OrthoLink Physicians Corporation consolidated financial statements are included in this prospectus and elsewhere in this registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The consolidated financial statements of Aspen Healthcare Holdings Limited as of December 31, 1999 and 1998, and for each of the years in the two-year period ended December 31, 1999 have been included herein and in the registration statement in reliance upon the report of Arthur Andersen, independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-1 with the Securities and Exchange Commission for the common stock we are offering by this prospectus. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not include all of the information contained in the registration statement or the exhibits to the registration statement. You should refer to the registration statement and its exhibits for additional information.

     When we complete this offering, we will be required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You can obtain our SEC filings, including the registration statement, over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0300 for further information on the operation of the public reference facilities.

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
                     SUMMARY PRO FORMA FINANCIAL STATEMENTS

The unaudited pro forma combined condensed statements of operations data presents:

     o our consolidated statement of operations for the year ended December 31, 1999, combined with the consolidated statement of operations of OrthoLink and of Aspen for the year ended December 31, 1999; and

     o our consolidated statement of operations for the nine months ended September 30, 2000, combined with the consolidated statement of operations of OrthoLink for the nine months ended September 30, 2000 and of Aspen for the three months ended March 31, 2000 prior to its acquisition by us on April 1, 2000;

in each case giving effect to our acquisitions of OrthoLink and Aspen as if each had occurred on January 1, 1999. The acquisitions of Aspen and OrthoLink were accounted for using the purchase method of accounting.

     Pro forma financial information gives effect to the consummation of the offering and the application of the net proceeds, as described in "Use of Proceeds," and the conversion of all of our Series C convertible preferred stock and of our convertible subordinated note with Baylor Health Care System Foundation into shares of our common stock as if each of these events had been completed at the beginning of the period presented.

     The unaudited pro forma combined condensed balance sheet data gives effect to the acquisition of OrthoLink and the consummation of the offering and the application of the net proceeds, as described in "Use of Proceeds," and the conversion of our convertible subordinated note to Baylor Health Care System Foundation and Series C convertible preferred stock into common stock as if each had occurred on September 30, 2000.

     The unaudited pro forma combined condensed information is presented for illustrative purposes. Net losses from discontinued operations of $2.1 million recognized by OrthoLink in the year ended December 31, 1999 in connection with the discontinued operations of a subsidiary are not reflected in the unaudited pro forma combined condensed statements of operations for any period presented. The pro forma adjustments are preliminary and based on management's estimates of the value of the tangible and intangible assets acquired. The actual adjustments may differ materially from those presented in these unaudited pro forma combined condensed financial statements.

     The unaudited pro forma combined condensed information does not purport to represent what our results actually would have been if the acquisitions and other events had occurred at the dates indicated nor does such information purport to project our results for any future period.

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  ASPEN
                                         USPI      ORTHOLINK    HISTORICAL    PRO FORMA       PRO FORMA   PRO FORMA
                                      HISTORICAL   HISTORICAL      (A)       ADJUSTMENTS      COMBINED    OFFERING     PRO FORMA
                                      ----------   ----------   ----------   -----------      ---------   ---------   -----------
Revenues............................   $70,413      $114,566     $37,641      $(70,841)(b)    $152,599                 $152,599
                                                                                   820 (c)
Operating expenses, excluding
  depreciation and amortization.....    65,634       104,245      27,921       (67,618)(b)     131,002                  131,002
                                                                                   820 (c)
Depreciation and amortization.......     7,875         3,149       2,840         1,037 (d)      14,901                   14,901
                                       -------      --------     -------      --------        --------     -------     --------
Operating income (loss).............    (3,097)        7,172       6,880        (4,260)          6,695                    6,695
Minority interests in income of
  consolidated entities.............      (118)       --           --                             (118)                    (118)
Interest expense, net...............    (2,816)       (2,798)     (3,601)       (4,296)(e)     (13,511)      4,118 (g)    (9,393)
Other expense.......................      (362)       --           --                             (362)                    (362)
                                       -------      --------     -------      --------        --------     -------     --------
Income (loss) from operations before
  income taxes......................    (6,393)        4,374       3,279        (8,556)         (7,296)      4,118       (3,178)
Income tax expense (benefit)........       451         1,906       1,774        (1,644)(f)       2,487                    2,487
                                       -------      --------     -------      --------        --------     -------     --------
Income (loss) from operations.......    (6,844)        2,468       1,505        (6,912)         (9,783)      4,118       (5,665)
Preferred stock dividends...........    (1,696)       --           --                           (1,696)      1,696 (i)    --
                                       -------      --------     -------      --------        --------     -------     --------
Net income (loss) attributable to
  common stockholders...............   $(8,540)     $  2,468     $ 1,505      $ (6,912)       $(11,479)    $ 5,814     $ (5,665)
                                       =======      ========     =======      ========        ========     =======     ========
Earnings (loss) per common share....   $ (0.39)                                               $  (0.36)
Weighted average shares used in
  earnings per common share
  computations (in thousands).......    21,924                                                  31,885 (h)

                            See accompanying notes to the
        Unaudited Pro Forma Combined Condensed Statements of Operations.

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   ASPEN
                                                                   THREE
                                                                  MONTHS
                                                                   ENDED
                                          USPI      ORTHOLINK    MARCH 31,    PRO FORMA       PRO FORMA   PRO FORMA
                                       HISTORICAL   HISTORICAL     2000      ADJUSTMENTS      COMBINED    OFFERING     PRO FORMA
                                       ----------   ----------   ---------   -----------      ---------   ---------   -----------
Revenues.............................   $98,770      $ 89,259     $ 9,999     $(64,025)(b)    $135,117                 $135,117
                                                                                 1,114 (c)
Operating expenses, excluding
  depreciation and amortization......    82,392        77,518       6,900      (61,466)(b)     106,458                  106,458
                                                                                 1,114 (c)
Depreciation and amortization........     9,295         4,128         731          237 (d)      14,391                   14,391
                                        -------      --------     -------     --------        --------     -------     --------
Operating income (loss)..............     7,083         7,613       2,368       (2,796)         14,268                   14,268
Minority interests in (income) loss
  of consolidated entities...........    (1,232)            9       --                          (1,223)                  (1,223)
Interest expense, net................    (7,770)       (3,521)       (938)      (1,074)(e)     (13,303)      4,642 (g)    (8,661)
Other expense........................       (50)       --           --                             (50)                     (50)
                                        -------      --------     -------     --------        --------     -------     --------
Income (loss) from operations before
  income taxes.......................    (1,969)        4,101       1,430       (3,870)           (308)      4,642        4,334
Income tax expense (benefit).........     1,059         1,915         524       (1,915)(f)       1,583       1,491        3,074
                                        -------      --------     -------     --------        --------     -------     --------
Income (loss) from operations........    (3,028)        2,186         906       (1,955)         (1,891)      3,151        1,260
Preferred stock dividends............    (5,018)       --           --                          (5,018)      5,018 (j)    --
                                        -------      --------     -------     --------        --------     -------     --------
Net income (loss) attributable to
  common stockholders................   $(8,046)     $  2,186     $   906     $ (1,955)       $ (6,909)    $ 8,169     $  1,260
                                        =======      ========     =======     ========        ========     =======     ========
Earnings (loss) per common share from
  operations.........................   $((0.35)                                              $  (0.21)
Weighted average shares used in
  earnings per common and common
  equivalent share computations (in
  thousands).........................    23,109                                                 33,071 (h)

                            See accompanying notes to the
        Unaudited Pro Forma Combined Condensed Statements of Operation.

NOTES TO UNAUDITED COMBINED CONDENSED PRO FORMA STATEMENTS OF OPERATIONS (DOLLARS AND POUNDS IN THOUSANDS)

  (a) Represents historical Aspen Healthcare Holdings Limited results of operations for the year ended December 31, 1999 after the following:

     o  conversion from U.K. GAAP to U.S. GAAP; and

     o conversion from U.K. pounds to U.S. dollars using the average exchange rate for the year.

     The following table reconciles Aspen net income in accordance with U.K. GAAP to U.S. GAAP:


Net income in accordance with U.K.
GAAP.................................              Pounds  1,050
U.S. GAAP adjustments:
     Deferred income tax.............                       (60)
     Pension expense.................                      (106)
     Capitalization of interest
       expense.......................                        22
     Tax effect of above
       adjustments...................                        26
                                                        -------
Net income in accordance with U.S.
GAAP.................................                Pounds 932
Foreign currency exchange rate.......                    1.6146
                                                        -------
Net income in accordance with U.S.
GAAP.................................                   $ 1,505
                                                        -------

  (b) Adjustments to reflect the restructuring of OrthoLink's service agreements with physician practices whereby (i) the service fee is reduced as a percentage of practice earnings, (ii) the remaining term of the agreements are reduced to 15 years, (iii) the physicians' professional corporations hire all direct employees and assume certain leases and operating contracts, and (iv) the physicians' professional corporations assume all clinical facility expenses of the practices.

  (c) Adjustment to reclassify OrthoLink's equity in earnings of unconsolidated entities to revenues as the operations are central to our business strategy.

  (d) Adjust amortization expense for the following:

                                                                   NINE MONTHS
                                             YEAR ENDED               ENDED
                                         DECEMBER 31, 1999     SEPTEMBER 30, 2000
                                         ------------------    -------------------
Record amortization, using a 25 year
  period, related to the excess of
  purchase price over fair value of
  net assets acquired:
     OrthoLink.......................         $ 1,541                $ 1,156
     Aspen...........................           2,083                    521
Eliminate historical amortization
  expense:
     OrthoLink.......................          (1,431)                (1,152)
     Aspen...........................          (1,156)                  (288)
                                              -------                -------
                                              $ 1,037                $   237
                                              =======                =======

  (e) Adjust interest expense for the incremental borrowings related to the Aspen acquisition.

  (f) Eliminate U.S. federal tax on portion of OrthoLink income offset by USPI losses.

  (g) Adjust interest expense for the following:

                                              FOR THE             FOR THE NINE
                                             YEAR ENDED           MONTHS ENDED
                                         DECEMBER 31, 1999     SEPTEMBER 30, 2000
                                         ------------------    -------------------
Reflect reduction of interest expense
  in connection with the repayment of
  bank debt with proceeds from the
  offering...........................         $(4,020)               $(4,516)
Eliminate interest expense on
  convertible subordinated note to
  Baylor Health Care System
  Foundation due to conversion into
  common stock in connection with the
  offering...........................             (98)                  (126)
                                              -------                -------
     Net reduction in interest
     expense.........................         $(4,118)               $(4,642)
                                              =======                =======

  (h) Includes impact of 9,961,737 shares of USPI common stock used as consideration for the acquisition of OrthoLink.

  (i) Eliminates dividends on Series A redeemable preferred stock.

  (j) Eliminates dividends on Series A redeemable and Series C convertible preferred stock.

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEETS
                               SEPTEMBER 30, 2000
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                            USPI       ORTHOLINK      PRO FORMA     PRO FORMA    PRO FORMA
                                         HISTORICAL    HISTORICAL    ADJUSTMENTS    COMBINED     OFFERING        PRO FORMA
                                         ----------    ----------    -----------    ---------    ---------      -----------
ASSETS:
Current assets:
Cash and cash equivalents............     $  6,422      $  5,342       $(1,000)(a)  $ 10,764                     $ 10,764
Accounts receivable, net.............       19,966        42,470                      62,436                       62,436
Inventories..........................        4,096        --                           4,096                        4,096
Other................................        7,525         5,203                      12,728                       12,728
                                          --------      --------       -------      --------                     --------
    Total current assets.............       38,008        53,015        (1,000)       90,023                       90,023
Property and equipment, net..........       95,650        27,178                     122,828                      122,828
Investments in affiliates............        7,278         5,144                      12,422                       12,422
Intangible assets, net...............      139,724        29,664         4,198 (a)   173,586                      173,586
Other................................       12,095         3,276                      15,371                       15,371
                                          --------      --------       -------      --------                     --------
    Total assets.....................     $292,755      $118,277       $ 3,198      $414,230                     $414,230
                                          ========      ========                    ========                     ========
LIABILITIES AND COMMON STOCKHOLDERS'
  EQUITY:
Current liabilities:
Accounts payable.....................     $ 13,138      $  7,126                    $ 20,264                     $ 20,264
Accrued expenses.....................       13,977        13,397                      27,374     $   (674)(b)      26,700
Short-term debt......................        2,178                                     2,178                        2,178
Current portion of long-term debt....        5,514         2,300                       7,814                        7,814
                                          --------      --------                    --------     --------        --------
    Total current liabilities........       34,807        22,823                      57,630         (674)         56,956
Long-term debt.......................      157,346        49,213                     206,559      (77,251)(b)     126,021
                                                                                                   (3,287)(c)
Other liabilities....................        7,291           569                       7,860                        7,860
Minority interests...................       12,500           725                      13,225                       13,225
Redeemable preferred stock...........       32,175        --                          32,175      (32,175)(b)      --
Convertible preferred stock..........       19,421        --                          19,421      (19,421)(c)      --
Common stockholders' equity..........       29,216        44,947         3,198 (a)    77,361      110,100 (b)     210,169
                                                                                                   22,708 (c)
                                          --------      --------       -------      --------                     --------
    Total liabilities and
      stockholders' equity...........     $292,755      $118,277       $ 3,198      $414,230                     $414,230
                                          ========      ========                    ========                     ========

------------

NOTES TO UNAUDITED COMBINED CONDENSED PRO FORMA BALANCE SHEET
 (DOLLARS IN THOUSANDS)

(a) Adjustment to record the excess of the OrthoLink purchase price over fair value of net assets acquired:


Aggregate purchase price.                $49,488
Net assets of OrthoLink at
September 30, 2000...................     45,290
                                         -------
Excess of purchase price over fair
value of net assets acquired.........    $ 4,198
                                         =======

(b) Reflects our sale of       shares of common stock generating $120,000 in
    gross proceeds and the use of the estimated proceeds of $110,100 net of the estimated underwriting discount and the offering expenses totaling $9,900, to:

  o redeem in full all outstanding shares of our Series A redeemable preferred stock, including the payment of all accrued dividends; and

  o pay a portion of our senior bank indebtedness including all outstanding balances and the accrued interest under our Chase and Bank of America credit facilities.

(c) Reflects conversion of our convertible subordinated note to Baylor Health Care System Foundation and Series C convertible preferred stock into common stock.

                         INDEX TO FINANCIAL STATEMENTS


                                         PAGE
                                         ----
UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Independent Auditors' Report of KPMG
  LLP................................    F-2
Consolidated Balance Sheets as of
  September 30, 2000 (unaudited),
  December 31, 1999 and 1998.........    F-3
Consolidated Statements of Operations
  for the nine months ended
  September 30, 2000 (unaudited) and
  September 30, 1999 (unaudited), the
  year ended December  31, 1999 and
  the period from February 27, 1998
  (inception) through December 31,
  1998...............................    F-5
Consolidated Statements of
  Comprehensive Loss for the nine
  months ended September 30, 2000
  (unaudited) and September 30, 1999
  (unaudited), the year ended
  December 31, 1999 and the period
  from February 27, 1998 (inception)
  through December 31, 1998..........    F-6
Consolidated Statements of
  Stockholders' Equity for the nine
  months ended September 30, 2000
  (unaudited), the year ended
  December 31, 1999 and the period
  from February 27, 1998 (inception)
  through December  31, 1998.........    F-7
Consolidated Statements of Cash Flows
  for the nine months ended
  September 30, 2000 (unaudited) and
  September 30, 1999 (unaudited), the
  year ended December 31, 1999 and
  the period from February 27, 1998
  (inception) through December 31,
  1998...............................    F-8
Notes to Consolidated Financial
  Statements.........................    F-10
ORTHOLINK PHYSICIANS CORPORATION
Report of Independent Auditors, Ernst
  & Young LLP........................    F-29
Consolidated Balance Sheets as of
  September 30, 2000 (unaudited) and
  December 31, 1999 and 1998.........    F-30
Consolidated Statements of Income for
  the nine months ended September 30,
  2000 (unaudited) and September 30,
  1999 (unaudited) and the three
  years ended December 31, 1999......    F-32
Consolidated Statements of Changes in
  Stockholders' Equity for the nine
  months ended September 30, 2000
  (unaudited) and the three years
  ended December 31, 1999............    F-33
Consolidated Statements of Cash Flows
  for the nine months ended September
  30, 2000 (unaudited) and September
  30, 1999 (unaudited) and the three
  years ended December 31, 1999......    F-34
Notes to Consolidated Financial
  Statements.........................    F-36
ASPEN HEALTHCARE HOLDINGS LIMITED
Report of Independent Public
Accountants, Arthur Andersen.........    F-45
Consolidated Profit and Loss Account
  for the year ended December 31,
  1999 and the ten-month period ended
  December 31, 1998..................    F-46
Consolidated Balance Sheets as of
  December 31, 1999 and 1998.........    F-47
Consolidated Cash Flow Statement for
  the year ended December 31, 1998
  and the ten-month period ended
  December 31, 1998..................    F-48
Reconciliation of Net Cash Flow to
Movement in Net Debt.................    F-48
Statement of Accounting Policies.....    F-49
Notes to Consolidated Financial
  Statements.........................    F-51

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
United Surgical Partners International, Inc.:

     We have audited the accompanying consolidated balance sheets of United Surgical Partners International, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows for the year ended December 31, 1999 and the period from February 27, 1998 (inception) through December 31, 1998. These consolidated financial statements are the responsibility of Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Surgical Partners International, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the year ended December 31, 1999 and the period from February 27, 1998 (inception) through December 31, 1998, in conformity with accounting principles generally accepted in the United States of America.

                                               KPMG LLP

Dallas, Texas
April 21, 2000

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998

                                                                  DECEMBER 31,
                                         SEPTEMBER 30,    ----------------------------
                                             2000             1999            1998
                                         -------------    ------------    ------------
                                          (UNAUDITED)
               ASSETS
Cash and cash equivalents.               $   6,422,329    $  3,716,334    $  4,964,751
Restricted cash (note 14)............       1,721,045       13,100,000      13,100,000
Patient receivables, net of allowance
  for doubtful accounts of $3,521,313
  at September 30, 2000 (unaudited),
  $2,741,549 at December 31, 1999 and
  $1,430,824 at December 31, 1998....      19,965,638       11,801,006       8,502,544
Other receivables....................       3,020,742        3,331,448       1,343,365
Inventories of supplies..............       4,095,851        2,620,768       1,464,461
Prepaids and other current assets....       2,782,885        3,312,494       4,205,245
                                         ------------     ------------    ------------
          Total current assets.......      38,008,490       37,882,050      33,580,366
                                         ------------     ------------    ------------
Property and equipment, net (note
  4).................................      95,649,851       59,418,082      40,581,311
Investments in affiliates (note 2)...       7,278,166        7,880,526       3,155,826
Intangible assets, net (note 3)......     139,723,697       69,876,974      45,823,407
Other assets.........................      12,095,184        1,645,601       1,651,492
                                         ------------     ------------    ------------
          Total assets...............    $292,755,388     $176,703,233    $124,792,402
                                         ============     ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable.                        $  13,137,600    $  9,822,443    $  7,068,460
Accrued salaries and benefits........       3,396,628        1,577,483         842,784
Current portion of long-term debt
  (note 5)...........................       5,514,462        9,390,882       4,437,107
Other accrued expenses...............      12,473,382        6,362,248       2,695,444
Deferred tax liability, net..........         285,000          268,000          47,000
                                         ------------     ------------    ------------
          Total current
             liabilities.............      34,807,072       27,421,056      15,090,795
                                         ------------     ------------    ------------
Long-term debt, less current portion
  (note 5)...........................     157,345,802       63,292,902       7,238,389
Other long-term liabilities..........       2,962,228        3,142,449       3,576,970
Deferred tax liability, net..........       4,328,606        3,317,000       3,439,888
                                         ------------     ------------    ------------
          Total liabilities..........     199,443,708       97,173,407      29,346,042
Minority interests (note 2)..........      12,499,991        6,918,882       8,999,050
Redeemable preferred stock (note 7):
     Series A, $0.01 par value per
       share; 31,200 shares
       authorized, issued and
       outstanding...................      32,175,000       33,131,470      31,571,465
     Series B, $0.01 par value per
       share; 0 shares issued and
       outstanding at September 30,
       2000 and 2,716 shares
       authorized, issued and
       outstanding at December 31,
       1999 and December 31, 1998....         --             2,908,383       2,772,585
Commitments and contingencies (note
  14)................................

                                                                     (CONTINUED)

            See accompanying notes to consolidated financial statements.

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998

                                                                  DECEMBER 31,
                                         SEPTEMBER 30,    ----------------------------
                                             2000             1999            1998
                                         -------------    ------------    ------------
                                          (UNAUDITED)

LIABILITIES AND STOCKHOLDERS' EQUITY
Stockholders' equity (notes 8 and
15):
     Series C preferred stock, $0.01
       par value; 20,000 shares
       authorized; 18,750 shares
       issued and outstanding at
       September 30, 2000
       (unaudited), and -0- shares
       issued and outstanding at
       December 31, 1999 and December
       31, 1998......................    $ 19,420,594          --              --
     Common stock:
       Class A shares, $0.01 par
          value; 30,000,000 shares
          authorized; 23,519,534
          shares issued at September
          30, 2000 (unaudited),
          22,007,857 shares issued at
          December 31, 1999 and
          21,938,929 at December 31,
          1998.......................         235,196          220,078         219,389
       Other, $0.01 par value;
          40,000,000 shares
          authorized; 510,140 shares
          issued and outstanding at
          September 30, 2000
          (unaudited), 73,570 shares
          issued and outstanding at
          December 31, 1999, and -0-
          shares at December 31,
          1998.......................           5,101              736         --
     Additional paid-in capital......      60,421,587       55,836,719      56,966,454
     Treasury stock, at cost, 162,500
       shares at September 30, 2000
       (unaudited), 162,500 shares at
       December 31, 1999 and -0-
       shares at December 31, 1998...        (343,750)        (343,750)        --
     Receivables from sales of common
       stock.........................      (2,179,434)      (1,103,887)     (1,050,000)
     Accumulated other comprehensive
       loss,
       net of tax....................     (15,122,731)      (7,266,717)       (104,285)
     Accumulated deficit.............     (13,799,874)     (10,772,088)     (3,928,298)
                                         ------------     ------------    ------------
               Total stockholders'
                  equity.............      48,636,689       36,571,091      52,103,260
                                         ------------     ------------    ------------
               Total liabilities and
                  stockholders'
                  equity.............    $292,755,388     $176,703,233    $124,792,402
                                         ============     ============    ============

            See accompanying notes to consolidated financial statements.

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                           PERIOD FROM
                                                                                        FEBRUARY 27, 1998
                                         NINE MONTHS     NINE MONTHS                       (INCEPTION)
                                            ENDED           ENDED        YEAR ENDED          THROUGH
                                        SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,      DECEMBER 31,
                                            2000            1999            1999              1998
                                        -------------   -------------   -------------   -----------------
                                        (UNAUDITED)     (UNAUDITED)
Net patient service revenue..........    $94,759,373     $43,364,992     $63,769,768       $19,116,092
Management and administrative
  services revenue...................      1,552,116       3,848,862       5,111,496           223,011
Equity in earnings (loss) of
  unconsolidated affiliates..........        486,667        (283,675)       (236,874)          (39,822)
Other income.........................      1,972,276       1,303,080       1,768,194         1,272,790
                                         -----------     -----------     -----------       -----------
          Total revenues.............     98,770,432      48,233,259      70,412,584        20,572,071
                                         -----------     -----------     -----------       -----------
Salaries, benefits and other employee
  costs..............................     31,256,191      15,123,472      21,643,193        10,020,124
Supplies.............................     18,294,861       9,398,294      14,024,396         3,675,890
Medical services.....................      5,263,107       6,632,513       8,843,351         3,929,676
Other operating expenses.............     17,829,980       6,173,148       9,450,385         2,893,838
General and administrative...........      8,170,538       7,555,208      10,441,552         2,032,413
Provision for doubtful accounts......      1,577,631         704,606       1,231,396           235,725
Depreciation and amortization........      9,294,691       5,531,742       7,875,448         2,015,123
                                         -----------     -----------     -----------       -----------
          Total operating expenses...     91,686,999      51,118,983      73,509,721        24,802,789
                                         -----------     -----------     -----------       -----------
          Operating income (loss)....      7,083,433      (2,885,724)     (3,097,137)       (4,230,718)
Minority interest in (income) loss of
  consolidated subsidiaries..........     (1,232,493)       (137,325)       (118,453)           23,030
Interest income......................        496,434         252,483         328,769           721,530
Interest expense.....................     (8,266,756)     (1,772,424)     (3,144,479)         (496,874)
Other................................        (49,686)       (123,473)       (361,953)         (246,378)
                                         -----------     -----------     -----------       -----------
          Total other income
             (expense)...............     (9,052,501)     (1,780,739)     (3,296,116)            1,308
                                         -----------     -----------     -----------       -----------
          Loss before income taxes...     (1,969,068)     (4,666,463)     (6,393,253)       (4,229,410)
Income tax (expense) benefit (Note
  10)................................     (1,058,718)       (298,661)       (450,537)          301,112
                                         -----------     -----------     -----------       -----------
          Net loss...................     (3,027,786)     (4,965,124)     (6,843,790)       (3,928,298)
Preferred stock dividends............     (5,018,265)     (1,271,850)     (1,695,803)         (428,050)
                                         -----------     -----------     -----------       -----------
          Net loss attributable to
             common stockholders.....    $(8,046,051)    $(6,236,974)    $(8,539,593)      $(4,356,348)
                                         ===========     ===========     ===========       ===========
Net loss per common share (note
  12)................................    $     (0.35)    $     (0.28)    $     (0.39)      $     (0.43)
Weighted average number of common
  shares
     Basic...........................     23,109,221      21,942,152      21,923,645        10,099,281
     Diluted.........................     23,109,221      21,942,152      21,923,645        10,099,281

            See accompanying notes to consolidated financial statements.

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

                                                                                           PERIOD FROM
                                                                                           FEBRUARY 27,
                                                                                               1998
                                          NINE MONTHS      NINE MONTHS                     (INCEPTION)
                                             ENDED            ENDED         YEAR ENDED       THROUGH
                                         SEPTEMBER 30,    SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,
                                             2000             1999             1999            1998
                                         -------------    -------------    ------------    ------------
                                         (UNAUDITED)      (UNAUDITED)

Net loss.............................    $ (3,027,786)     $(4,965,124)    $ (6,843,790)   $(3,928,298)
                                         ------------      -----------     ------------    -----------

Other comprehensive loss, before
  taxes:

     Foreign currency translation
       adjustments...................     (12,086,175)      (6,791,723)     (11,019,126)      (160,438)

Income tax benefit related to other
  comprehensive loss.................       4,230,161        2,377,103        3,856,694         56,153
                                         ------------      -----------     ------------    -----------

     Other comprehensive loss........      (7,856,014)      (4,414,620)      (7,162,432)      (104,285)
                                         ------------      -----------     ------------    -----------

     Comprehensive loss..............    $(10,883,800)     $(9,379,744)    $(14,006,222)   $(4,032,583)
                                         ============      ===========     ============    ===========

            See accompanying notes to consolidated financial statements.

                    UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
    FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 (UNAUDITED), THE YEAR ENDED
                             DECEMBER 31, 1999 AND
    THE PERIOD FROM FEBRUARY 27, 1998 (INCEPTION) THROUGH DECEMBER 31, 1998

                                                SERIES C
                                             PREFERRED STOCK             COMMON STOCK                                  RECEIVABLES
                                        -------------------------   ----------------------   ADDITIONAL                FROM SALES
                                        OUTSTANDING   LIQUIDATION   OUTSTANDING     PAR        PAID-IN     TREASURY     OF COMMON
                                          SHARES         VALUE        SHARES       VALUE       CAPITAL       STOCK        STOCK
                                        -----------   -----------   -----------   --------   -----------   ---------   -----------
Balance, February 27, 1998
  (inception)........................      --         $   --            --        $  --      $   --        $  --       $   --
Issuance of common stock.............      --             --        21,938,929     219,389    57,394,504      --        (1,050,000)
Accrued dividends on preferred
  stock..............................      --             --            --           --         (428,050)     --           --
Net loss.............................      --             --            --           --          --           --           --
Foreign currency translation
  adjustments, net of taxes..........      --             --            --           --          --           --           --
                                          ------      -----------   ----------    --------   -----------   ---------   -----------
Balance, December 31, 1998...........      --             --        21,938,929     219,389    56,966,454      --        (1,050,000)
Issuance of common stock.............      --             --           142,498       1,425       521,068      --          (253,887)
Issuance of warrants for noncompete
  agreement..........................      --             --            --           --           45,000      --           --
Repurchases of common stock..........      --             --          (162,500)      --          --         (343,750)      200,000
Accrued dividends on preferred
  stock..............................      --             --            --           --       (1,695,803)     --           --
Net loss.............................      --             --            --           --          --           --           --
Foreign currency translation
  adjustments, net of taxes..........      --             --            --           --          --           --           --
                                          ------      -----------   ----------    --------   -----------   ---------   -----------
Balance, December 31, 1999...........      --             --        21,918,927     220,814    55,836,719    (343,750)   (1,103,887)
Issuance of common stock
  (unaudited)........................      --             --         1,948,247      19,483     6,803,133      --        (1,075,547)
Issuance of Series C preferred stock
  (unaudited)........................     18,750      15,950,000        --           --          --           --           --
Issuance of warrants (unaudited).....      --             --            --           --        2,800,000      --           --
Accrued dividends on preferred stock
  (unaudited)........................      --          3,470,594        --           --       (5,018,265)     --           --
Net loss (unaudited).................      --             --            --           --          --           --           --
Foreign currency translation
  adjustments, net of taxes
  (unaudited)........................      --             --            --           --          --           --           --
                                          ------      -----------   ----------    --------   -----------   ---------   -----------
Balance, September 30, 2000
  (unaudited)........................     18,750      $19,420,594   23,867,174    $240,297   $60,421,587   $(343,750)  $(2,179,434)
                                          ======      ===========   ==========    ========   ===========   =========   ===========


                                        ACCUMULATED
                                           OTHER
                                       COMPREHENSIVE   ACCUMULATED
                                           LOSS          DEFICIT         TOTAL
                                       -------------   ------------   -----------
Balance, February 27, 1998
  (inception)........................   $   --         $   --         $   --
Issuance of common stock.............       --             --          56,563,893
Accrued dividends on preferred
  stock..............................       --             --            (428,050)
Net loss.............................       --          (3,928,298)    (3,928,298)
Foreign currency translation
  adjustments, net of taxes..........      (104,285)       --            (104,285)
                                        -----------    ------------   -----------
Balance, December 31, 1998...........      (104,285)    (3,928,298)    52,103,260
Issuance of common stock.............       --             --             268,606
Issuance of warrants for noncompete
  agreement..........................       --             --              45,000
Repurchases of common stock..........       --             --            (143,750)
Accrued dividends on preferred
  stock..............................       --             --          (1,695,803)
Net loss.............................       --          (6,843,790)    (6,843,790)
Foreign currency translation
  adjustments, net of taxes..........    (7,162,432)       --          (7,162,432)
                                        -----------    ------------   -----------
Balance, December 31, 1999...........    (7,266,717)   (10,772,088)    36,571,091
Issuance of common stock
  (unaudited)........................       --             --           5,747,069
Issuance of Series C preferred stock
  (unaudited)........................       --             --          15,950,000
Issuance of warrants (unaudited).....       --             --           2,800,000
Accrued dividends on preferred stock
  (unaudited)........................       --             --          (1,547,671)
Net loss (unaudited).................       --          (3,027,786)    (3,027,786)
Foreign currency translation
  adjustments, net of taxes
  (unaudited)........................    (7,856,014)       --          (7,856,014)
                                        -----------    ------------   -----------
Balance, September 30, 2000
  (unaudited)........................   $(15,122,731)  $(13,799,874)  $48,636,689
                                        ===========    ============   ===========

            See accompanying notes to consolidated financial statements.

         UNITED SURGICAL PARTNERS INTERNATIONAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           PERIOD
                                                                                            FROM
                                                                                        FEBRUARY 27,
                                                                                            1998
                                         NINE MONTHS     NINE MONTHS                     (INCEPTION)
                                            ENDED           ENDED        YEAR ENDED        THROUGH
                                        SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,    DECEMBER 31,
                                            2000            1999            1999            1998
                                        -------------   -------------   -------------   -------------
                                        (UNAUDITED)     (UNAUDITED)
Cash flows from operating activities:
    Net loss.........................    $(3,027,786)    $(4,965,124)    $(6,843,790)    $(3,928,298)
    Adjustments to reconcile net loss
     to net cash provided by
     operating activities:
         Provision for doubtful
         accounts....................      1,577,631         704,606       1,231,396         235,725
         Depreciation and
         amortization................      9,294,691       5,531,742       7,875,448       2,015,123
         Amortization of discount on
         debt........................        262,500         --              --              --
         Deferred income taxes.......        233,000          73,584          98,112        (301,112)
         Equity in (earnings) loss of
         unconsolidated affiliates...       (486,667)        283,675         236,874          39,822
         Minority interest in income
         (loss) of consolidated
         subsidiaries................      1,232,493         137,325         118,453         (23,030)
         Increases (decreases) in
         cash from changes in
         operating assets and
         liabilities, net of effects
         from purchases of new
         businesses:
             Patient receivables.....     (3,205,190)     (2,737,325)     (2,212,918)        118,590
             Other receivables.......     (1,662,520)     (2,377,628)     (3,548,344)     (1,046,467)
             Inventories of supplies,
             prepaids and other
             assets..................     (5,886,879)        738,375        (132,965)        603,553
             Accounts payable and
             accrued expenses........      3,368,632       6,444,880       9,121,603       1,001,133
             Other long-term
             liabilities.............        413,683        (193,424)     (1,753,915)      1,906,083
                                         -----------     -----------     -----------     -----------
                  Net cash provided
                 by operating
                 activities..........      2,113,588       3,640,686       4,189,954         621,122
                                         -----------     -----------     -----------     -----------
Cash flows from investing activities:
    Purchases of new businesses, net
     of cash received................    (54,759,302)    (34,141,801)    (35,863,123)    (66,216,330)
    Purchases of property and
     equipment.......................    (12,241,142)     (9,292,843)    (12,805,692)     (3,948,751)
    Proceeds from sale of
     investments.....................        --              867,662       1,156,883         424,659
    Cash (placed in) released from
     escrow..........................     11,435,724         --              --          (13,100,000)
                                         -----------     -----------     -----------     -----------
                  Net cash used in
                 investing
                 activities..........    (55,564,720)    (42,566,982)    (47,511,932)    (82,840,422)
                                         -----------     -----------     -----------     -----------
Cash flows from financing activities:
    Proceeds from long-term debt.....     60,374,284      65,112,489      67,821,962       1,493,337
    Payments on long-term debt.......    (24,209,861)    (23,697,068)    (26,176,060)       (245,673)
    Proceeds from issuance of common
     stock...........................      5,747,069         190,000         268,606      54,750,747
    Payments to repurchase common
     stock...........................        --             (143,750)       (143,750)        --
    Proceeds from issuance of
     preferred stock and warrants....     18,750,000         --              --           31,200,000
    Payments of dividends and
     redemption of redeemable
     preferred stock.................     (5,234,593)        --              --              --
    Distributions on investments in
     affiliates......................      1,065,990         170,047         506,407         (50,000)
                                         -----------     -----------     -----------     -----------
                  Net cash provided
                 by financing
                 activities..........     56,492,889      41,631,718      42,277,165      87,148,411
                                         -----------     -----------     -----------     -----------
Effect of exchange rate changes on
  cash...............................       (335,762)        (99,972)       (203,604)         35,640
                                         -----------     -----------     -----------     -----------
Net increase (decrease) in cash and
  cash equivalents...................      2,705,995       2,605,450      (1,248,417)      4,964,751
Cash and cash equivalents at
  beginning of period................      3,716,334       4,964,751       4,964,751         --
                                         -----------     -----------     -----------     -----------
Cash and cash equivalents at end of
  period.............................    $ 6,422,329     $ 7,570,201     $ 3,716,334     $ 4,964,751
                                         ===========     ===========     ===========     ===========

            See accompanying notes to consolidated financial statements.

                                                                     (CONTINUED)

         UNITED SURGICAL PARTNERS INTERNATIONAL, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF CASH FLOWS -- (CONTINUED)

                                                                                        PERIOD FROM
                                                                                       FEBRUARY 27,
                                                                                           1998
                                        NINE MONTHS     NINE MONTHS                     (INCEPTION)
                                           ENDED           ENDED        YEAR ENDED        THROUGH
                                        SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                            2000           1999            1999            1998
                                         -----------     ----------      ----------       ----------
                                        (UNAUDITED)     (UNAUDITED)
     Supplemental information:
       Interest paid.................    $ 6,127,536     $1,031,011      $2,263,328       $  473,046
                                         ===========     ==========      ==========       ==========
       Non-cash transactions:
          Debt issued for purchases
           of new business...........    $54,012,058        --              --              --
                                         ===========     ==========      ==========       ==========
          Subordinated debt issued
           for purchases of new
           business..................    $   --           3,287,234       3,287,234         --
                                         ===========     ==========      ==========       ==========
          Sale of common stock for
           notes receivable from
           employees, net............    $ 1,075,547        --               53,887        1,050,000
                                         ===========     ==========      ==========       ==========
          Common stock issued for
           purchases of new
           businesses................    $   --             --              --             1,813,146
                                         ===========     ==========      ==========       ==========
          Preferred stock issued for
           purchase of new
           business..................    $   --             --              --             2,716,000
                                         ===========     ==========      ==========       ==========
          Accrued dividends on
           preferred stock...........    $ 5,018,265      1,271,850       1,695,803          428,050
                                         ===========     ==========      ==========       ==========
          Warrants issued for
           noncompete agreement......    $   --          $  --           $   45,000       $ --
                                         ===========     ==========      ==========       ==========

            See accompanying notes to consolidated financial statements.

         UNITED SURGICAL PARTNERS INTERNATIONAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 1998

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

      (A)  DESCRIPTION OF BUSINESS

           United Surgical Partners International, Inc. and subsidiaries (USPI or the Company), a Delaware Company, majority-owned by Welsh, Carson, Anderson & Stowe and certain of its affiliates (WCAS) was formed in February 1998 for the primary purpose of ownership and operation of hospitals, outpatient surgical centers and related businesses in the United States and Europe. At December 31, 1999, USPI, headquartered in Dallas, Texas, operated twenty surgical centers in the United States. Of these twenty centers, USPI consolidates the results of nine and owns a minority equity interest in eight which are accounted for under the equity method. The Company holds no ownership interest in the remaining three centers which are operated by USPI under management contracts. In addition, United Surgical Partners Europe, S.L. (USPE), a company incorporated in Spain and majority-owned by USPI, managed and owned a majority interest in four hospitals and one plastic surgery center in Spain at December 31, 1999.

           USPI is subject to changes in government legislation that could impact Medicare, Medicaid and foreign government reimbursement levels and is also subject to increased levels of managed care penetration and changes in payor patterns that may impact the level and timing of payments for services rendered.

           USPI maintains its books and records on the accrual basis of accounting.

      (B)  UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

           The accompanying unaudited consolidated balance sheet as of September 30, 2000 and the related unaudited consolidated statements of operations, comprehensive loss, and cash flows for the nine months ended September 30, 2000 and September 30, 1999, and the statement of stockholders' equity for the nine months ended September 30, 2000 (interim financial statements) have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the interim results have been included.

           The unaudited interim consolidated financial statements should be read in conjunction with the audited December 31, 1999 and 1998 consolidated financial statements appearing herein. The results of the nine months ended September 30, 2000 may not be indicative of operating results for the full year.

      (C)  TRANSLATION OF FOREIGN CURRENCIES

           The financial statements of foreign subsidiaries are measured in local currency and then translated into U.S. dollars. All assets and liabilities have been translated using the current rate of exchange at the balance sheet date. Results of operations have been translated using the average rates prevailing throughout the year. Translation gains or losses resulting from the changes in the exchange rates are accumulated in a separate component of stockholders' equity.

         UNITED SURGICAL PARTNERS INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

      (D)  PRINCIPLES OF CONSOLIDATION

           The consolidated financial statements include the financial statements of USPI and its wholly-owned and majority-owned subsidiaries. Significant investments in other affiliated companies are generally accounted for using the equity method. All significant intercompany balances and transactions have been eliminated in consolidation.

      (E)  USE OF ESTIMATES

           The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      (F)  RECLASSIFICATIONS

           Certain prior year amounts have been reclassified to be consistent with the current year presentation.

      (G)  CASH EQUIVALENTS AND INVESTMENTS

           For purposes of the consolidated statements of cash flows, USPI considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

           Investments in unconsolidated companies, owned between 20% and 50%, or where the Company otherwise demonstrates that it has significant influence over the investee are accounted for using the equity method of accounting.

           Investments in companies owned less than 20%, and for which USPI does not exercise significant influence, are carried at cost.

      (H)  INVENTORIES OF SUPPLIES

           Inventories of supplies are stated at cost which approximates market.

      (I)  PROPERTY AND EQUIPMENT

           Property and equipment are stated at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Upon retirement or disposal of assets, the asset and accumulated depreciation accounts are adjusted accordingly, and any gain or loss is reflected in earnings or loss of the respective period. Maintenance costs and repairs are expensed as incurred; significant renewals and betterments are capitalized.

      (J)  INTANGIBLE ASSETS

           Intangible assets consist of costs in excess of net assets acquired (goodwill), costs associated with the purchase of management contracts and other intangibles, which consist primarily of non-compete contracts. Intangibles, except goodwill, are amortized over the life of the associated contracts. Goodwill is amortized on a straight-line basis over the expected periods to be benefited, generally 25 years.

      (K)  IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED
           OF

           Long-lived assets, certain identifiable intangibles, and goodwill are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset, or related groups of assets, may not be fully recoverable from estimated future cash flows. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved. In the event of impairment, measurement of the amount

         UNITED SURGICAL PARTNERS INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


         of impairment may be based on appraisal, market values of similar assets or estimates of future discounted cash flows resulting from use and ultimate disposition of the asset.

      (L)  FAIR VALUE OF FINANCIAL INSTRUMENTS

           The carrying amounts of cash and cash equivalents, short-term investments, accounts receivable, current portion of long-term debt and accounts payable approximate fair value because of the short maturity of these instruments. The carrying values of long-term debt are based on quoted market prices and are not materially different from the estimated fair values of these instruments.

     (M)  REVENUE RECOGNITION

          Revenue consists primarily of net patient service revenues which is based on the facilities' established billing rates less allowances and discounts, principally for patients covered under contractual programs. USPI has entered into agreements with certain majority and minority owned surgery centers to provide management services. As compensation for these services, USPI charges the surgery centers management fees which are either fixed in amount or represent a fixed percentage of each centers net revenue less a provision for doubtful accounts. Amounts are recognized as services are provided.

      (N)  EQUITY IN EARNINGS (LOSS) OF UNCONSOLIDATED AFFILIATES

           Equity in earnings (loss) of unconsolidated affiliates consists of USPI's share of the profits or losses generated from its equity investments in eight ambulatory surgery centers. Because these operations are central to USPI's business strategy, equity in earnings (loss) of unconsolidated affiliates is classified as revenue in the accompanying statements of operations.

      (O)  INTEREST RATE SWAPS

           USPI uses interest rate swap agreements to modify its variable rate debt obligations to fixed rate obligations, thereby reducing the exposure to market rate risk. Amounts currently due to and from interest rate swaps agreements are recorded in interest expense in the period in which they accrue.

      (P)  INCOME TAXES

           USPI accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some or all of the deferred tax assets may not be realized.

      (Q)  STOCK OPTION PLAN

           USPI applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations in accounting for its stock option grants to employees. As such, USPI does not record compensation expense because USPI issues options whereby the option exercise price equals the current market price of the underlying stock on the date of grant. SFAS

         UNITED SURGICAL PARTNERS INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


           No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

           The Company accounts for equity instruments issued to nonemployees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force (EITF) Issue No. 96-18, ACCOUNTING FOR EQUITY INSTRUMENTS THAT ARE ISSUED TO OTHER THAN EMPLOYEES FOR ACQUIRING, OR IN CONJUNCTION WITH SELLING, GOODS OR SERVICES.

      (R)  COMMITMENTS AND CONTINGENCIES

           Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

(2)  ACQUISITIONS AND EQUITY INVESTMENTS

     On April 30, 1998, USPI purchased 100% of the issued and outstanding stock of Columbia International Holdings, Inc. (CIH), an unrelated Delaware corporation, for approximately $7.3 million in cash. As a result of the purchase of CIH, USPI obtained ownership of 79% and 71%, respectively, of the issued and outstanding stock of Instituto Dexeus, S.A., the owner of a hospital in Spain, and Diagnosticos y Tratamientos Medicos, S.A., the owner of a group of clinics in Spain, both Spanish corporations. The total purchase price for the acquisitions was allocated to the purchased assets and liabilities based on their estimated fair values and approximated the fair value of the net assets acquired. Through this acquisition, USPI also obtained equity interests, ranging from 7% to 15% in five additional Spanish corporations which own healthcare related operations in Spain. USPI subsequently contributed the Instituto Dexeus hospital plus $250,000 in cash for a majority ownership stake in USPE. At December 31, 1999 and 1998, USPI owned approximately 89% and 86%, respectively, of USPE. The remaining approximate 11% and 14%, respectively, was held by Hospital Management Team (HMT), a hospital management company incorporated in Spain.

     On July 29, 1998, USPI acquired 100% of the stock of Health Horizons, Inc.
(HHI), an unrelated Delaware corporation, for approximately $7.5 million consisting of $3 million in cash, $2.7 million in USPI Series B redeemable preferred stock and $1.8 million in USPI Class A common stock. As a result of the acquisition, USPI acquired a 66% interest in an ambulatory surgery center joint venture located in Decatur, Alabama and interests ranging from 35% to 50% in three additional ambulatory surgery center joint ventures located in Nashville, Tennessee; Kansas City, Missouri; and Murfreesboro, Tennessee. The total purchase price was allocated to the purchased assets and liabilities based on their estimated fair values and exceeded the fair value of the net assets acquired by approximately $7.3 million. On June 30, 1999, USPI acquired an additional 36% interest in the ambulatory surgery center joint venture in Nashville for $550,000 in cash, bringing its total ownership in the venture to 72%.

     On August 3, 1998, USPI and St. Rose Dominican Hospital, a not-for-profit hospital located in Henderson, Nevada entered into an operating agreement to organize a Nevada limited liability company, Parkway Surgery Center, LLC. Each party contributed assets totaling approximately $1.9 million for a 50% ownership interest in the Parkway Surgery Center.

     On October 5, 1998, USPE purchased 80% of the issued and outstanding stock of Clinica Maternal Nuestra Senora de la Esperanza, S.A., a Spanish corporation, for approximately $2.4 million in cash. The total purchase price was allocated to the purchased assets and liabilities based on their

         UNITED SURGICAL PARTNERS INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


estimated fair values and exceeded the fair value of the net assets acquired by approximately $1.7 million (using the exchange rate in effect at the date of purchase).

     On October 15, 1998, USPI purchased a 70% interest in the assets used to operate the University Surgical Center in Winter Park, Florida (Assets) for approximately $5.7 million in cash and assumed approximately $200,000 of liabilities of University Surgical Center, Inc. (Seller), an unrelated Florida corporation. The Assets were then contributed to a newly formed Florida limited partnership, University Surgery Center, Ltd. (limited partnership) in exchange for general and limited partnership interests. The Seller contributed the remaining 30% of assets to the Limited Partnership in exchange for its 30% limited partnership interest. The total purchase price was allocated to the purchased assets and liabilities based on their estimated fair values and exceeded the fair value of the net assets acquired by approximately
$5.2 million.

     On October 16, 1998, USPI purchased, through USPE, 100% of the issued and outstanding stock of Clinica Sagrado Corazon, S.A., a hospital and Spanish corporation, and interests ranging from 55% to 100% in ten related companies providing a variety of medical services, for approximately $27.5 million in cash. The total purchase price was allocated to the purchased assets and liabilities based on their estimated fair values and exceeded the fair value of the net assets acquired by approximately $17.8 million (using the exchange rate in effect at the date of purchase).

     On November 5, 1998, USPI purchased, through USPE, 62% of the issued and outstanding stock of Instituto Policlinico Santa Teresa, S.A., a hospital and Spanish corporation, which also owns 60% of Resonancia Nuclear Magnetica, S.A., a Spanish corporation that provides magnetic resonance imaging services. The total purchase price of approximately $8.8 million was allocated to the purchased assets and liabilities based on their estimated fair values and exceeded the fair value of the net assets acquired by approximately
$5.3 million (using the exchange rate in effect at the date of purchase). During April 1999 and May 1999, USPI made stock purchases totaling $1.9 million in cash for an additional 26% interest in Instituto Policlinico Santa Teresa, S.A.

     On December 4, 1998, a newly created subsidiary of USPI (Day-Op Consulting) entered into certain agreements (Day-Op Agreements) with the shareholders of Day-Op Surgery Center of Long Island, Inc. (Day-Op Center) and Day-Op Management Company, Inc. (Day-Op Management). As defined in the Day-Op Agreements, Day-Op Consulting acquired 100% of the outstanding common stock of Day-Op Management for $300,000 and certain tangible net assets of Day-Op Center for $1.4 million (the Asset and Stock Purchase). In addition, Day-Op Consulting and the shareholders of Day-Op Center entered into a Consulting and Administrative Agreement whereby Day-Op Consulting provides certain administrative and consulting services to Day-Op Center in exchange for a monthly service fee. The State of New York did not approve the Day-Op Agreements until December 1999. However, the Day-Op Agreements provided that they become effective, upon state approval, retroactive to December 4, 1998. Because of the uncertainty regarding the state of New York approval process, no amounts or activity with respect to the Agreements was recognized in the 1998 consolidated financial statements. As a result, the accompanying 1999 consolidated statement of operations reflects operating results for the period from December 4, 1998 through December 31, 1999 and the 1999 accompanying consolidated balance sheet includes the acquired assets of Day-Op Center, the net assets of Day-Op Management, and short-term debt of $1.7 million representing the cost of the Asset and Stock Purchase.

     The Day-Op Agreements also provided for a note receivable from Day-Op Consulting to Day-Op Center in the amount of $11.4 million. Accordingly, $13.1 million of cash, which was escrowed in 1998 and reported as restricted cash in the accompanying 1999 and 1998 consolidated balance sheets, was released from escrow on January 4, 2000 and used to settle the $1.7 million of short-term acquisition debt related to the Asset and Stock Purchase and fund the $11.4 million note receivable.

         UNITED SURGICAL PARTNERS INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     On December 18, 1998, USPI entered into an asset purchase agreement to purchase certain management agreements related to the operations of five ambulatory surgery centers located in the Dallas and Ft. Worth, Texas metropolitan area (HealthFirst Transaction). In addition, USPI acquired a 20% interest in two of the five ambulatory surgery centers (Equity Centers). The total cost of $8.2 million, all paid to unrelated parties, exceeded the fair value of the identifiable net assets acquired by $7.6 million of which $5.5 million was allocated to the management agreements and $2.1 million was allocated to goodwill. USPI is also obligated to offer (the Buyup) to purchase newly issued partnership units that would increase USPI's ownership interest by 40% in each of the Equity Centers at a price based upon the financial performance of the centers. Successful completion of any or all of the Buyup further obligates USPI to make additional payments to the parties who sold USPI the equity interests. USPI was not obligated to buy any partnership units under the Buyup at December 31, 1999.

     On February 1, 1999, USPI acquired, for $400,000 in cash, a 50% interest in Texas Health Ventures Group, L.L.C. (THVG 1), which held ownership interests in one operational surgery center and three surgery centers under development in the Dallas/Fort Worth, Texas metropolitan area. THVG is a limited liability company which facilitates the joint management and development by USPI and Baylor Health System (Baylor) of ambulatory surgery centers.

     In May 1999, USPI purchased through USPE, a 70% interest in USP Dermoestetica, S.L. for $1.6 million in cash. The total purchase price was allocated to the purchased assets and liabilities and exceeded the fair value of the net assets by approximately $1.1 million.

     On June 1, 1999, USPI entered into an additional ambulatory surgery joint venture with Baylor by contributing its equity investments and management agreements acquired in the December 1998 HealthFirst Transaction to a newly created limited liability company, THVG/HealthFirst, L.L.C. (THVG 2). In exchange for its contribution to THVG 2, USPI received a 51% ownership interest in THVG 2. Baylor contributed 100% of the assets of two operational surgery centers to THVG 1, in exchange for receiving a 49% ownership in THVG 2 as well as convertible subordinated note payable from USPI in the amount of $3.3 million. The joint venture agreements for THVG 1 and THVG 2 have non-compete clauses and provide for shared management services and fees. On August 1, 1999 and October 1, 1999, USPI invested additional cash of
$2.7 million and $740,400, respectively, in THVG 2, which acquired additional ownership interests in the two operational surgery centers in which it had previously invested, increasing THVG 2's ownership interest in the centers from 20% to 40% and 20% to 57%, respectively.

     On June 30, 1999, USPI acquired 100% of the stock of Texas Outpatient Surgicare Center, Inc. (TOPS GP), a Texas corporation that is the general partner with a 63% ownership interest in TOPS Specialty Hospital, Ltd. (TOPS), a Limited Partnership that operates a surgical hospital in Houston, Texas. Concurrent with its acquisition of TOPS GP, USPI also facilitated the acquisition by TOPS GP of an additional 31% interest in TOPS. In connection with the acquisition of the additional limited partner interests, USPI issued warrants for the purchase of 100,000 shares of its common stock at an exercise price of $4.00 per share in exchange for non-compete agreements with the selling limited partners. Subsequent to these transactions, TOPS borrowed $15 million, guaranteed by USPI. TOPS GP subsequently sold limited partner interests representing approximately 25% ownership of TOPS. Total net cash consideration paid by USPI for these acquisition transactions was approximately $11 million. As a result of these transactions, USPI owns 100% of TOPS GP, which in turn owns approximately 69% of TOPS. The total purchase price was allocated to the purchased assets and liabilities and exceeded the fair value of the net assets by approximately $12.2 million.

     On July 1, 1999, USPI acquired 100% of the assets used to operate Warner Park Surgery Center in Chandler, Arizona for approximately $5.1 million in cash. The total purchase price was allocated to

         UNITED SURGICAL PARTNERS INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


the purchased assets and liabilities and exceeded the fair value of the net assets by approximately $4.2 million.

     On September 1, 1999, USPI acquired 100% of the assets used to operate two ambulatory surgery centers in the Houston metropolitan area, for approximately $12 million in cash. The total purchase price was allocated to the purchased assets and liabilities and exceeded the fair value of the net assets by approximately $9.2 million.

     The terms of certain of USPI's acquisition agreements provide for additional consideration to be paid to or received from the seller based on certain financial targets for the acquired facilities. The potential for additional consideration ranges from USPI receiving a return of $1 million of amounts previously paid to the sellers to an estimated maximum of USPI paying up to an additional $13.1 million. Additional consideration paid or received, if any, will be paid or received in cash and will be recorded as an increase or decrease to goodwill at the time of payment or receipt. There were no payments made or received under these agreements during December 31, 1999 and 1998.

     The acquisitions of majority interests and step acquisitions referred to above were accounted for under the purchase method of accounting, and accordingly, the accompanying statements of operations and comprehensive loss do not include any revenues or expenses related to these acquisitions prior to the respective closing dates. The unconsolidated ownership interests acquired are accounted for under the equity method of accounting. Following are the unaudited pro forma results for the year ended December 31, 1999 and the period from February 27, 1998 (inception) through December 31, 1998 as if the consolidated acquisitions occurred on February 27, 1998 (inception).


                                                             PERIOD FROM
                                                             FEBRUARY 27,
                                                                 1998
                                                             (INCEPTION)
                                          YEAR ENDED           THROUGH
                                         DECEMBER 31,        DECEMBER 31,
                                             1999                1998
                                         -------------       ------------
Net operating revenues...............     $86,670,584        $67,590,931
Income (loss) before income taxes....      (2,840,259)           648,967


These unaudited pro forma results have been prepared for comparative purposes only. The pro forma results do not purport to be indicative of the results of operations which would have actually resulted had the acquisitions been in effect on February 27, 1998, nor are they necessarily indicative of the results of operations that may be achieved in the future.

(3)  INTANGIBLE ASSETS

     At December 31, intangible assets consisted of the following:

                                          ESTIMATED
                                            USEFUL
                                            LIVES           1999           1998
                                         ------------    -----------    -----------
     Goodwill........................      25 years      $65,601,492    $40,388,455
     Management contracts............    5 - 17 years      6,317,990      5,471,107
     Other...........................      5 years         1,044,783        747,604
                                                         -----------    -----------
                                                          72,964,265     46,607,166
     Less accumulated amortization...                     (3,087,291)      (783,759)
                                                         -----------    -----------
          Net intangible assets......                    $69,876,974    $45,823,407
                                                         ===========    ===========

         UNITED SURGICAL PARTNERS INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(4)  PROPERTY AND EQUIPMENT

     At December 31, property and equipment consisted of the following:

                                          ESTIMATED
                                            USEFUL
                                            LIVES            1999           1998
                                         ------------    ------------    -----------
     Land and land improvements......         --         $  2,418,669    $   738,000
     Buildings and leasehold
       improvements..................    7 - 50 years      44,205,265     28,612,582
     Equipment.......................    3 - 12 years      34,095,622      9,071,272
     Furniture and fixtures..........    4 - 20 years       9,401,819      3,666,121
     Construction in progress........                       1,646,279         23,138
                                                         ------------    -----------
                                                           91,767,654     42,111,113
     Less accumulated depreciation...                     (32,349,572)    (1,529,802)
                                                         ------------    -----------
          Net property and
             equipment...............                    $ 59,418,082    $40,581,311
                                                         ============    ===========

(5)  LONG-TERM DEBT

     At December 31, long-term debt consisted of the following:


                                            1999              1998
                                         -----------       -----------
Lines of credit......................    $25,029,151       $ 2,853,000
Senior subordinated notes............     23,407,234         1,493,337
Notes payable to financial
  institution........................     14,623,907           --
Mortgage notes.......................      1,584,447         2,296,000
Loans to former owners of
  subsidiaries.......................      1,116,155         2,103,000
Capital lease obligations............      4,873,743         1,889,851
Other................................      2,049,147         1,040,308
                                         -----------       -----------
          Total long-term debt.......     72,683,784        11,675,496
Less current portion.................     (9,390,882)       (4,437,107)
                                         -----------       -----------
          Long-term debt, less
             current portion.........    $63,292,902       $ 7,238,389
                                         ===========       ===========

     Total borrowings under lines of credit were approximately $25.0 million at December 31, 1999 including $22.0 million owed to a commercial bank as part of a credit agreement dated June 29, 1999 (the Credit Agreement), allowing the Company to borrow up to $25.0 million at an interest rate of LIBOR plus 1%. The Credit Agreement and any borrowings thereunder mature June 30, 2001; interest payments are due quarterly. Repayment of amounts borrowed under the Credit Agreement is guaranteed by WCAS. The other lines of credit, all unsecured, are held by several of the Company's subsidiaries, mature at various times in 2000 and have variable rates of interest ranging from MIBOR plus 0.25% to MIBOR plus 0.85%. MIBOR was approximately 3.8% at December 31, 1999. Fees paid for the unused portion of the lines of credit were approximately $16,000 in 1999 and $-0- in 1998.

     During 1998, the Company entered into a Securities Purchase Agreement which grants certain stockholders and note holders the right to obtain a specified amount of senior subordinated notes aggregating not more than $20,120,000 in principal, all of which had been issued at December 31, 1999. The notes are subordinated to all senior indebtedness, bear interest at 7% which is payable annually beginning April 30, 2000, and mature April 30, 2008. The notes are required to be repaid in the event of a change in control, as defined. In addition, the Company issued a convertible subordinated note payable in the amount of $3.3 million with a conversion price of $3.50 per share of common stock to Baylor in setting up its two joint ventures with Baylor, THVG 1 and THVG 2. Interest at a rate of 5.07% is payable quarterly on the Baylor note, with all principal due on the maturity date of June 1, 2007.

         UNITED SURGICAL PARTNERS INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Notes payable to financial institutions of $14.6 million have principal and interest due periodically at fixed rates ranging from 8.15% to 9.78% and variable rates ranging from LIBOR plus 2.25% to LIBOR plus 2.75% through various maturity dates, the latest of which is in 2009. LIBOR was 6.18% at December 31, 1999. At December 31, 1999, USPI had entered into two interest rate swap transactions related to these loans as the fixed rate payor with a fixed rate of 6.59% on notional amounts of $3,666,667 and $2,503,000.

     Mortgage notes totaling $1.6 million are owed by two of the company's subsidiaries and are payable in periodic installments through maturity dates not later than 2028 and bear interest at rates ranging from 3.75% to 6.25%.

     Amounts totaling $1.1 million are owed to the former owners of companies acquired by the Company during 1998. Interest, which ranges from MIBOR plus 0.5% to MIBOR plus 1.5%, and principal payments are due at various dates over the next three years.

     Capital lease obligations totaling $4.9 million are secured by underlying equipment and have interest rates ranging from 3.20% to 14.42%.

     The aggregate maturities of long-term debt for each of the five years subsequent to December 31, 1999 are as follows: 2000, $9,390,882; 2001, $25,709,499; 2002, $3,163,374; 2003, $2,900,393; 2004, $2,596,959; thereafter,
$28,922,677.

(6)  LEASES

     USPI leases various office equipment and office space under a number of operating lease agreements, which expire at various times through the year 2020. Such leases do not involve contingent rentals, nor do they contain significant renewal or escalation clauses. Office leases generally require USPI to pay all executory costs (such as property taxes, maintenance and insurance).

     Minimum future payments under noncancelable leases, with remaining terms in excess of one year as of December 31, 1999 are as follows:


YEAR ENDING                               CAPITAL            OPERATING
DECEMBER 31,                               LEASES             LEASES
------------                             ----------         -----------
  2000...............................    $1,620,271         $ 2,271,320
  2001...............................     1,449,199           2,211,812
  2002...............................     1,225,298           1,897,733
  2003...............................       628,241           1,733,231
  2004...............................       254,000           1,724,807
  Thereafter.........................       264,077           3,983,842
                                         ----------         -----------
     Total minimum lease payments....    $5,441,086         $13,822,745
                                         ==========         ===========
Amount representing interest.........      (567,343)
                                         ----------
          Present value of minimum
             lease payments..........    $4,873,743
                                         ==========


     Total rent expense under operating leases was $1,815,529 and $538,792 for the years ended December 31, 1999 and 1998, respectively.

(7)  REDEEMABLE PREFERRED STOCK, SERIES A AND SERIES B

     USPI has authorized 31,200 shares of Series A redeemable preferred stock with a $.01 par value and authorized 2,716 shares of Series B redeemable preferred stock with a $.01 par value (collectively Preferred Stock). USPI may redeem some or all of the outstanding shares of preferred stock at any time for $1,000 per share plus accrued dividends. USPI has a mandatory requirement to redeem all Preferred Stock on April 30, 2008 or upon an initial public offering of its common stock registered under the Securities Act of 1933, as amended. Additionally, preferred stockholders may choose to

         UNITED SURGICAL PARTNERS INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


have their shares redeemed in the case of a change in control, as defined. Shares of redeemed Preferred Stock are deemed retired. Preferred Stock has a stated liquidation preference of $1,000 plus accrued dividends and is senior to all common shares. Dividends are cumulative and accrue at an annual rate of $50 per share through April 30, 2000 and $75 per share thereafter. Accumulated dividends are non-interest bearing and accrue whether or not declared and whether or not funds are legally available for payment. As of December 31, 1999 and 1998, USPI had issued 31,200 shares of Series A redeemable preferred stock for $31,200,000 and 2,716 shares of Series B redeemable preferred stock for $2,716,000. Accrued dividends for Series A and Series B were $1,931,470 and $192,383, respectively, at December 31, 1999 and $371,465 and $56,585, respectively, at December 31, 1998.

     The holders of Series B redeemable preferred stock have the right at any time after the second anniversary of issuance to convert any such shares to Class A common stock. Each share of Series B redeemable preferred stock is converted by multiplying by 1,000 with the result divided by the greater of the base conversion price, currently $2 per share, or the fair market value of the Class A common stock, as determined by the Board of Directors.

(8)  STOCKHOLDERS' EQUITY

     Employees and certain independent contractors holding common stock in USPI are bound by a Stockholders Agreement (Agreement), which restricts the ability to transfer or assign Company common stock under certain circumstances and also contains certain repurchase rights.

     The Agreement terminates at the earlier of April 30, 2008, an initial public offering, the consummation of any sale, transfer or other disposition of substantially all the capital stock or assets of USPI for cash, or with respect to any stockholder, the date on which such stockholder no longer owns any shares of capital stock.

     Receivables from sales of stock, primarily resulting from purchases of common stock by employees, are presented in the consolidated balance sheet as a deduction from stockholders' equity. Interest of 7% is due quarterly and principal payments are due May 1, 2002. Payment of the principal shall accelerate in the event of termination of employment, an initial public offering of common stock by USPI, or a change in control of USPI, as defined.

REGISTRATION RIGHTS AGREEMENT

     Donald E. Steen, William H. Wilcox, Sue H. Shelley, Paul B. Queally, D. Scott Mackesy, Dave A. Alexander, Jr., M.D., Dale L. Stegall, Mark Garvin, John
C. Garrett, M.D., Baylor Health Services, Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Healthcare Partners, L.P., WCAS Capital Partners III, L.P., FFT Partners I, L.P. and FFT Executive Partners I, L.P. and other holders of the Company's Class A common stock and shares of common stock issuable upon the conversion of the Company's Class A common stock are entitled under a registration rights agreement with the Company to the following registration rights for the shares of Class A common stock and shares of common stock issuable upon conversion of Class A common stock held by them:

     o at any time Welsh, Carson, Anderson & Stowe VII, L.P., on behalf of the holders of registrable securities, may require, on two occasions only, that the Company use its best efforts to register registrable securities for public resale;

     o holders of registrable securities under the agreement may require the Company to use its best efforts to register their shares of common stock on a Form S-3 registration statement, provided that the Company is eligible to use the form and provided further that the Company shall not be required to effect the registration more than once in any 180 day period; and

     o if the Company registers any common stock at any time, either for its own account or for the account of other security holders, holders of registrable securities under the agreement are

         UNITED SURGICAL PARTNERS INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


        entitled to include their shares of common stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering in view of market conditions.

     The Company will bear all registration expenses other than underwriting discounts and commissions in connection with any registration under the registration rights agreement. All holders of registrable securities have agreed not to exercise their registration rights during the 180-day period following the date of this prospectus without the consent of Credit Suisse First Boston Corporation.

(9)  RELATED PARTY TRANSACTIONS

     Several partners in a law firm that provides legal services to USPI are also partners in an entity that owns shares of USPI's stock. Legal fees related to those services were approximately $326,000 and $152,000 for the years ended December 31, 1999 and 1998, respectively.

     A minority interest owner of HMT provided financial advisory services to USPE related to acquisitions. Fees related to these services were approximately $50,000 and $413,000 for the years ended December 31, 1999 and 1998, respectively.

     USPI has entered into agreements with certain majority and minority owned surgery centers to provide management services. As compensation for these services, USPI charges the surgery centers management fees which are either fixed in amount or represent a fixed percentage of each center's net revenue less bad debt. The percentages range from 3.8% to 7.0%. Amounts recognized under these agreements totaled approximately $5,111,000 and $223,000 for the years ended December 31, 1999 and 1998, respectively.

     USPI held a note receivable from HMT at December 31, 1998 in the amount of $903,000. In May 1999, HMT settled the note by (1) transferring $510,000 in equity securities to USPI and (2) paying $393,000 in cash to USPE in exchange for USPE assuming the remaining $393,000 obligation to USPI.

     USPI has an agreement with HMT to manage its hospitals in Spain. In initiating this arrangement in 1998, USPI incurred costs of $2,180,874.

(10)  INCOME TAXES

     Income tax expense (benefit) attributable to income consists of:

                                         CURRENT        DEFERRED        TOTAL
                                         --------       --------       --------
Year ended December 31, 1999:
     U.S. federal....................    $  --          $  --          $  --
     State and local.................       --             --             --
     Foreign.........................     352,425         98,112        450,537
                                         --------       --------       --------
          Total tax expense..........    $352,425       $ 98,112       $450,537
                                         ========       ========       ========

                                         CURRENT        DEFERRED          TOTAL
                                         --------       ---------       ---------
Year ended December 31, 1998:
     U.S. federal....................    $  --          $  --           $  --
     State and local.................       --             --              --
     Foreign.........................       --           (301,112)       (301,112)
                                         --------       ---------       ---------
          Total tax benefit..........    $  --          $(301,112)      $(301,112)
                                         ========       =========       =========

         UNITED SURGICAL PARTNERS INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Income tax expense (benefit) differed from the amount computed by applying the U.S. federal income tax rate of 34% to pretax loss for the years ended December 31, 1999 and 1998 as follows:


                                           YEARS ENDED DECEMBER 31,
                                         -----------------------------
                                            1999              1998
                                         -----------       -----------
Computed "expected" tax benefit......    $(2,173,706)      $(1,437,999)
Increase (reduction) in income taxes
  resulting from:
     Net operating loss
       carryforwards.................        --                 20,944
     Transactions not deducted for
       tax in Spain..................        664,020           --
     Removal of 1% tax rate
       differential between Spain and
       US............................        (59,830)          (17,022)
     Capitalized professional fees...        --                 47,250
     Goodwill........................       (106,839)           47,131
     Increase in valuation
       allowance.....................      1,743,838           362,166
     Equity investment in foreign
       subsidiary....................        306,189           665,557
     Other...........................         76,865            10,861
                                         -----------       -----------
          Total......................    $   450,537       $  (301,112)
                                         ===========       ===========

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities for the years ended December 31, 1999 and 1998 are presented below.


                                           YEARS ENDED DECEMBER 31,
                                         -----------------------------
                                            1999              1998
                                         -----------       -----------
Deferred tax assets:
     Net operating loss
       carryforwards.................    $ 2,320,529       $   540,458
     Organization costs due to
       difference in amortization
       lives.........................      1,709,000            33,606
     Basis difference in start-up
       costs.........................        148,264           155,383
     Spanish tax credit..............        669,000           518,112
     Other accruals..................         95,410           --
                                         -----------       -----------
          Total deferred tax
             assets..................      4,942,203         1,247,559
Less valuation allowance.............     (2,320,228)         (576,390)
                                         -----------       -----------
          Net deferred tax assets....    $ 2,621,975       $   671,169
                                         ===========       ===========
Deferred tax liabilities:
     Basis difference of
     acquisitions....................    $ 6,018,000       $ 3,886,000
     Capital leases..................         74,000           173,000
     Unrealized gains................         98,975            82,000
     Other...........................         16,000            17,057
                                         -----------       -----------
          Total deferred tax
             liabilities.............    $ 6,206,975       $ 4,158,057
                                         ===========       ===========


     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. At December 31, 1999, USPI had net operating loss carryforwards for federal income tax purposes of $6,254,796, which are available to offset future federal taxable income, if any, through 2018. In addition, USPI has $570,289 of net operating loss carryforwards, which are only

         UNITED SURGICAL PARTNERS INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


available to reduce future federal taxable income related to the Health Horizons, Inc. acquisition. The valuation allowance which primarily reserves the net operating loss carryforwards, was increased by $1,743,838 during the period.

(11)  STOCK OPTION PLAN

     On April 30, 1998, USPI adopted a stock option plan (the Plan) pursuant to which USPI's Board of Directors may grant non-qualified or incentive stock options to selected employees, officers, and directors of USPI. The Plan authorizes grants of options to purchase up to 4,250,000 shares of par value $.01 common stock. The Board of Directors or a designated committee shall have the sole authority to determine which employees receive grants, the type of grant to be received, vesting period and all other option terms. Incentive stock options granted have an option price no less than 100% of the fair market value of the common stock on the date of grant with the term not to exceed ten years.

     At December 31, 1999, there were 1,679,200 shares available for grant under the Plan. The per share weighted-average fair values at date of grant for stock options granted for the years ended December 31, 1999 and 1998 were $1.03 and $0.85, respectively, and were estimated using the Black Scholes option pricing model, using the following assumptions:


                                                  YEARS ENDED
                                                 DECEMBER 31,
                                               -----------------
                                               1999         1998
                                               ----         ----
      Expected life in years...............    5.0          5.0
      Interest rate........................    6.3%         6.0%
      Dividend yield.......................    0.0%         0.0%
      Volatility...........................    0.0%         0.0%


     USPI applies APB Opinion No. 25 in accounting for its Plan whereby no compensation expense is recognized when options are granted at a price equal to the fair market value of the underlying stock on the date of grant. Accordingly, no compensation cost has been recognized for stock options granted in the accompanying financial statements. Had USPI determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, USPI's net loss would have resulted in the pro forma amounts indicated below:


                                                  YEARS ENDED DECEMBER 31,
                                               -------------------------------
                                                  1999                1998
                                               -----------         -----------
      Net loss  As reported................    $(6,843,790)        $(3,928,298)
                 Pro forma.................     (7,214,503)         (4,129,306)

         UNITED SURGICAL PARTNERS INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Stock option activity during 1999 and 1998 was as follows:


                                                               WEIGHTED
                                                               AVERAGE
                                                NUMBER         EXERCISE
                                               OF SHARES       PRICE
                                               ---------        -----
      Balance at February 27, 1998.........       --            $--
           Granted.........................    2,283,300         2.80
           Exercised.......................       --             --
           Forfeited.......................       --             --
           Expired.........................       --             --
                                               ---------        -----
      Balance at December 31, 1998.........    2,282,300         2.80
           Granted.........................      657,500         3.70
           Exercised.......................       --               --
           Forfeited.......................     (370,000)        3.25
           Expired.........................       --               --
                                               ---------        -----
      Balance at December 31, 1999.........    2,570,800        $3.00
                                               =========        =====


     Exercise prices for options outstanding as of December 31, 1999 ranged from $2.00 to $5.00. The following table provides certain information with respect to stock options outstanding at December 31, 1999:

                                                                           WEIGHTED
                                                              WEIGHTED      AVERAGE
                                                  STOCK       AVERAGE      REMAINING
                    RANGE OF                     OPTIONS      EXERCISE    CONTRACTUAL
                 EXERCISE PRICES               OUTSTANDING     PRICE         LIFE
                 ---------------               -----------    --------    -----------
      Under $3.50..........................     1,195,800      $2.00         8.44
      $3.50 - $5.00........................     1,375,000       3.87         9.01
                                                ---------      -----         ----
                                                2,570,800      $3.00         8.74
                                                =========      =====         ====

     The following table provides certain information with respect to stock options exercisable at December 31, 1999:

                                                                   WEIGHTED
                                                                   AVERAGE
                    RANGE OF                   STOCK OPTIONS       EXERCISE
                 EXERCISE PRICES                EXERCISABLE         PRICE
                 ---------------               -------------       --------
      Under $3.50..........................       464,445           $2.00
      $3.50 - $5.00........................       244,375            3.88
                                                  -------           -----
                                                  708,820           $2.65
                                                  =======           =====

(12)  LOSS PER SHARE

     Basic and diluted loss per common share are based on the weighted average number of common shares outstanding. Convertible preferred stock, convertible debt and outstanding options and warrants to purchase shares have not been included in the computation of loss per common share because the effect would be anti-dilutive. Net loss attributable to common stockholders and net loss per common share include preferred stock dividends for purposes of this computation.

     The potential common stock amounts listed below were not included in the computation of diluted earnings per share because to do so would have been antidilutive for the periods presented.

         UNITED SURGICAL PARTNERS INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                                             PERIOD FROM
                                                                                            FEBRUARY 27,
                                          NINE MONTHS      NINE MONTHS                          1998
                                             ENDED            ENDED                          (INCEPTION)
                                         SEPTEMBER 30,    SEPTEMBER 30,     YEAR ENDED         THROUGH
                                             2000             1999         DECEMBER 31,     DECEMBER 31,
                                          (UNAUDITED)      (UNAUDITED)         1999             1998
                                         -------------    -------------    -------------    -------------
Stock options........................      3,008,300        2,693,300        2,570,800        2,283,300
Warrants.............................        900,000          100,000          100,000          --
Convertible subordinated debt........        939,210          939,210          939,210          --
Series C preferred stock.............      5,548,741          --               --               --

(13)  SEGMENT DISCLOSURES

     USPI has adopted Statement of Financial Accounting Standards No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION (SFAS 131). SFAS 131 establishes standards for reporting information about operating segments in annual financial statements. USPI's business is the operation of hospitals, outpatient surgical centers and related businesses in the United States, Spain and the United Kingdom. USPI's chief operating decision maker, as that term is defined in the accounting standard, regularly reviews financial information about its hospitals and surgical centers for assessing performance and allocating resources both domestically and abroad. Accordingly, USPI's reportable segments consist of (1) U.S. based facilities, (2) Spain based facilities, and (3) U.K. based facilities (beginning with USPI's acquisition of Aspen in April 2000, as discussed in Note 15).

          NINE MONTHS ENDED
         SEPTEMBER 30, 2000
             (UNAUDITED)                     U.S.           SPAIN           U.K           TOTAL
         ------------------              ------------    -----------    -----------    ------------
Net patient service revenue..........    $ 36,363,773    $41,647,709    $16,747,891    $ 94,759,373
Other revenue........................       2,325,756      1,087,784        597,519       4,011,059
                                         ------------    -----------    -----------    ------------
          Total revenues.............    $ 38,689,529    $42,735,493    $17,345,410    $ 98,770,432
                                         ============    ===========    ===========    ============
Depreciation and amortization........    $  3,872,368    $ 3,614,875    $ 1,807,448    $  9,294,691
Operating income.....................       3,566,698      1,054,513      2,462,222       7,083,433
Net interest income (expense)........      (4,150,375)    (1,556,758)    (2,063,189)     (7,770,322)
Total assets.........................     113,398,464     88,472,137     90,884,787     292,755,388
Capital expenditures.................       4,591,470      6,433,549      1,216,123      12,241,142

          NINE MONTHS ENDED
         SEPTEMBER 30, 1999
             (UNAUDITED)                     U.S.           SPAIN          TOTAL
         ------------------              ------------    -----------    ------------
Net patient service revenue..........    $  9,188,262    $34,176,730    $ 43,364,992
Other revenue........................       3,893,536        974,731       4,868,267
                                         ------------    -----------    ------------
          Total revenues.............    $ 13,081,798    $35,151,461    $ 48,233,259
                                         ============    ===========    ============
Depreciation and amortization........    $  1,611,405    $ 3,920,337    $  5,531,742
Operating income (loss)..............      (3,034,810)       149,086      (2,885,724)
Net interest income (expense)........        (893,573)      (626,368)     (1,519,941)
Total assets.........................     100,151,045     72,083,513     172,234,558
Capital expenditures.................       1,091,993      8,200,850       9,292,843

         UNITED SURGICAL PARTNERS INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

          DECEMBER 31, 1999                  U.S.           SPAIN          TOTAL
          -----------------              ------------    -----------    ------------
Net patient service revenue..........    $ 18,050,768    $45,719,000    $ 63,769,768
Other revenue........................       5,322,816      1,320,000       6,642,816
                                         ------------    -----------    ------------
          Total revenues.............    $ 23,373,584    $47,039,000    $ 70,412,584
                                         ============    ===========    ============
Depreciation and amortization........    $  2,701,448    $ 5,174,000    $  7,875,448
Operating income (loss)..............      (3,545,137)       448,000      (3,097,137)
Net interest income (expense)........        (606,710)    (2,209,000)     (2,815,710)
Total assets.........................     100,268,233     76,435,000     176,703,233
Capital expenditures.................       2,913,901      9,891,791      12,805,692

             PERIOD FROM
          FEBRUARY 27, 1998
         (INCEPTION) THROUGH
          DECEMBER 31, 1998                 U.S.           SPAIN          TOTAL
         -------------------             -----------    -----------    -----------
Net patient service revenue..........    $ 1,719,092    $17,397,000    $19,116,092
Other revenue........................        200,979      1,255,000      1,455,979
                                         -----------    -----------    -----------
          Total revenues.............    $ 1,920,071    $18,652,000    $20,572,071
                                         ===========    ===========    ===========
Depreciation and amortization........    $   315,123    $ 1,700,000    $ 2,015,123
Operating income (loss)..............     (1,849,844)    (2,380,874)    (4,230,718)
Net interest income (expense)........        696,656       (472,000)       224,656
Total assets.........................     43,142,402     81,650,000    124,792,402
Capital expenditures.................        405,055      3,543,696      3,948,751

(14)  COMMITMENTS AND CONTINGENCIES

      (A)  RESTRICTED CASH

           As discussed in note 2, approximately $13.1 million in cash remained in escrow at December 31, 1999 prior to the final consummation of the Day-Op transactions, which were approved by the State of New York in December 1999. This amount is reported as restricted cash in the accompanying consolidated balance sheets.

       (B)  FINANCIAL GUARANTEES

            As of December 31, 1999, USPI had issued guarantees aggregating $1.6 million on borrowings of unconsolidated affiliated companies. No amount has been accrued for USPI's obligation under these guaranty arrangements.

            As of December 31, 1999, USPE had issued guarantees on certain acquisitions in the amount of $1.2 million. Short-term investments of approximately $1.0 million and other long-term investments of approximately $200,000 at December 31, 1999 have been pledged as security for these guarantees. USPE has also received guarantees in the amount of $2.9 million from the sellers of certain acquisitions regarding potential liabilities at the date of acquisition. Approximately $2.3 million of these guarantees received by USPE remained outstanding at December 31, 1999.

       (C)  GENERAL AND PROFESSIONAL LIABILITY

            In its normal course of business, USPI is subject to claims and lawsuits relating to patient treatment. USPI believes that its liability for damages resulting from such claims and lawsuits is adequately covered by insurance or is adequately provided for in its consolidated financial statements.

         UNITED SURGICAL PARTNERS INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

       (D)  SELF INSURANCE

            The Company is self-insured for healthcare for its U.S. employees up to predetermined amounts above which third party insurance applies. The Company believes that the reserves established at December 31, 1999, which were estimated based on actual employee health claim patterns, adequately provide for any liability under this arrangement.

(15)  SUBSEQUENT EVENTS

     Effective March 1, 2000, USPI acquired, for $200,000 in cash, an additional 25% in the ambulatory surgery center joint venture in Kansas City, increasing its ownership in the center from 50% to 75%.

     In March 2000, USPE reached an agreement with a commercial lender that provides USPE with the ability to borrow up to 100 million Pounds, equivalent to $100.7 million at December 31, 1999. Borrowings under the agreement mature in 2007 and are secured by certain assets of USPE and its subsidiaries. During March 2000, USPE borrowed the equivalent of approximately $19.9 million under this agreement, primarily to fund its acquisition of a 72% interest in Clinica San Camilo, S.A., a hospital in Madrid, Spain for $17.6 million in cash, and its acquisition of 100% of Centro Radiologico, S.L., a radiology center in Madrid, Spain for $1.6 million in cash.

     In March 2000, the Company received additional funding from its investors totaling $54,750,000, which consisted of $30,750,000 of 10% senior subordinated notes due March 27, 2010, $5,250,000 in Class A common stock, and $18,750,000 in Series C Convertible Preferred Stock including 800,000 detachable warrants. The Series C Convertible Preferred Stock per share liquidation value is determined by adding $1,000 per share plus an amount equal to 7% on each $1,000 per share amount compounded quarterly. Series C shares are converted to common stock by dividing the liquidation value by $3.50. The detachable warrants are exercisable at $.01 per warrant into common stock at $3.50 per share. In connection with the Series C shares and detachable warrants, the $18,750,000 in proceeds was allocated $15,950,000 to the Series C Convertible Preferred Stock and $2,800,000 to the warrants as reflected in the September 30, 2000 consolidated statement of stockholders' equity. The $2,800,000 was calculated based on a Black Scholes valuation model using the following assumptions: expected life in years -- 2, interest rate 5.12%, dividend yield 0% and volatility 0%. The Company paid no interest on the 10% senior subordinated notes during the nine months ended September 30, 2000.

     In April 2000, the Company, through Global Healthcare Partners Limited (GHPL, a wholly-owned United Kingdom subsidiary), acquired 100% of the outstanding common stock of Aspen Healthcare Holdings Limited (Aspen) for approximately $35.2 million in cash and $54.0 million in debt. Aspen owns and operates two hospitals in England. The debt portion of the acquisition cost was financed with borrowings under a credit agreement between GHPL and a commercial bank that provides for total borrowings of up to 42 million British pounds, equivalent to $68.1 million at December 31, 1999. Borrowings under this agreement mature in 2010 and are secured by certain assets of GHPL and its subsidiaries. This acquisition was accounted for as a purchase.

(16)  SUBSEQUENT EVENTS (UNAUDITED)

ORTHOLINK ACQUISITION

     In February 2001, the Company acquired OrthoLink Physicians Corporation (OrthoLink) by issuing 9,961,737 shares of the Company's common stock for all of the outstanding capital stock of OrthoLink. In addition, the Company assumed options to purchase shares of OrthoLink common stock

         UNITED SURGICAL PARTNERS INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


that the Company converted into options to purchase 1,895,942 shares of USPI common stock. This acquisition was accounted for as a purchase.

EMPLOYMENT AGREEMENTS

     On November 1, 2000, the Company entered into a four-year employment agreement with Donald E. Steen that provides that he will serve as the Company's chairman and chief executive officer. The employment agreement provides for annual base compensation of $400,000. Mr. Steen is also eligible for a performance bonus of up to 100% of his annual base salary. During any time when Mr. Steen is no longer serving as chief executive officer and, therefore, only serving as chairman, his annual base compensation would be reduced by $100,000. The employment agreement provides that, at any time after November 1, 2002, Mr. Steen is entitled to resign and that the Company's board of directors is entitled to remove Mr. Steen from his position as chief executive officer, but not as chairman of the board of directors. In the event that the Company terminates the employment agreement other than for cause, Mr. Steen would be entitled to receive his annual base salary for the balance of the term of the employment agreement plus the average annual bonus, if any, awarded to Mr. Steen for the prior two calendar years until the later of 12 months following termination or the expiration of the initial four-year term of the agreement. The employment agreement further provides that all of Mr. Steen's stock options automatically become fully vested if the Company terminates the agreement for any reason other than for cause.

     On January 1, 2001, the Company entered into a two-year employment agreement with William H. Wilcox that provides that he will serve as the Company's president. The employment agreement provides for annual base compensation of $350,000. Mr. Wilcox is also eligible for a performance bonus of up to 100% of his base salary. In the event that the Company terminates the employment agreement other than for cause, Mr. Wilcox would be entitled to receive his annual base salary for the balance of the term of the employment agreement plus the average annual bonus, if any, awarded to Mr. Wilcox for the prior two calendar years until the later of 12 months following termination or the expiration of the initial two-year term of the agreement. The employment agreement further provides that if the Company terminates the agreement for any reason other than for cause all of Mr. Wilcox's stock options automatically become fully vested.

STOCK OPTIONS AND RESTRICTED STOCK PURCHASE PLAN

     The Company adopted a 1998 stock option plan on April 30, 1998. This plan was amended in fiscal 2000 to increase the number of common stock authorized for issuance under the plan to a total of 6,000,000 shares. The Company does not intend to grant any additional stock options under this plan after the completion of an initial public offering. The plan provides for grants of incentive stock options to the Company's employees, including officers and employee-directors, and for grants of non-qualified stock options and the right to purchase restricted stock to the Company's officers, other employees, directors and consultants and other key persons.

2001 EQUITY-BASED COMPENSATION PLAN

     USPI plans to adopt a 2001 Equity-Based Compensation Plan in 2001. At any given time the number of shares of common stock issued under the plan plus the number of shares of common stock issuable upon the exercise of all outstanding awards under the plan and USPI's 1998 stock option plan may not exceed the
lesser of [      ] shares or 15% of the total number of shares of common stock then outstanding, assuming the exercise of all outstanding options and warrants. The plan provides for grants of incentive stock options, within the meaning of
Section 422 of the Internal Revenue Code, to USPI employees, including officers and employee-directors, and for grants of nonstatutory stock

         UNITED SURGICAL PARTNERS INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


options, restricted stock awards, stock appreciation rights, phantom stock awards and annual incentive awards to USPI employees, consultants and nonemployee directors.

EMPLOYEE STOCK PURCHASE PLAN

     USPI plans to adopt an Employee Stock Purchase Plan in 2001. The plan provides for the grant of stock options to selected eligible employees. Any eligible employee may elect to participate in the plan by authorizing USPI's options and compensation committee to make payroll deductions to pay the exercise price of an option at the time and in the manner prescribed by USPI's options and compensation committee. This payroll deduction may be a specific amount or a designated percentage to be determined by the employee, but the specific amount may not be less than an amount established by the Company and the designated percentage may not exceed an amount of eligible compensation established by the Company from which the deduction is made.

OPTION GRANT

     In December 2000, the Company granted approximately 1,000,000 options to employees. In connection with this option grant, the Company recorded a compensation charge in December 2000 for approximately $10,000, representing the difference between the option exercise price of $4.50 and the estimated fair value of the options based on the underwriter's share valuation, multiplied by the options granted and considering the four-year vesting period.

(17)  LIQUIDITY (UNAUDITED)

     The Company has reached the limits of its current financing arrangements. Additionally, GHPL defaulted on certain of its debt covenants with the Bank of Scotland. The Company's plans to address its liquidity are as follows:

          o GHPL received a waiver from the Bank of Scotland as a result of USPI and WCAS agreeing to support the operations of GHPL.

          o Finalized a $10,000,000 increase in its revolving line of credit with Chase Bank, which amount is guaranteed by WCAS.

           o  Initiate negotiations for a $75 million credit facility.

          o Finalize its initial public offering (IPO) for net proceeds of $110 million.

     In the event negotiations for the $75 million credit facility and the IPO are not consummated, the Company will seek additional financing from WCAS.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
OrthoLink Physicians Corporation

     We have audited the accompanying consolidated balance sheets of OrthoLink Physicians Corporation as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of OrthoLink Physicians Corporation as of December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/  ERNST & YOUNG LLP

Nashville, Tennessee
March 14, 2000

                        ORTHOLINK PHYSICIANS CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   DECEMBER 31
                                         SEPTEMBER 30,       -----------------------
                                             2000              1999           1998
                                         -------------       --------       --------
                                         (UNAUDITED)
ASSETS
Current assets:
     Cash and cash equivalents.......      $  5,342          $     46       $  2,704
     Accounts receivable, less
       allowances of $288, $236 and
       $170 at September 30, 2000,
       December 31, 1999 and 1998,
       respectively..................        42,470            42,607         32,225
     Related party receivable........        --                   625            625
     Deferred taxes..................         1,654             1,654            278
     Other current assets............         3,549             1,092            788
                                           --------          --------       --------
Total current assets.................        53,015            46,024         36,620
Leasehold improvements...............         6,218             2,754          2,115
Leased equipment.....................         2,966             2,588          1,783
Furniture and equipment..............        17,902             8,965          7,408
Computer equipment and software......         7,544             5,274          4,004
Construction in progress.............        --                 --               312
                                           --------          --------       --------
                                             34,630            19,581         15,622
Less accumulated depreciation and
  amortization.......................        (7,452)           (4,476)        (2,049)
                                           --------          --------       --------
Leasehold improvements and equipment,
  net................................        27,178            15,105         13,573
Service agreements, net..............        18,970            18,059         15,542
Goodwill, net........................        10,694             7,393         11,295
Investments in joint ventures........         5,144             4,516          3,927
Other assets.........................           332               839            600
Joint venture project costs..........         2,944             8,977            701
                                           --------          --------       --------
     Total assets....................      $118,277          $100,913       $ 82,258
                                           ========          ========       ========

                        ORTHOLINK PHYSICIANS CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                              DECEMBER 31
                                              SEPTEMBER 30,             -----------------------
                                                   2000                   1999           1998
                                         ------------------------       --------       --------
                                           (UNAUDITED)
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................            $  1,441               $  4,427       $  1,009
  Salaries and benefits payable......               6,368                  4,811          3,765
  Due to physician groups............               5,685                  3,434          4,746
  Deferred revenue...................           --                         1,954          2,254
  Current portion of capital lease
     obligations.....................               2,300                    702            403
  Other accrued expenses.............               7,029                  3,817          2,254
  Net liabilities of discontinued
     operations......................           --                           782          --
                                                 --------               --------       --------
Total current liabilities............              22,823                 19,927         14,431
Line of credit.......................              39,500                 37,000         24,000
Notes payable........................               3,223                  --             --
Deferred taxes.......................                 569                    336            770
Capital lease obligations, less
  current portion....................               6,490                  1,078          1,166
                                                 --------               --------       --------
          Total liabilities..........              72,605                 58,341         40,367
Minority interests...................                 725
Series A Redeemable Preferred Stock,
  $.01 par value, 150 authorized.....           --                         --             --
Stockholders' equity:
  Common stock, $.01 par value,
     30,000 authorized; 10,038, 9,907
     and 9,752 issued and outstanding
     at September 30, 2000,
     December 31, 1999 and 1998,
     respectively....................                 100                     99             98
  Class A common stock, convertible,
     $.01 par value, 10,000
     authorized; 5,898 issued and
     outstanding at September 30,
     2000, December 31, 1999 and
     1998............................                  59                     59             59
  Class B common stock, convertible,
     $.01 par value; 1,000 authorized
     and issued at September 30,
     2000, December 31, 1999 and
     1998, respectively..............                  10                     10             10
  Additional paid-in capital.........              40,968                 40,780         40,470
  Retained earnings..................               3,810                  1,624          1,254
                                                 --------               --------       --------
Total stockholders' equity...........              44,947                 42,572         41,891
                                                 --------               --------       --------
Total liabilities and stockholders'
equity...............................            $118,277               $100,913       $ 82,258
                                                 ========               ========       ========

            See accompanying notes to consolidated financial statements.

                        ORTHOLINK PHYSICIANS CORPORATION
                       CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                         NINE MONTHS       NINE MONTHS
                                            ENDED             ENDED           YEAR ENDED DECEMBER 31
                                        SEPTEMBER 30,     SEPTEMBER 30,    ----------------------------
                                             2000             1999           1999      1998      1997
                                        --------------   ---------------   --------   -------   -------
                                        (UNAUDITED)      (UNAUDITED)
Net service agreement revenue........      $74,372           $58,214       $ 80,341   $60,709   $31,553
Contract revenue.....................       11,272            26,475         32,091    12,405     --
Other income.........................        3,615             1,326          2,134     1,497       636
                                           -------           -------       --------   -------   -------
Total income.........................       89,259            86,015        114,566    74,611    32,189
Operating expenses:
  Clinic expenses....................       54,560            44,130         58,749    43,371    22,889
  Contract expenses..................        9,428            24,775         29,567    11,896     --
  General and administrative.........        2,316             1,627          1,706     1,215     1,256
  Personnel costs....................        5,605             5,341          6,336     5,090     3,303
  Depreciation and amortization......        4,128             2,447          3,149     1,871       584
  Rent and lease expense.............        6,723             3,468          7,614     6,339     3,093
  Interest expense...................        3,521             1,396          2,798     1,151       229
  Loss on disposal of software.......       --                 1,089          1,093     --        --
  Equity in earnings of
     unconsolidated entities.........       (1,114)             (514)          (820)     (203)    --
  Minority interest in earnings of
     consolidated subsidiaries.......           (9)          --               --        --        --
                                           -------           -------       --------   -------   -------
                                            85,158            83,759        110,192    70,730    31,354
Income from continuing operations
  before income taxes................        4,101             2,256          4,374     3,881       835
Provision for income taxes...........       (1,915)             (736)        (1,906)   (1,061)       (5)
                                           -------           -------       --------   -------   -------
Income from continuing operations....        2,186             1,520          2,468     2,820       830
Discontinued operations:
Loss from operations of OMS, less
  applicable income tax benefit of
  $361 and $333 at December 31, 1999
  and 1998, respectively.............       --               --                 590       544     --
Loss on disposal of OMS, including
  provision of $782 for operating
  losses during phase-out period,
  less applicable income tax benefit
  of $924............................       --               --               1,508     --        --
                                           -------           -------       --------   -------   -------
Net income...........................      $ 2,186           $ 1,520       $    370   $ 2,276   $   830
                                           =======           =======       ========   =======   =======

            See accompanying notes to consolidated financial statements.

                        ORTHOLINK PHYSICIANS CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 (UNAUDITED) AND
                THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                 (IN THOUSANDS)

                                                             CLASS A             CLASS B
                                      COMMON STOCK        COMMON STOCK        COMMON STOCK      ADDITIONAL   RETAINED
                                    -----------------   -----------------   -----------------    PAID-IN     EARNINGS
                                    SHARES    AMOUNT    SHARES    AMOUNT    SHARES    AMOUNT     CAPITAL     (DEFICIT)    TOTAL
                                    -------   -------   -------   -------   -------   -------   ----------   ---------   --------
Balance at
  January 1, 1997.................   2,474     $ 25      2,305      $23       --       $--       $12,336      $(1,852)   $ 10,532
  Sale of stock...................    --       --        3,593       36       --       --         18,000        --         18,036
  Stock issued for acquisitions...   6,291       63       --       --         --       --          3,273        --          3,336
  Exercise of stock options.......      40     --         --       --         --       --             16        --             16
  Stock issuance costs............    --       --         --       --         --       --            (95)       --            (95)
  Net income......................    --       --         --       --         --       --          --             830         830
                                    ------     ----      -----      ---      -----     ----      -------      -------    --------
Balance at
  December 31, 1997...............   8,805       88      5,898       59       --       --         33,530       (1,022)     32,655
  Sale of stock...................    --       --         --       --        1,000       10        4,990        --          5,000
  Stock issued for acquisitions...     909        9       --       --         --       --          1,932        --          1,941
  Stock reacquired................     (12)    --         --       --         --       --             (7)       --             (7)
  Exercise of stock options.......      50        1       --       --         --       --             25        --             26
  Net income......................    --       --         --       --         --       --          --           2,276       2,276
                                    ------     ----      -----      ---      -----     ----      -------      -------    --------
Balance at
  December 31, 1998...............   9,752       98      5,898       59      1,000       10       40,470        1,254      41,891
  Stock issued for acquisitions...     151        1       --       --         --       --            397        --            398
  Stock reacquired................     (22)    --         --       --         --       --           (100)       --           (100)
  Exercise of stock options.......      26     --         --       --         --       --             13        --             13
  Net income......................    --       --         --       --         --       --          --             370         370
                                    ------     ----      -----      ---      -----     ----      -------      -------    --------
Balance at
  December 31, 1999...............   9,907       99      5,898       59      1,000       10       40,780        1,624      42,572
  Stock issued for
    acquisitions..................      71        1       --       --         --       --            149        --            150
  Exercise of stock options.......      60     --         --       --         --       --             39        --             39
  Net income......................    --       --         --       --         --       --          --           2,186       2,186
                                    ------     ----      -----      ---      -----     ----      -------      -------    --------
Balance at
  September 30, 2000..............  10,038     $100      5,898      $59      1,000     $ 10      $40,968      $ 3,810    $ 44,947
                                    ======     ====      =====      ===      =====     ====      =======      =======    ========

            See accompanying notes to consolidated financial statements.

                        ORTHOLINK PHYSICIANS CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                       YEAR ENDED DECEMBER 31
                                         NINE MONTHS ENDED    NINE MONTHS ENDED    ------------------------------
                                         SEPTEMBER 30, 2000   SEPTEMBER 30, 1999     1999       1998       1997
                                         ------------------   ------------------   --------   --------   --------
                                          (UNAUDITED)          (UNAUDITED)
OPERATING ACTIVITIES
Income from continuing operations....        $   2,186            $   1,520        $  2,468   $  2,820   $    830
Adjustments to reconcile net income
  to net cash provided by (used in)
  operating activities:
    Equity in earnings of joint
      ventures.......................           (1,114)                (514)           (820)      (203)        --
    Minority interest in earnings of
      consolidated subsidiaries......               (9)                  --              --         --         --
    Loss on disposal of software.....               --                1,089           1,093         --         --
    Depreciation and amortization....            4,128                2,447           3,149      1,871        584
    Deferred taxes...................              233                   --          (1,810)       492         --
    Changes in operating assets and
      liabilities, net of effects of
      acquisitions:
         Accounts receivable.........              137               (8,836)        (10,157)   (13,636)   (14,298)
         Other current assets........           (2,457)                 413            (338)      (202)      (855)
         Accounts payable, salaries
           and benefits payable and
           other accrued
           liabilities...............            1,540                3,679           8,629       (847)       893
         Due to physician groups.....            2,251                1,422          (1,312)     1,690      2,421
         Deferred revenue............           (1,954)                (300)           (300)     2,254          5
                                             ---------            ---------        --------   --------   --------
  Net cash provided by (used in)
    operating activities.............            4,941                  920             602     (5,761)   (10,420)
INVESTING ACTIVITIES
Cash paid for acquisitions...........           (5,214)              (3,363)         (3,363)   (13,761)    (4,499)
Purchases of leasehold improvements
  and equipment......................          (15,049)              (2,066)         (3,375)    (3,261)    (4,132)
Related party receivable.............              625                   --              --       (625)        --
Distributions from joint venture
  partners...........................              786                  218             459        (78)        --
Investments in joint ventures........             (300)                (278)           (440)    (3,271)        --
Decrease (increase) in joint venture
  project costs......................            6,033               (4,011)         (8,276)      (701)      (375)
Distributable minority interest......              733                   --              --         --
Other assets.........................              508                   34             (72)        (5)        (9)
                                             ---------            ---------        --------   --------   --------
  Net cash used in investing
    activities.......................          (11,878)              (9,466)        (15,067)   (21,702)    (9,015)
FINANCING ACTIVITIES
Proceeds from issuance of stock, net
  of stock reacquired................               --                   --              --      4,994     17,958
Cash paid to repurchase stock........               --                  (49)           (100)        --         --
Proceeds from stock option
  exercises..........................               39                   13              13         25         --
Proceeds from line of credit.........            8,000                8,000          13,000     24,000         --
Payments on line of credit...........           (5,500)                  --              --         --         --
Proceeds from notes payable..........            3,454                   --              --         --         --
Payments on notes payable............             (231)                  --              --     (3,455)        --
Proceeds from capital lease
  obligations........................            9,854                   --              --         --         --
Payments on capital lease
  obligations........................           (2,844)                (137)           (603)      (213)        --
Deferred financing costs.............               --                   --             (55)      (162)      (229)
                                             ---------            ---------        --------   --------   --------
  Net cash provided by financing
    activities.......................           12,772                7,827          12,255     25,189     17,729
DISCONTINUED OPERATIONS
Loss from discontinued operations....             (539)                  --            (448)      (544)        --
                                             ---------            ---------        --------   --------   --------
  Net cash used in discontinued
    operations.......................               --                   --            (448)      (544)        --
Net change in cash and cash
  equivalents........................            5,296                 (719)         (2,658)    (2,818)    (1,706)
Cash and cash equivalents at
  beginning of period................               46                2,704           2,704      5,522      7,228
                                             ---------            ---------        --------   --------   --------
Cash and cash equivalents at end of
  period.............................        $   5,342            $   1,985        $     46   $  2,704   $  5,522
                                             =========            =========        ========   ========   ========

                        ORTHOLINK PHYSICIANS CORPORATION
              CONSOLIDATED STATEMENTS OF CASH FLOWS -- (CONTINUED)
                                 (IN THOUSANDS)

                                                                                           YEAR ENDED DECEMBER 31
                                         NINE MONTHS ENDED     NINE MONTHS ENDED     ----------------------------------
                                         SEPTEMBER 30, 2000    SEPTEMBER 30, 1999     1999         1998          1997
                                         ------------------    ------------------    ------       -------       -------
                                          (UNAUDITED)           (UNAUDITED)
SUPPLEMENTAL CASH FLOW INFORMATION:
Effects of acquisitions:
  Fair value of assets acquired......        $   7,311             $   3,792         $3,792       $20,876       $11,771
  Fair value of liabilities
  assumed............................           (1,947)                  (31)           (31)       (5,174)       (1,371)
  Notes payable issued for
     acquisitions....................         --                    --                 --           --           (2,565)
  Stock issued for acquisitions......             (150)                 (398)          (398)       (1,941)       (3,336)
                                             ---------             ---------         ------       -------       -------
Cash paid for acquisitions...........        $   5,214             $   3,363         $3,363       $13,761       $ 4,499
                                             =========             =========         ======       =======       =======
Income taxes paid....................        $   1,001             $     248         $  333       $   241       $ --
                                             =========             =========         ======       =======       =======
Interest paid........................        $   2,490             $   1,325         $1,977       $   547       $ --
                                             =========             =========         ======       =======       =======
Assets acquired under capital lease
  obligations........................        $   9,854             $     463         $  814       $ 1,783       $ --
                                             =========             =========         ======       =======       =======

            See accompanying notes to consolidated financial statements.

                        ORTHOLINK PHYSICIANS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     OrthoLink Physicians Corporation (the "Company" or "OrthoLink") is a physician practice management company that develops, in selected geographic markets, comprehensive and integrated networks of musculoskeletal care systems that provide high quality care in a cost-effective manner. As of December 31, 1999, the Company operated 16 clinics with 196 physicians in six states and manages the orthopaedic services of five hospitals. In addition, the Company has minority interests in joint ventures that provide orthopaedic outpatient services.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

     The consolidated balance sheet as of September 30, 2000, the consolidated statement of stockholders' equity for the nine-month period ended September 30, 2000, and the consolidated statements of income and cash flows for the nine-month periods ended September 30, 2000 and 1999 (the "unaudited interim consolidated statements") have been prepared by the Company's management in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions of Regulation S-X and are unaudited. In the opinion of the Company's management, the unaudited combined financial statements include all adjustments consisting of only normal recurring adjustments necessary for a fair presentation of the results.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted from the unaudited combined financial statements. The unaudited interim consolidated financial statements should be read in conjunction with the audited financial statements appearing herein.

CASH AND CASH EQUIVALENTS

     Cash equivalents consist of highly-liquid investments with an original maturity of three months or less when purchased.

ACCOUNTS RECEIVABLE

     Accounts receivable consist of receivables from patients for medical services which the Company has purchased from physician groups. Such amounts are purchased net of contractual allowances and estimated bad debts. In addition, the Company had approximately $1,227 and $1,257 of receivables due from hospitals as of December 31, 1999 and 1998, respectively, with which the Company has service agreements. Concentration of credit risk relating to accounts receivable is limited to some extent by the diversity of the number of patients and payors and the geographic dispersion of the Company's operations.

LEASEHOLD IMPROVEMENTS AND EQUIPMENT

     Leasehold improvements and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. The general range of useful lives is 10 years for equipment, furniture, and leasehold improvements and 5 years for computer equipment and software.

                        ORTHOLINK PHYSICIANS CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

JOINT VENTURES

     The Company has entered into joint venture agreements with certain of its affiliated physicians obtaining ownership interests ranging from 15% to 39%. Earnings from investments in joint ventures, are accounted for under the equity method. The joint ventures generally provide ancillary services which compliment the services provided by the Company and its affiliated physicians. The Company has entered into management agreements with some of the joint ventures for the provision of non-medical related services in exchange for a fee. Such agreements are for terms consistent with the term of the joint venture agreements and range from 5 to 25 years.

INTANGIBLE ASSETS

SERVICE AGREEMENTS

     The Company enters into service agreements with each acquired practicing physician group for a period of 40 years. Upon acquisition of clinic assets by OrthoLink, the physician groups maintain their separate corporate entities and enter into employment and noncompete agreements with the practicing physicians. Costs of obtaining clinic service agreements are amortized using the straight-line method over a period of 25 years. Clinic service agreements represent the exclusive right to operate the Company's clinics in affiliation with the related physician groups during the term of the agreements. Accumulated amortization of clinic service agreements amounted to $1,271 and $549 at December 31, 1999 and 1998, respectively.

     As part of the service agreement, physician groups are required to maintain medical malpractice insurance which names the Company as an additional insured. The Company is also required to maintain professional liability insurance naming the physician groups as additional insureds.

GOODWILL

     Goodwill represents the excess of purchase price over the fair value of net assets acquired. Goodwill is amortized over 25 years. Accumulated amortization on goodwill was $631 and $175 at December 31, 1999 and 1998, respectively.

     The Company reviews its intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The measurement of possible impairment is based upon determining whether projected undiscounted future cash flows of the acquired business, or from the use of the asset, over the remaining amortization period is less than the carrying amount of the asset. The amount of impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. As of December 31, 1999, in the opinion of management, there has been no such impairment, other than described in Note 4.

JOINT VENTURE PROJECT COSTS

     Joint venture costs associated with the acquisition, development and construction of surgery center projects are capitalized as a cost of that project. Costs to fund these projects were $8,977 and $701 as of December 31, 1999 and 1998, respectively.

SELF-INSURANCE

     The Company is self-insured with respect to employee health insurance for claims up to $15 on an individual basis and maintains commercial stop-loss insurance for individual claims in excess of $100, up to an individual maximum of $2,000 per participant. The Company has accrued self-insurance reserves of $482 and $678 at December 31, 1999 and 1998, respectively.

                        ORTHOLINK PHYSICIANS CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

DEFERRED REVENUE

     The Company receives payment for certain of its hospital contracts one month in advance. Revenue is recognized on such amounts as services are performed, which is generally within 30 days of receipt of payment.

USE OF ESTIMATES

     Management of the Company has made certain estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, accounts payable and due to physician groups approximate fair value. The Company's debt bears interest at variable market rates and approximates fair value.

RECLASSIFICATIONS

     Certain reclassifications have been made in the 1997 and 1998 financial statements to conform to the 1999 presentation. These reclassifications had no effect on the net results of operations as previously reported.

CHANGE IN ACCOUNTING POLICY

     Effective January 1, 1998, the Company changed its policy with respect to amortization of intangible assets. All existing and future intangible assets will be amortized over a period not to exceed 25 years from the inception of the respective intangible assets.

2.  REVENUES AND EXPENSES

NET SERVICE AGREEMENT REVENUE

     Net medical service revenue for orthopaedic clinics is recorded at established rates, reduced by allowances for doubtful accounts and contractual adjustments and physician expenses. Contractual adjustments arise due to the terms of certain reimbursement and managed care contracts. Such adjustments represent the difference between charges at established rates and estimated recoverable amounts and are recognized in the period the services are rendered. Physician expenses consist primarily of salaries and benefits for physicians and other professional services.

     The allowance for doubtful accounts represents management's estimate of potential credit issues associated with amounts due from patients, commercial insurers, and other third-party payors.

     Net service agreement revenue consists of the following amounts:

                                                  YEAR ENDED DECEMBER 31,
                                         -----------------------------------------
                                           1999            1998            1997
                                         ---------       ---------       ---------
Medical service revenue..............    $ 314,106       $ 239,411       $ 117,687
Contractual and bad debt
allowances...........................     (162,915)       (114,176)        (56,143)
                                         ---------       ---------       ---------
     Net medical service revenue.....      151,191         125,235          61,544
Physician expenses...................      (70,850)        (64,526)        (29,991)
                                         ---------       ---------       ---------
     Net service agreement revenue...    $  80,341       $  60,709       $  31,553
                                         =========       =========       =========

                        ORTHOLINK PHYSICIANS CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company's affiliated physician groups derived approximately 20%, 16% and 17% of their net medical service revenue from services provided under the Medicare program for the years ended December 31, 1999, 1998 and 1997, respectively. Other than the Medicare program, the physician groups have no customers which individually represent more than 10% of net medical service revenue.

     The following sets forth the net service agreement revenue generated under management service agreements by clinics who accounted for more than 10% of the Company's net service agreement revenue:


                                          YEAR ENDED DECEMBER 31,
                                         --------------------------
               CLINIC                    1999       1998       1997
               ------                    ----       ----       ----
Tennessee Orthopaedic Alliance,
Inc. ................................    21.8%      19.7%      41.7%
Resurgens Orthopaedic, P.C. .........    18.6       16.2       23.3
New Mexico Orthopaedics Associates,
P.C. ................................    10.6       10.3        --
Tennessee Orthopaedic Clinic, P.C.       11.2       11.5        --


CONTRACT REVENUE AND EXPENSE

     The Company manages the orthopaedic services of five hospitals with which it has service agreements. The service agreements are generally for terms of one year and require the respective hospital to pay the Company a fixed fee on a monthly basis. The Company is then responsible for the costs of certain overhead, supplies and personnel required by the service agreement. The excess of fees received less expenses incurred by the Company is retained by the Company up to a predetermined limit, at which point such excess is generally shared in equal proportion between the respective hospital and the Company. The Company is responsible for any expenses which exceed fees received. Upon termination of a service agreement, any amounts payable to a hospital are generally due within 30 days.

3.  ACQUISITIONS

ACQUIRED CLINICS

     The Company acquired four clinics with 14 physicians in 1999, seven clinics with 32 physicians in 1998 and 12 clinics with 115 physicians in 1997. Consideration for the clinic acquisitions, including cash, common stock, and notes payable, was $3,792 in 1999, $8,667 in 1998 and $10,379 in 1997. The
Company exchanged a total of 151, 909 and 6,291 shares of Common Stock in 1999, 1998 and 1997, respectively. The Company also entered into long-term service agreements with each of the clinics physician groups. Intangible assets of approximately $3,298 and $7,850 in 1999 and 1998, respectively, were recorded related to the underlying service agreement rights. The acquisitions were accounted for as purchases and the accompanying consolidated financial statements include the results of their operations, as defined in the service agreements, from the dates of acquisition.

ACQUIRED BUSINESSES

     Effective September 1, 1998, the Company acquired the outstanding common stock of OrthoExcel, Inc. and related entities ("OrthoExcel") in exchange for 200 shares of the Company's common stock plus $5,100 in cash. OrthoExcel manages the orthopaedic services of hospitals with which it has contracts. The transaction was accounted for as a purchase and resulted in goodwill of $10,250.

     Effective January 1, 1998, the Company acquired Occupational Medicine Services, Inc. and related entities ("OMS"). OMS performs workers compensation medical case management services and was acquired by the Company for $1,102 in cash. In addition, the Company issued warrants to

                        ORTHOLINK PHYSICIANS CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


purchase 225 shares of Company Common Stock for $5.00 per share contingent on OMS meeting certain income levels, which were not achieved. The transaction was accounted for as a purchase and resulted in goodwill of $1,402. See Note 4.

     The consolidated financial statements of the Company include the results of operations for OrthoExcel and OMS from their respective dates of acquisition.

4.  DISCONTINUED OPERATIONS

     On March 14, 2000, the Company entered into a formal plan to dispose of OMS. The Company expects to complete the disposal by June 2000. The operations of OMS are reflected in the consolidated statements of income as discontinued operations for both 1999 and 1998. Also, the Company recorded a loss on disposal of $2,432 related to the write-off of assets expected to be disposed and losses expected to be incurred during the phase-out period. Based on the allocated debt balance attributable to those operations, the Company allocated interest expense of $78. Income taxes have been allocated using the same overall rate incurred by the Company in each of the years presented.

5.  LEASES

     The Company has entered into operating and capital leases for office space, office equipment and computer equipment. At December 31, 1999, future minimum lease payments under noncancelable operating leases and capital lease obligations are as follows:

                                          ORTHOLINK         CLINIC
                                          OPERATING       OPERATING        CAPITAL
                                            LEASE           LEASE           LEASE
                                         OBLIGATIONS     OBLIGATIONS     OBLIGATIONS      TOTAL
                                         ------------    ------------    ------------    -------
2000.................................        $358          $ 7,330          $  821         8,509
2001.................................         307            4,857             633         5,797
2002.................................         310            2,637             397         3,344
2003.................................       --               2,148             158         2,306
2004.................................       --               1,455              29         1,484
Thereafter...........................       --               3,423          --             3,423
                                             ----          -------          ------       -------
                                             $975          $21,850          $2,038       $24,863
                                             ====          =======                       =======
Less amounts representing interest...                                         (258)
                                                                            ------
                                                                             1,780
Less current portion.................                                         (702)
                                                                            ------
                                                                            $1,078
                                                                            ======

     Total rental expense for operating leases (excluding amounts paid to related parties) was approximately $7,312, $5,117 and $2,908 for the years ended December 31, 1999, 1998 and 1997, respectively. The Company leases certain office space and equipment from related parties. Expense incurred related to transactions under agreements with related parties was $303, $270 and $172 for the years ended December 31, 1999, 1998 and 1997, respectively. The capital lease obligations were incurred to purchase equipment for use in clinics with which the Company has service agreements. Future payments under capital lease obligations are reimbursable under the service agreements. Accumulated amortization of equipment under capital lease obligations was $731 and $172 at December 31, 1999 and 1998, respectively.

                        ORTHOLINK PHYSICIANS CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6.  LONG-TERM DEBT

     On December 18, 1998, the Company amended its line of credit agreement to increase the aggregate principal available thereunder to $45,000 and to extend the maturity date to December 28, 2001. The line is collateralized by the Company's assets and bears interest at the bank's prime interest rate or LIBOR, plus 1%-2.25% depending upon the borrowing capacity of the Company as defined in the line of credit agreement. At December 31, 1999, the Company had $37,000 of outstanding borrowings under the line of credit, and had available borrowings of $8,000.

     Effective December 31, 1999, the Company amended its line of credit agreement that changed the definitions of certain debt covenant ratio terms. Borrowings available under the agreement are subject to certain financial and operating convenants, all of which the Company was in compliance with at December 31, 1999.

7.  STOCKHOLDERS' EQUITY

     The Company has authorized Common Stock, Class A Common Stock and Class B Common Stock. Holders of Common Stock and Class A Common Stock are both entitled to one vote per share. Class B Common Stock does not carry with it any voting privileges but is entitled to a liquidation preference of $5.00 per share and may be converted to common stock upon the occurrence of certain events. Class A Common Stock is convertible into Common Stock at any time at the option of the holder and is entitled to a liquidation preference of $5.00 per share.

     The Company also has authorized 150 shares of Series A Redeemable Preferred Stock. At December 31, 1999 and 1998 there were no such outstanding shares.

8.  INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities were as follows:

                                              DECEMBER 31
                                         ---------------------
                                          1999          1998
                                         -------       -------
Deferred tax assets:
  Amortization.......................    $ --          $   112
  Accrued vacation...................        713           411
  AMT credit.........................        439           259
  Disposal of OMS....................        924         --
  Net operating loss carryforward....      3,952         1,397
  Other..............................         17            17
                                         -------       -------
Total gross deferred tax asset.......      6,045         2,196
Less valuation allowance.............     (2,043)       (1,098)
                                         -------       -------
Net deferred tax asset...............      4,002         1,098
Deferred tax liabilities:
  Tax over book basis of partnership
     investments.....................       (155)        --
  Amortization.......................       (142)        --
  Depreciation.......................     (2,387)       (1,590)
                                         -------       -------
Total gross deferred tax liability...     (2,684)       (1,590)
                                         =======       =======
Net deferred tax asset (liability)...    $ 1,318       $  (492)
                                         =======       =======

                        ORTHOLINK PHYSICIANS CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     At December 31, 1997, the Company had a valuation allowance for its deferred tax assets in the amount of $398. The allowance related to these assets was removed during 1998 with a corresponding decrease in the provision for income taxes. The purchase of OrthoExcel during 1998 included deferred tax assets subject to a valuation allowance in the amount of $1,098, which remained on the Company's books at December 31, 1998. In 1999, the valuation allowance increased to $2,043, the amount of federal net operating losses that the Company may lose due to the IRC ss382 limitation on net operating losses. If these deferred tax assets are subsequently recognized, the related tax benefit will be allocated to reduce intangible assets acquired in the transaction.

     As of December 31, 1999, the Company had federal and state net operating loss carry-forwards of approximately $17.8 million expiring from 2012 to 2019.

     Significant components of federal income tax expense were as follows:


                                              YEAR ENDED DECEMBER 31
                                         --------------------------------
                                          1999         1998         1997
                                         ------       ------       ------
Current:
  Federal............................    $ --         $  236       $    5
  State..............................        59         --           --
Deferred
  Federal............................     1,555          696         --
  State..............................       292          129         --
                                         ------       ------       ------
Income tax expense...................    $1,906       $1,061       $    5
                                         ======       ======       ======

     The reconciliation of income tax expense computed at the federal statutory tax rate to income tax expense is as follows:

                                              YEAR ENDED DECEMBER 31
                                         --------------------------------
                                          1999         1998         1997
                                         ------       ------       ------
Federal income taxes.................    $1,487       $1,320       $  265
State income tax, net of federal
benefit..............................       231           34         --
Change in valuation allowance........      --           (398)        (268)
Goodwill amortization................       136           46         --
Meals and entertainment..............        12           13         --
Other................................        40           46            8
                                         ------       ------       ------
Total income tax expense.............    $1,906       $1,061       $    5
                                         ======       ======       ======

9.  STOCK OPTION PLANS

     The Company has three stock option plans: (1) the 1996 Management Stock Option Plan (the "Management Plan"), (2) the 1996 Physician's Stock Option Plan (the "Physician's Plan"), and (3) the 1996 Director's Stock Option Plan (the "Director's Plan").

     The Company has elected to follow Accounting Principles Board Opinion
No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" (FAS 123), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant no compensation expense is recognized.

                        ORTHOLINK PHYSICIANS CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Pro forma information regarding net income and earnings per share is required by FAS 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value of options granted during 1999, 1998 and 1997 was estimated at $0.00, $0.49 and $0.13 per share, respectively, on the date of grant using a minimum value option pricing model with the following weighted-average assumptions: risk-free interest rates of 6.0%; dividend yields of 0%; and a weighted average expected life of the options of approximately five years.

     Option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options vesting period. The Company's pro forma information follows:

                                             YEAR ENDED DECEMBER 31
                                         -------------------------------
                                          1999         1998        1997
                                         ------       ------       -----
Net income...........................    $  370       $2,276       $ 830
Pro forma compensation expense from
stock options, net of taxes..........      (522)        (100)        (27)
                                         ------       ------       -----
Pro forma net (loss) income..........    $ (152)      $2,176       $ 803
                                         ======       ======       =====

     Stock option activity is as follows:

                                                      AVERAGE                    AVERAGE                   AVERAGE
                                        MANAGEMENT    EXERCISE    PHYSICIAN'S    EXERCISE    DIRECTOR'S    EXERCISE
                                           PLAN        PRICE         PLAN         PRICE         PLAN        PRICE      TOTAL
                                        ----------    --------    -----------    --------    ----------    --------    -----
December 31, 1996....................       730        $ .50           63         $ .50          150        $ .50        943
  Granted............................     1,048          .51          266           .89        --            --        1,314
  Exercised..........................       (40)         .50        --             --          --            --          (40)
                                          -----        -----         ----         -----        -----        -----      -----
December 31, 1997....................     1,738          .51          329           .81          150          .50      2,217
  Granted............................       528         1.81           56          2.51        --            --          584
  Exercised..........................       (51)         .50        --             --          --            --          (51)
  Forfeited..........................      (133)         .51          (21)          .50        --            --         (154)
                                          -----        -----         ----         -----        -----        -----      -----
December 31, 1998....................     2,082          .83          364          1.09          150          .50      2,596
  Granted............................       355         5.00          202          4.76           10         5.00        567
  Exercised..........................       (26)         .51        --             --          --            --          (26)
  Forfeited..........................     --            --             (6)         --          --            --           (6)
                                          -----        -----         ----         -----        -----        -----      -----
December 31, 1999....................     2,411         1.45          560          2.37          160          .78      3,131
Available for grant..................       589         --            440          --             90           --      1,119
Options exercisable..................       859          .67          148           .95           90          .50      1,097
Option price range at                                                                                            $5.00$0.50-
  December 31, 1999..................    $0.50-$5.00               $0.50-$5.00                 $0.50-$5.00

                        ORTHOLINK PHYSICIANS CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     At December 31, 1999, the weighted-average remaining contractual life of outstanding options was 8.6 years.

10.  EMPLOYEE BENEFIT PLANS

     The Company has a defined contribution retirement plan (the "OrthoLink Plan") which covers substantially all employees and is designed to qualify under
Section 401(k) of the Internal Revenue Code of 1986. The OrthoLink Plan includes a Company matching contribution not to exceed 6% of eligible employee compensation and a discretionary profit sharing contribution not to exceed 6% of total compensation. Employer contributions amounted to $1,445, $1,963 and $755 for the years ended December 31, 1999, 1998 and 1997, respectively.

11.  COMMITMENTS AND CONTINGENCIES

     The Company is subject to various claims and legal actions which arise in the ordinary course of business. The Company has professional liability insurance to protect against such claims or legal actions. In the opinion of management, the ultimate resolution of such matters will be adequately covered by insurance and will not have a material adverse effect on the Company's financial position or results of operations.

     The Company and its affiliated physician groups are insured with respect to medical malpractice risks on a claims-made basis. Management is not aware of any claims against it or its affiliated physician groups which might have a material impact on the Company's financial position.

     Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare and Medicaid programs.

     The Company has acquired and will likely continue to acquire entities with prior operating histories. Acquired entities may have unknown or contingent liabilities for failure to comply with healthcare laws and regulations, such as billing and reimbursement, fraud and abuse and similar anti-referral laws. Although the Company attempts to assure itself that no such liabilities exist and obtains indemnification from prospective sellers covering such matters, there can be no assurance that any such matter will be covered by indemnification or, if covered, that the liability sustained will not exceed contractual limits or the financial capacity of the indemnifying party.

12.  IMPACT OF YEAR 2000

     In late 1999, the Company completed its remediation and testing of systems. As a result of those planning and implementation efforts, the Company experienced no significant disruptions in mission critical information technology and non-information technology systems and believes those systems successfully responded to the Year 2000 date change. The Company is not aware of any material problems resulting from Year 2000 issues. The Company will continue to monitor its mission critical computer applications and those of its suppliers and vendors throughout the year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE BOARD OF DIRECTORS OF
ASPEN HEALTHCARE HOLDINGS LIMITED:

We have audited the consolidated financial statements of Aspen Healthcare Holdings Limited and subsidiaries (the "company") on pages 2 to 20 which have been prepared under the historical cost convention and the accounting policies set out on pages 5 to 6. As explained in the accounting policies, the financial statements have not been prepared for the purposes of Section 226 of the Companies Act 1985.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

The directors are responsible for preparing the financial statements in accordance with applicable United Kingdom law and accounting standards. Our responsibilities, as independent auditors, are established in the United Kingdom by the Auditing Practices Board and by our profession's ethical guidance. It is our responsibility to report our opinion to you as to whether the financial statements give a true and fair view.

BASIS OF AUDIT OPINION

We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board and with generally accepted auditing standards in the United States. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements and of whether the accounting policies are appropriate to the circumstances of the company, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregulatory or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

OPINION

In our opinion the financial statements give a true and fair view of the state of affairs of the company as at 31 December 1999 and 31 December 1998 and of the company's income and cash flows for the year ended 31 December 1999 and the period ended 31 December 1998 in conformity with generally accepted accounting principles in the United Kingdom.

RECONCILIATION TO US GAAP

Accounting practices used by the company in preparing the accompanying financial statements confirm with generally accepted accounting principles in the United Kingdom, but do not conform with accounting principles generally accepted in the United States. A description of these differences and a complete reconciliation of consolidated net income and shareholders' equity to generally accepted accounting principles in the United States is set forth in note 22.

ARTHUR ANDERSEN
CHARTERED ACCOUNTANTS

London, England

3 April 2000 (except with respect to
the matters discussed in note 22, as
to which the date is 12 February 2001).

CONSOLIDATED PROFIT AND LOSS ACCOUNT

                                                     YEAR ENDED          PERIOD ENDED
                                                  31 DECEMBER 1999     31 DECEMBER 1998
                                         NOTES         Pounds                 Pounds
                                         -----    -----------------    -----------------
TURNOVER.............................       1         23,312,597           18,739,552
Operating expenses...................                (18,945,502)         (14,697,766)
                                                     -----------          -----------
OPERATING PROFIT.....................                  4,367,095            4,041,786
Investment income....................       2             25,433               67,591
Interest payable and similar
charges..............................       3         (2,277,128)          (1,837,731)
                                                     -----------          -----------
PROFIT ON ORDINARY ACTIVITIES BEFORE
TAXATION.............................       4          2,115,400            2,271,646
Tax on profit on ordinary
  activities.........................       7         (1,065,000)            (703,000)
                                                     -----------          -----------
PROFIT FOR THE FINANCIAL PERIOD
  TRANSFERRED TO RESERVES............      17          1,050,400            1,568,646
                                                     ===========          ===========

     There were no recognised gains or losses in the year and the prior period other than those disclosed.

     The accompanying notes are an integral part of this consolidated profit and loss account.

CONSOLIDATED BALANCE SHEETS

                                                         AT                   AT
                                                  31 DECEMBER 1999     31 DECEMBER 1998
                                         NOTES           Pounds             Pounds
                                         -----    -----------------    -----------------
FIXED ASSETS
Intangible assets....................       8         13,012,262           13,728,533
Tangible assets......................       9         25,688,943           22,227,323
                                                     -----------          -----------
                                                      38,701,205           35,955,856
CURRENT ASSETS
Stocks...............................      10            462,895              389,941
Debtors..............................      11          2,438,685            2,182,201
Cash at bank and in hand.............                      1,869              889,349
                                                     -----------          -----------
                                                       2,903,449            3,461,491
CREDITORS: Amounts falling due within
one year.............................      12         (8,850,865)          (5,888,712)
                                         ----        -----------          -----------
NET CURRENT LIABILITIES..............                 (5,947,416)          (2,427,221)
                                         ----        -----------          -----------
TOTAL ASSETS LESS CURRENT
  LIABILITIES........................                 32,753,789           33,528,635
CREDITORS: Amounts falling due after
  more than one year.................      13        (29,197,743)         (31,127,989)
PROVISIONS FOR LIABILITIES AND
  CHARGES............................      14           (532,000)            (427,000)
                                         ----        -----------          -----------
NET ASSETS...........................                  3,024,046            1,973,646
                                                     -----------          -----------
CAPITAL AND RESERVES
Called-up equity share capital.......      15             40,500               40,500
Share premium account................      16            364,500              364,500
Profit and loss account..............      16          2,619,046            1,568,646
                                         ----        -----------          -----------
TOTAL EQUITY SHAREHOLDERS' FUNDS.....      17          3,024,046            1,973,646
                                                     ===========          ===========

The accompanying notes are an integral part of these balance sheets.

CONSOLIDATED CASH FLOW STATEMENT

                                                     YEAR ENDED          PERIOD ENDED
                                                  31 DECEMBER 1999     31 DECEMBER 1998
                                         NOTES           Pounds              Pounds
                                         -----    -----------------    -----------------
NET CASH INFLOW FROM OPERATING
ACTIVITIES...........................      18          5,964,511            5,773,310
Returns on investments and servicing
  of finance.........................      19         (1,975,866)          (1,403,337)
Taxation.............................      19         (1,072,954)          (1,289,730)
Capital expenditure and financial
investment...........................      19         (4,521,950)            (778,518)
Acquisition..........................      19           --                (24,423,425)
CASH OUTFLOW BEFORE MANAGEMENT OF
  LIQUID RESOURCES AND FINANCING
Financing............................      19            496,826           23,011,049
                                                     -----------          -----------
(Decrease) increase in cash in the
  period.............................      20         (1,109,433)             889,349
                                                     -----------          -----------
RECONCILIATION OF NET CASH FLOW TO
  MOVEMENT IN NET DEBT
                                                         1999                 1998
                                                        Pounds               Pounds
                                                     -----------          -----------

(Decrease) Increase in cash in the
period...............................      20         (1,109,433)             889,349
Cash inflow from loan financing......      20        (12,535,070)         (24,056,336)
Cash outflow on bank loans...........      20          1,500,000              750,000
Cash outflow on finance leases.......      20            591,310              827,522
Repayment of loan notes..............      20         10,000,000
Net borrowings acquired with
  acquisition........................      20           --                (11,006,393)
Non cash movements...................      20            (24,375)             (14,220)
                                                     -----------          -----------
Change in net debt...................                 (1,577,568)         (32,610,078)
Net debt at beginning of year........                (32,610,078)            --
                                                     -----------          -----------
Net debt at end of year..............      20        (34,187,646)         (32,610,078)
                                                     ===========          ===========

                        STATEMENT OF ACCOUNTING POLICIES

BASIS OF PREPARATION

     The consolidated financial statements have been prepared under the historical cost convention and in accordance with applicable accounting standards.

     The consolidated financial statements have not been prepared for the purposes of section 226 of the Companies Act 1985 (the "Act"), and therefore do not constitute statutory accounts within the context of the Act. However, the consolidated financial statements include all disclosures required under the Companies Act with the exception of a directors' report, which is not required in order for the financial statements to give a true and fair view of the state of affairs at any point in time. Accordingly, the consolidated financial statements comply with accounting principles generally accepted in the United Kingdom (UK GAAP).

     UK GAAP and accounting principles adopted by the Company differ in certain respects from accounting principles generally accepted in the United States (US
GAAP). See Note [ ] for a discussion of the principal differences that would affect the company's consolidated net income and shareholders' equity if US GAAP had been applied instead of UK GAAP in the preparation of the consolidated financial statements.

BASIS OF CONSOLIDATION

     The group financial statements consolidate the financial statements of the company and all its subsidiary undertakings drawn up to 31 December 1999 and 31 December 1998.

     The principles of acquisition accounting have been adopted in respect of the acquisitions of subsidiaries. Under this method, the results of the subsidiary undertakings are included in the consolidated profit and loss account from the date of acquisition. Goodwill arising on consolidation (representing the excess of the consideration given over the fair value of the separable net assets acquired) is capitalised in the Group's balance sheet and amortised over its estimated economic life of 20 years.

TANGIBLE FIXED ASSETS

     Tangible fixed assets are stated at cost, net of depreciation. Depreciation is provided at rates calculated to write off the cost less estimated residual value of each asset on a straight-line basis over its expected useful life, as follows:


Freehold buildings.                      50 years
Short leasehold properties...........    Over the shorter life of
                                         the lease or useful life
Plant and machinery..................    5-10 years
Fixtures and fittings................    8-10 years
Computers............................    4 years

     Freehold land is not depreciated.

     Residual value is calculated on prices prevailing at the date of acquisition or revaluation.

TAXATION

     Corporation tax payable is provided on taxable profits at the current rate.

     Deferred taxation is provided using the liability method on all timing differences only to the extent that they are expected to reverse in the future without being replaced, except that the deferred tax effects of timing differences arising from pensions and other post-retirement benefits are always recognised in full.

STOCKS

     Stocks of drugs and medical consumables have been valued at the lower of cost and net realisable value.

PENSIONS COSTS AND OTHER POST-RETIREMENT BENEFITS

     For defined benefit schemes the amount charged to the profit and loss account in respect of pension costs and other post-retirement benefits is the estimated regular cost of providing the benefits accrued in the year, adjusted to reflect variations from that cost. The regular cost is calculated so that it represents a substantially level percentage of current and future payroll. Variations from regular cost are charged or credited to the profit and loss account as a constant percentage of payroll over the estimated average remaining working life of scheme members. Defined benefit schemes are either externally funded, with the assets of the scheme held separately from those of the group in separate trustee administered funds. Differences between amounts charged to the profit and loss account and amounts funded or paid directly to members of unfunded schemes are shown as either provisions or prepayments in the balance sheet.

     For defined contributions schemes the amount charged to the profit and loss account in respect of pension costs and other post-retirement benefits is the contributions payable in the year. Differences between contributions payable in the year and contributions actually paid are shown as either accruals or prepayments in the balance sheet.

DEBT

     Debt is initially stated at the amount of the net proceeds after deduction of issue costs. The carrying amount is increased by the finance cost in respect of the accounting period and reduced by payments made in the period.

FINANCE COSTS

     Finance costs (principally interest and arrangement fees) of debt are recognised in the profit and loss account over the term of such instruments at a constant rate on the carrying amount.

LEASES

     Assets held under finance leases and other similar contracts, which confer rights and obligations similar to those attached to owned assets, are capitalised as tangible fixed assets and are depreciated over the shorter of the lease terms or their useful lives. The capital elements of future lease obligations are recorded as liabilities, while the interest elements are charged to the profit and loss account over the period of the leases to produce a constant rate of charge on the balance of capital repayments outstanding. Hire purchase transactions are dealt with similarly, except that assets are depreciated over their useful lives.

     Rentals under operating leases are charged on a straight-line basis over the lease term, even if the payments are not made on such a basis.

                         NOTES TO FINANCIAL STATEMENTS

1.  TURNOVER

     Turnover represents the invoiced value of medical and ancillary services rendered to patients in the United Kingdom exclusive of VAT and net of trade discounts.

2.  INVESTMENT INCOME

                                          YEAR ENDED     PERIOD ENDED
                                         31 DECEMBER     31 DECEMBER
                                             1999            1998
                                            Pounds          Pounds
                                         ------------    ------------
Other interest receivable and similar
  income.............................        25,433          67,591
                                           ========        ========

3.  INTEREST PAYABLE AND SIMILAR CHARGES

                                          YEAR ENDED     PERIOD ENDED
                                         31 DECEMBER     31 DECEMBER
                                             1999            1998
                                            Pounds           Pounds
                                         ------------    ------------
Bank loans and overdrafts............     1,820,981       1,122,456
Finance Leases.......................        53,066          93,671
Other interest payable...............       403,081         621,604
                                           --------        --------
                                          2,277,128       1,837,731
                                           ========        ========

4.  PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION

     Profit on ordinary activities before taxation is stated after charging:

                                          YEAR ENDED     PERIOD ENDED
                                         31 DECEMBER     31 DECEMBER
                                             1999            1998
                                            Pounds           Pounds
                                         ------------    ------------
Depreciation and amounts written off
tangible fixed assets
     -- owned........................       693,216         556,446
     -- held under hire purchase
     agreements......................       350,136         327,988
Amortisation of goodwill.............       716,271         596,893
Operating lease rentals
     -- plant and machinery..........        44,752          79,298
     -- land and buildings...........        40,465          47,637
Auditors' remuneration for audit
services.............................        38,911          34,687
                                           ========        ========

     Amounts payable to Arthur Andersen and their associates in respect of non audit services were Pounds 22,446 (1998 _ Pounds 706,417). Of this amount, Pounds nil (1998 _ Pounds 685,786) relates to the acquisition of the group and has been included as part of the cost of that acquisition.

5.  STAFF COSTS

     The average monthly number of employees (including executive directors) was:

                                          YEAR ENDED     PERIOD ENDED
                                         31 DECEMBER     31 DECEMBER
                                             1999            1998
                                              Pounds         Pounds
                                         ------------    ------------
Medical..............................           215             201
Other................................           153             156
                                           --------        --------
                                                368             357
                                           ========        ========

     Their aggregate remuneration comprised:

                                          YEAR ENDED     PERIOD ENDED
                                         31 DECEMBER     31 DECEMBER
                                             1999            1998
                                            Pounds           Pounds
                                         ------------    ------------
Wages and salaries...................      6,460,215       5,356,228
Social security costs................        493,772         389,109
Other pension costs..................        310,896         207,008
                                          ----------      ----------
                                           7,264,883       5,952,345
                                          ==========      ==========

6.  DIRECTOR'S REMUNERATION AND TRANSACTIONS

DIRECTORS' REMUNERATION

                                         SALARY                                        SALARY
                                       (INCLUDING                      YEAR ENDED    (INCLUDING                     PERIOD ENDED
                                        BENEFITS        PENSION       31 DECEMBER     BENEFITS        PENSION       31 DECEMBER
                                        IN KIND)     CONTRIBUTIONS        1999        IN KIND)     CONTRIBUTIONS        1998
          NAME OF DIRECTOR               Pounds         Pounds           Pounds         Pounds        Pounds           Pounds
          ----------------             -----------   --------------   ------------   -----------   --------------   ------------
John Wotherspoon.....................    165,404         27,459         192,863        150,096         27,973         178,069
Michael Broke (Chairman).............     25,000         --              25,000         16,667         --              16,667
                                         -------         ------         -------        -------         ------         -------
                                         190,404         27,459         217,863        166,763         27,973         194,736
                                         =======         ======         =======        =======         ======         =======

     During the year, Pounds 17,907 (1998 _ Pounds 14,494) was paid to ElectraFleming Limited in respect of services provided to the group by David Symondson.

7.  TAX ON PROFIT ON ORDINARY ACTIVITIES

     The tax charge is based on the profit for the year/period and comprises:

                                          YEAR ENDED     PERIOD ENDED
                                         31 DECEMBER     31 DECEMBER
                                             1999            1998
                                           Pounds          Pounds
                                         ------------    ------------
Corporation tax charge at 30.5% (1998
-31%)................................       960,000         811,000
Deferred taxation (see note 14)......       105,000        (108,000)
                                          ---------       ---------
                                          1,065,000         703,000
                                          =========       =========

8.  INTANGIBLE FIXED ASSETS -- GOODWILL

                                         31 DECEMBER     31 DECEMBER
                                             1999            1998
                                           Pounds          Pounds
                                         ------------    ------------
COSTS
At 31 December 1998..................     14,325,426         --
Additions............................        --           14,325,426
                                          ----------      ----------
At 31 December 1999..................     14,325,426      14,325,426
                                          ==========      ==========
AMORTISATION
At 31 December 1998..................        596,893         --
Charge for the year/period...........        716,271         596,893
                                          ----------      ----------
At 31 December 1999..................      1,313,164         596,893
                                          ==========      ==========
NET BOOK VALUE
At 31 December 1998..................     13,728,533         --
                                          ----------      ----------
At 31 December 1999..................     13,012,262      13,728,533
                                          ==========      ==========

9.  TANGIBLE FIXED ASSETS

                                          LAND AND     PLANT AND     FIXTURES AND                     MOTOR
                                         BUILDINGS     MACHINERY       FITTINGS       COMPUTERS     VEHICLES       TOTAL
                                           Pounds        Pounds        Pounds           Pounds        Pounds       Pounds
                                         ----------    ----------    -------------    ----------    ---------    ----------
COST
At 31 December 1998..................    19,426,977    3,058,193        267,406         186,471      125,515     23,064,562
Additions............................     3,916,129      560,562         83,304          44,168       17,673      4,621,836
Disposals............................      (139,614)     (83,933)        --             (35,042)     (12,850)      (271,439)
                                         ----------    ---------        -------        --------      -------     ----------
At 31 December 1999..................    23,203,492    3,534,822        350,710         195,597      130,338     27,414,959
                                         ==========    =========        =======        ========      =======     ==========
DEPRECIATION
At 31 December 1998..................       306,979      415,727         42,099          60,907       11,527        837,239
Charge for the year..................       373,157      515,198         50,347          76,038       28,609      1,043,349
Disposals............................       (39,425)     (73,143)        --             (31,938)     (10,066)      (154,572)
                                         ----------    ---------        -------        --------      -------     ----------
At 31 December 1999..................       640,711      857,782         92,446         105,007       30,070      1,726,016
                                         ==========    =========        =======        ========      =======     ==========
NET BOOK VALUE
At 31 December 1998..................    19,119,998    2,642,466        225,307         125,564      113,988     22,227,323
                                         ----------    ---------        -------        --------      -------     ----------
At 31 December 1999..................    22,562,781    2,677,040        258,264          90,590      100,268     25,688,943
                                         ==========    =========        =======        ========      =======     ==========

     The net book value of fixed assets for the group includes the following amounts in respect of obligations under hire purchase agreements:

                                                       COMPUTERS,
                                      FIXTURES AND     PLANT AND       MOTOR
                                        FITTINGS       EQUIPMENT     VEHICLES
                                         Pounds          Pounds       Pounds
                                      -------------    ----------    ---------
NET BOOK VALUE......................      55,199        1,464,254      22,980
                                         -------       ----------     -------
Depreciation charged in the year....      11,206          329,798       9,132
                                         =======       ==========     =======

     The net book value of land and buildings comprises freehold property of Pounds 22,496,194 (1998 _ Pounds 18,890,000) and short leasehold property of Pounds 43,256 (1998 _ Pounds 152,000).

     Freehold land amounting to Pounds 6,900,000 (1998 _ Pounds 6,900,000) has not been depreciated.

10.  STOCKS

                                           1999        1998
                                         --------    --------
                                          Pounds      Pounds
Drugs................................     184,206     138,586
Medical consumables..................     278,689     251,355
                                         --------    --------
                                          462,895     389,941
                                         ========    ========

     There is no material difference between the balance sheet value of stocks and their replacement cost.

11.  DEBTORS

                                            1999          1998
                                         ----------    ----------
                                           Pounds        Pounds
Amounts falling due within one year:
Trade debtors........................     1,774,938     1,826,581
Other debtors........................       426,135       130,458
Prepayments and accrued income.......       237,612       225,162
                                         ----------    ----------
                                          2,438,685     2,182,201
                                         ----------    ----------

12.  CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                            1999          1998
                                         ----------    ----------
                                           Pounds        Pounds
Bank loans and overdrafts............     4,634,493     1,866,180
Obligations under hire purchase
  contracts..........................       357,279       505,258
Trade creditors......................     1,627,513     1,523,778
Amounts owed to other group
  undertakings.......................        --            --
Corporation tax......................       908,177       811,000
Other taxation and social security...       168,851       146,902
Other creditors......................        87,325        70,868
Accruals and deferred income.........     1,067,227       964,726
                                         ----------    ----------
                                          8,850,865     5,888,712
                                         ==========    ==========

13.  CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR


                                            1999          1998
                                         ----------    ----------
                                           Pounds        Pounds
Obligations under hire purchase
  contracts..........................       130,536       496,358
Bank loans...........................    24,067,207    15,631,631
Loan notes...........................     5,000,000    15,000,000
                                         ----------    ----------
                                         29,197,743    31,127,989
                                         ==========    ==========

     Bank loans are repayable half yearly in equal instalments with a final balloon payment of Pounds 2 million falling due in March 2011. Interest is accrued on these loans at LIBOR + 1.5%.

     Additionally, at 31 December 1999, the group had an undrawn guarantee facility for Pounds 1 million which expires in March 2000.

     Bank loans are secured on the property and assets of the group.

     The stepped coupon subordinated Loan Notes 2008 are fully repayable in 2008 although they can be repaid earlier at the discretion of the directors with no financial penalty to the group. Interest accrues on the Loan Notes as follows:

     --  5% per annum until March 2000

     --  7% per annum until March 2001

     -- 10% per annum until the earlier of the redemption in March 2008 or repurchase of the Loan Notes by the group

     At 31 December 1999 unamortised loan issue costs amounted to Pounds 182,793 (1998- Pounds 105,224).

     The maturity profile of the groups borrowings at 31 December 1999 were as follows:

                                            1999             1998
                                         ----------       ----------
                                            Pounds          Pounds
LOAN NOTES
After five years.....................     5,000,000       15,000,000
                                         ----------       ----------
BANK LOANS
Between one and two years............     1,500,000        1,500,000
Between two and five years...........     5,750,000        7,250,000
After five years.....................    16,817,207        6,881,631
                                         ----------       ----------
                                         24,067,207       15,631,631
Due within one year..................     4,412,540        1,866,180
                                         ----------       ----------
                                         28,479,747       17,497,811
                                         ----------       ----------
HIRE PURCHASE AGREEMENTS
Between one and two years............       130,536          496,358
                                         ----------       ----------
Due within one year..................       357,279          505,258
                                         ----------       ----------
                                            487,815        1,001,616
                                         ----------       ----------
TOTAL BORROWINGS INCLUDING FINANCE
  LEASES
Between one and two years............     1,630,536        1,996,358
Between two and five years...........     5,750,000        7,250,000
After five years.....................    21,817,207       21,881,631
                                         ----------       ----------
                                         29,197,743       31,127,989
Due within one year..................     4,769,819        2,371,438
                                         ----------       ----------
                                         33,967,562       33,499,427
                                         ==========       ==========

14.  PROVISIONS FOR LIABILITIES AND CHARGES

     Deferred taxation -- accelerated capital allowances

                                             1999            1998
                                           DEFERRED        DEFERRED
                                           TAXATION        TAXATION
                                         ------------    ------------
GROUP                                       Pounds          Pounds
At beginning of year/period..........       427,000          --
Acquisition of businesses............        --             535,000
Released to profit and loss
  account............................        --            (108,000)
Charged to profit and loss account...       105,000          --
                                           --------        --------
At end of year/period................       532,000         427,000
                                           ========        ========

     Deferred taxation of Pounds 1,200,000 has not been provided on the freehold properties as the directors currently have no intention of disposing of these properties in the foreseeable future.

15.  CALLED-UP EQUITY SHARE CAPITAL


                                             1999            1998
                                         ------------    ------------
                                            Pounds          Pounds
AUTHORISED
450,000 ordinary shares of 10 pence
  each...............................        45,000          45,000
                                           --------        --------
ALLOTTED, CALLED-UP AND FULLY PAID...
405,000 ordinary shares of 10 pence
  each...............................        40,500          40,500
                                           --------        --------

16.  RESERVES

                                          SHARE        PROFIT
                                         PREMIUM      AND LOSS
                                         ACCOUNT      ACCOUNT        TOTAL
                                         --------    ----------    ----------
                                          Pounds       Pounds        Pounds
At beginning of year.................     364,500     1,568,646     1,933,146
Retained profit for the year.........       --        1,050,400     1,050,400
                                         --------    ----------    ----------
At end of year.......................     364,500     2,619,046     2,983,546
                                         ========    ==========    ==========

     Of the above reserves, only the profit and loss account is regarded as distributable.

17.  RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                                            1999           1998
                                           Pounds         Pounds
                                         -----------    -----------
Profit for the financial
year/period..........................      1,050,400      1,568,646
New shares issued....................        --             405,000
                                         -----------    -----------
Net increase in shareholders'
  funds..............................      1,050,400      1,973,646
Opening shareholders' funds..........      1,973,646        --
                                         -----------    -----------
Closing shareholders' funds..........      3,024,046      1,973,646
                                         ===========    ===========

18. RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM OPERATING ACTIVITIES

                                            1999           1998
                                           Pounds         Pounds
                                         -----------    -----------
Operating profit.....................      4,367,095      4,041,786

Depreciation charges.................      1,043,349        884,434

Amortisation charges.................        716,271        596,893

Increase in stocks...................        (72,955)           (40)

Increase in debtors..................       (256,483)      (114,355)

Increase in creditors................        167,234        364,592
                                         -----------    -----------

NET CASH INFLOW FROM OPERATING
  ACTIVITIES.........................      5,964,511      5,773,310
                                         -----------    -----------

19.  ANALYSIS OF CASH FLOWS

                                            1999           1998
                                           Pounds         Pounds
                                         -----------    -----------
RETURNS ON INVESTMENTS AND SERVICING
OF FINANCE
Interest received....................         25,433         67,591
Interest paid on bank loans..........     (1,364,261)      (996,304)
Interest paid on Loan Notes..........       (583,972)      (347,389)
Interest paid on hire purchase
  contracts..........................        (53,066)      (127,235)
                                         -----------    -----------
NET CASH OUTFLOW.....................     (1,975,866)    (1,403,337)
                                         -----------    -----------
TAXATION
Tax paid.............................     (1,072,954)    (1,289,730)
                                         -----------    -----------
NET CASH OUTFLOW.....................     (1,072,954)    (1,289,730)
                                         -----------    -----------
CAPITAL EXPENDITURE AND FINANCIAL
INVESTMENT
Purchase of tangible fixed assets....     (4,621,836)      (799,818)
Sale of tangible fixed assets........         99,886         21,300
                                         -----------    -----------
NET CASH OUTFLOW.....................     (4,521,950)      (778,518)
                                         ===========    ===========

                                                                          1999           1998
                                                                         Pounds         Pounds
                                                                       -----------    -----------
ACQUISITIONS AND DISPOSALS
Purchase of subsidiary undertakings................................        --         (24,855,445)
Net cash acquired with subsidiary undertakings.....................        --             432,020
                                                                       -----------    -----------
NET CASH OUTFLOW...................................................        --         (24,423,425)
                                                                       -----------    -----------
FINANCING
Issue of ordinary share capital....................................        --             405,000
Repayment of secured loan..........................................     (1,500,000)      (750,000)
New secured bank loans (net of issue costs)........................     12,535,070      9,056,336
New unsecured and secured loans other than from banks..............        --          15,000,000
Repaid capital element of hire purchase contracts..................       (538,244)      (700,287)
Repayment of loan notes............................................    (10,000,000)       --
                                                                       -----------    -----------
NET CASH INFLOW....................................................        496,826     23,011,049
                                                                       ===========    ===========

20.  RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET DEBT

                                          31 DECEMBER                    NON CASH      31 DECEMBER
                                             1999          CASHFLOW     MOVEMENTS         1999
                                            Pounds          Pounds        Pounds         Pounds
                                         -------------    ----------    ----------    -------------
Cash at bank and in hand.............         889,349       (887,480)      --                1,869
Overdraft............................         --            (221,953)      --             (221,953)
                                          -----------     ----------     -------       -----------
                                              889,349     (1,109,433)      --             (220,084)
Debt due within one year.............      (2,371,438)    (2,398,381)      --           (4,769,819)
Debt due after more than one year....     (31,127,989)     1,954,621     (24,375)      (29,197,743)
                                          -----------     ----------     -------       -----------
Net debt.............................     (32,610,078)    (1,553,193)    (24,375)      (34,187,646)
                                          ===========     ==========     =======       ===========

21.  GUARANTEES AND OTHER FINANCIAL COMMITMENTS

A)  LEASE COMMITMENTS

     The minimum annual commitment under operating leases is as follows:

                                                        OTHER                      OTHER
                                         LAND AND     OPERATING     LAND AND     OPERATING
                                         BUILDINGS      LEASES      BUILDINGS      LEASES
                                           1999          1999         1998          1998
                                          Pounds        Pounds       Pounds        Pounds
                                         ---------    ----------    ---------    ----------
Operating leases expiring:
  -- within 1 year...................      39,710       52,189        43,243       35,342
  -- between 1-5 years...............     129,058       96,215       168,768       85,690
                                          -------      -------       -------      -------
                                          168,768      148,404       212,011      121,032
                                          =======      =======       =======      =======

B)  PENSION ARRANGEMENTS

     The group operates a defined benefit pension scheme for all employees, although this scheme has been closed to new entrants since 1 January 1999. The assets of the scheme are held separately from those of the group in an independently administered fund. Contributions to the scheme are charged to the profit and loss account so as to spread the cost of pensions over the employees' working lives with the group. The contributions to the scheme are determined with the advice of independent qualified actuaries on the basis of triennial valuations.

     The most recent valuation was conducted as at 1 June 1999 using both the Minimum Funding Requirement and Projected Unit methods.

     The valuation using the Minimum Funding Requirement showed that the market value of the scheme's assets were Pounds 2,787,000, representing 97% of the benefits due to members (a deficit of Pounds 89,000). The assumptions used in performing the Minimum Funding Requirement valuation are governed by the Pensions Act 1995 and guidance issued by the Institute and Faculty of Actuaries.

     The valuation using the Projected Unit method showed that the actuarial value of the scheme's assets were Pounds 2,011,000, representing 82% of the benefits due to members (a deficit of Pounds 432,000). The principal long-term actuarial assumptions used under the Projected Unit method were that investment returns would be 8.5% per annum and that the increase in pensionable earnings would be 7% per annum.

     The Trustees and the Directors have considered the deficits arising under both valuations, and they consider that the Minimum Funding Requirement valuation is the most appropriate basis for determining the level of future contributions that will be required. Accordingly, the employer's contribution rates have remained unchanged as follows:


Staff                        12.2% per annum
Management                   13.0% per annum
Senior Management            17.7% per annum

     The Group is amortising the deficit arising under the Projected Unit basis over the estimated service lives of the employees. Consequently, the pension charge for the year was Pounds 310,896 (1998 _ Pounds 260,198) which included a regular charge of Pounds 284,896 (1998 _ Pounds 260,198)

C)  CAPITAL COMMITMENTS

     At 31 December 1999 the capital commitments of the group were:


                                          1999       1998
                                         Pounds     Pounds
                                         -------    -------
Amounts contracted for but not
provided for.........................    111,016    107,000
                                         =======    =======


22. SUMMARY OF RELEVANT DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the UK (UK GAAP) which differ in certain significant respects from those generally accepted in the United States (US GAAP). Set forth below is a summary of certain significant differences between US and UK GAAP which management believe are relevant to the group.

DEFERRED INCOME TAX

     Under UK GAAP, deferred taxation is calculated under the liability method to the extent that it is probable that the liabilities will crystallise in the foreseeable future. Under US GAAP, deferred taxation is provided for all temporary differences using the asset and liability method. Valuation allowances are provided for to the extent that the realisation of deferred tax assets is not more likely than not. An adjustment to record a deferred tax liability of Pounds 1,200,000 in respect of future capital gains taxation has been made in the opening balance sheet of the Group at 4 March 1998. Accordingly under US GAAP this resulted in a corresponding increase in goodwill arising on acquisition of Pounds 1,200,000.

PENSION COSTS

     Under UK GAAP, pension costs are accounted for in accordance with Statement of Standard Accounting Practice 24. As a result, such costs are charged against profit over employees' working lives. Under US GAAP, pension costs are determined in accordance with the requirements of Statement of Financial Accounting Standards No. 87. Differences between the UK and US GAAP figures arise from the requirement to use different actuarial methods and assumptions and a different method of amortising surpluses or deficits.

CAPITALISATION OF INTEREST

     Under UK GAAP, interest on external financing of assets in the course of construction is charged to income as incurred. US GAAP requires the capitalisation of interest assets if certain conditions are met in respect of assets in the course of construction. This relates to the acquisition and development of a new cancer centre at 49 Parkside during the year.

DEBT

     Under UK GAAP, debt is initially stated at the amount of the net proceeds after deduction of issue costs. These unamortised issue costs amount to
 Pounds 182,793 at 31 December 1999. US GAAP requires debt issue costs to be separately classified within current assets.

CASH FLOW STATEMENT

     Under UK GAAP, the consolidated cash flow statements are presented in accordance with UK Financial Reporting Standard No. 1 (FRS 1). The statements prepared under FRS 1 present substantially the same information as that required under SFAS No. 95. Under US GAAP, however, there are certain differences from UK GAAP with regard to classification of items within the cash flow statement and with regard to the definition of cash.

     Under FRS 1, cash flows are presented separately for operating activities; returns on investments and servicing of finance; taxation; capital expenditure and financial investments; acquisitions and disposals; dividends paid to the company's shareholders; management of liquid resources and financing. SFAS
No. 95 cash flows are reported as resulting from operating, investing and financing activities.

     Under SFAS No. 95 cash and cash equivalents include cash and short-term investments with original maturities of three months or less. Under FRS 1 cash comprises cash in hand and at bank and overnight deposits, net of bank overdrafts. The presentation of cash flows provided by (used in) operating, investing and financing activities in accordance with US GAAP would be as follows:

                                          YEAR ENDED
                                         DECEMBER 31,
                                             1999
                                            Pounds
                                         ------------
Net cash provided by operating
activities...........................      2,915,691
Net cash used in investing
activities...........................     (4,521,950)
Net cash provided by financing
activities...........................        718,779
Net decrease in cash and cash
equivalents..........................       (887,480)
Cash and cash equivalents under US
  GAAP at beginning of year..........        889,349
                                          ----------
Cash and cash equivalents under US
  GAAP at end of year................          1,869
                                          ==========

RECONCILIATION TO US ACCOUNTING PRINCIPLES

     The following is a summary of the adjustments to net income and shareholders' equity which would have been required if US GAAP had been applied instead of UK GAAP.

PROFIT ATTRIBUTABLE TO SHAREHOLDERS

                                          YEAR ENDED
                                         DECEMBER 31,
                                             1999
                                            Pounds
                                         ------------
Profit attributable to shareholders
  as reported in the consolidated
  profit and loss account............      1,050,400
Adjustments
     -- deferred income tax..........        (60,000)
     -- pension costs................       (106,104)
     -- capitalisation of interest...         21,853
     -- tax effect of the above
     adjustments.....................         25,696
                                          ----------
Net income under US GAAP.............        931,845
                                          ==========

                                              AT
                                         DECEMBER 31,
                                             1999
                                            Pounds
                                         ------------
SHAREHOLDERS' EQUITY
Shareholders' funds as reported in
  the consolidated balance sheet.....      3,024,046
Adjustments
     -- deferred income tax..........       (110,000)
     -- pensions costs...............       (805,104)
     -- capitalisation of interest...         21,853
     -- tax effect of the above
     adjustments.....................        245,557
                                          ----------
Shareholders' equity under US GAAP...      2,376,352
                                          ==========

                                     [LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by United Surgical Partners International, Inc. in connection with the issuance and distribution of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.


SEC registration fee.................    $ 34,500
NASD filing fee......................       *
Nasdaq National Market Listing Fee...       *
Printing and engraving costs.........       *
Legal fees and expenses..............       *
Accounting fees and expenses.........       *
Transfer Agent and Registrar fees....       *
Miscellaneous expenses...............       *
                                         --------
     Total...........................    $  *
                                         ========

------------

* To be supplied by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

     The Company's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permitted by the DGCL. In addition, as permitted by the DGCL, the Amended and Restated Certificate of Incorporation provides that directors of the Company shall have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director's duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

     The Company's Amended and Restated Certificate of Incorporation provides for the indemnification of all current and former directors and all current or former officers to the fullest extent permitted by the DGCL.

     The Company has entered into indemnification agreements with its directors and executive officers, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The following information relates to all securities issued or sold by the Company in the last three years and not registered under the Securities Act. Each of the transactions described below was conducted in reliance upon the exemptions from registration provided in Sections 3(b) and 4(2) of the Securities Act and the rules and regulations promulgated thereunder. Each of the certificates representing the Company's securities issued in connection with such transaction contains a restrictive legend.

     On March 2, 1998, United Surgical Partners International, Inc. sold 415,391 shares of Class A Common Stock to Welsh, Carson, Anderson & Stowe VII, L.P. for a purchase price of $830,782.

     On March 2, 1998, United Surgical Partners International, Inc. sold 6,208 shares of Class A Common Stock to WCAS Healthcare Partners, L.P. for a purchase price of $12,416.

     On March 2, 1998, United Surgical Partners International, Inc. sold 5,064 shares of Class A Common Stock to Patrick J. Welsh for a purchase price of $10,128.

     On March 2, 1998, United Surgical Partners International, Inc. sold 5,064 shares of Class A Common Stock to Russell L. Carson for a purchase price of $10,128.

     On March 2, 1998, United Surgical Partners International, Inc. sold 5,064 shares of Class A Common Stock to Bruce K. Anderson for a purchase price of $10,128.

     On March 2, 1998, United Surgical Partners International, Inc. sold 887 shares of Class A Common Stock to Richard H. Stowe for a purchase price of $1,774.

     On March 2, 1998, United Surgical Partners International, Inc. sold 887 shares of Class A Common Stock to Andrew M. Paul for a purchase price of $1,774.

     On March 2, 1998, United Surgical Partners International, Inc. sold 2,661 shares of Class A Common Stock to Thomas E. McInerney for a purchase price of $5,322.

     On March 2, 1998, United Surgical Partners International, Inc. sold 45 shares of Class A Common Stock to Laura VanBuren for a purchase price of $90.

     On March 2, 1998, United Surgical Partners International, Inc. sold 887 shares of Class A Common Stock to Robert A. Minicucci for a purchase price of $1,774.

     On March 2, 1998, United Surgical Partners International, Inc. sold 310 shares of Class A Common Stock to Anthony deNicola for a purchase price of $620.

     On March 2, 1998, United Surgical Partners International, Inc. sold 133 shares of Class A Common Stock to Rudolph E. Rupert for a purchase price of $266.

     On March 2, 1998, United Surgical Partners International, Inc. sold 683 shares of Class A Common Stock to Paul B. Queally for a purchase price of $1,366.

     On March 2, 1998, United Surgical Partners International, Inc. sold 177 shares of Class A Common Stock to D. Scott Mackesy for a purchase price of $354.

     On March 2, 1998, United Surgical Partners International, Inc. sold 56,539 shares of Class A Common Stock to Donald Steen for a purchase price of $113,078.

     On April 30, 1998, United Surgical Partners International, Inc. sold 6,067,274 shares of Class A Common Stock to Welsh, Carson, Anderson & Stowe VII, L.P. for a purchase price of $12,134,548.

     On April 30, 1998, United Surgical Partners International, Inc. sold 90,682 shares of Class A Common Stock to WCAS Healthcare Partners, L.P. for a purchase price of $181,364.

     On April 30, 1998, United Surgical Partners International, Inc. sold 73,971 shares of Class A Common Stock to Patrick J. Welsh for a purchase price of $147,942.

     On April 30, 1998, United Surgical Partners International, Inc. sold 73,971 shares of Class A Common Stock to Russell L. Carson for a purchase price of $147,942.

     On April 30, 1998, United Surgical Partners International, Inc. sold 73,971 shares of Class A Common Stock to Bruce K. Anderson for a purchase price of $147,942.

     On April 30, 1998, United Surgical Partners International, Inc. sold 12,955 shares of Class A Common Stock to Richard H. Stowe for a purchase price of $25,910.

     On April 30, 1998, United Surgical Partners International, Inc. sold 12,955 shares of Class A Common Stock to Andrew M. Paul for a purchase price of $25,910.

     On April 30, 1998, United Surgical Partners International, Inc. sold 38,864 shares of Class A Common Stock to Thomas E. McInerney for a purchase price of $77,728.

     On April 30, 1998, United Surgical Partners International, Inc. sold 648 shares of Class A Common Stock to Laura VanBuren for a purchase price of $1,296.

     On April 30, 1998, United Surgical Partners International, Inc. sold 12,955 shares of Class A Common Stock to Robert A. Minicucci for a purchase price of $25,910.

     On April 30, 1998, United Surgical Partners International, Inc. sold 4,534 shares of Class A Common Stock to Anthony deNicola for a purchase price of $9,068.

     On April 30, 1998, United Surgical Partners International, Inc. sold 1,943 shares of Class A Common Stock to Rudolph E. Rupert for a purchase price of $3,886.

     On April 30, 1998, United Surgical Partners International, Inc. sold 9,975 shares of Class A Common Stock to Paul B. Queally for a purchase price of $19,950.

     On April 30, 1998, United Surgical Partners International, Inc. sold 2,591 shares of Class A Common Stock to D. Scott Mackesy for a purchase price of $5,182.

     On April 30, 1998, United Surgical Partners International, Inc. sold 10,500 shares of Class A Common Stock to Kenneth Melkus for a purchase price of $21,000.

     On April 30, 1998, United Surgical Partners International, Inc. sold 599,711 shares of Class A Common Stock to Donald Steen for a purchase price of $1,199,422.

     On April 30, 1998, United Surgical Partners International, Inc. sold 187,500 shares of Class A Common Stock to Sue Shelley for a purchase price of $375,000.

     On April 30, 1998, United Surgical Partners International, Inc. sold 37,500 shares of Class A Common Stock to Laurie Hogue for a purchase price of $75,000.

     On April 30, 1998, United Surgical Partners International, Inc. sold 75,000 shares of Class A Common Stock to Michael Crews for a purchase price of $150,000.

     On April 30, 1998, United Surgical Partners International, Inc. sold 37,500 shares of Class A Common Stock to Suzan Nelson for a purchase price of $75,000.

     On April 30, 1998, United Surgical Partners International, Inc. sold 75,000 shares of Class A Common Stock to David McDonald for a purchase price of $150,000.

     On June 26, 1998, United Surgical Partners International, Inc. sold 20,000 shares of Class A Common Stock to M. Robert Knapp Trust for a purchase price of $40,000.

     On June 26, 1998, United Surgical Partners International, Inc. sold 60 shares of Series A Redeemable Preferred Stock to M. Robert Knapp Trust for a purchase price of $60,000.

     On June 26, 1998, United Surgical Partners International, Inc. sold 40,000 shares of Class A Common Stock to Calver Fund, Inc. for a purchase price of $80,000.

     On June 26, 1998, United Surgical Partners International, Inc. sold 120 shares of Series A Redeemable Preferred Stock to Calver Fund, Inc. for a purchase price of $120,000.

     On June 26, 1998, United Surgical Partners International, Inc. sold 40,000 shares of Class A Common Stock to James Ken Newman for a purchase price of $80,000.

     On June 26, 1998, United Surgical Partners International, Inc. sold 120 shares of Series A Redeemable Preferred Stock to James Ken Newman for a purchase price of $120,000.

     On June 26, 1998, United Surgical Partners International, Inc. sold 40,000 shares of Class A Common Stock to NGKE/USPI Partners for a purchase price of $80,000.

     On June 26, 1998, United Surgical Partners International, Inc. sold 120 shares of Series A Redeemable Preferred Stock to NGKE/USPI for a purchase price of $120,000.

     On June 26, 1998, United Surgical Partners International, Inc. sold 20,000 shares of Class A Common Stock to L&W Co. for a purchase price of $40,000.

     On June 26, 1998, United Surgical Partners International, Inc. sold 60 shares of Series A Redeemable Preferred Stock to L&W Co. for a purchase price of $60,000.

     On June 26, 1998, United Surgical Partners International, Inc. sold 30,000 shares of Class A Common Stock to Norman Brownstein for a purchase price of $60,000.

     On June 26, 1998, United Surgical Partners International, Inc. sold 90 shares of Series A Redeemable Preferred Stock to Norman Brownstein for a purchase price of $90,000.

     On June 26, 1998, United Surgical Partners International, Inc. sold 20,000 shares of Class A Common Stock to William Wilcox for a purchase price of $40,000.

     On June 26, 1998, United Surgical Partners International, Inc. sold 60 shares of Series A Redeemable Preferred Stock to William Wilcox for a purchase price of $60,000.

     On June 26, 1998, United Surgical Partners International, Inc. sold 40,000 shares of Class A Common Stock to Paul Whitman for a purchase price of $80,000.

     On June 26, 1998, United Surgical Partners International, Inc. sold 120 shares of Series A Redeemable Preferred Stock to Paul Whitman for a purchase price of $120,000.

     On June 26, 1998, United Surgical Partners International, Inc. sold 30,000 shares of Class A Common Stock to Rivid LLC for a purchase price of $60,000.

     On June 26, 1998, United Surgical Partners International, Inc. sold 90 shares of Series A Redeemable Preferred Stock to Rivid LLC for a purchase price of $90,000.

     On June 26, 1998, United Surgical Partners International, Inc. sold 25,500 shares of Class A Common Stock to CGJR II, L.P. for a purchase price of $51,000.

     On June 26, 1998, United Surgical Partners International, Inc. sold 77 shares of Series A Redeemable Preferred Stock to CGJR II, L.P. for a purchase price of $77,000.

     On June 26, 1998, United Surgical Partners International, Inc. sold 14,500 shares of Class A Common Stock to CGJR/MF III, L.P. for a purchase price of $29,000.

     On June 26, 1998, United Surgical Partners International, Inc. sold 43 shares of Series A Redeemable Preferred Stock to CGJR/MF III, L.P. for a purchase price of $43,000.

     On June 26, 1998, United Surgical Partners International, Inc. sold 20,000 shares of Class A Common Stock to Patrick McMullan for a purchase price of $40,000.

     On June 26, 1998, United Surgical Partners International, Inc. sold 60 shares of Series A Redeemable Preferred Stock to Patrick McMullan for a purchase price of $60,000.

     On June 26, 1998, United Surgical Partners International, Inc. sold 20,000 shares of Class A Common Stock to Craig Callen for a purchase price of $40,000.

     On June 26, 1998, United Surgical Partners International, Inc. sold 60 shares of Series A Redeemable Preferred Stock to Craig Callen for a purchase price of $60,000.

     On June 26, 1998, United Surgical Partners International, Inc. sold 10,000 shares of Class A Common Stock to Lawrence Lavine for a purchase price of $20,000.

     On June 26, 1998, United Surgical Partners International, Inc. sold 30 shares of Series A Redeemable Preferred Stock to Lawrence Lavine for a purchase price of $30,000.

     On June 26, 1998, United Surgical Partners International, Inc. sold 10,000 shares of Class A Common Stock to David Dennis for a purchase price of $20,000.

     On June 26, 1998, United Surgical Partners International, Inc. sold 30 shares of Series A Redeemable Preferred Stock to David Dennis for a purchase price of $30,000.

     On June 26, 1998, United Surgical Partners International, Inc. sold 10,000 shares of Class A Common Stock to Michael R. & Jane L. Nicolais for a purchase price of $20,000.

     On June 26, 1998, United Surgical Partners International, Inc. sold 30 shares of Series A Redeemable Preferred Stock to Michael R. & Jane L. Nicolais for a purchase price of $30,000.

     On June 26, 1998, United Surgical Partners International, Inc. sold 10,000 shares of Class A Common Stock to Tom C. Davis for a purchase price of $20,000.

     On June 26, 1998, United Surgical Partners International, Inc. sold 30 shares of Series A Redeemable Preferred Stock to Tom C. Davis for a purchase price of $30,000.

     On July 31, 1998, United Surgical Partners International, Inc. sold 473,581 shares of Class A Common Stock to Edward W. Karrels for a purchase price of $947,162.

     On July 31, 1998, United Surgical Partners International, Inc. sold 327,031 shares of Class A Common Stock to Michael W. Barton for a purchase price of $654,062.

     On July 31, 1998, United Surgical Partners International, Inc. sold 65,587 shares of Class A Common Stock to Jeffrey L. Stockard for a purchase price of $131,174.

     On July 31, 1998, United Surgical Partners International, Inc. sold 2,677 shares of Class A Common Stock to Alice J. Charron for a purchase price of $5,354.

     On July 31, 1998, United Surgical Partners International, Inc. sold 14,261 shares of Class A Common Stock to Charles Morton for a purchase price of $28,522.

     On July 31, 1998, United Surgical Partners International, Inc. sold 27,975 shares of Class A Common Stock to David Gaw for a purchase price of $55,950.

     On July 31, 1998, United Surgical Partners International, Inc. sold 7,138 shares of Class A Common Stock to Sandra Holshouser for a purchase price of $14,276.

     On July 31, 1998, United Surgical Partners International, Inc. issued 2,716 shares of Series B Convertible Preferred Stock to shareholders of Health Horizons, Inc. in connection with the merger of Health Horizons, Inc. with and into United Surgical Partners International, Inc.

     On September 28, 1998, United Surgical Partners International, Inc. sold 2,917,115 shares of Class A Common Stock to Welsh, Carson, Anderson & Stowe VII, L.P. for a purchase price of $5,834,230.

     On September 28, 1998, United Surgical Partners International, Inc. sold 4,722 shares of Series A Redeemable Preferred Stock to Welsh, Carson, Anderson & Stowe VII, L.P. for a purchase price of $4,722,000.

     On September 28, 1998, United Surgical Partners International, Inc. sold 43,600 shares of Class A Common Stock to WCAS Healthcare Partners, L.P. for a purchase price of $87,200.

     On September 28, 1998, United Surgical Partners International, Inc. sold 71 shares of Series A Redeemable Preferred Stock to WCAS Healthcare Partners, L.P. for a purchase price of $71,000.

     On September 28, 1998, United Surgical Partners International, Inc. sold 35,565 shares of Class A Common Stock to Patrick J. Welsh for a purchase price of $71,130.

     On September 28, 1998, United Surgical Partners International, Inc. sold 57 shares of Series A Redeemable Preferred Stock to Patrick J. Welsh for a purchase price of $57,000.

     On September 28, 1998, United Surgical Partners International, Inc. sold 35,565 shares of Class A Common Stock to Russell L. Carson for a purchase price of $71,130.

     On September 28, 1998, United Surgical Partners International, Inc. sold 57 shares of Series A Redeemable Preferred Stock to Russell L. Carson for a purchase price of $57,000.

     On September 28, 1998, United Surgical Partners International, Inc. sold 35,565 shares of Class A Common Stock to Bruce K. Anderson for a purchase price of $71,130.

     On September 28, 1998, United Surgical Partners International, Inc. sold 57 shares of Series A Redeemable Preferred Stock to Bruce K. Anderson for a purchase price of $57,000.

     On September 28, 1998, United Surgical Partners International, Inc. sold 6,229 shares of Class A Common Stock to Richard H. Stowe for a purchase price of $12,458.

     On September 28, 1998, United Surgical Partners International, Inc. sold 10 shares of Series A Redeemable Preferred Stock to Richard H. Stowe for a purchase price of $10,000.

     On September 28, 1998, United Surgical Partners International, Inc. sold 6,229 shares of Class A Common Stock to Andrew M. Paul for a purchase price of $12,458.

     On September 28, 1998, United Surgical Partners International, Inc. sold 10 shares of Series A Redeemable Preferred Stock to Andrew M. Paul for a purchase price of $10,000.

     On September 28, 1998, United Surgical Partners International, Inc. sold 18,686 shares of Class A Common Stock to Thomas E. McInerney for a purchase price of $37,372.

     On September 28, 1998, United Surgical Partners International, Inc. sold 30 shares of Series A Redeemable Preferred Stock to Thomas E. McInerney for a purchase price of $30,000.

     On September 28, 1998, United Surgical Partners International, Inc. sold 311 shares of Class A Common Stock to Laura VanBuren for a purchase price of $622.

     On September 28, 1998, United Surgical Partners International, Inc. sold 2 shares of Series A Redeemable Preferred Stock to Laura VanBuren for a purchase price of $2,000.

     On September 28, 1998, United Surgical Partners International, Inc. sold 6,229 shares of Class A Common Stock to Robert A. Minicucci for a purchase price of $12,458.

     On September 28, 1998, United Surgical Partners International, Inc. sold 10 shares of Series A Redeemable Preferred Stock to Robert A. Minicucci for a purchase price of $10,000.

     On September 28, 1998, United Surgical Partners International, Inc. sold 2,180 shares of Class A Common Stock to Anthony deNicola for a purchase price of $4,360.

     On September 28, 1998, United Surgical Partners International, Inc. sold 4 shares of Series A Redeemable Preferred Stock to Anthony deNicola for a purchase price of $4,000.

     On September 28, 1998, United Surgical Partners International, Inc. sold 4,796 shares of Class A Common Stock to Paul B. Queally for a purchase price of $9,592.

     On September 28, 1998, United Surgical Partners International, Inc. sold 8 shares of Series A Redeemable Preferred Stock to Paul B. Queally for a purchase price of $8,000.

     On September 28, 1998, United Surgical Partners International, Inc. sold 934 shares of Class A Common Stock to Rudolph E. Rupert for a purchase price of $1,868.

     On September 28, 1998, United Surgical Partners International, Inc. sold 2 shares of Series A Redeemable Preferred Stock to Rudolph E. Rupert for a purchase price of $2,000

     On September 28, 1998, United Surgical Partners International, Inc. sold 1,246 shares of Class A Common Stock to D. Scott Mackesy for a purchase price of $2,492.

     On September 28, 1998, United Surgical Partners International, Inc. sold 2 shares of Series A Redeemable Preferred Stock to D. Scott Mackesy for a purchase price of $2,000.

     On September 28, 1998, United Surgical Partners International, Inc. sold 4,500 shares of Class A Common Stock to Kenneth Melkus for a purchase price of $9,000.

     On September 28, 1998, United Surgical Partners International, Inc. sold 8 shares of Series A Redeemable Preferred Stock to Kenneth Melkus for a purchase price of $8,000.

     On September 28, 1998, United Surgical Partners International, Inc. sold 218,750 shares of Class A Common Stock to Donald Steen for a purchase price of $437,500.

     On September 28, 1998, United Surgical Partners International, Inc. sold 62,500 shares of Class A Common Stock to Sue Shelley for a purchase price of $125,000.

     On September 28, 1998, United Surgical Partners International, Inc. sold 12,500 shares of Class A Common Stock to Laurie Hogue for a purchase price of $25,000.

     On September 28, 1998, United Surgical Partners International, Inc. sold 25,000 shares of Class A Common Stock to Michael Crews for a purchase price of $50,000.

     On September 28, 1998, United Surgical Partners International, Inc. sold 12,500 shares of Class A Common Stock to Suzan Nelson for a purchase price of $25,000.

     On September 28, 1998, United Surgical Partners International, Inc. sold 25,000 shares of Class A Common Stock to David McDonald for a purchase price of $50,000.

     On October 9, 1998, United Surgical Partners International, Inc. sold 23,328 shares of Series A Redeemable Preferred Stock to Welsh, Carson, Anderson & Stowe VII, L.P. for a purchase price of $23,328,000.

     On October 9, 1998, United Surgical Partners International, Inc. sold 351 shares of Series A Redeemable Preferred Stock to WCAS Healthcare Partners, L.P. for a purchase price of $351,000.

     On October 9, 1998, United Surgical Partners International, Inc. sold 282 shares of Series A Redeemable Preferred Stock to Patrick J. Welsh for a purchase price of $282,000.

     On October 9, 1998, United Surgical Partners International, Inc. sold 282 shares of Series A Redeemable Preferred Stock to Russell L. Carson for a purchase price of $282,000.

     On October 9, 1998, United Surgical Partners International, Inc. sold 282 shares of Series A Redeemable Preferred Stock to Bruce K. Anderson for a purchase price of $282,000.

     On October 9, 1998, United Surgical Partners International, Inc. sold 49 shares of Series A Redeemable Preferred Stock to Richard H. Stowe for a purchase price of $49,000.

     On October 9, 1998, United Surgical Partners International, Inc. sold 49 shares of Series A Redeemable Preferred Stock to Andrew M. Paul for a purchase price of $49,000.

     On October 9, 1998, United Surgical Partners International, Inc. sold 148 shares of Series A Redeemable Preferred Stock to Thomas E. McInerney for a purchase price of $148,000.

     On October 9, 1998, United Surgical Partners International, Inc. sold 10 shares of Series A Redeemable Preferred Stock to Laura VanBuren for a purchase price of $10,000.

     On October 9, 1998, United Surgical Partners International, Inc. sold 49 shares of Series A Redeemable Preferred Stock to Robert A. Minicucci for a purchase price of $49,000.

     On October 9, 1998, United Surgical Partners International, Inc. sold 20 shares of Series A Redeemable Preferred Stock to Anthony deNicola for a purchase price of $20,000.

     On October 9, 1998, United Surgical Partners International, Inc. sold 40 shares of Series A Redeemable Preferred Stock to Paul B. Queally for a purchase price of $40,000.

     On October 9, 1998, United Surgical Partners International, Inc. sold 10 shares of Series A Redeemable Preferred Stock to Rudolph E. Rupert for a purchase price of $10,000.

     On October 9, 1998, United Surgical Partners International, Inc. sold 10 shares of Series A Redeemable Preferred Stock to D. Scott Mackesy for a purchase price of $10,000.

     On October 9, 1998, United Surgical Partners International, Inc. sold 40 shares of Series A Redeemable Preferred Stock to Kenneth Melkus for a purchase price of $40,000.

     On October 26, 1998, United Surgical Partners International, Inc. sold 4,711,273 shares of Class A Common Stock to Welsh, Carson, Anderson & Stowe VII, L.P. for a purchase price of $16,489.455.50.

     On October 26, 1998, United Surgical Partners International, Inc. sold 70,415 shares of Class A Common Stock to WCAS Healthcare Partners, L.P. for a purchase price of $246,452.50.

     On October 26, 1998, United Surgical Partners International, Inc. sold 57,439 shares of Class A Common Stock to Patrick J. Welsh for a purchase price of $201,036.50.

     On October 26, 1998, United Surgical Partners International, Inc. sold 57,439 shares of Class A Common Stock to Russell L. Carson for a purchase price of $201,036.50.

     On October 26, 1998, United Surgical Partners International, Inc. sold 57,439 shares of Class A Common Stock to Bruce K. Anderson for a purchase price of $201,036.50.

     On October 26, 1998, United Surgical Partners International, Inc. sold 10,060 shares of Class A Common Stock to Richard H. Stowe for a purchase price of $35,210.

     On October 26, 1998, United Surgical Partners International, Inc. sold 10,060 shares of Class A Common Stock to Richard H. Stowe for a purchase price of $35,210.

     On October 26, 1998, United Surgical Partners International, Inc. sold 30,178 shares of Class A Common Stock to Thomas E. McInerney for a purchase price of $105,623.

     On October 26, 1998, United Surgical Partners International, Inc. sold 503 shares of Class A Common Stock to Laura VanBuren for a purchase price of $1,760.50.

     On October 26, 1998, United Surgical Partners International, Inc. sold 10,060 shares of Class A Common Stock to Robert A. Minicucci for a purchase price of $35,210.

     On October 26, 1998, United Surgical Partners International, Inc. sold 3,521 shares of Class A Common Stock to Anthony deNicola for a purchase price of $12,323.50.

     On October 26, 1998, United Surgical Partners International, Inc. sold 1,509 shares of Class A Common Stock to Rudolph E. Rupert for a purchase price of $5,281.50.

     On October 26, 1998, United Surgical Partners International, Inc. sold 7,746 shares of Class A Common Stock to Paul B. Queally for a purchase price of $27,111.

     On October 26, 1998, United Surgical Partners International, Inc. sold 2,012 shares of Class A Common Stock to D. Scott Mackesy for a purchase price of $7,042.

     On October 26, 1998, United Surgical Partners International, Inc. sold 7,518 shares of Class A Common Stock to Lauren Melkus for a purchase price of $26,313.

     On October 26, 1998, United Surgical Partners International, Inc. sold 12,593 shares of Class A Common Stock to Tucker Taylor for a purchase price of $44,075.50.

     On October 26, 1998, United Surgical Partners International, Inc. sold 12,593 shares of Class A Common Stock to Alyce Craddock for a purchase price of $44,075.50.

     On October 26, 1998, United Surgical Partners International, Inc. sold 6,296 shares of Class A Common Stock to Greg Koonsman for a purchase price of $22,036.

     On October 26, 1998, United Surgical Partners International, Inc. sold 6,296 shares of Class A Common Stock to Jon O'Sullivan for a purchase price of $22,036.

     On October 26, 1998, United Surgical Partners International, Inc. sold 1,209,261 shares of Class A Common Stock to Health Care Capital Partners, L.P. for a purchase price of $4,232,413.50.

     On October 26, 1998, United Surgical Partners International, Inc. sold 50,032 shares of Class A Common Stock to Health Care Executive Partners, L.P. for a purchase price of $175,112.

     On October 26, 1998, United Surgical Partners International, Inc. sold 157,202 shares of Class A Common Stock to Donald Steen for a purchase price of $550,207.

     On October 26, 1998, United Surgical Partners International, Inc. sold 189,524 shares of Class A Common Stock to William Wilcox for a purchase price of $663,334.

     On October 26, 1998, United Surgical Partners International, Inc. sold 7,346 shares of Class A Common Stock to Sue Shelley for a purchase price of $25,711.

     On October 26, 1998, United Surgical Partners International, Inc. sold 14,692 shares of Class A Common Stock to Jeffrey Stockard for a purchase price of $51,422.

     On October 26, 1998, United Surgical Partners International, Inc. sold 3,673 shares of Class A Common Stock to Laurie Hogue for a purchase price of $12,855.50.

     On October 26, 1998, United Surgical Partners International, Inc. sold 11,019 shares of Class A Common Stock to Michael Crews for a purchase price of $38,566.50.

     On October 26, 1998, United Surgical Partners International, Inc. sold 5,509 shares of Class A Common Stock to David McDonald FBO Tracy McDonald for a purchase price of $19,281.50.

     On October 26, 1998, United Surgical Partners International, Inc. sold 3,673 shares of Class A Common Stock to James Branon for a purchase price of $12,855.50.

     On November 18, 1998, United Surgical Partners International, Inc. sold 1,702,219 shares of Class A Common Stock to Welsh, Carson, Anderson & Stowe VII, L.P. for a purchase price of $5,957,766.50.

     On November 18, 1998, United Surgical Partners International, Inc. sold $1,110,355 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Welsh, Carson, Anderson & Stowe VII, L.P. for consideration of $1,110,355.

     On November 18, 1998, United Surgical Partners International, Inc. sold 25,442 shares of Class A Common Stock to WCAS Healthcare Partners, L.P. for a purchase price of $89,047.

     On November 18, 1998, United Surgical Partners International, Inc. sold $16,700 aggregate principal amount of 7.0% Senior Subordinated Notes due
April 30, 2008, to WCAS Healthcare Partners, L.P. for consideration of $16,700.

     On November 18, 1998, United Surgical Partners International, Inc. sold 20,753 shares of Class A Common Stock to Patrick J. Welsh for a purchase price of $72,635.50.

     On November 18, 1998, United Surgical Partners International, Inc. sold $13,434 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Patrick J. Welsh for consideration of $13,434.

     On November 18, 1998, United Surgical Partners International, Inc. sold 20,753 shares of Class A Common Stock to Russell L. Carson for a purchase price of $72,635.50.

     On November 18, 1998, United Surgical Partners International, Inc. sold $13,434 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Russell L. Carson for consideration of $13,434.

     On November 18, 1998, United Surgical Partners International, Inc. sold 20,753 shares of Class A Common Stock to Bruce K. Anderson for a purchase price of $72,635.50.

     On November 18, 1998, United Surgical Partners International, Inc. sold $13,434 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Bruce K. Anderson for consideration of $13,434.

     On November 18, 1998, United Surgical Partners International, Inc. sold 3,635 shares of Class A Common Stock to Richard H. Stowe for a purchase price of $12,722.50

     On November 18, 1998, United Surgical Partners International, Inc. sold $2,375 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Richard H. Stowe for consideration of $2,375.

     On November 18, 1998, United Surgical Partners International, Inc. sold 3,635 shares of Class A Common Stock to Andrew M. Paul for a purchase price of $12,722.50.

     On November 18, 1998, United Surgical Partners International, Inc. sold $2,375 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Andrew M. Paul for consideration of $2,375.

     On November 18, 1998, United Surgical Partners International, Inc. sold 10,904 shares of Class A Common Stock to Thomas E. McInerney for a purchase price of $38,164.

     On November 18, 1998, United Surgical Partners International, Inc. sold $7,051 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Thomas E. McInerney for consideration of $7,051.

     On November 18, 1998, United Surgical Partners International, Inc. sold 182 shares of Class A Common Stock to Laura VanBuren for a purchase price of $637.

     On November 18, 1998, United Surgical Partners International, Inc. sold $445 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Laura VanBuren for consideration of $445.

     On November 18, 1998, United Surgical Partners International, Inc. sold 3,635 shares of Class A Common Stock to Robert A. Minicucci for a purchase price of $12,722.50

     On November 18, 1998, United Surgical Partners International, Inc. sold $2,375 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Robert A. Minicucci for consideration of $2,375.

     On November 18, 1998, United Surgical Partners International, Inc. sold 1,272 shares of Class A Common Stock to Anthony deNicola for a purchase price of $4,452.

     On November 18, 1998, United Surgical Partners International, Inc. sold $965 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Anthony deNicola for consideration of $965.

     On November 18, 1998, United Surgical Partners International, Inc. sold 545 shares of Class A Common Stock to Rudolph E. Rupert for a purchase price of $1,907.50.

     On November 18, 1998, United Surgical Partners International, Inc. sold $445 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Rudolph E. Rupert for consideration of $445.

     On November 18, 1998, United Surgical Partners International, Inc. sold 2,799 shares of Class A Common Stock to Paul B. Queally for a purchase price of $9,796.50.

     On November 18, 1998, United Surgical Partners International, Inc. sold $1,856 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Paul B. Queally for consideration of $1,856.

     On November 18, 1998, United Surgical Partners International, Inc. sold 727 shares of Class A Common Stock to D. Scott Mackesy for a purchase price of $2,544.50.

     On November 18, 1998, United Surgical Partners International, Inc. sold $445 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to D. Scott Mackesy for consideration of $445.

     On November 18, 1998, United Surgical Partners International, Inc. sold 2,716 shares of Class A Common Stock to Lauren Melkus for a purchase price of $9,506.

     On November 18, 1998, United Surgical Partners International, Inc. sold $1,856 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Lauren Melkus for consideration of $1,856.

     On November 18, 1998, United Surgical Partners International, Inc. sold 4,550 shares of Class A Common Stock to Tucker Taylor for a purchase price of $15,925.

     On November 18, 1998, United Surgical Partners International, Inc. sold $2,969 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Tucker Taylor for consideration of $2,969.

     On November 18, 1998, United Surgical Partners International, Inc. sold 4,550 shares of Class A Common Stock to Alyce Craddock for a purchase price of $15,925.

     On November 18, 1998, United Surgical Partners International, Inc. sold $2,969 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Alyce Craddock for consideration of $2,969.

     On November 18, 1998, United Surgical Partners International, Inc. sold 2,275 shares of Class A Common Stock to Greg Koonsman for a purchase price of $7,962.50.

     On November 18, 1998, United Surgical Partners International, Inc. sold $1,484 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Greg Koonsman for consideration of $1,484.

     On November 18, 1998, United Surgical Partners International, Inc. sold 2,275 shares of Class A Common Stock to Jon O'Sullivan for a purchase price of $7,962.50.

     On November 18, 1998, United Surgical Partners International, Inc. sold $1,484 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Jon O'Sullivan for consideration of $1,484.

     On November 18, 1998, United Surgical Partners International, Inc. sold 436,916 shares of Class A Common Stock to Health Care Capital Partners, L.P. for a purchase price of $1,529,206.

     On November 18, 1998, United Surgical Partners International, Inc. sold $285,085 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Health Care Capital Partners, L.P. for consideration of $285,085.

     On November 18, 1998, United Surgical Partners International, Inc. sold 18,077 shares of Class A Common Stock to Health Care Executive Partners, L.P. for a purchase price of $63,269.50.

     On November 18, 1998, United Surgical Partners International, Inc. sold $11,801 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Health Care Executive Partners, L.P. for consideration of $11,801.

     On November 18, 1998, United Surgical Partners International, Inc. sold 56,798 shares of Class A Common Stock to Donald Steen for a purchase price of $198,793.

     On November 18, 1998, United Surgical Partners International, Inc. sold 68,476 shares of Class A Common Stock to William Wilcox for a purchase price of $239,666.

     On November 18, 1998, United Surgical Partners International, Inc. sold 2,654 shares of Class A Common Stock to Sue Shelley for a purchase price of $9,289.

     On November 18, 1998, United Surgical Partners International, Inc. sold 5,308 shares of Class A Common Stock to Jeffrey L. Stockard for a purchase price of $18,578.

     On November 18, 1998, United Surgical Partners International, Inc. sold 1,327 shares of Class A Common Stock to Laurie Hogue for a purchase price of $4,644.50.

     On November 18, 1998, United Surgical Partners International, Inc. sold 3,981 shares of Class A Common Stock to Michael Crews for a purchase price of $13,933.50.

     On November 18, 1998, United Surgical Partners International, Inc. sold 1,991 shares of Class A Common Stock to David McDonald FBO Tracy McDonald for a purchase price of $6,968.50.

     On November 18, 1998, United Surgical Partners International, Inc. sold 1,327 shares of Class A Common Stock to James Branon for a purchase price of $4,644.50.

     On January 27, 1999 United Surgical Partners International, Inc. sold 7,500 shares of Class A Common Stock to W. Glenn Bradham, M.D. for a purchase price of $30,000.

     On January 27, 1999 United Surgical Partners International, Inc. sold 15,000 shares of Class A Common Stock to Maria I. Perales, M.D. for a purchase price of $60,000.

     On January 27, 1999 United Surgical Partners International, Inc. sold 25,000 shares of Class A Common Stock to Eddie Joe Reddick for a purchase price of $100,000.

     On April 2, 1999, United Surgical Partners International, Inc. sold $6,691,851 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Welsh, Carson, Anderson & Stowe VII, L.P. for consideration of $6,691,851.

     On April 2, 1999, United Surgical Partners International, Inc. sold $100,646 aggregate principal amount of 7.0% Senior Subordinated Notes due
April 30, 2008, to WCAS Healthcare Partners, L.P. for consideration of $100,646.

     On April 2, 1999, United Surgical Partners International, Inc. sold $80,963 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Patrick J. Welsh for consideration of $80,963.

     On April 2, 1999, United Surgical Partners International, Inc. sold $80,963 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Russell L. Carson for consideration of $80,963.

     On April 2, 1999, United Surgical Partners International, Inc. sold $80,963 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Bruce K. Anderson for consideration of $80,963.

     On April 2, 1999, United Surgical Partners International, Inc. sold $14,314 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Richard H. Stowe for consideration of $14,314.

     On April 2, 1999, United Surgical Partners International, Inc. sold $14,314 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Andrew M. Paul for consideration of $14,314.

     On April 2, 1999, United Surgical Partners International, Inc. sold $42,495 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Thomas E. McInerney for consideration of $42,495.

     On April 2, 1999, United Surgical Partners International, Inc. sold $2,684 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Laura VanBuren for consideration of $2,684.

     On April 2, 1999, United Surgical Partners International, Inc. sold $14,314 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Robert A. Minicucci for consideration of $14,314.

     On April 2, 1999, United Surgical Partners International, Inc. sold $5,814 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Anthony deNicola for consideration of $5,814.

     On April 2, 1999, United Surgical Partners International, Inc. sold $2,684 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Rudolph E. Rupert for consideration of $2,684.

     On April 2, 1999, United Surgical Partners International, Inc. sold $11,183 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Paul B. Queally for consideration of $11,183.

     On April 2, 1999, United Surgical Partners International, Inc. sold $2,684 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to D. Scott Mackesy for consideration of $2,684.

     On April 2, 1999, United Surgical Partners International, Inc. sold $11,183 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Lauren Melkus for consideration of $11,183.

     On April 2, 1999, United Surgical Partners International, Inc. sold $17,893 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Tucker Taylor for consideration of $17,893.

     On April 2, 1999, United Surgical Partners International, Inc. sold $17,893 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Alyce Craddock for consideration of $17,893.

     On April 2, 1999, United Surgical Partners International, Inc. sold $8,947 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Greg Koonsman for consideration of $8,947.

     On April 2, 1999, United Surgical Partners International, Inc. sold $8,947 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Jon O'Sullivan for consideration of $8,947.

     On April 2, 1999, United Surgical Partners International, Inc. sold $1,718,142 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Health Care Capital Partners, L.P. for consideration of $1,718,142.

     On April 2, 1999, United Surgical Partners International, Inc. sold $71,123 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Health Care Executive Partners, L.P. for consideration of $71,123.

     On June 1, 1999, United Surgical Partners International, Inc. issued to Baylor Health Care System Foundation a convertible subordinated promissory note in the principal amount of $3,287,284, with a conversion price of $3.50 per share of common stock.

     On July 1, 1999, United Surgical Partners International, Inc. issued to Giasurg, LLP a warrant to purchase 100,000 shares of Common Stock at an exercise price of $4.00 per share.

     On November 1, 1999, United Surgical Partners International, Inc. sold 21,428 shares of Class A Common Stock to Dr. William O. Kirkpatrick for a purchase price of $74,998.

     On November 22, 1999, United Surgical Partners International, Inc. sold 10,000 shares of Common Stock to John J. Wellik for a purchase price of $35,000.

     On November 22, 1999, United Surgical Partners International, Inc. sold 28,571 shares of Common Stock to Jonathan R. Bond for a purchase price of $99,998.50.

     On November 22, 1999, United Surgical Partners International, Inc. sold 17,142 shares of Common Stock to LuAnn Brown for a purchase price of $59,997.

     On November 22, 1999, United Surgical Partners International, Inc. sold 3,571 shares of Common Stock to Alex Bennett for a purchase price of $12,498.50.

     On December 1, 1999, United Surgical Partners International, Inc. sold 14,286 shares of Common Stock to Earl Reed, III for a purchase price of $50,001.

     On January 15, 2000, United Surgical Partners International, Inc. sold 6,250 shares of Common Stock to Margaret Orman for a purchase price of $25,000.

     On February 15, 2000, United Surgical Partners International, Inc. sold 25,000 shares of Common Stock to Brett Brodnax for a purchase price of $100,000.

     On February 15, 2000, United Surgical Partners International, Inc. sold 2,500 shares of Common Stock to Bob Thunberg for a purchase price of $10,000.

     On February 15, 2000, United Surgical Partners International, Inc. sold 12,500 shares of Common Stock to Wesley Chick for a purchase price of $50,000.

     On February 15, 2000, United Surgical Partners International, Inc. sold 3,750 shares of Common Stock to Laura Koonsman for a purchase price of $15,000.

     On February 15, 2000, United Surgical Partners International, Inc. sold 2,500 shares of Common Stock to James Jackson for a purchase price of $10,000.

     On March 27, 2000, United Surgical Partners International, Inc. sold 14,017 shares of Series C Convertible Preferred Stock to Welsh, Carson, Anderson & Stowe VII, L.P. for a purchase price of $14,017,000.

     On March 27, 2000, United Surgical Partners International, Inc. sold 210 shares of Series C Convertible Preferred Stock to WCAS Healthcare Partners, L.P. for a purchase price of $210,000.

     On March 27, 2000, United Surgical Partners International, Inc. sold 170 shares of Series C Convertible Preferred Stock to Patrick J. Welsh for a purchase price of $170,000.

     On March 27, 2000, United Surgical Partners International, Inc. sold 170 shares of Series C Convertible Preferred Stock to Russell L. Carson for a purchase price of $170,000.

     On March 27, 2000, United Surgical Partners International, Inc. sold 170 shares of Series C Convertible Preferred Stock to Bruce K. Anderson for a purchase price of $170,000.

     On March 27, 2000, United Surgical Partners International, Inc. sold 30 shares of Series C Convertible Preferred Stock to Richard H. Stowe for a purchase price of $30,000.

     On March 27, 2000, United Surgical Partners International, Inc. sold 30 shares of Series C Convertible Preferred Stock to Andrew M. Paul for a purchase price of $30,000.

     On March 27, 2000, United Surgical Partners International, Inc. sold 89 shares of Series C Convertible Preferred Stock to Thomas E. McInerney for a purchase price of $89,000.

     On March 27, 2000, United Surgical Partners International, Inc. sold 4 shares of Series C Convertible Preferred Stock to Laura VanBuren for a purchase price of $4,000.

     On March 27, 2000, United Surgical Partners International, Inc. sold 30 shares of Series C Convertible Preferred Stock to Robert A. Minicucci for a purchase price of $30,000.

     On March 27, 2000, United Surgical Partners International, Inc. sold 11 shares of Series C Convertible Preferred Stock to Anthony deNicola for a purchase price of $11,000.

     On March 27, 2000, United Surgical Partners International, Inc. sold 23 shares of Series C Convertible Preferred Stock to Paul B. Queally for a purchase price of $23,000.

     On March 27, 2000, United Surgical Partners International, Inc. sold 5 shares of Series C Convertible Preferred Stock to Rudolph E. Rupert for a purchase price of $5,000.

     On March 27, 2000, United Surgical Partners International, Inc. sold 6 shares of Series C Convertible Preferred Stock to D. Scott Mackesy for a purchase price of $6,000.

     On March 27, 2000, United Surgical Partners International, Inc. sold 23 shares of Series C Convertible Preferred Stock to Lauren Melkus for a purchase price of $23,000.

     On March 27, 2000, United Surgical Partners International, Inc. sold 5 shares of Series C Convertible Preferred Stock to Sanjay Swani for a purchase price of $5,000.

     On March 27, 2000, United Surgical Partners International, Inc. sold 5 shares of Series C Convertible Preferred Stock to Jonathan Rather for a purchase price of $5,000.

     On March 27, 2000, United Surgical Partners International, Inc. sold 2 shares of Series C Convertible Preferred Stock to Sean Traynor for a purchase price of $2,000.

     On March 27, 2000, United Surgical Partners International, Inc. sold 3,601 shares of Series C Convertible Preferred Stock to FFT Partners I, L.P. for a purchase price of $3,601,000.

     On March 27, 2000, United Surgical Partners International, Inc. sold 149 shares of Series C Convertible Preferred Stock to FFT Executive Partners I, L.P. for a purchase price of $149,000.

     On March 27, 2000, United Surgical Partners International, Inc. sold 1,500,000 shares of Class A Common Stock and $36,000,000 aggregate principal amount of 10.0% Senior Subordinated Notes due March 27, 2010, to WCAS Capital Partners III, L.P. for consideration of $36,000,000.

     On March 27, 2000, United Surgical Partners International, Inc. issued to Welsh, Carson, Anderson & Stowe VII, L.P. a warrant to purchase 800,000 shares of Class A Common Stock at an exercise price of $.01 per share.

     On March 27, 2000, United Surgical Partners International, Inc. sold 125,000 shares of Common Stock to Mark A. Kopser for a purchase price of $437,500.

     On August 11, 2000, United Surgical Partners International, Inc. sold 15,000 shares of Common Stock to Jeff Stockard for a purchase price of $30,000.00.

     On August 15, 2000, United Surgical Partners International, Inc. sold 10,714 shares of Common Stock to Alex Bennett for a purchase price of $37,499.

     On August 15, 2000, United Surgical Partners International, Inc. sold 28,571 shares of Common Stock to Brett Brodnax for a purchase price of $99,998.50.

     On August 15, 2000, United Surgical Partners International, Inc. sold 14,285 shares of Common Stock to Kelly L. Byrd for a purchase price of $49,997.50.

     On August 15, 2000, United Surgical Partners International, Inc. sold 20,000 shares of Common Stock to Rosa Byrum for a purchase price of $70,000.

     On August 15, 2000, United Surgical Partners International, Inc. sold 27,500 shares of Common Stock to Wesley Chick for a purchase price of $96,250.

     On August 15, 2000, United Surgical Partners International, Inc. sold 6,000 shares of Common Stock to Monica Cintado for a purchase price of $21,000.

     On August 15, 2000, United Surgical Partners International, Inc. sold 100,000 shares of Common Stock to Nick Hilger for a purchase price of $350,000.

     On August 15, 2000, United Surgical Partners International, Inc. sold 6,000 shares of Common Stock to Laura Koonsman for a purchase price of $21,000.

     On August 15, 2000, United Surgical Partners International, Inc. sold 3,000 shares of Common Stock to Jonathan Saunders for a purchase price of $10,500.

     On August 15, 2000, United Surgical Partners International, Inc. sold 3,000 shares of Common Stock to Richard Schriefer for a purchase price of $10,500.

     On August 15, 2000, United Surgical Partners International, Inc. sold 20,000 shares of Common Stock to John J. Wellik for a purchase price of $70,000.

     On August 15, 2000, United Surgical Partners International, Inc. sold 5,000 shares of Common Stock to Lori Yarbrough for a purchase price of $17,500.

     On September 26, 2000, United Surgical Partners International, Inc. issued to HDT, S.C. a promissory note in the principal amount of $811,093.

     On October 12, 2000, United Surgical Partners International, Inc. exchanged 1,000,000 shares of Class B Common Stock to HDT, S.C. for the remaining minority interest in USPE.

     On February 12, 2001 United Surgical Partners International, Inc. issued 9,961,737 shares of Common Stock to the shareholders of OrthoLink Physicians Corporation in connection with our acquisition of OrthoLink Physicians Corporation.

     From April 30, 1998 through December 1, 2000, United Surgical Partners International, Inc. issued stock options to various employees to purchase 3,270,300 shares of Common Stock of United Surgical Partners International, Inc., with exercise prices ranging from $2.00 per share to $4.50 per share.

     No underwriters were engaged in connection with the issuance of securities in any of the foregoing transactions. All of the foregoing sales of securities were made in reliance upon the exemption from registration set forth in
Section 4(2) of the Securities Act as transactions not involving any public offering. Issuances of options to employees, officers and directors of the registrant were made pursuant to Rule 701 under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 (A)  EXHIBITS

        EXHIBIT
         NUMBER                                  DESCRIPTION
           1.1+     --   Form of Underwriting Agreement
           2.1*      --  Agreement and Plan of Merger, dated as of December 6, 2000, among United Surgical Partners International, Inc., OPC
                         Acquisition Corporation and OrthoLink Physicians Corporation
           3.1*      --  Form of Second Amended and Restated Certificate of
                         Incorporation
           3.2*      --  Form of Amended and Restated Bylaws
           4.1+     --   Form of Common Stock Certificate
           4.2*      --  Third Amended and Restated Stockholders' Agreement, dated
                         March 27, 2000, by and among United Surgical Partners
                         International, Inc. and the security holders named therein
           4.3.1*    --  Amended and Restated Registration Rights Agreement, dated
                         April 30, 1998, by and among United Surgical Partners
                         International, Inc. and the security holders named therein
                         (the "Registration Rights Agreement")
           4.3.2*    --  Amendment No. 1 to the Registration Rights Agreement, dated as of June 26, 1998, by and among United Surgical Partners
                         International, Inc. and the security holders named therein

  EXHIBIT
   NUMBER                                            DESCRIPTION

           4.3.3*    --  Amendment No. 2 to the Registration Rights Agreement, dated as of July 31, 1998, by and among United Surgical Partners International, Inc. and the security holders named therein
           4.3.4*    --  Amendment No. 3 to the Registration Rights Agreement, dated as of October 26,
                         1998, by and among United Surgical Partners International, Inc. and the security holders named therein
           4.3.5*    --  Amendment No. 4 to the Registration Rights Agreement, dated as of December 22,
                         1998, by and among United Surgical Partners International, Inc. and the security holders named therein
           4.3.6*    --  Amendment No. 5 to the Registration Rights Agreement, dated as of June 1, 1999, by and among United Surgical Partners International, Inc. and the security holders named therein
           4.3.7*    --  Amendment No. 6 to the Registration Rights Agreement, dated as of March 27,
                         2000, by and among United Surgical Partners International, Inc. and the security holders named therein
           4.3.8+   --   Amendment No. 7 to the Registration Rights Agreement, dated as of             ,
                         by and among United Surgical Partners International, Inc. and the security holders named therein
           4.4+     --   Form of Rights Agreement between United Surgical Partners International, Inc.
                         and Rights Agent
           5.1+     --   Opinion of Vinson & Elkins L.L.P.
          10.1*      --  Revolving Credit Agreement, dated as of June 29, 1999, by and among United
                         Surgical Partners International, Inc., the lenders from time to time party thereto and Chase Bank of Texas, National Association as Administrative Agent
          10.2+     --   Amended and Restated Credit Agreement, dated January   , 2001, by and among
                         OrthoLink Physicians Corporation and Bank of America, N.A.
          10.3*      --  Credit Agreement, dated April 6, 2000, by and among Global Healthcare Partners
                         Limited and the Governor and Company of the Bank of Scotland
          10.4*      --  Senior Term Facility Agreement, dated March 3, 2000, between United Surgical
                         Partners Europe, S.L. Societe Generale and the lenders from time to time party thereto
          10.5*      --  Term Credit Agreement, dated as of July 1, 1999, by and among TOPS Specialty
                         Hospital, Ltd., the lenders from time to time party thereto and Chase Bank of
                         Texas, National Association, as Administrative Agent
          10.6*      --  Stock Purchase Agreement, dated as of March 2, 1998, among United Surgical
                         Partners International, Inc. and the several purchasers named therein
          10.7*      --  Securities Purchase Agreement, dated as of April 30, 1998, among United Surgical
                         Partners International, Inc., Welsh, Carson, Anderson & Stowe VII, L.P. and the
                         several other purchasers named therein
          10.8*      --  Securities Purchase Agreement, dated as of June 26, 1998, among United Surgical
                         Partners International, Inc. and the several purchasers named therein
          10.9*      --  Securities Purchase Agreement, dated as of October 26, 1998, among United
                         Surgical Partners International, Inc., Welsh, Carson, Anderson & Stowe VII,
                         L.P., Health Care Capital Partners, L.P. and the several other purchasers named therein
          10.10*    --   Securities Purchase Agreement, dated as of March 27, 2000, among United Surgical
                         Partners International, Inc., Welsh, Carson, Anderson & Stowe VII, L.P., WCAS
                         Capital Partners III, L.P., FFT Partners I, L.P. and the several other purchasers named therein
          10.11*    --   Contribution and Purchase Agreement, dated as of May 11, 1999, by and among USP
                         North Texas, Inc., Baylor Health Services, Texas Health Ventures Group LLC and
                         THVG/Health First L.L.C.
          10.12*    --   Form of 7% Senior Subordinated Note due April 30, 2008
          10.13*    --   Form of 10% Senior Subordinated Note due March 27, 2010

  EXHIBIT
   NUMBER                                            DESCRIPTION

          10.14*    --   Convertible Subordinated Promissory Note due June 1, 2007
          10.15*    --   Common Stock Purchase Warrant, dated July 1, 1999
          10.16*    --   Stock Purchase Warrant, dated March 27, 2000
          10.17*    --   Employment Agreement, dated as of November 1, 2000, by and between United
                         Surgical Partners International, Inc. and Donald E. Steen
          10.18*    --   Employment Agreement, dated as of March 1, 1999, by and between United Surgical
                         Partners International, Inc. and William H. Wilcox
          10.19*    --   United Surgical Partners International, Inc. Stock Option and Restricted Stock
                         Purchase Plan
          10.20+    --   2001 Equity-Based Compensation Plan
          10.21+    --   Employee Stock Purchase Plan
          10.22+    --   Form of Indemnification Agreement between United Surgical Partners
                         International, Inc. and its directors and officers
          10.23*    --   Stockholders Agreement, dated as of September 26, 2000, by and among HDT, S.C.,
                         United Surgical Partners International, Inc. and United Surgical Partners
                         Europe, S.L.
          21.1*      --  Subsidiaries of United Surgical Partners International, Inc.
          23.1*      --  Consent of KPMG LLP
          23.2*      --  Consent of Ernst & Young LLP
          23.3*      --  Consent of Arthur Andersen
          23.4+     --   Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)
          24.1*      --  Power of Attorney (included in signature page)

------------

* Filed herewith

+ To be filed by amendment

 (B)  FINANCIAL STATEMENT SCHEDULES

     Schedule II -- United Surgical Partners International, Inc. Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DALLAS, STATE OF TEXAS, ON THE 12TH DAY OF FEBRUARY, 2001.

                                               UNITED SURGICAL PARTNERS
                                               INTERNATIONAL, INC.

                                               By: /s/ DONALD E. STEEN
                                                       DONALD E. STEEN
                                                       CHIEF EXECUTIVE OFFICER
                                                       AND CHAIRMAN OF THE BOARD

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald E. Steen, William H. Wilcox, Mark A. Kopser and John J. Wellik and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre- and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

                      SIGNATURE                                          TITLE                          DATE
                      ---------                                          -----                          ----
                 /s/ DONALD E. STEEN                     Chief Executive Officer and Chairman     February 12, 2001
                   DONALD E. STEEN                         of the Board

                /s/ WILLIAM H. WILCOX                    President and Director                   February 12, 2001
                  WILLIAM H. WILCOX

                  /s/ MARK A. KOPSER                     Senior Vice President and Chief          February 12, 2001
                   MARK A. KOPSER                          Financial Officer
                                                           (Principal Financial Officer)

                  /s/ JOHN J. WELLIK                     Vice President, Controller and           February 12, 2001
                   JOHN J. WELLIK                          Compliance Officer
                                                           (Principal Accounting Officer)


                                                         Director                                 February 12, 2001
            DAVE A. ALEXANDER, JR., M.D.

                      SIGNATURE                                          TITLE                          DATE
                      ---------                                          -----                          ----
                                                         Director                                 February 12, 2001
                JOHN C. GARRETT, M.D.

                 /s/ CARLOS A. FERRER                    Director                                 February 12, 2001
                  CARLOS A. FERRER

                 /s/ D. SCOTT MACKESY                    Director                                 February 12, 2001
                  D. SCOTT MACKESY

                 /s/ THOMAS L. MILLS                     Director                                 February 12, 2001
                   THOMAS L. MILLS

                /s/ BOONE POWELL, JR.                    Director                                 February 12, 2001
                  BOONE POWELL, JR.

                 /s/ PAUL B. QUEALLY                     Director                                 February 12, 2001
                   PAUL B. QUEALLY

               /s/ DAVID P. ZARIN, M.D.                  Director                                 February 12, 2001
                DAVID P. ZARIN, M.D.